As filed with the Securities and Exchange Commission on November 15, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	27-2198168
Delaware	2911	45-2685067
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trecia M. Canty

Senior Vice President, General Counsel and Secretary

PBF Holding Company LLC

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Telephone: (973) 455-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Todd E. Lenson, Esq.
Jordan M. Rosenbaum, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Telephone: (212) 806-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.00% Senior Secured Notes due 2023	$500,000,000	100%	$500,000,000	$57,950
Guarantees of the 7.00% Senior Secured Notes due 2023(2)	$500,000,000	N/A	N/A	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The entities listed on the Table of Additional Registrant Subsidiary Guarantors on the following page have guaranteed the notes being registered hereby.
(3)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT SUBSIDIARY GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number
Chalmette Refining, L.L.C.	Delaware	75-2717190
Delaware City Refining Company LLC	Delaware	27-2198373
Paulsboro Natural Gas Pipeline Company LLC	Delaware	75-2670443
Paulsboro Refining Company LLC	Delaware	74-2881064
PBF Energy Western Region LLC	Delaware	35-2545521
PBF Investments LLC	Delaware	26-2050373
PBF Power Marketing LLC	Delaware	27-2198489
PBF Services Company LLC	Delaware	30-0644379
Toledo Refining Company LLC	Delaware	27-4158209
Torrance Refining Company LLC	Delaware	37-1795646
Torrance Logistics Company LLC	Delaware	38-3983432

(1)	The address for each Registrant Guarantor is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054 and the telephone number for each registrant is (973) 455-7500.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2016

PROSPECTUS

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

Offer to Exchange (the “exchange offer”)

Up To $500,000,000 of

7.00% Senior Secured Notes due 2023

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $500,000,000 of

7.00% Senior Secured Notes due 2023

That Have Been Registered Under

The Securities Act of 1933

Terms of the New 7.00% Senior Secured Notes due 2023 Offered in the Exchange Offer:

The terms of the new notes are substantially identical to the terms of the old notes that were issued on November 24, 2015, except that the new notes will be registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

Terms of the Exchange Offer:

We are offering to exchange up to $500,000,000 of our old notes for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

The exchange offer expires at 12:00 a.m. midnight, New York City time, on                  , 2016, unless extended. We do not currently intend to extend the expiration date.

Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the Risk Factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2016

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. The information contained in this prospectus is current only as of its date. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation.

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes,” and we refer to the $500.0 million aggregate principal amount of our 7.00% senior secured notes due 2023 issued on November 24, 2015, as the “old notes” or the “2023 Senior Secured Notes.” We refer to the new notes and the old notes collectively as the “notes.” In this prospectus, references to “PBF Holding” or the “issuer” refer to PBF Holding Company LLC, a Delaware limited liability company, formed on March 24, 2010. In this prospectus, references to “PBF Finance” or the “co-issuer” refer to PBF Finance Corporation, a Delaware corporation, incorporated on June 14, 2011, and a wholly owned subsidiary of PBF Holding. PBF Finance Corporation was originally formed to be a co-issuer of or guarantor of certain of our indebtedness and does not have any operations. References to the “issuers” refer to the issuer and the co-issuer together.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to PBF Holding Company LLC, One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, Attention: General Counsel (Telephone (973) 455-7500). To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

INDUSTRY AND MARKET DATA

In this prospectus, we refer to information regarding market data and other statistical information obtained from independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those described elsewhere in this prospectus under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Moreover, forecasted information is inherently uncertain and we can provide no assurance that forecasted information will materialize.

BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, all financial data in this prospectus reflects the consolidated business and operations of PBF Holding Company LLC and its consolidated subsidiaries, and has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our indirect parent company, PBF Energy Inc. (NYSE: PBF) (“PBF Energy”), does not guarantee the notes and its financial statements and results are not included herein. PBF Energy’s financial statements and results differ from ours because PBF Energy, among other things, has ownership interest in PBF Logistics LP (NYSE: PBFX) (“PBF Logistics” or “PBFX”). We do not own any interest in PBF Logistics.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” of expected future developments that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PBF Holding” and elsewhere in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	supply, demand, prices and other market conditions for our products, including volatility in commodity prices;

•	the effects of competition in our markets;

•	changes in currency exchange rates, interest rates and capital costs;

•	adverse developments in our relationship with both our key employees and unionized employees;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) and generate earnings and cash flow;

•	our substantial indebtedness;

•	our supply and inventory intermediation arrangements expose us to counterparty credit and performance risk;

•	termination of our A&R Intermediation Agreements with J. Aron could have a material adverse effect on our liquidity, as we would be required to finance our intermediate and refined products inventory covered by the agreements. Additionally, we are obligated to repurchase from J. Aron certain intermediates and finished products located at the Paulsboro and Delaware City refineries’ storage tanks upon termination of these agreements;

•	restrictive covenants in our indebtedness that may adversely affect our operational flexibility or ability to make distributions;

•	our assumptions regarding payments arising under PBF Energy’s tax receivable agreement and other arrangements relating to PBF Energy;

•	our expectations and timing with respect to our acquisition activity;

•	our expectations with respect to our capital improvement and turnaround projects;

•	the status of an air permit to transfer crude through the Delaware City refinery’s dock;

•	the impact of disruptions to crude or feedstock supply to any of our refineries, including disruptions due to problems at PBF Logistics, or with third party logistics infrastructure or operations, including pipeline, marine and rail transportation;

•	the impact of current and future laws, rulings and governmental regulations, including the implementation of rules and regulations regarding transportation of crude oil by rail;

•	the effectiveness of our crude oil sourcing strategies, including our crude by rail strategy and related commitments;

•	adverse impacts related to recent legislation by the federal government lifting the restrictions on exporting U.S. crude oil;

•	adverse impacts from changes in our regulatory environment, such as the effects of compliance with the California Global Warming Solutions Act (also referred to as “AB32”), or actions taken by environmental interest groups;

•	market risks related to the volatility in the price of Renewable Identification Numbers (“RINS”) required to comply with the Renewable Fuel Standards and greenhouse gas (“GHG”) emission credits required to comply with various GHG emission programs, such as AB32;

•	our ability to complete the successful integration of the completed acquisitions of Chalmette Refining, L.L.C. and related logistic assets (collectively, the “Chalmette Acquisition”) and the Torrance refinery and related logistics assets (collectively, the “Torrance Acquisition”) into our business and to realize the benefits from such acquisitions;

•	liabilities arising from the Chalmette Acquisition and/or Torrance Acquisition that are unforeseen or exceed our expectations; and

•	any decisions we make with respect to our energy-related logistical assets that may be transferred to PBF Logistics.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this prospectus or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Unless the context otherwise requires, references to the “Company,” “we,” “our,” “us” or “PBF” refer to PBF Holding Company LLC, or PBF Holding, and, in each case, unless the context otherwise requires, its consolidated subsidiaries. See “Basis of Presentation” on page ii.

Our Company

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, the Midwest, the Gulf Coast and the West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate five domestic oil refineries and related assets, which we acquired in 2010, 2011, 2015 and 2016. Our refineries have a combined processing capacity, known as throughput, of approximately 900,000 barrels per day (“bpd”), and a weighted-average Nelson Complexity Index of 12.2.

Our five refineries are located in Toledo, Ohio, Delaware City, Delaware, Paulsboro, New Jersey, New Orleans, Louisiana and Torrance, California. Our Mid-Continent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s West Texas Intermediate (“WTI”) based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high-conversion refineries process primarily medium and heavy, sour crudes and have the flexibility to receive crude and feedstock via both water and rail. We believe this sourcing optionality can be a beneficial component to the profitability of our East Coast refining system. The Chalmette refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products. The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets.

PBF Energy

We are a wholly-owned subsidiary of PBF Energy Company LLC (“PBF LLC”) and the parent company for PBF LLC’s refinery operating subsidiaries, and are an indirect subsidiary of PBF Energy (NYSE: PBF). PBF Energy is the sole managing member of PBF LLC and operates and controls all of its business and affairs and consolidates the financial results of PBF LLC and its subsidiaries, including PBF Holding. As of the date of this prospectus, PBF Energy’s sole asset is a controlling economic interest of approximately 95.2% in PBF LLC, with the remaining 4.8% of the economic interests in PBF LLC held by certain of PBF Energy’s current and former executive officers and directors and certain employees and others.

PBF Logistics LP

PBF Logistics (NYSE: PBFX) is a fee-based, growth-oriented, publicly traded master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling, storage and transferring of crude oil, refined products and intermediates from sources located throughout the United States and Canada for PBF Energy in support of its refineries. A substantial portion of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling, storing and transferring crude oil and refined products. PBF Energy also has agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX.

As of the date of this prospectus, PBF LLC holds a 44.2% limited partner interest in PBFX and all of PBFX’s incentive distribution rights, with the remaining limited partner interest held by public common unit holders. PBF LLC also owns indirectly a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC, the general partner of PBFX. We do not own any interests in PBFX.

Any information in this prospectus regarding PBF Energy and PBF Logistics is included in this prospectus solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, the Class A common stock of PBF Energy or the common units of PBF Logistics.

* * * * *

We are a Delaware limited liability company. Our principal executive offices are located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, and our telephone number is (973) 455-7500. Our website is located at http://www.pbfenergy.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on or accessible through our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Exchange Offer

On November 24, 2015, we completed a private offering of $500,000,000 aggregate principal amount of the old notes. We entered into a registration rights agreement with the initial purchasers in connection with the offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to consummate the exchange offer not later than 365 days after the date of original issuance of the old notes.

Exchange Offer	We are offering to exchange new notes for old notes. The terms of the new notes are substantially identical to the terms of the old notes that were issued on November 24, 2015, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for payments of additional interest included in the registration rights agreement relating to the old notes.

You may only exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2016, unless we decide to extend it. We do not currently intend to extend the expiration date.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the new notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate;

•	does not acquire new notes in the ordinary course of its business; or

•

tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes, cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available

June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Procedures for Tendering Old Notes	If you hold old notes that were issued in book-entry form and are represented by global certificates held for the account of The Depository Trust Company (“DTC”), in order to participate in the exchange offer, you must follow the procedures established by DTC for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your old notes, and

•	you agree to be bound by the terms of the letter of transmittal for holders of global notes.

If you hold old notes that were issued in definitive, certificated form, in order to participate in the exchange offer, you must deliver the certificates representing your notes, together with a properly completed and duly executed letter of transmittal for holders of definitive notes to the exchange agent.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under ATOP for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw tenders of notes held in global form, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 12:00 a.m. midnight, New York City time, on the expiration date of the exchange offer. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 12:00 a.m. midnight, New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before 12:00 a.m. midnight New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration or termination of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent as follows:

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

Attn: Reorg Dept

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

For telephone assistance, please call (877) 843-9767.

Terms of the New Notes

The new notes will be substantially identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled “Description of Notes.”

Issuers	PBF Holding Company LLC and PBF Finance Corporation

PBF Finance Corporation is a wholly owned subsidiary of PBF Holding Company LLC that has no material assets and was formed for the sole purpose of being a co-issuer or guarantor of certain of our indebtedness.

Securities	$500.0 million aggregate principal amount of 7.00% Senior Secured Notes due 2023 (the “new notes”).

Maturity Date	November 15, 2023.

Interest Payment Dates	May 15 and November 15 of each year, commencing on May 15, 2016.

Guarantees	Each of our current and future domestic restricted subsidiaries will jointly, severally and unconditionally guarantee the new notes. The guarantors include all of our subsidiaries that guarantee our Revolving Loan and our 8.25% Senior Secured Notes due 2020 (the “2020 Notes” together with the notes, the “Senior Secured Notes”), of which $675.5 million aggregate principal amount remains outstanding. The guarantees may be released under certain circumstances. Under certain circumstances, we will be able to designate certain additional current or future restricted subsidiaries as unrestricted subsidiaries. As of the date of this prospectus, certain of our subsidiaries are unrestricted subsidiaries. Unrestricted subsidiaries are not subject to any of the restrictive covenants set forth in the indenture governing the new notes and will not guarantee the notes.

Security	The new notes and guarantees are secured by first-priority liens, subject to permitted liens, on certain of our assets and the assets of the subsidiary guarantors including:

•	subject to certain exceptions, substantially all the capital stock of any of our wholly owned first-tier subsidiaries or of any subsidiary guarantor of the notes (but limited in the case of a foreign subsidiary to 65% of the voting stock of any first-tier subsidiary); and

•

substantially all of our, and each subsidiary guarantor’s, tangible and intangible assets (including, without limitation, equipment, intellectual property and owned real property) other than (1) assets securing the Revolving Loan, (2) deposit accounts, other bank or securities accounts and cash (in each case, except to the extent constituting proceeds of capital stock, intellectual property, equipment, owned real property and other assets securing the notes) and (3) leaseholds, excluded stock and stock equivalents, motor vehicles and other customary exceptions. The collateral securing the new notes and guarantees also constitutes collateral securing certain hedging obligations and any existing or future Indebtedness which is permitted to be secured on a pari passu basis with the new notes to the extent of the value of the collateral, including the 2020 Notes. See “Description of Notes—Security” and “—Certain Limitations on Collateral.”

At all times after (i) a covenant suspension event (as defined under “Description of Notes”), and/or (ii) the release of all the collateral securing, or the refinancing on an unsecured basis of, the 2020 Notes (a “Collateral Fall-Away Event”), the new notes and guarantees will become unsecured. See “Description of Notes—Security—Release of Collateral.” The Senior Secured Notes have been rated investment grade by one rating agency.

Ranking	The new notes and the guarantees will rank:

•	pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness (including the 2020 Notes);

•	effectively senior to all of our and the guarantor’s existing and future indebtedness that is not secured by the collateral (including the Revolving Loan), to the extent of the value of the collateral owned by us (subject to permitted liens on such collateral and certain other exceptions); provided that upon the occurrence of a Collateral Fall-Away Event, the new notes and guarantees will be unsecured;

•	senior in right of payment to all of our and the guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the new notes and the guarantees;

•	effectively subordinated to any of our and the guarantors’ existing or future indebtedness that is secured by liens on assets owned by us that do not constitute a part of the collateral (including assets securing our Revolving Loan) to the extent of the value of such assets (including the Revolving Loan to the extent of the assets securing such facility);

•	effectively equal to certain hedging obligations and any existing or future indebtedness (including the 2020 Notes) which is permitted to be secured on a pari passu basis with the new notes to the extent of the value of the collateral; and

•	structurally subordinated to any existing or future obligations of our non-guarantor subsidiaries, including under the PBF Rail Logistics LLC (“PBF Rail”) secured revolving credit agreement (the “Rail Facility”).

As of September 30, 2016, we have total indebtedness of $1,821.0 million, all of which is secured, and an additional $240.8 million of total unused borrowing capacity under the Revolving Loan.

For the nine months ended September 30, 2016, our non-guarantor subsidiaries did not account for any of our net revenue, and, at September 30, 2016, represented approximately $760.4 million, or 12.0%, of our total assets and approximately $242.0 million, or 5.4%, of our total liabilities. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, these subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Optional Redemption	At any time prior to November 15, 2018, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the new notes in an amount not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 107.000% of the principal amount of the new notes, plus any accrued and unpaid interest to the date of redemption.

On or after November 15, 2018, we may redeem all or part of the new notes, in each case at the redemption prices described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to November 15, 2018, we may redeem all or part of the new notes at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Change of Control	Upon a change of control that results in a ratings decline (as defined under “Description of Notes”) with respect to the new notes, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes on the date of purchase plus accrued interest. We may not have sufficient funds available at that time to make any required debt repayment (including purchases of the new notes), and certain provisions of our other debt agreements (including our Revolving Loan and 2020 Notes) may further limit our ability to make these purchases. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control triggering event, and a change of control triggering event could result in us facing substantial repayment obligations under our Revolving Loan, the 2020 Notes, the new notes and other agreements.”

Asset Sale Offer	Prior to a covenant suspension event, certain asset dispositions (including as a result of destruction or condemnation) will be triggering events that may require us to use the proceeds therefrom to offer to repurchase notes at a purchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants Before a Covenant Suspension Event	The indenture governing the new notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	make equity distributions, pay dividends on or repurchase capital stock or make other restricted payments;

•	enter into transactions with affiliates;

•	create liens;

•	engage in mergers and consolidations or otherwise sell all or substantially all of our assets;

•	designate our subsidiaries as unrestricted subsidiaries;

•	make certain investments; and

•	limit the ability of restricted subsidiaries to make payments to us

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Certain Covenants After a Covenant Suspension Event	After a covenant suspension event, including when the new notes are rated investment grade, certain of the covenants described in the preceding paragraph will cease to exist or will be modified. The terms of the new notes will then only restrict our ability and the ability of our restricted subsidiaries to:

•	create liens to secure indebtedness;

•	guarantee any capital market debt of the issuers or guarantors without guaranteeing the notes; and

•	engage in certain mergers and consolidations.

There can be no assurances that the new notes will ever achieve or maintain investment grade or a covenant suspension event will occur. The Senior Secured Notes have been rated investment grade by one rating agency. See “Description of Notes—Certain Covenants.”

Transfers; Absence of a Public Market for the New Notes

The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the new notes may be limited by the absence of a trading market.”

Risk Factors	You should carefully consider all the information in the prospectus prior to exchanging your old notes. See “Risk Factors” for a description of some of the risks you should consider in evaluating whether or not to tender your old notes.

Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data

The following table sets forth our summary historical and pro forma consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The information as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 was derived from the unaudited condensed consolidated financial statements, which is included herein, and includes all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year.

The summary unaudited pro forma condensed consolidated financial data have been derived by the application of pro forma adjustments to our historical consolidated financial statements, which are included elsewhere in this prospectus, that give effect to the Chalmette and Torrance Acquisitions, borrowings incurred under our Revolving Loan to fund the Chalmette and Torrance Acquisitions and the consummation of the offering of the 2023 Senior Secured Notes as described in “Unaudited Pro Forma Condensed Consolidated Financial Statements” in this prospectus. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The estimates and assumptions used in preparation of the pro forma financial information may be materially different from our actual experience.

You should read this information in conjunction with the sections entitled “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and our unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, the 2015 audited financial statements and the June 30, 2016 unaudited financial statements of Torrance Refinery & Associated Logistics Business and the September 30, 2015 unaudited financial statements of Chalmette Refining, L.L.C. and subsidiaries (“Chalmette Refining”), each included elsewhere in this prospectus, and the sections entitled “Basis of Presentation,” “Prospectus Summary” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” in this prospectus. Our summary unaudited pro forma condensed consolidated financial information is presented for informational purposes only.

	Year Ended December 31,				Nine Months Ended September 30, (unaudited)
	(in thousands)
	2015	2014	2013	Pro Forma Consolidated 2015	2016	2015	Pro Forma Condensed Consolidated 2016
Revenue	$13,123,929	$19,828,155	$19,151,455	$19,940,722	$11,164,571	$9,763,440	$12,243,582
Cost and expenses:
Cost of sales, excluding depreciation	11,611,599	18,514,054	17,803,314	17,612,002	9,634,989	8,414,423	10,635,834
Operating expense, excluding depreciation	889,368	880,701	812,652	1,829,265	972,223	625,542	1,302,792
General and administrative expenses (1)	166,904	140,150	95,794	318,783	111,272	116,115	164,050
Equity income in investee (2)	—	—	—	—	(1,621)	—	(1,621)
Gain on sale of assets	(1,004)	(895)	(183)	(926)	11,381	(1,133)	11,381
Depreciation and amortization expense	191,110	178,996	111,479	282,741	155,890	139,757	197,631

	12,857,977	19,713,006	18,823,056	20,041,865	10,884,134	9,294,704	12,310,067

Income (loss) from operations	265,952	115,149	328,399	(101,143)	280,437	468,736	(66,485)
Other income (expense)
Change in fair value of catalyst lease	10,184	3,969	4,691	10,184	(4,556)	8,982	(4,556)
Interest expense, net	(88,194)	(98,001)	(94,214)	(178,162)	(98,446)	(65,915)	(104,078)

Income (loss) before income taxes	187,942	21,117	238,876	(269,121)	177,435	411,803	(175,119)
Income tax expense (benefit)	648	—	—	(359,137)	29,287	—	(114,649)

Net income (loss)	187,294	21,117	238,876	90,016	148,148	411,803	(60,470)
Less: net income attributable to noncontrolling interests	274	—	—	990	438	—	438

Net income (loss) attributable to PBF Holding LLC	$187,020	$21,117	$238,876	$89,026	$147,710	$411,803	$(60,908)

Balance sheet data (at end of period)
Total assets	5,082,722	4,013,762	4,192,504	5,073,603	6,357,679		6,357,679
Total long-term debt (3)	1,272,937	750,349	747,576	1,290,437	1,824,872		1,824,872
Total equity	1,821,284	1,630,516	1,772,153	1,761,990	1,888,667		1,888,667
Selected financial data (4):
EBITDA (excluding special items) (5)	894,472	988,224	444,569	619,008	110,938	698,622	(194,243)
Adjusted EBITDA	893,506	990,350	399,317	618,042	128,152	695,969	(177,029)
Capital expenditures (6)	979,481	625,403	415,702	453,199	1,329,005	334,931	1,360,705

(1)	Includes acquisition related expenses consisting primarily of consulting and legal expenses related to the Chalmette Acquisition and Torrance Acquisition of $5.8 million in 2015 and the Paulsboro acquisition, Toledo acquisition and non-consummated acquisitions of $0.7 million in 2011. For the nine months ended September 30, 2016 and 2015, includes acquisition related expenses consisting primarily of consulting and legal expenses related to the Chalmette Acquisition and Torrance Acquisition of $13.6 million and $1.7 million, respectively.
(2)	Subsequent to the closing of the TVPC Contribution Agreement on August 31, 2016, the Company accounts for its 50% equity ownership of TVPC as an investment in an equity method investee.
(3)	Total long-term debt, excluding debt issuance costs and intercompany notes payable, includes current maturities and our Delaware Economic Development Authority Loan.
(4)	EBITDA and Adjusted EBITDA are financial measures that are calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). Such non-GAAP measures are defined and reconciled to the appropriate GAAP measures below.
(5)	The special items for the periods presented relate to a lower of cost or market inventory adjustment (LCM). LCM is a GAAP guideline related to inventory valuation that requires inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out (LIFO) inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period. Although we believe that non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for more useful period-over-period comparison, such non-GAAP measurements should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.
(6)	Includes expenditures for acquisitions, construction in progress, property, plant and equipment (including railcar purchases), deferred turnaround costs and other assets, excluding the proceeds from sales of assets. Proforma capital expenditures for the year ended December 31, 2015 and the nine months ended September 30, 2016 include historical capital expenditures of the Torrance Refinery & Associated Logistics for the periods prior to the closing of the Torrance Acquisition.

EBITDA and Adjusted EBITDA

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Secured Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income (loss) or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before adjustments for items such as equity-based compensation expense, gains (losses) from certain derivative activities and contingent consideration, the non-cash change in the deferral of gross profit related to the sale of certain finished products, and the write down of inventory to the LCM. Other companies, including other companies in our industry, may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. EBITDA and Adjusted EBITDA also have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that EBITDA and Adjusted EBITDA:

•	does not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect realized and unrealized gains and losses from hedging activities, which may have a substantial impact on our cash flow;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following tables reconcile net income as reflected in our results of operations to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,				Nine Months Ended September 30,
	(in thousands)
	2015	2014	2013	Pro Forma Consolidated 2015	2016	2015	Pro Forma Condensed Consolidated 2016
Reconciliation of net income to EBITDA:
Net Income (loss)	$187,294	$21,117	$238,876	$90,016	$148,148	$411,803	$(60,470)
Add: Depreciation and amortization	191,110	178,996	111,479	282,741	155,890	139,757	197,631
Add: Interest expense, net	88,194	98,001	94,214	178,162	98,446	65,915	104,078
Add: Income tax expense (benefit)	648	—	—	(359,137)	29,287	—	(114,649)

EBITDA	$467,246	$298,114	$444,569	$191,782	$431,771	$617,475	$126,590

Special Items:
Add: Non-cash LCM inventory adjustment	427,226	690,110	—	427,226	(320,833)	81,147	(320,833)

EBITDA (excluding special items)	$894,472	$988,224	$444,569	$619,008	$110,938	$698,622	$(194,243)

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA (excluding special items)	$467,246	$298,114	$444,569	$191,782	$431,771	$617,475	$126,590
Add: Stock based compensation	9,218	6,095	3,753	9,218	12,658	6,329	12,658
Add: LCM adjustment	427,226	690,110	—	427,226	(320,833)	81,147	(320,833)
Add: Non-cash change in fair value of catalyst lease obligations	(10,184)	(3,969)	(4,691)	(10,184)	4,556	(8,982)	4,556
Add: Non-cash change in fair value of inventory repurchase obligations	—	—	(12,985)	—	—	—	—
Add: Non-cash deferral of gross profit on finished product sales	—	—	(31,329)	—	—	—	—

Adjusted EBITDA (excluding special items)	$893,506	$990,350	$399,317	$618,042	$128,152	$695,969	$(177,029)

RISK FACTORS

Investing in the notes involves a number of risks. You should carefully consider, in addition to the other information contained in this prospectus (including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes), the following risks before participating in the exchange offer. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In that case, our ability to fulfill our obligations under the notes and the trading price of the notes could be materially affected, and you could lose all or part of your investment.

You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the prospectus distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

If you do not exchange your old notes for new notes in the exchange offer and other holders of old notes tender their old notes in the exchange offer, the total principal amount of the old notes remaining after the exchange offer will be less than it was prior to the exchange offer, which may have an adverse effect upon and increase the volatility of, the market price of the old notes due to reduction in liquidity.

Your ability to transfer the new notes may be limited by the absence of a trading market.

The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the new notes on any securities exchange or stock market. Although the initial purchasers informed us that they intended to make a market in the notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the new notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions. Any such disruption may adversely affect the note holders.

Future trading prices of the new notes will depend on many factors, including:

•	our subsidiaries’ operating performance and financial condition;

•	the interest of the securities dealers in making a market in the new notes; and

•	the market for similar securities.

You may not receive the new notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the new notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Relating to Our Business and Industry

The price volatility of crude oil, other feedstocks, blendstocks, refined products and fuel and utility services may have a material adverse effect on our revenues, profitability, cash flows and liquidity.

Our revenues, profitability, cash flows and liquidity from operations depend primarily on the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil, intermediate partially refined petroleum products, and natural gas liquids that are processed and blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase profitability, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs contracts, our earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. An increase or decrease in the price of crude oil will likely result in a similar increase or decrease in prices for refined products; however, there may be a time lag in the realization, or no such realization, of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business requires us to maintain substantial crude oil, feedstock and refined product inventories. Because crude oil, feedstock and refined products are commodities, we have no control over the changing market value of these inventories. Our crude oil, feedstock and refined product inventories are valued at the lower of cost or market value under the last-in-first-out (“LIFO”) inventory valuation methodology. If the market value of our crude oil, feedstock and refined product inventory declines to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales. For example, during the year ended December 31, 2015, the Company recorded an adjustment to value its inventories to the lower of cost or market which decreased operating income and net income by $427.2 million, reflecting the net change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $1,117.3 million at December 31, 2015. During the nine months ended September 30, 2016, the Company recorded an adjustment to value its inventories to the lower of cost or market which increased operating income and net income by $320.8 million reflecting the net change in the lower of cost or market inventory reserve from $1,117.3 million at December 31, 2015 to $796.5 million at September 30, 2016.

Prices of crude oil, other feedstocks, blendstocks, and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, ethanol, asphalt and other refined products. Such supply and demand are affected by a variety of economic, market, environmental and political conditions.

Our direct operating expense structure also impacts our profitability. Our major direct operating expenses include employee and contract labor, maintenance and energy. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our refining margins, profitability and cash flows.

Our profitability is affected by crude oil differentials and related factors, which fluctuate substantially.

A significant portion of our profitability is derived from the ability to purchase and process crude oil feedstocks that historically have been cheaper than benchmark crude oils, such as the heavy, sour crude oils processed at our Delaware City, Paulsboro and Chalmette refineries. For our Toledo refinery, historically crude prices have been slightly above the WTI benchmark, however, that premium to WTI typically results in favorable refinery production yield. For all locations, these crude oil differentials can vary significantly from quarter to quarter depending on overall economic conditions and trends and conditions within the markets for crude oil and refined products. Any change in these crude oil differentials may have an impact on our earnings. Our rail investment and strategy to acquire cost advantaged Mid-Continent and Canadian crude, which are priced based on WTI, could be adversely affected when the Dated Brent/WTI or related differential narrows. For example, the WTI/WCS differential, a proxy for the difference between light U.S. and heavy Canadian crudes, has decreased from $19.45 per barrel in 2014 to $11.87 per barrel for the year ended December 31, 2015, however, this decrease may not be indicative of the differential going forward. Moreover, a further narrowing of the light-heavy differential may reduce our refining margins and adversely affect our profitability and earnings. In addition, while our Toledo refinery benefits from a widening of the Dated Brent/WTI differential, a narrowing of this differential may result in our Toledo refinery losing a portion of its crude price advantage over certain of our competitors, which negatively impacts our profitability. This applies as well to our East Coast strategy of delivering crude by rail, which has been unfavorably impacted by narrowing Dated Brent/WTI differentials during 2015 and our rail related commitments. Divergent views have been expressed as to the expected magnitude of changes to these crude differentials in the future. Any further and continued narrowing of these differentials could have a material adverse effect on our business and profitability.

The recent repeal of the crude oil export ban in the United States may affect our profitability.

In December 2015, the United States Congress passed and the President signed the 2016 Omnibus Appropriations bill which included a repeal of the ban on the export of crude oil produced in the United States. The crude export ban was established by the Energy Policy and Conservation Act in 1975 to reduce reliance on foreign oil producing countries. While there are differing views on the magnitude of the impact of lifting the crude export ban on crude oil prices, most economists believe the export ban repeal will lead to higher crude oil prices and in turn higher gasoline prices in the United States. Crude oil is our most significant input cost and there is no guaranty that increases in our crude oil costs will be offset by corresponding increases in the selling prices of our refined products. As a result, an increase in crude oil prices resulting from the repeal of the crude oil export ban may reduce our profitability.

Our recent historical earnings have been concentrated and may continue to be concentrated in the future.

Our five refineries have similar throughput capacity, however, favorable market conditions due to, among other things, geographic location, crude and refined product slates, and customer demand, may cause an individual refinery to contribute more significantly to our earnings than others for a period of time. For example, our Toledo, Ohio refinery in the past has produced a substantial portion of our earnings. As a result, if there were a significant disruption to operations at this refinery, our earnings could be materially adversely affected (to the extent not recoverable through insurance) disproportionately to Toledo’s portion of our consolidated throughput. The Toledo refinery, or one of our other refineries, may continue to disproportionately affect our results of operations in the future. Any prolonged disruption to the operations of such refinery, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons, could have a material adverse effect on our business, results of operations or financial condition.

A significant interruption or casualty loss at any of our refineries and related assets could reduce our production, particularly if not fully covered by our insurance. Failure by one or more insurers to honor its coverage commitments for an insured event could materially and adversely affect our future cash flows, operating results and financial condition.

Our business currently consists of owning and operating five refineries and related assets. Our Torrance refinery has recently been restarted after a partial shutdown period. As a result, our operations could be subject to significant interruption if any of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down or curtail production due to unforeseen events, such as acts of God, nature, orders of governmental authorities, supply chain disruptions impacting our crude rail facilities or other logistical assets, power outages, acts of terrorism, fires, toxic emissions and maritime hazards. Any such shutdown or disruption would reduce the production from that refinery. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refineries is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole.

As protection against these hazards, we maintain insurance coverage against some, but not all, such potential losses and liabilities. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Our insurance program includes a number of insurance carriers. Significant disruptions in financial markets could lead to a deterioration in the financial condition of many financial institutions, including insurance companies and, therefore, we may not be able to obtain the full amount of our insurance coverage for insured events.

Our refineries are subject to interruptions of supply and distribution as a result of our reliance on pipelines and railroads for transportation of crude oil and refined products.

Over the past few years, we expanded and upgraded existing on-site railroad infrastructure at our Delaware City refinery, which significantly increased our capacity to unload crude by rail. Currently, the majority of the crude delivered to this facility is consumed at our Delaware City refinery, although we also transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery. The Delaware City rail unloading facilities allow our East Coast refineries to source WTI-based crudes from Western Canada and the Mid-Continent, which can provide significant cost advantages versus traditional Brent-based international crudes. Any disruptions or restrictions to our supply of crude by rail due to problems with third party logistics infrastructure or operations or as a result of increased regulations could increase our crude costs and negatively impact our results of operations and cash flows.

Our Toledo refinery receives a substantial portion of its crude oil and delivers a portion of its refined products through pipelines. The Enbridge system is our primary supply route for crude oil from Canada, the Bakken region and Michigan, and supplies approximately 55% to 65% of the crude oil used at our Toledo refinery. In addition, we source domestic crude oil through our connections to the Capline and Mid-Valley pipelines. We also distribute a portion of our transportation fuels through pipelines owned and operated by Sunoco Logistics Partners L.P. and Buckeye Partners L.P. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or casualty or other events.

Our Chalmette refinery, located on the Mississippi River, sources approximately 50% of its crude oil and feedstocks via marine terminals and approximately 50% via pipelines. The Chalmette refinery distributes approximately 80% of its refined products through the Collins Pipeline, 15% through marine terminals and 5% through its truck rack. As with our other refineries, any interruption of supply or delivery or other issues with logistical assets, or an increased cost of receiving crude oil and delivering refined products to market could negatively impact our results of operations and cash flows.

Our Torrance refinery receives a substantial portion of its crude oil and delivers a portion of its refined products through pipelines. The San Joaquin Pipeline system, including the M55, M1 and M70 pipelines, and 11 pipeline stations with tankage and truck unloading capabilities (collectively, the “SJV System”), is our primary supply route for crude oil from the Bakersfield crude producing region. In addition, we source domestic crude oil through the San Ardo and Coastal Pipelines as well as waterborne crude through the ports of Los Angeles and Long Beach. We also distribute a substantial portion of our refined products through pipelines including the Jet Pipeline to the Los Angeles International Airport, the Product Pipeline to Vernon and the Product Pipeline to Atwood. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or casualty or other events.

In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity is prorated among shippers in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for transportation of crude oil and refined products could have a further material adverse effect on our business, financial condition, results of operations and cash flows.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to meet our payment obligations or our future debt obligations, comply with certain deadlines related to environmental regulations and standards, or pursue our business strategies, including acquisitions, in which case our operations may not perform as we currently expect. We have substantial short-term capital needs and may have substantial long term capital needs. Our short-term working capital needs are primarily related to financing certain of our refined products inventory not covered by our various supply and Inventory Intermediation Agreements. We terminated our supply agreement with Statoil for our Delaware City refinery effective December 31, 2015 and our MSCG offtake agreements for our Paulsboro and Delaware City refineries effective July 1, 2013. Concurrent with the termination of our MSCG offtake agreements, we entered into Inventory Intermediation Agreements with J. Aron & Company (J. Aron) at our Paulsboro and Delaware City refineries. Pursuant to the Inventory Intermediation Agreements, J. Aron purchases and holds title to certain of the intermediate and finished products produced by the Delaware City and Paulsboro refineries and delivered into the tanks at the refineries (or at other locations outside of the refineries as agreed upon by both parties). Furthermore, J. Aron agrees to sell the intermediate and finished products back to us as they are discharged out of the refineries’ tanks (or other locations outside of the refineries as agreed upon by both parties). On May 29, 2015, the Company entered into amended and restated inventory intermediation agreements with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, our amended and restated inventory intermediation agreements for both the Delaware City and Paulsboro refineries (the “A&R Intermediation Agreements”) with J. Aron include one-year renewal clauses by mutual consent of both parties. We market and sell the finished products independently to third parties.

If we cannot adequately handle our crude oil and feedstock requirements or if we are required to obtain our crude oil supply at our other refineries without the benefit of the existing supply arrangements or the applicable counterparty defaults in its obligations, our crude oil pricing costs may increase as the number of days between when we pay for the crude oil and when the crude oil is delivered to us increases. Termination of our A&R Intermediation Agreements with J. Aron would require us to finance our refined products inventory covered by the agreements at terms that may not be as favorable. Additionally, we are obligated to repurchase from J. Aron all volumes of products located at the refineries’ storage tanks (or at other locations outside of the refineries as agreed upon by both parties) upon termination of these agreements, which may have a material adverse impact on our working capital and financial condition. Further, if we are not able to market and sell our finished products to credit worthy customers, we may be subject to delays in the collection of our accounts receivable and exposure to additional credit risk. Such increased exposure could negatively impact our liquidity due to our increased working capital needs as a result of the increase in the amount of crude oil inventory and accounts receivable we would have to carry on our balance sheet. Our long-term needs for cash include those to support ongoing capital expenditures for equipment maintenance and upgrades during turnarounds at our refineries and to complete our routine and normally scheduled maintenance, regulatory and security expenditures.

In addition, from time to time, we are required to spend significant amounts for repairs when one or more processing units experiences temporary shutdowns. We continue to utilize significant capital to upgrade equipment, improve facilities, and reduce operational, safety and environmental risks. In connection with the Paulsboro acquisition, we assumed certain significant environmental obligations, and may similarly do so in future acquisitions. We will likely incur substantial compliance costs in connection with new or changing environmental, health and safety regulations. See “Management’s Discussion and Analysis of Financial Condition.” Our liquidity condition will affect our ability to satisfy any and all of these needs or obligations.

We may not be able to obtain funding on acceptable terms or at all because of volatility and uncertainty in the credit and capital markets. This may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and may continue to be, subject to disruption and volatile due to a variety of factors, including uncertainty in the financial services sector, low consumer confidence, falling commodity prices, geopolitical issues and the generally weak economic conditions. In addition, the fixed income markets have experienced periods of extreme volatility that have negatively impacted market liquidity conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially at times while the availability of funds from those markets diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets may increase as many lenders and institutional investors increase interest rates, enact tighter lending standards, refuse to refinance existing debt on similar terms or at all and reduce or, in some cases, cease to provide funding to borrowers. Due to these factors, we cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

Competition from companies who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial and other resources than we do could materially and adversely affect our business and results of operations.

Our refining operations compete with domestic refiners and marketers in regions of the United States in which we operate, as well as with domestic refiners in other regions and foreign refiners that import products into the United States. In addition, we compete with other refiners, producers and marketers in other industries that supply their own renewable fuels or alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. Certain of our competitors have larger and more complex refineries, and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do and access to proprietary sources of controlled crude oil production. Unlike these competitors, we obtain substantially all of our feedstocks from unaffiliated sources. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

Newer or upgraded refineries will often be more efficient than our refineries, which may put us at a competitive disadvantage. We have taken significant measures to maintain our refineries including the installation of new equipment and redesigning older equipment to improve our operations. However, these actions involve significant uncertainties, since upgraded equipment may not perform at expected throughput levels, the yield and product quality of new equipment may differ from design specifications and modifications may be needed to correct equipment that does not perform as expected. Any of these risks associated with new equipment, redesigned older equipment or repaired equipment could lead to lower revenues or higher costs or otherwise have an adverse effect on future results of operations and financial condition. Over time, our refineries may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy could have a material adverse effect on our business, results of operations and financial condition.

Any political instability, military strikes, sustained military campaigns, terrorist activity, or changes in foreign policy in areas or regions of the world where we acquire crude oil and other raw materials or sell our refined petroleum products may affect our business in unpredictable ways, including forcing us to increase security measures and causing disruptions of supplies and distribution markets. We may also be subject to United States trade and economic sanctions laws, which change frequently as a result of foreign policy developments, and which may necessitate changes to our crude oil acquisition activities. Further, like other industrial companies, our facilities may be the target of terrorist activities. Any act of war or terrorism that resulted in damage to any of our refineries or third-party facilities upon which we are dependent for our business operations could have a material adverse effect on our business, results of operations and financial condition.

Economic turmoil in the global financial system has had and may in the future have an adverse impact on the refining industry.

Our business and profitability are affected by the overall level of demand for our products, which in turn is affected by factors such as overall levels of economic activity and business and consumer confidence and spending. Declines in global economic activity and consumer and business confidence and spending during the recent global downturn significantly reduced the level of demand for our products. Reduced demand for our products has had and may continue to have an adverse impact on our business, financial condition, results of operations and cash flows. In addition, downturns in the economy impact the demand for refined fuels and, in turn, result in excess refining capacity. Refining margins are impacted by changes in domestic and global refining capacity, as increases in refining capacity can adversely impact refining margins, earnings and cash flows.

Our business is indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by economic turmoil in the global financial system have included or could include interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. Any of these events may have an adverse impact on our business, financial condition, results of operations and cash flows.

We must make substantial capital expenditures on our operating facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows could be materially and adversely affected.

Delays or cost increases related to capital spending programs involving engineering, procurement and construction of new facilities (or improvements and repairs to our existing facilities and equipment) could adversely affect our ability to achieve targeted internal rates of return and operating results. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in obtaining regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	non-performance or force majeure by, or disputes with, vendors, suppliers, contractors or sub-contractors involved with a project.

Our refineries contain many processing units, a number of which have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnarounds for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating.

Our forecasted internal rates of return are also based upon our projections of future market fundamentals, which are not within our control, including changes in general economic conditions, available alternative supply and customer demand. Any one or more of these factors could have a significant impact on our business. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results. We may selectively consider strategic acquisitions in the future within the refining and mid-stream sector based on performance through the cycle, advantageous access to crude oil supplies, attractive refined products market fundamentals and access to distribution and logistics infrastructure. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on acceptable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to the diversion of management time and attention from our existing business, liability for known or unknown environmental conditions or other contingent liabilities and greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results, and the incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets. We may also enter into transition services agreements in the future with sellers of any additional refineries we acquire. Such services may not be performed timely and effectively, and any significant disruption in such transition services or unanticipated costs related to such services could adversely affect our business and results of operations. In addition, it is likely that, when we acquire refineries, we will not have access to the type of historical financial information that we will require regarding the prior operation of the refineries. As a result, it may be difficult for investors to evaluate the probable impact of significant acquisitions on our financial performance until we have operated the acquired refineries for a substantial period of time.

Our business may suffer if any of our senior executives or other key employees discontinues employment with us. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of our senior executives and other key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including engineering, accounting, business operations, finance and other key back-office and mid-office personnel. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations could be materially adversely affected.

A portion of our workforce is unionized, and we may face labor disruptions that would interfere with our operations.

At Delaware City, Toledo, Chalmette and Torrance most hourly employees are covered by a collective bargaining agreement through the United Steel Workers (“USW”). The agreements with the USW covering Delaware City and Toledo are scheduled to expire in February 2018, the agreement with the USW covering Chalmette is scheduled to expire in January 2019 and the agreement with the USW covering Torrance is scheduled to expire in February 2019. Similarly, at Paulsboro hourly employees are represented by the Independent Oil Workers (“IOW”) under a contract scheduled to expire in March 2018. Future negotiations after 2018 may result in labor unrest for which a strike or work stoppage is possible. Strikes and/or work stoppages could negatively affect our operational and financial results and may increase operating expenses at the refineries.

Our hedging activities may limit our potential gains, exacerbate potential losses and involve other risks.

We may enter into commodity derivatives contracts to hedge our crude price risk or crack spread risk with respect to a portion of our expected gasoline and distillate production on a rolling basis. Consistent with that policy we may hedge some percentage of future crude supply. We may enter into hedging arrangements with the intent to secure a minimum fixed cash flow stream on the volume of products hedged during the hedge term and to protect against volatility in commodity prices. Our hedging arrangements may fail to fully achieve these objectives for a variety of reasons, including our failure to have adequate hedging arrangements, if any, in effect at any particular time and the failure of our hedging arrangements to produce the anticipated results. We may not be able to procure adequate hedging arrangements due to a variety of factors. Moreover, such transactions may limit our ability to benefit from favorable changes in crude oil and refined product prices. In addition, our hedging activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the volumes of our actual use of crude oil or production of the applicable refined products is less than the volumes subject to the hedging arrangement;

•	accidents, interruptions in feedstock transportation, inclement weather or other events cause unscheduled shutdowns or otherwise adversely affect our refineries, or those of our suppliers or customers;

•	changes in commodity prices have a material impact on collateral and margin requirements under our hedging arrangements, resulting in us being subject to margin calls;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts the commodity or crack spread subject to the hedging arrangement.

As a result, the effectiveness of our hedging strategy could have a material impact on our financial results.

In addition, these hedging activities involve basis risk. Basis risk in a hedging arrangement occurs when the price of the commodity we hedge is more or less variable than the index upon which the hedged commodity is based, thereby making the hedge less effective. For example, a NYMEX index used for hedging certain volumes of our crude oil or refined products may have more or less variability than the cost or price for such crude oil or refined products. We may not hedge the basis risk inherent in our hedging arrangements and derivative contracts.

Our commodity derivative activities could result in period-to-period earnings volatility.

We do not apply hedge accounting to all of our commodity derivative contracts and, as a result, unrealized gains and losses will be charged to our earnings based on the increase or decrease in the market value of such unsettled positions. These gains and losses may be reflected in our income statement in periods that differ from when the underlying hedged items (i.e., gross margins) are reflected in our income statement. Such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

The adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivatives contracts to reduce the effect of commodity price, interest rate and other risks associated with our business.

The United States Congress in 2010 adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which, among other things, established federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. In connection with the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, has proposed rules to set position limits for certain futures and option contracts, and for swaps that are their economic equivalent, in the major energy markets. The legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The legislation may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. The legislation and any new regulations could significantly increase the cost of derivatives contracts (including through requirements to post collateral), materially alter the terms of derivatives contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivatives contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Any of these consequences could have a material adverse effect on us, our financial condition and our results of operations.

Our operations could be disrupted if our critical information systems are hacked or fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was hacked or otherwise interfered with by an unauthorized access, or was to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could be damaged or interrupted by a security breach, cyber-attack, fire, flood, power loss, telecommunications failure or similar event. We have a formal disaster recovery plan in place, but this plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur. Finally, federal legislation relating to cyber-security threats could impose additional requirements on our operations.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries and property damage caused by the use of or exposure to various products. Failure of our products to meet required specifications or claims that a product is inherently defective could result in product liability claims from our shippers and customers, and also arise from contaminated or off-specification product in commingled pipelines and storage tanks and/or defective fuels. Product liability claims against us could have a material adverse effect on our business or results of operations.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental and health and safety regulations, which are complex and change frequently.

Our operations are subject to federal, state and local laws regulating, among other things, the handling of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, and remediation of discharges of petroleum and petroleum products, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Our operations are also subject to extensive laws and regulations relating to occupational health and safety.

We cannot predict what additional environmental, health and safety legislation or regulations may be adopted in the future, or how existing or future laws or regulations may be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time.

Certain environmental laws impose strict, and in certain circumstances, joint and several, liability for costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at, contaminated sites. Under these laws, we may incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Environmental clean-up and remediation costs of our sites and environmental litigation could decrease our net cash flow, reduce our results of operations and impair our financial condition.

We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the treatment or disposal of regulated materials. We may become involved in future litigation or other proceedings. If we were to be held responsible for damages in any litigation or proceedings, such costs may not be covered by insurance and may be material. Historical soil and groundwater contamination has been identified at each of our refineries. Currently remediation projects are underway in accordance with regulatory requirements at our refineries. In connection with the acquisitions of our refineries, the prior owners have retained certain liabilities or indemnified us for certain liabilities, including those relating to pre-acquisition soil and groundwater conditions, and in some instances we have assumed certain liabilities and environmental obligations, including certain existing and potential remediation obligations. If the prior owners fail to satisfy their obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for remediation expenses and other environmental liabilities, which could have a material adverse effect on our financial condition. As a result, in addition to making capital expenditures or incurring other costs to comply with environmental laws, we also may be liable for significant environmental litigation or for investigation and remediation costs and other liabilities arising from the ownership or operation of these assets by prior owners, which could materially adversely affect our financial condition, results of operations and cash flow. See “Business—Environmental, Health and Safety Matters.”

We may also face liability arising from current or future claims alleging personal injury or property damage due to exposure to chemicals or other regulated materials, such as asbestos, benzene, silica dust and petroleum hydrocarbons, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or clean-up costs for the alleged migration of contamination from our properties. A significant increase in the number or success of these claims could materially adversely affect our financial condition, results of operations and cash flow.

Regulation of emissions of greenhouse gases could force us to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

Both houses of Congress have actively considered legislation to reduce emissions of greenhouse gases (“GHGs”), such as carbon dioxide and methane, including proposals to: (i) establish a cap and trade system, (ii) create a federal renewable energy or “clean” energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased efficiency in energy supply and use. In addition, the EPA is taking steps to regulate GHGs under the existing federal Clean Air Act (the “CAA”). The EPA has already adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including refineries. These and similar regulations could require us to incur costs to monitor and report GHG emissions or reduce emissions of GHGs associated with our operations. In addition, various states, individually as well as in some cases on a regional basis, have taken steps to control GHG emissions, including adoption of GHG reporting requirements, cap and trade systems and renewable portfolio standards. Efforts have also been undertaken to delay, limit or prohibit EPA and possibly state action to regulate GHG emissions, and it is not possible at this time to predict the ultimate form, timing or extent of federal or state regulation. In the event we do incur increased costs as a result of increased efforts to control GHG emissions, we may not be able to pass on any of these costs to our customers. Such requirements also could adversely affect demand for the refined petroleum products that we produce. Any increased costs or reduced demand could materially and adversely affect our business and results of operation.

In addition, in certain states multiple legislative and regulatory measures to address greenhouse gas and other emissions are in various phases of consideration or implementation. Requirements to reduce emissions could result in increased costs to operate and maintain our facilities as well as implement and manage new emission controls and programs put in place. For example, Assembly Bill 32 requires the state to reduce its GHG emissions to 1990 levels by 2020. Additionally, in September 2016, the state of California enacted Senate Bill 32 which further reduces greenhouse gas emissions targets to 40 percent below 1990 levels by 2030. Two regulations implemented to achieve these goals are Cap-and-Trade and the Low Carbon Fuel Standard (“LCFS”). In 2012, the California Air Resource Board (“CARB”) implemented Cap-and-Trade. This program currently places a cap on GHGs and we are required to acquire a sufficient number of credits to cover emissions from our refineries and our in-state sales of gasoline and diesel. In 2009, CARB adopted the LCFS, which requires a 10% reduction in the carbon intensity of gasoline and diesel by 2020. Compliance is achieved through blending lower carbon intensity biofuels into gasoline and diesel or by purchasing credits. Compliance with each of these programs is facilitated through a market-based credit system. If sufficient credits are unavailable for purchase or we are unable to pass through costs to our customers, we have to pay a higher price for credits or if we are otherwise unable to meet our compliance obligations, our financial condition and results of operations could be adversely affected.

Climate change could have a material adverse impact on our operations and adversely affect our facilities.

Some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. We believe the issue of climate change will likely continue to receive scientific and political attention, with the potential for further laws and regulations that could materially adversely affect our ongoing operations.

In addition, as many of our facilities are located near coastal areas, rising sea levels may disrupt our ability to operate those facilities or transport crude oil and refined petroleum products. Extended periods of such disruption could have an adverse effect on our results of operation. We could also incur substantial costs to protect or repair these facilities.

Renewable fuels mandates may reduce demand for the refined fuels we produce, which could have a material adverse effect on our results of operations and financial condition. The market prices for RINs have been volatile and may harm our profitability.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has issued Renewable Fuel Standards, or RFS, implementing mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States. Under RFS, the volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels increases annually over time until 2022. In addition, certain states have passed legislation that requires minimum biodiesel blending in finished distillates. On October 13, 2010, the EPA raised the maximum amount of ethanol allowed under federal law from 10% to 15% for cars and light trucks manufactured since 2007. The maximum amount allowed under federal law currently remains at 10% ethanol for all other vehicles. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products displaces an increasing volume of our refinery’s product pool, potentially resulting in lower earnings and profitability. In addition, in order to meet certain of these and future EPA requirements, we may be required to purchase renewable fuel credits, known as “RINS,” which may have fluctuating costs. We have seen a fluctuation in the cost of RINs, required for compliance with the RFS. We incurred approximately $171.6 million in RINs costs during the year ended December 31, 2015 as compared to $115.7 million and $126.4 million during the years ended December 31, 2014 and 2013, respectively. We incurred approximately $279.4 million in RINs costs during the nine months ended September 30, 2016 as compared to $108.9 million during the nine months ended September 30, 2015. The fluctuations in our RINs costs are due primarily to volatility in prices for ethanol-linked RINs and increases in our production of on-road transportation fuels since 2012. Our RINs purchase obligation is dependent on our actual shipment of on-road transportation fuels domestically and the amount of blending achieved which can cause variability in our profitability.

Our pipelines are subject to federal and/or state regulations, which could reduce profitability and the amount of cash we generate.

Our transportation activities are subject to regulation by multiple governmental agencies. The regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission, the United States Department of Transportation, and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have. Projected operating costs related to our pipelines reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, or discovery of existing but unknown compliance issues.

We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and profitability.

We are subject to the requirements of the Occupational Safety & Health Administration, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and the cash flows of the business if we are subjected to significant fines or compliance costs.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state, local and foreign taxes such as income, excise, sales/use, payroll, franchise, property, gross receipts, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. These liabilities are subject to periodic audits by the respective taxing authorities, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties. There can be no certainty that our federal, state, local or foreign taxes could be passed on to our customers.

Changes in our credit profile could adversely affect our business.

Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms for our purchases or require us to post security or letters of credit prior to payment. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our suppliers of more burdensome payment terms on us may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This, in turn, could cause us to be unable to operate one or more of our refineries at full capacity.

Changes in laws or standards affecting the transportation of North American crude oil by rail could significantly impact our operations, and as a result cause our costs to increase.

Investigations into past rail accidents involving the transport of crude oil have prompted government agencies and other interested parties to call for increased regulation of the transport of crude oil by rail including in the areas of crude oil constituents, rail car design, routing of trains and other matters. The Secretary of Transportation issued an Emergency Restriction/Prohibition Order (the “Order”) that was later amended and restated on March 6, 2014 governing shipments of petroleum crude oil offered in transportation by rail. The Order requires shippers to properly test and classify petroleum crude oil and further requires shippers to treat Class 3 petroleum crude oil transported by rail in tank cars as a Packing Group I or II hazardous material only. To the extent that the Order is applicable, we believe our operations already comply with it and that the Order will not have a material impact on our cash flows. Subsequently, on May 7, 2014, the DOT issued a Safety Advisory warning rail shippers and carriers against the use of older design “111” rail cars for shipments of crude oil from the Bakken region. We do not expect this Safety Advisory will affect our operations because all of the rail cars utilized in crude oil service are the newer designed “CPC-1232” rail cars. Also on May 7, 2014, the DOT issued an order requiring rail carriers to provide certain notifications to State agencies along routes utilized by trains over a certain length carrying crude oil. The required notifications do not affect our unloading operations. In addition, in November 2014, the DOT issued a final rule regarding safety training standards under the Rail Safety Improvement Act of 2008. The rule required each railroad or contractor to develop and submit a training program to perform regular oversight and annual written reviews. On May 1, 2015 the Pipeline and Hazardous Materials Safety Administration and the Federal Railroad Administration issued new final rules for enhanced tank car standards and operational controls for high-hazard flammable trains. While these new rules have recently been issued and we are still evaluating the impact of these new rules, we do not believe the new rules will have a material impact on our operations or financial position and we believe we will be able to comply with the new rules without a material impact. If further changes in law, regulations or industry standards occur that result in requirements to reduce the volatile or flammable constituents in crude oil that is transported by rail, alter the design or standards for rail cars, change the routing or scheduling of trains carrying crude oil, or any other changes that detrimentally affect the economics of delivering North American crude oil by rail to our, or subsequently to third party refineries, our costs could increase, which could have a material adverse effect on our financial condition, results of operations, cash flows and our ability to service our indebtedness.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental and health and safety regulations, which are complex and change frequently.

Our operations are subject to federal, state and local laws regulating, among other things, the handling of petroleum and other regulated materials, the emission and discharge of materials into the environment, waste management, and remediation of discharges of petroleum and petroleum products, characteristics and composition of gasoline and distillates and other matters otherwise relating to the protection of the environment. Our operations are also subject to extensive laws and regulations relating to occupational health and safety.

We cannot predict what additional environmental, health and safety legislation or regulations may be adopted in the future, or how existing or future laws or regulations may be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time.

Certain environmental laws impose strict, and in certain circumstances joint and several liability for, costs of investigation and cleanup of such spills, discharges or releases on owners and operators of, as well as persons who arrange for treatment or disposal of regulated materials at contaminated sites. Under these laws, we may incur liability or be required to pay penalties for past contamination, and third parties may assert claims against us for damages allegedly arising out of any past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address newly-discovered information or conditions that may require a response could be significant, and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining operations. We depend on favorable weather conditions in the spring and summer months.

Demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Varying vapor pressure requirements between the summer and winter months also tighten summer gasoline supply. As a result, the operating results of our refining segment are generally lower for the first and fourth quarters of each year.

We may not be able to successfully integrate the Chalmette Refinery or the Torrance Refinery into our business, or realize the anticipated benefits of these acquisitions.

Following the completion of the Chalmette and Torrance Acquisitions, the integration of these businesses into our operations may be a complex and time-consuming process that may not be successful. Prior to the completion of the Chalmette Acquisition we did not have any operations in the Gulf Coast and prior to the completion of the Torrance Acquisition we did not have any operations in the West Coast. This may add complexity to effectively overseeing, integrating and operating these refineries and related assets. Even if we successfully integrate these businesses into our operations, there can be no assurance that we will realize the anticipated benefits and operating synergies. Our estimates regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from these pending acquisitions may prove to be incorrect. These acquisitions involve risks, including:

•	unexpected losses of key employees, customers and suppliers of the acquired operations;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations;

•	diversion of management time and attention from our existing business;

•	liability for known or unknown environmental conditions or other contingent liabilities and greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results; and

•	the incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets.

In connection with our recently completed Chalmette and Torrance Acquisitions, we did not have access to all of the type of historical financial information that we may require regarding the prior operation of the refineries. As a result, it may be difficult for investors to evaluate the probable impact of these significant acquisitions on our financial performance until we have operated the acquired refineries for a substantial period of time.

Risks Related to Our Organizational Structure

Under a tax receivable agreement, PBF Energy is required to pay the current and former holders of PBF LLC Series A Units and PBF LLC Series B Units for certain realized or assumed tax benefits it may claim arising in connection with its prior offerings of its Class A common stock and future exchanges of PBF LLC Series A Units for shares of its Class A common stock and related transactions. The indenture governing the notes allows us, under certain circumstances, to make distributions sufficient for PBF Energy to pay its obligations arising from the tax receivable agreement, and such amounts are expected to be substantial.

PBF Energy entered into a tax receivable agreement that provides for the payment from time to time (“On-Going Payments”) by PBF Energy to the current and former holders of PBF LLC Series A Units and PBF LLC Series B Units for certain tax benefits it may claim arising in connection with its prior offerings and future exchanges of PBF LLC Series A Units for shares of its Class A Common Stock and related transactions, and the amounts it may pay could be significant.

PBF Energy’s payment obligations under the tax receivable agreement are PBF Energy’s obligations and not obligations of PBF Holding, PBF Finance, or any of PBF Holding’s other subsidiaries. However, because PBF Energy is primarily a holding company with limited operations of its own, its ability to make payments under the tax receivable agreement is dependent on our ability to make future distributions to it. The indentures governing the Senior Secured Notes allow us to make tax distributions (as defined in the indenture), and it is expected that PBF Energy’s share of these tax distributions will be in amounts sufficient to allow PBF Energy to make On-Going Payments. The indentures governing the Senior Secured Notes also allow us to make a distribution sufficient to allow PBF Energy to make any payments required under the tax receivable agreement upon a change in control, so long as we offer to purchase all of the Senior Secured Notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any. If PBF Energy’s share of the distributions it receives under these specific provisions of the indentures is insufficient to satisfy its obligations under the tax receivable agreement, PBF Energy may cause us to make distributions in accordance with other provisions of the indentures in order to satisfy such obligations. In any case, based on our estimates of PBF Energy’s obligations under the tax receivable agreement, the amount of our distributions on account of PBF Energy’s obligations under the tax receivable agreement are expected to be substantial.

For example, with respect to On-Going Payments, assuming no material changes in the relevant tax law, and that PBF Energy earns sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect that PBF Energy On-Going Payments under the tax receivable agreement relating to exchanges that occurred prior to that date to aggregate $664.4 million and to range over the next 5 years from approximately $37.5 million to $56.6 million per year and decline thereafter. Further On-Going Payments by PBF Energy in respect of subsequent exchanges of PBF LLC Series A Units would be in addition to these amounts and are expected to be substantial as well. With respect to the Change of Control Payment, assuming that the market value of a share of PBF Energy’s Class A common stock equals $22.64 per share of Class A common stock (the closing price on September 30, 2016) and that LIBOR were to be 1.85%, we estimate as of September 30, 2016 that the aggregate amount of these accelerated payments would have been approximately $596.7 million if triggered immediately on such date. Our existing indebtedness may limit our ability to make distributions to PBF LLC, and in turn to PBF Energy to pay these obligations. These provisions may deter a potential sale of our Company to a third party and may otherwise make it less likely a third party would enter into a change of control transaction with PBF Energy or us.

The foregoing numbers are merely estimates—the actual payments could differ materially. For example, it is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments. Moreover, payments under the tax receivable agreement will be based on the tax reporting positions that PBF Energy determines in accordance with the tax receivable agreement. Neither PBF Energy nor any of its subsidiaries will be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments.

Risks Related to Our Affiliation with PBFX

We depend upon PBFX for a substantial portion of our refineries’ logistics needs and have obligations for minimum volume commitments in our commercial agreements with PBFX.

We depend on PBFX to receive, handle, store and transfer crude oil and petroleum products for us from our operations and sources located throughout the United States and Canada in support of our five refineries under long-term, fee-based commercial agreements with us. These commercial agreements have an initial term of approximately seven to ten years and include minimum quarterly commitments and inflation escalators. If we fail to meet the minimum commitments during any calendar quarter, we will be required to make a shortfall payment quarterly to PBFX equal to the volume of the shortfall multiplied by the applicable fee.

PBFX’s operations are subject to all of the risks and operational hazards inherent in receiving, handling, storing and transferring crude oil and petroleum products, including: damages to its facilities, related equipment and surrounding properties caused by floods, fires, severe weather, explosions and other natural disasters and acts of terrorism; mechanical or structural failures at PBFX’s facilities or at third-party facilities on which its operations are dependent; curtailments of operations relative to severe seasonal weather; inadvertent damage to our facilities from construction, farm and utility equipment; and other hazards. Any of these events or factors could result in severe damage or destruction to PBFX’s assets or the temporary or permanent shut-down of PBFX’s facilities. If PBFX is unable to serve our logistics needs, our ability to operate our refineries and receive crude oil could be adversely impacted, which could adversely affect our business, financial condition and results of operations.

All of the executive officers and a majority of the initial directors of PBF GP are also current or former officers of PBF Energy. Conflicts of interest could arise as a result of this arrangement.

PBF Energy indirectly owns and controls PBF GP, and appoints all of its officers and directors. All of the executive officers and a majority of the initial directors of PBF GP are also officers or a director of PBF Energy. These individuals will devote significant time to the business of PBFX. Although the directors and officers of PBF GP have a fiduciary duty to manage PBF GP in a manner that is beneficial to PBF Energy, as directors and officers of PBF GP they also have certain duties to PBFX and its unit holders. Conflicts of interest may arise between PBF Energy and its affiliates, including PBF GP, on the one hand, and PBFX and its unit holders, on the other hand. In resolving these conflicts of interest, PBF GP may favor its own interests and the interests of PBFX over the interests of PBF Energy and its subsidiaries. In certain circumstances, PBF GP may refer any conflicts of interest or potential conflicts of interest between PBFX, on the one hand, and PBF Energy, on the other hand, to its conflicts committee (which must consist entirely of independent directors) for resolution, which conflicts committee must act in the best interests of the public unit holders of PBFX. As a result, PBF GP may manage the business of PBFX in a way that may differ from the best interests of PBF Energy or us.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

Our substantial indebtedness may significantly affect our financial flexibility in the future. As of September 30, 2016, we have total debt, including the Delaware Economic Development Authority Loan and affiliate notes payable, of $2,291.4 million, excluding debt issuance costs, substantially all of which is secured, and we could incur an additional $495.1 million of senior secured indebtedness under our existing debt agreements. We may incur additional indebtedness in the future. Our strategy includes executing future refinery and logistics acquisitions. Any significant acquisition would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements limit our ability to borrow additional funds, dispose of assets and make certain investments;

•	these covenants also require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited; and

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and we may be more vulnerable to adverse economic and industry conditions.

Our substantial indebtedness increases the risk that we may default on our debt obligations, certain of which contain cross-default and/or cross-acceleration provisions. We have significant principal payments due under our debt instruments. Our and our subsidiaries’ ability to meet their principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Despite our level of indebtedness, we and our subsidiaries may be able to incur substantially more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future including additional secured debt. Although our debt instruments and financing arrangements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness.

Restrictive covenants in our debt instruments may limit our ability to undertake certain types of transactions.

Various covenants in our debt instruments and other financing arrangements may restrict our and our subsidiaries’ financial flexibility in a number of ways. Our indebtedness subjects us to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, conduct businesses other than our current businesses, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Some of these debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests in certain circumstances. Our subsidiaries’ ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.

Provisions in our indentures could discourage an acquisition of us by a third party.

Certain provisions of our indentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a “change in control” as described in the indentures governing the Senior Secured Notes, holders of our Senior Secured Notes could require us to repurchase all outstanding Senior Secured Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, at the date of repurchase.

Not all of our subsidiaries guarantee the notes and, under certain circumstances, the subsidiary guarantees will be released.

Certain of our subsidiaries do not guarantee the notes. Additionally, under the terms of the indenture governing the notes, under certain circumstances, some or all of the guarantors may cease to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes will be structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries. For the nine months ended September 30, 2016, our non-guarantor subsidiaries did not account for any of our net revenue, and, at September 30, 2016, represented approximately $760.4 million, or 12.0%, of our total assets and approximately $154.6 million, or 7.9%, of our total liabilities. In connection with the Chalmette Acquisition and Torrance Acquisition, certain of our subsidiaries became unrestricted subsidiaries, and under certain circumstances, we may designate other current or future subsidiaries, including restricted subsidiaries, as unrestricted subsidiaries.

Under certain circumstances, the note guarantee of one or more of our subsidiaries will be released. If all of the subsidiary guarantors are released from their guarantees of these notes, our subsidiaries will have no obligation to pay any amounts due on the notes. In the event of the release of any subsidiary guarantor’s guarantee, PBF Holding’s right, as an equity holder of such subsidiary, to receive any assets of such subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot assure you as to what standard for measuring insolvency a court would apply or that a court would agree with our conclusions.

We may not be able to repurchase the notes upon a change of control triggering event, and a change of control triggering event could result in us facing substantial repayment obligations under our Revolving Loan, the 2020 Notes, the notes and other agreements.

Upon occurrence of a change of control triggering event, the indenture provides that you will have the right to require us to repurchase all or any part of your notes with a cash payment equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest. Additionally, our ability to repurchase the notes upon such a change of control triggering event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. Upon a change of control triggering event, we may be required immediately to repay the outstanding principal, any accrued and unpaid interest on and any other amounts owed by us under our Revolving Loan, the 2020 Notes, the notes and any other outstanding indebtedness. Other agreements to which we are a party may also require payment upon a change of control affecting us or PBF Energy. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future, in which case the lenders under our Revolving Loan, the collateral agent under the notes and the 2020 Notes and the lenders under certain other outstanding indebtedness would have the right to foreclose on certain of our assets, which would have a material adverse effect on us. Furthermore, certain change of control events would constitute an event of default under the agreement governing our Revolving Loan and certain other outstanding indebtedness, and we might not be able to obtain a waiver of such defaults.

We have, and are permitted to create further, unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay our indebtedness.

The indenture permits us to designate certain of our subsidiaries as unrestricted subsidiaries, which subsidiaries would not be subject to the restrictive covenants in the indenture. We have a number of unrestricted subsidiaries and we may designate others in the future, including in connection with any future transactions with PBF Logistics. This means that these entities are or would be able to engage in many of the activities the indenture would otherwise prohibit, such as incurring substantial additional debt (secured or unsecured), making investments, selling, encumbering or disposing of substantial assets, entering into transactions with affiliates and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments when due and to comply with our other obligations under the terms of our outstanding indebtedness.

In addition, if we designate a restricted subsidiary as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Accordingly, designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. Finally, the initiation of bankruptcy or insolvency proceedings or the entering of a judgment against these entities, or their default under their other credit arrangements will not result in an event of default under the indenture or the revolving credit facility.

Many of the covenants in the indenture will be suspended if the notes are rated investment grade.

Many of the covenants in the indenture governing the notes will be suspended if the notes are rated investment grade, provided at such time no default under the indenture has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants.” The Senior Secured Notes have been rated investment grade by one rating agency.

Claims of noteholders are structurally subordinate to claims of creditors of all of our future non-U.S. subsidiaries and some of our U.S. subsidiaries because they do not guarantee the notes.

The notes are not guaranteed by any of our future non-U.S. subsidiaries, our less than wholly owned U.S. subsidiaries, our receivables subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Non-guarantor subsidiaries could generate significant revenue and EBITDA and hold significant assets.

The notes are effectively subordinated to any of our existing and future indebtedness that is secured by liens on assets owned by us that do not constitute part of the collateral securing the notes, to the extent of the value of such assets (including the Revolving Loan to the extent of the assets securing such indebtedness).

The notes are not secured by any of our assets or those of our subsidiaries that constitute collateral under our Revolving Loan. Our obligations under our Revolving Loan are secured by all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral); all accounts receivable; all hydrocarbon inventory (other than the intermediate and finished products owned by J. Aron pursuant to the A&R Inventory Intermediation Agreements) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing. If we become insolvent or are liquidated, or if payment under our Revolving Loan or any other indebtedness secured by assets that do not constitute a part of the collateral securing the notes is accelerated, the lenders under the Revolving Loan or holders of any other such indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the Revolving Loan or any other such indebtedness). See “Capitalization” and “Description of Certain Material Indebtedness.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes also secures certain of our hedging obligations and the 2020 Notes and may also secure additional senior indebtedness, including additional secured notes, that we incur in the future, subject to restrictions on our ability to incur indebtedness and liens under the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral on a pari passu basis.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee or the collateral agent.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture; and

•	the first day on which the 2020 Notes are no longer secured by liens on the collateral, whether as a result of having been repaid in full or otherwise satisfied or discharged or as a result of such liens being released in accordance with definitive documentation governing the 2020 Notes; provided that the collateral will not be released to the extent any existing or future indebtedness which is secured on a pari passu basis with the notes (other than certain hedging obligations) remains outstanding at such time.

If the collateral securing the notes is released, the notes will rank effectively junior to any of our secured indebtedness to the extent of the collateral value of that secured indebtedness.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released under the Revolving Loan or in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes.”

State law may limit the ability of the collateral agent, on behalf of the holders of the notes, to foreclose on the real property and improvements and leasehold interests included in the collateral located in New Jersey, Delaware, Ohio, Louisiana and California.

The notes are secured by, among other things, liens on owned real property and improvements located in various states. The laws of these states may limit the ability of the collateral agent and the holders of the notes to foreclose on the improved real property collateral located in such states. Laws of New Jersey, Delaware, Ohio Louisiana and California govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from, and necessitating a longer time period for completion than, the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the collateral agent also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain subordinate liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect liens on the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected if we or the notes collateral agent are not able to take the actions necessary to perfect any of these liens on or prior to the date of the issuance of the notes or thereafter. We will have limited obligations to perfect the security interest of the holders of the notes in specified collateral. Applicable law requires that certain property and rights acquired after the grant of a general security interest or other lien, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the notes collateral agent may not monitor, or we may not inform the trustee or the notes collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The notes collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third-parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. See “Description of Notes—Certain Limitations on the Collateral.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Security.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to certain exceptions, defects, encumbrances, liens and other imperfections permitted by the indenture governing the notes, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the notes collateral agent to realize or foreclose on such collateral.

Even if the notes collateral agent assumes the right to operate the refinery, there may be practical problems associated with the notes collateral agent’s ability to identify a qualified operator to operate and maintain the refinery. In addition, future regulatory developments or other inabilities to obtain or comply with the required permits, licenses or approvals, may adversely affect the value of the collateral.

In addition, our business requires compliance with numerous federal, state and local permits, licenses or other approvals. Continued operation of our properties that are the collateral for the notes will depend on our continued acquisition of, and compliance with, such requirements, and our business may be adversely affected if we fail to comply with these requirements or any changes in these requirements. In the event of foreclosure, the transfer of such permits, licenses or other approvals may be prohibited, may not be possible or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of any such permits, licenses or approvals. If the regulatory authorizations required for such transfers are not obtained or are delayed, the foreclosure may be delayed or a temporary shutdown of operations may result and the value of the collateral may be significantly impaired.

The security interest of the notes collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, additional filings and/or the consent of a third party may be required in connection with obtaining or enforcing a security interest in an asset. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the benefits of the security interests in the collateral or any recovery with respect to the sale of such collateral. We cannot assure you that these filings will be made or any such consent of any third parties will be given when required to create a lien or facilitate a foreclosure on such assets. As a result, the notes collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired as a result, or the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect thereto.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such collateral or the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Moreover, the notes collateral agent may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the notes collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes or holders of other obligations secured by that collateral on a first-priority basis. See “Description of Notes.”

The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the collateral was made in connection with the offering of the notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that liens securing obligations under the Revolving Loan, the 2020 Notes, pre-existing liens, liens permitted under the indenture relating to the notes and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the notes collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral.

The notes and the related guarantees are secured, subject to permitted liens and certain other exceptions, by a first-priority lien in the collateral. The indenture governing the notes permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

There may not be sufficient collateral to pay off the notes and additional notes that we may offer that would be secured on the same basis as the notes. Liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post- petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the collateral was prepared in connection with the offering of the notes and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The indenture governing the notes and the collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens to be automatically excluded from the collateral securing the notes and the guarantees to the extent the agreements governing such debt prohibit any other liens on such assets. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described herein under “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include assets securing our Revolving Loan, the assets of our unrestricted subsidiaries and equity investees, certain capital stock and other securities of our subsidiaries and equity investees, certain properties, deposit accounts, other bank or securities accounts and cash, leaseholds, excluded stock and stock equivalents, motor vehicles and other customary exceptions, and the proceeds from any of the foregoing. If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including obligations under the notes and the guarantees.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for noninvestment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of original issue discount (“OID”) that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing may be held to constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

PBF Finance Corporation has limited assets and no operations.

PBF Finance Corporation is a wholly owned subsidiary of PBF Holding that was incorporated for the sole purpose of being a co-issuer or guarantor of certain of our indebtedness. PBF Finance Corporation is capitalized with an amount of cash required to satisfy minimum statutory capitalization requirements. Except with respect to such amount of cash, PBF Finance Corporation does not have any assets, operations or revenues. As a result, you should not expect that the co-issuer will participate in servicing any principal or interest obligations under the notes.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and use commercially reasonable efforts to consummate the exchange offer not later than 365 days after the date of original issuance of the old notes.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We agreed to keep the exchange offer open for a period of not less than 20 business days after the date notice thereof is sent to the holders of the old notes.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note or, if no interest has been paid on such old note, from November 24, 2015. The registration rights agreement also provides that we shall use commercially reasonable efforts to keep the registration statement effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the new notes; provided, however, that (i) in the case where this prospectus and any amendment or supplement thereto must be delivered by a broker-dealer who holds notes that were acquired for its own account as a result of market making activities or other trading activities or an initial purchaser, such period shall be the lesser of 180 days following the consummation of the exchange offer and the date on which all broker-dealers and the initial purchasers have sold all new notes held by them (unless such period is extended), and (ii) upon request we shall make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of new notes for a period of not less than 90 days after the consummation of the exchange offer.

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are acquiring the new notes in the ordinary course of your business.

If you are an affiliate of ours or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for more details regarding the transfer of new notes.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective (unless it becomes effective automatically) a shelf registration statement with respect to the resale of the notes within the time periods specified in the registration rights agreement and keep the statement effective for one year (unless such period is extended) from the effective date of such shelf registration statement or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities as defined in Rule 144 under the Securities Act. These circumstances include:

•	if any changes in law or applicable interpretations thereof by the SEC do not permit us to effect an exchange offer as contemplated by the registration rights agreement;

•	if an exchange offer is not consummated within 365 days after the date of original issuance of the old notes;

•	if any initial purchaser so requests with respect to the old notes not eligible to be exchanged for the new notes and held by it following the consummation of the exchange offer; or

•	if any holder, other than a broker-dealer, is not eligible to participate in the exchange offer, or if any holder, other than a broker-dealer, that participates in the exchange offer does not receive freely tradeable new notes in exchange for tendered old notes, other than due solely to the status of such holder as an “affiliate” of the Company within the meaning of the Securities Act.

Under the registration rights agreement, subject to certain exceptions, if (i) the exchange offer has not been consummated or a shelf registration statement has not been declared effective by the SEC, in each case, on or prior to the 365th day after the date of original issuance of the old notes, or (ii) if applicable, a shelf registration statement has been declared effective but thereafter ceases to be effective at any time (other than because of the sale of all of the notes registered thereunder), then additional interest will accrue on the principal amount of the old notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue), up to a maximum of 1.00% per annum of additional interest, beginning on the 366th day after the date of original issuance of the old notes, in the case of clause (i) above, or the day such shelf registration statement ceases to be effective in the case of clause (ii) above, until the exchange offer is completed or the shelf registration statement, if required, becomes effective.

Holders of the old notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their old notes included in the shelf registration statement. See “—Your Representations to Us.”

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights and are not entitled to additional interest under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letters of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 12:00 a.m. midnight New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 12:00 a.m. midnight, New York City time, on                     , 2016, unless, in our sole discretion, we extend it. If we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if, in our reasonable judgment, (i) the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or (ii) any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering,” “Your Representations to Us” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right at any time or from time to time to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of the extension to the holders. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m, New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them or waive them in our sole discretion, in whole or in part, at any time at or before the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person or entity through which your old notes are held and instruct that person or entity to tender on your behalf. If you have any questions or need help in exchanging your notes, please call the exchange agent, whose contact information is set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

Procedures for Tendering Notes Represented by Global Notes Held in Book-Entry Form

All of the old notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes issued in book-entry form and represented by global certificates held for the account of DTC may be tendered using the ATOP procedures. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant agrees to be bound by the notice of guaranteed delivery.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal for holders of global notes to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Guaranteed delivery procedures are set forth below under “Exchange Offer—Guaranteed Delivery Procedures.”

Procedures for Tendering Notes Held in Definitive Form

If you hold your notes in definitive certificated form, you are required to physically deliver your notes to the exchange agent, together with a properly completed and duly executed copy of the letter of transmittal for holders of definitive notes, prior to 12:00 a.m. midnight, New York time, on the expiration date of the exchange offer or follow the guaranteed delivery procedures set forth below under “Exchange Offer—Guaranteed Delivery Procedures.”

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	in the case of old notes issued in book-entry form and represented by global certificates held for the account of DTC, (1) a book-entry confirmation of such old notes into the exchange agent’s account at DTC and (2) a properly transmitted agent’s message; or

•	in the case of old notes held in definitive form, (1) the certificates representing such notes and (2) a properly completed and duly executed letter of transmittal relating to such definitive notes.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the applicable letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate” (as defined in Rule 405 of the Securities Act) or an “affiliate” of any guarantor;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s ATOP system in the case of old notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date. For a withdrawal to be effective with respect to notes held in book-entry form and represented by global certificates you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC. To withdraw tenders of notes held in definitive form, you must submit a written or facsimile notice of withdrawal to the exchange agent before 12:00 a.m. midnight, New York City time, on the expiration date of the exchange offer.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes in global form that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

Fees and Expenses

We may make solicitation by mail, facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered,

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. No holder who was eligible to exchange such holder’s old notes at the time the exchange offer was pending and consummated and failed to validly tender such old notes for exchange pursuant to the exchange offer shall be entitled to receive any additional interest that would otherwise accrue subsequent to the date the exchange offer is consummated. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are substantially identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2016 and are inclusive of the Torrance Acquisition and related financing transactions, which closed on July 1, 2016.

This information should be read in conjunction with the sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes thereto included in this prospectus.

As of September 30, 2016
(in thousands)
Cash and cash equivalents	$519,375

Affiliate notes payable	470,165
Long-term debt (1)(2):
Senior Secured Notes due 2020	670,551
Senior Secured Notes due 2023	500,000
Revolving Loan	550,000
Rail Facility	56,035
Catalyst Leases	44,286
Delaware Economic Development Authority Loan	4,000

Total long-term debt	$1,824,872

Equity:
Member’s equity	1,494,477
Retained earnings	404,777
Accumulated other comprehensive loss	(23,307)

Total PBF Holding Company LLC equity	1,875,947
Noncontrolling interest	12,720

Total equity	1,888,667

Total capitalization	$4,703,079

(1)	The Rail Facility borrower is an unrestricted subsidiary and therefore does not guarantee the notes. As of September 30, 2016, the Company did not have any borrowing capacity remaining under the Rail Facility.

(2)	Does not include $479.5 million in outstanding letters of credit issued under the Revolving Loan.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense (including interest capitalized during the period), amortization of debt discount and deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

	Nine Months ended September 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	2.2x	2.3x	1.1x	2.9x	7.2x	3.3x

SELECTED HISTORICAL FINANCIAL DATA

The following table presents the selected historical consolidated financial data of PBF Holding. The selected historical consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 have been derived from audited financial statements of PBF Holding, included elsewhere in this prospectus. The selected historical financial data as of and for the years ended December 31, 2012 and 2011 have been derived from the audited financial statements of PBF Holding for those periods, which are not included in this prospectus. As a result of the Toledo, Chalmette and Torrance acquisitions, the historical consolidated financial results of PBF Holding only include the results of operations for Toledo, Chalmette and Torrance from March 1, 2011, November 1, 2015 and July 1, 2016 forward, respectively. The information as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 was derived from the unaudited condensed consolidated financial statements of PBF Holding, included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for such periods. Results for the interim periods are not necessarily indicative of the results for the full year.

The historical consolidated financial data and other statistical data presented below should be read in conjunction with the consolidated financial statements of PBF Holding and the related notes thereto, included elsewhere in this prospectus, and the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The consolidated financial information may not be indicative of our future performance.

	Year Ended December 31,					Nine Months Ended September 30, (unaudited)
	(in thousands)
	2015	2014	2013	2012	2011	2016	2015
Revenues	$13,123,929	$19,828,155	$19,151,455	$20,138,687	$14,960,338	$11,164,571	$9,763,440
Cost and expenses:
Cost of sales, excluding depreciation	11,611,599	18,514,054	17,803,314	18,269,078	13,855,163	9,634,989	8,414,423
Operating expense, excluding depreciation	889,368	880,701	812,652	738,824	658,831	972,223	625,542
General and administrative expenses (1)	166,904	140,150	95,794	120,443	86,911	111,272	116,115
Equity income in investee (2)	—	—	—	—	—	(1,621)	—
Gain on sale of asset	(1,004)	(895)	(183)	(2,329)	—	11,381	(1,133)
Depreciation and amortization expense	191,110	178,996	111,479	92,238	53,743	155,890	139,757

	12,857,977	19,713,006	18,823,056	19,218,254	14,654,648	10,884,134	9,294,704

Income from operations	265,952	115,149	328,399	920,433	305,690	280,437	468,736
Other income (expense)
Change in fair value of contingent considerations	—	—	—	(2,768)	(5,215)	—	—
Change in fair value of catalyst lease	10,184	3,969	4,691	(3,724)	7,316	(4,556)	8,982
Interest (expense), net	(88,194)	(98,001)	(94,214)	(108,629)	(65,120)	(98,446)	(65,915)

Income before income taxes	187,942	21,117	238,876	805,312	242,671	177,435	411,803
Income taxes	648	—	—	—	—	29,287	—

Net Income	187,294	21,117	238,876	805,312	242,671	148,148	411,803
Less: net income attributable to noncontrolling interests	274	—	—	—	—	438	—

Net income attributable to PBF Holding LLC	$187,020	$21,117	$238,876	$805,312	$242,671	$147,710	$411,803

Balance sheet data (at end of period):
Total assets	$5,082,722	$4,013,762	$4,192,504	$4,085,264	$3,607,129	6,357,679
Total long-term debt (3)	1,272,937	750,349	747,576	729,980	804,865	1,824,872
Total equity	1,821,284	1,630,516	1,772,153	1,751,654	1,110,918	1,888,667
Selected financial data:
Capital expenditures (4)	979,481	625,403	415,702	222,688	743,893	1,329,005	334,931

(1)	Includes acquisition related expenses consisting primarily of consulting and legal expenses related to the Chalmette Acquisition and Torrance Acquisition of $5.8 million in 2015 as well as the Paulsboro acquisition, Toledo acquisition and non-consummated acquisitions of $0.7 million in 2011. For the nine months ended September 30, 2016 and 2015, includes acquisition related expenses consisting primarily of consulting and legal expenses related to the Chalmette Acquisition and Torrance Acquisition of $13.6 million and $1.7 million, respectively.

(2)	Subsequent to the closing of the TVPC Contribution Agreement on August 31, 2016, the Company accounts for its 50% equity ownership of TVPC as an investment in an equity method investee.

(3)	Total long-term debt, excluding debt issuance costs and intercompany notes payable, includes current maturities and our Delaware Economic Development Authority Loan.

(4)	Includes expenditures for acquisitions, construction in progress, property, plant and equipment (including railcar purchases), deferred turnaround costs and other assets, excluding the proceeds from sales of assets.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements are presented to show how the Company might have looked if the Chalmette Acquisition, Torrance Acquisition, the consummation of the 2023 Senior Secured Notes offering and borrowings incurred under our Revolving Loan to fund the Chalmette and Torrance Acquisitions as described below had occurred on the date and for the periods indicated below. We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements, the historical financial statements of Chalmette Refining and the historical financial statements of the Torrance refinery and related logistics assets (collectively “Torrance Refining”). The pro forma effects of the Chalmette Acquisition and the Torrance Acquisition are based on the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to our historical condensed consolidated financial statements that give effect to the Chalmette Acquisition, the Torrance Acquisition, the consummation of the 2023 Senior Secured Notes and the borrowings incurred under our Revolving Loan to fund the Chalmette Acquisition and Torrance Acquisition. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 and the nine-months ended September 30, 2016 combines the historical results of operations of the Company, Chalmette Refining and Torrance Refining, as if the acquisitions occurred on January 1, 2015 and gives effect to the borrowing incurred under our Revolving Loan to fund the Chalmette Acquisition and the Torrance Acquisition and the consummation of the 2023 Senior Secured Notes, as if they occurred on January 1, 2015. As both acquisitions occurred prior to September 30, 2016 and are included in the historical balance sheet as of that date, no pro forma balance sheet is necessary.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2015 and the nine months ended September 30, 2016 do not reflect future events that may occur after the completion of the Torrance and Chalmette Acquisitions on July 1, 2016 and November 1, 2015, respectively, including but not limited to the anticipated realization of cost savings from operating synergies and certain charges expected to be incurred in connection with the transactions, including, but not limited to, costs that may be incurred in connection with integrating the operations of Chalmette Refining and Torrance Refining.

The unaudited pro forma consolidated financial information is presented for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date. In addition, they do not purport to indicate the results that would actually have been obtained had the Chalmette and Torrance Acquisitions been completed on the assumed date or for the periods presented, or which may be realized in the future.

The pro forma adjustments for the nine months ended September 30, 2016 principally give effect to:

•	the closing of the Torrance Acquisition and its associated impact on our statement of operations including the borrowings incurred under our Revolving Loan to fund the acquisition; and

The pro forma adjustments for the year ended December 31, 2015 principally give effect to:

•	the closing of the Chalmette Acquisition and the Torrance Acquisition and their associated impact on our statement of operations including the borrowings incurred under our Revolving Loan to fund the Chalmette and Torrance Acquisitions; and

•	the consummation of the offering of the 2023 Senior Secured Notes.

The unaudited pro forma consolidated statements of operations should be read in conjunction with the section entitled “Prospectus Summary”, “Selected Historical Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Notes” and “Use of Proceeds” in this prospectus and our historical consolidated financial statements and related notes thereto, the historical September 30, 2015 unaudited financial statements of Chalmette Refining, and the historical 2015 audited financial statements and the June 30, 2016 unaudited financial statements of Torrance Refining, each included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2016

(in thousands)

	Historical		Pro Forma Effect of Torrance Refining Accounting Changes (Note 1)		Adjusted Pro Forma Torrance Refining	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Condensed Consolidated
	PBF Holding	Torrance Refining
Revenues	$11,164,571	$1,079,011	$—		$1,079,011	$—		$12,243,582

Cost and expenses:
Cost of sales, excluding depreciation	9,634,989	1,000,845	—		1,000,845	—		10,635,834
Operating expenses, excluding depreciation	972,223	349,460	(18,891)	(1)	330,569	—		1,302,792
General and administrative expenses	111,272	52,778	—		52,778	—		164,050
Equity income in investee	(1,621)	—	—		—	—		(1,621)
Loss on sale of assets	11,381	—	—		—	—		11,381
Depreciation and amortization expense	155,890	34,722	28,384	(1)	63,106	(21,365)	(3)	197,631

	10,884,134	1,437,805	9,493		1,447,298	(21,365)		12,310,067

Income (loss) from operations	280,437	(358,794)	(9,493)		(368,287)	21,365		(66,485)

Other income (expense)
Change in fair value of catalyst lease	(4,556)	—	—		—	—		(4,556)
Interest expense, net	(98,446)	—	—		—	(5,632)	(4)	(104,078)

Income (loss) before income taxes	177,435	(358,794)	(9,493)		(368,287)	15,733		(175,119)
Income tax (benefit) expense	29,287	(143,936)	—		(143,936)	—		(114,649)

Net income (loss)	148,148	(214,858)	(9,493)		(224,351)	15,733		(60,470)

Less: net income attributable to noncontrolling interests	438	—	—		—	—		438

Net income (loss) attributable to PBF Holding Company LLC	$147,710	$(214,858)	$(9,493)		$(224,351)	$15,733		$(60,908)

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2015

(In thousands)

	Historical				Pro Forma Effect of Accounting Changes (Note 1)		Adjusted Pro Forma Chalmette Refining and Torrance Refining	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Condensed Consolidated
	Year ended December 31, 2015 PBF Holding	Nine months ended September 30, 2015 Chalmette Refining	One month ended October 31, 2015 Chalmette Refining	Year ended December 31, 2015 Torrance Refining

Revenues	$13,123,929	$3,388,258	$299,735	$3,128,800	$—		$6,816,793	$—		$19,940,722

Cost and expenses:
Cost of sales, excluding depreciation	11,611,599	2,961,695	266,804	2,990,345	(218,441)	(1)	6,000,403	—		17,612,002
Operating expenses, excluding depreciation	889,368	—	—	855,077	293,000	(1)	939,897	—		1,829,265
					(208,180)	(1)
General and administrative expenses	166,904	134,438	35,187	99,702	(117,448)	(1)	151,879	—		318,783
(Gain) loss on sale of assets	(1,004)	—	—	78	—		78	—		(926)
Depreciation and amortization expense	191,110	38,934	14,271	71,550	52,045	(1)	176,800	(85,169)	(3)	282,741
Impairment	—	405,408	—	—	—		405,408	(405,408)	(3)	—

	12,857,977	3,540,475	316,262	4,016,752	(199,024)		7,674,465	(490,577)		20,041,865

Income (loss) from operations	265,952	(152,217)	(16,527)	(887,952)	199,024		(857,672)	490,577		(101,143)

Other income (expense)
Change in fair value of catalyst lease	10,184	—	—	—	—		—	—		10,184
Interest expense, net	(88,194)	109	27	—	(40,869)	(1)	(40,733)	(49,235)	(4)	(178,162)

Income (loss) before income taxes	187,942	(152,108)	(16,500)	(887,952)	158,155		(898,405)	441,342		(269,121)
Income tax expense (benefit)	648	—	—	(361,805)	2,020	(1)	(359,785)	—		(359,137)

Net income (loss)	187,294	(152,108)	(16,500)	(526,147)	156,135		(538,620)	441,342		90,016
Less: net income attributable to noncontrolling interests	274	646	70	—	—		716	—		990

Net income (loss) attributable to PBF Holding Company LLC	$187,020	$(152,754)	$(16,570)	$(526,147)	$156,135		$(539,336)	$441,342		$89,026

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

1.	We performed certain procedures for the purpose of identifying any material differences in significant accounting policies between PBF Holding and Chalmette Refining and Torrance Refining, including any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by PBF Holding included a review of the summary of significant accounting policies disclosed in the Chalmette Refining and Torrance Refining audited financial statements and discussions with Chalmette Refining and Torrance Refining management regarding their significant accounting policies in order to identify material adjustments.

Adjustments below reflect the estimated impact of reversing refinery turnaround costs expensed by Torrance Refining from January 1, 2015 through September 30, 2016 in accordance with their historical accounting policy in order to conform to PBF Holding’s accounting policy which is to capitalize refinery turnaround costs incurred in connection with planned major maintenance activities and subsequently amortize such costs on a straight line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years).

The impact of this adjustment for Torrance Refining includes the reversal of the turnaround expense recorded in operating expenses ($208.2 million for the year ended December 31, 2015 and $18.9 million for the nine months ended September 30, 2016) and recording the estimated depreciation expense of $52.0 million and $28.4 million for 2015 and the nine months ended September 30, 2016, respectively, associated with the turnaround costs that have been capitalized on the balance sheet in accordance with our policy.

This adjustment also reflects certain reclassification adjustments to conform to our income statement presentation. The following adjustments to increase (decrease) certain lines in our income statement were made for Chalmette Refining:

(in $ millions)	Year ended December 31, 2015
Cost of sales, excluding depreciation	$(218.4)
Operating expenses, excluding depreciation	$293.0
General and administrative expenses	$(117.4)
Interest expense, net	$40.9
Income tax expense	$2.0

2.	Pro forma acquisition adjustments include items that are directly attributable to the acquisition(s) assuming the transaction was consummated at the beginning of the fiscal year presented and are expected to have a continuing impact on the Company.

3.	Represents a decrease when comparing the estimated depreciation and amortization expense resulting from the assumed fair value of property, plant and equipment acquired through the Chalmette Acquisition and the Torrance Acquisition, calculated on a straight line basis and based on a weighted average useful life of 25 years, in comparison to the historical depreciation and amortization expense recorded. Also reflects the reversal of the impairment charge recorded by Chalmette Refining in 2015 which would not be applicable since property, plant & equipment would be recorded at fair value in connection with our preliminary purchase price allocation.

4.	Represents assumed interest expense incurred in connection with the $170.0 million and $550.0 million borrowings under our Revolver Loan, which were used in part to fund the Chalmette and Torrance Acquisitions, respectively, and the consummation of the 2023 Senior Secured Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF PBF HOLDING

You should read the following discussion and analysis together with “Selected Historical Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the financial data included in the following discussion. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, estimates, beliefs and expected performance objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context indicates otherwise, the terms “we,” “us,” and “our” refer to PBF Holding and its consolidated subsidiaries.

Executive Summary

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. As of September 30, 2016, we own and operate five domestic oil refineries and related assets, which we acquired in 2010, 2011, 2015 and 2016. As of September 30, 2016, our refineries have a combined processing capacity, known as throughput, of approximately 900,000 bpd, and a weighted-average Nelson Complexity Index of 12.2. The Company’s oil refineries are aggregated into one reportable segment.

Our refineries are located in Toledo, Ohio, Delaware City, Delaware, Paulsboro, New Jersey, New Orleans, Louisiana and Torrance, California. Our Mid-Continent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI-based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high-conversion refineries process primarily medium and heavy, sour crudes and have the flexibility to receive crude and feedstock via both water and rail. We believe this sourcing optionality is critical to the profitability of our East Coast refining system. The Chalmette refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products. The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets.

Factors Affecting Comparability

Our results over the past three years and six months have been affected by the following events, which must be understood in order to assess the comparability of our period to period financial performance and financial condition.

Chalmette Acquisition

On November 1, 2015, the Company acquired from ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, Inc., 100% of the ownership interests of Chalmette Refining, which owns the

Chalmette refinery and related logistics assets. The Chalmette refinery, located outside of New Orleans, Louisiana, is a dual-train coking refinery and is capable of processing both light and heavy crude oil. Subsequent to the closing of the Chalmette Acquisition, Chalmette Refining is a wholly-owned subsidiary of PBF Holding.

Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility.

The aggregate purchase price for the Chalmette Acquisition was $322.0 million in cash, plus inventory and final working capital of $246.0 million. The transaction was financed through a combination of cash on hand and borrowings under the Company’s Revolving Loan.

Torrance Acquisition

On July 1, 2016, the Company acquired from ExxonMobil Oil Corporation (“ExxonMobil”) and its subsidiary, Mobil Pacific Pipeline Company (together, the “Torrance Sellers”), the Torrance refinery and related logistics assets (collectively, the “Torrance Acquisition”). The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 barrel per day, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. The Torrance Acquisition further increased the Company’s total throughput capacity to approximately 900,000 bpd.

In addition to refining assets, the Torrance Acquisition includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a 189-mile crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the transaction are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The Torrance refinery also has crude and product storage facilities with approximately 8.6 million barrels of shell capacity.

The purchase price for the assets was $521.4 million, plus working capital of $450.6 million. The purchase price and fair value allocation may be subject to adjustment pending completion of the final valuation which was in process as of September 30, 2016. In addition, the Company assumed certain pre-existing environmental and regulatory emission credit obligations in connection with the Torrance Acquisition. The transaction was financed through a combination of cash on hand including proceeds from PBF Energy’s October 2015 Equity Offering and borrowings under the Revolving Loan.

The Torrance Acquisition provides the Company with a broader more diversified asset base and increases the number of operating refineries from four to five and the Company’s combined crude oil throughput capacity. The acquisition also provides the Company with a presence in the attractive Petroleum Administration for PADD 5 market.

Torrance Valley Pipeline Company

On August 31, 2016, PBFX entered into a contribution agreement (the “TVPC Contribution Agreement”) between PBFX and PBF LLC. Pursuant to the TVPC Contribution Agreement, PBFX acquired from PBF LLC

50% of the issued and outstanding limited liability company interests of Torrance Valley Pipeline Company LLC (“TVPC”), whose assets consist of the 189 mile San Joaquin Valley Pipeline system, including the M55, M1 and M70 Pipeline System, including 11 pipeline stations with storage capability and truck unloading capability at two of the stations (collectively, the “Torrance Valley Pipeline”). The total consideration paid to PBF LLC was $175.0 million, which was funded by PBFX with $20.0 million of cash on hand, $76.2 million in proceeds from the sale of marketable securities, and $78.8 million in net proceeds from the PBFX equity offering completed in August 2016.

PBFX consolidates the net assets and results of operations of TVPC with the 50% of TVPC it does not own recorded as noncontrolling interests and net income attributable to noncontrolling interests.PBFX Operating Company LP (“PBFX Op Co”), PBFX’s wholly-owned subsidiary, serves as TVPC’s managing member. PBFX, through its ownership of PBFX Op Co, has the sole ability to direct the activities of TVPC that most significantly impact its economic performance. PBFX is also considered to be the primary beneficiary for accounting purposes, and as a result fully consolidates the net assets and results of operations of TVPC with the 50% of TVPC it does not own recorded as noncontrolling interests and net income attributable to noncontrolling interests. The net income attributable to noncontrolling interests in PBFX’s statement of operations is the equity income in investee on the Company’s statement of operations.

Initial Public Offering of PBFX

PBFX is a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling and transferring of crude oil and the receipt, storage and delivery of crude oil, refined products and intermediates from sources located throughout the United States and Canada for PBF Holding in support of its refineries. All of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling, storing and transferring crude oil and refined products. PBF Energy also has agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX.

PBF GP serves as the general partner of PBFX. PBF GP is wholly-owned by PBF LLC. On May 14, 2014, PBFX completed its initial public offering (the “PBFX Offering”). In connection with the PBFX Offering, PBF Holding contributed to PBFX the assets and liabilities of certain crude oil terminaling assets. The assets were owned and operated by PBF Holding’s subsidiaries Delaware City Refining (“DCR”) and Toledo Refining Company LLC (“Toledo Refining” or “TRC”). The initial assets distributed consisted of the Delaware City Rail Unloading Terminal (“DCR Rail Terminal”), which was part of DCR, and the Toledo Truck Unloading Terminal (“Toledo Truck Terminal”), which was part of TRC. In a series of transactions in 2014 and 2015, PBF Holding distributed certain additional assets to PBF LLC, which in turn contributed those assets to PBFX. These transactions included the Delaware City heavy crude unloading rack (the “DCR West Rack”) on September 30, 2014, a tank farm and related facilities, including a propane storage and loading facility at TRC (the “Toledo Storage Facility”) on December 11, 2014 and the Delaware City Products Pipeline and Truck Rack at DCR on May 14, 2015.

Contribution Agreements

On May 8, 2014, PBFX, PBF GP, PBF Energy, PBF LLC, PBF Holding, DCR, Delaware City Terminaling Company LLC (“Delaware City Terminaling”) and TRC entered into the Contribution Agreement I. On May 14, 2014, concurrent with the closing of the PBFX Offering, the following transactions occurred pursuant to the Contribution Agreement I:

•	DCR distributed all of the interests in Delaware City Terminaling and TRC distributed the Toledo Truck Terminal, in each case, to PBF Holding at their historical cost.

•	PBF Holding contributed, at their historical cost, (i) all of the interests in Delaware City Terminaling and (ii) the Toledo Truck Terminal to PBFX in exchange for (a) 74,053 common units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in PBFX, (b) all of PBFX’s incentive distribution rights, (c) the right to receive a distribution of $30.0 million from PBFX as reimbursement for certain preformation capital expenditures attributable to the contributed assets, and (d) the right to receive a distribution of $298.7 million; and in connection with the foregoing, PBFX redeemed PBF Holding’s initial partner interests in PBFX for $1,000.

•	PBF Holding distributed to PBF LLC (i) its interest in PBF GP, (ii) the common units, subordinated units and incentive distribution rights, (iii) the right to receive a distribution of $30.0 million as reimbursement for certain preformation capital expenditures, and (iv) the right to receive a distribution of $298.7 million.

On September 30, 2014, PBF LLC and PBFX closed the transaction contemplated by the Contribution Agreement dated September 16, 2014 (“Contribution Agreement II”). Pursuant to the terms of the Contribution Agreement II, PBF Holding distributed to PBF LLC all of the equity interests of DCT II, which assets consisted solely of the DCR West Rack, immediately prior to the transfer of such equity interests by PBF LLC to PBFX. The DCR West Rack was previously owned and operated by PBF Holding’s subsidiary, DCT II, and is located at the Company’s Delaware City, Delaware refinery. PBFX paid to PBF LLC total consideration of $150.0 million, consisting of $135.0 million of cash and $15.0 million of PBFX common units, or 589,536 common units, in exchange for the DCR West Rack.

On December 11, 2014, PBF Holding and PBF LLC closed the transaction contemplated by the Contribution Agreement dated December 2, 2014 (“Contribution Agreement III”). Pursuant to the Contribution Agreement III, PBF Holding distributed to PBF LLC all of the issued and outstanding limited liability company interests of Toledo Terminaling Company LLC (“Toledo Terminaling”), whose assets consist of the Toledo Storage Facility. PBF LLC then contributed to PBFX all of the equity interests of Toledo Terminaling for total consideration to PBF LLC of $150.0 million, consisting of $135.0 million of cash and $15.0 million of PBFX common units, or 620,935 common units.

Effective May 14, 2015, PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company (“DCLC”), whose assets consist of the Delaware City Products Pipeline and Truck Rack, for total consideration of $143.0, consisting of $112.5 million of cash and $30.5 million of PBFX common units, or 1,288,420 common units.

On September 1, 2016, PBF Holding contributed 50% of the issued and outstanding limited liability company interests of TVPC to PBF LLC. PBFX then acquired 50% of the issued and outstanding limited liability company interests of TVPC from PBF LLC pursuant to the TVPC Contribution Agreement. TVPC’s assets consist of the San Joaquin Valley Pipeline system, including the M55, M1 and M70 pipelines, and pipeline stations with tankage and truck unloading capabilities (collectively, the “Torrance Valley Pipeline”). The total consideration paid to PBF LLC was $175.0 million, which was funded by PBFX with $20.0 million of cash on hand, $76.2 million in proceeds from the sale of marketable securities, and $78.8 million in net proceeds from a PBFX equity offering completed in August 2016.

Commercial Agreements

In connection with the contribution agreements described above, PBF Holding entered into long-term, fee-based commercial agreements with PBFX. Under these agreements, PBFX provides various rail and truck terminaling services, pipeline services, and storage services to PBF Holding and PBF Holding has committed to provide PBFX with minimum fees based on minimum monthly throughput volumes and storage capacity. The fees under each of these agreements are indexed for inflation and any increase in operating costs for providing such services to PBF Holding. Prior to the PBFX Offering, the DCR Rail Terminal, Toledo Truck Terminal, the DCR West Rack and the Toledo Storage Facility were owned, operated and maintained by PBF Holding’s subsidiaries. Additionally, the Delaware City Products Pipeline and Truck Rack was owned, operated and maintained by PBF Holding’s subsidiaries until May 15, 2015. Therefore, PBF Holding did not previously pay a fee for the utilization of these facilities. Below is a summary of the agreements for the use of each of the assets.

2016 Commercial Agreements

East Coast Terminals

On April 29, 2016, PBFX closed on the purchase of four refined product terminals located in the greater Philadelphia region (the “East Coast Terminals”) from an affiliate of Plains All American Pipeline, L.P.. PBF Holding has entered into commercial agreements related to the East Coast Terminals. These agreements have initial terms ranging from approximately three months to one year and include:

•	tank lease agreements, under which PBFX provides tank lease services to PBF Holding at the East Coast Terminals, with fees ranging from $0.45 to $0.55 per barrel received into the tank, up to 448,000 barrels, and $0.30 to $0.351 for all additional barrels received in excess of that amount. Additionally, the lease agreements include ancillary fees for tank to tank transfers; and

•	terminaling service agreements, under which PBFX provides terminaling and other services to PBF Holding at the East Coast Terminals, with fees ranging from $0.10 to $1.25 per barrel based on services provided, with additional flat rate fees for certain unloading/loading activities at the terminal.

The tank lease agreements contain minimum requirements for the amount of leased tank capacity contracted by PBF Holding. Additionally, the fees under each commercial agreement are indexed for inflation based on the changes in the U.S Consumer Price Index for All Urban Consumers (the “CPI-U”). Each of these commercial agreements also include automatic renewal options ranging from 3 months to 1 year terms, unless written notice is provide by either PBFX or PBF Holding 30 days prior to the end of the previous term.

TVPC Agreements

In connection with the TVPC Contribution Agreement described above, PBF Holding and TVPC entered into a ten-year transportation services agreement (including the services orders thereunder, collectively the “Transportation Services Agreement”) under which PBFX, through TVPC, will provide transportation and storage services to PBF Holding in return for throughput fees. The Transportation Services Agreement can be extended by PBF Holding for two additional five-year periods. The agreement includes the following:

•	Transportation Services. The minimum throughput commitment for transportation services on the northern portion of the SJV System is approximately 50,000 barrels per day for a fee equal to $0.5625 per barrel of crude throughput up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $0.5625 per barrel. The minimum throughput commitment for the southern portion of the SJV System is approximately 70,000 bpd with a fee equal to approximately $1.5625 per barrel and a fee of $0.3125 per barrel for amounts in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $1.5625 per barrel; provided, however, that PBF Holding will receive a credit to PBF Holding’s account for the amount of such shortfall, and such credit will be applied in subsequent monthly invoices against excess throughput fees during any of the succeeding three (3) months; and

•

Storage Services. PBF Holding will pay TVPC $0.85 per barrel fixed rate for the shell capacity of the Midway tank, which rate includes throughput equal to the shell capacity of the tank. PBF Holding or its designee will pay $0.85 per barrel fixed rate for each of the Belridge and Emidio storage tanks (together, the “Throughput Storage Tanks”), which rate includes throughput equal to the shell capacity of each individual Throughput Storage Tank, subject to adjustment. PBF Holding will also pay $0.425 per barrel for throughput in excess of the shell capacity (“Excess Storage Throughput Rate”) for each Throughput Storage Tank; provided that PBF Holding has a commitment for a minimum incremental throughput in excess of the shell capacity of (A) 715,000 barrels per month for the Belridge Tank (the “Belridge Storage MTC”), and (B) 600,000 barrels per month for the Emidio tank (the “Emidio Storage MTC” and together with the Belridge Storage MTC, the “Throughput Storage MTC”). If, during any month, actual throughput in excess of the shell capacity of all Throughput Storage Tanks by PBF Holding or its designee (the “Actual Excess Volumes”) is less than the Throughput Storage MTC, then PBF Holding will pay TVPC an amount equal to the Excess Storage Throughput Rate multiplied by the Throughput Storage MTC less the Actual Excess Volumes.

PBFX is required to maintain the SJV System in a condition and with a capacity sufficient to handle a volume of PBF Holding’s crude at least equal to the current operating capacity or the reserved crude capacity, as the case may be, subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Transportation Services Agreement.

2015 Commercial Agreements

Delaware Pipeline Services Agreement

On May 15, 2015, PBF Holding and DPC entered into a pipeline services agreement (the “Delaware Pipeline Services Agreement”) under which PBFX provides pipeline services to PBF Holding. The initial term of the Delaware Pipeline Services Agreement is approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods. Under the Delaware Pipeline Services Agreement, PBF Holding is obligated to throughput aggregate volumes on the Delaware Products Pipeline as follows:

•	The minimum throughput commitment is at least 50,000 bpd, at an initial fee equal to $0.5266 per barrel for all volumes of product received on the pipeline equal to at least the minimum throughput commitment, in any contract quarter.

•	The pipeline service fee is subject to (i) increase or decrease effective as of July 1 of each year, by the amount of any change in any inflationary index promulgated by the Federal Energy Regulatory Commission (“FERC”) in accordance with FERC’s indexing methodology or (ii) in the event that FERC terminates its indexing methodology during the term of the agreement, by a percentage equal to the change in the CPI-U. Effective July 1, 2015, the pipeline service fee was raised to $0.5507 per barrel, due to an increase in the FERC tariff.

Delaware City Truck Loading Services Agreement

On May 15, 2015, PBF Holding and Delaware City Logistics Company LLC entered into a terminaling services agreement (the “Delaware City Truck Loading Services Agreement”) under which PBFX provides terminaling services to PBF Holding. The initial term of the Delaware City Truck Loading Services Agreement is approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods. Under the Delaware City Truck Loading Services Agreement, PBF Holding is obligated to throughput aggregate volumes on the Delaware City Truck Rack as follows:

•	The minimum throughput commitment is (i) at least 30,000 bpd of gasoline, diesel and heating oil for a fee equal to $0.462 per barrel; and (ii) at least 5,000 bpd of LPGs for a fee equal to $2.52 for all volumes of product loaded into trucks at the product terminal equal to at least the minimum throughput commitment, in any contract quarter.

•

The terminaling service fee is subject to (i) increase or decrease effective as of January 1 of each year, commencing on January 1, 2016, by the amount of any change in the Producer Price Index provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increases in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Delaware City Truck Loading Services Agreement.

2014 Commercial Agreements

Delaware City Rail Terminaling Services Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into a rail terminaling services agreement with PBFX to obtain terminaling services at the DCR Rail Terminal (the “DCR Terminaling Agreement”). Under the DCR Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 85,000 bpd per quarter (calculated on a quarterly average basis) for a terminaling service fee of $2.00 per barrel, which will decrease to $0.50 per barrel for volumes that exceed the minimum throughput commitment. PBF Holding also pays PBFX for providing related ancillary services at the terminal that are specified in the agreement. The terminaling service fee is subject to (i) increase or decrease effective as of January 1 of each year, beginning with January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) an adjustment by the amount of any increases in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the DCR Terminaling Agreement. Effective January 1, 2015, the terminaling service fee was increased to $2.032 per barrel up to the minimum throughput commitment and $0.508 per barrel for volumes that exceed the minimum throughput commitment.

Toledo Truck Unloading & Terminaling Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into a truck unloading and terminaling services agreement with PBFX to obtain terminaling services at the Toledo Truck Terminal, (as amended the “Toledo Terminaling Agreement”). Under the Toledo Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 4,000 bpd (calculated on a quarterly average basis) for a terminaling service fee of $1.00 per barrel. The Toledo Terminaling Agreement was amended and restated effective as of June 1, 2014, to among other things, increase the minimum throughput volume commitment from 4,000 bpd to 5,500 bpd beginning August 1, 2014. PBF Holding also pays PBFX for providing related ancillary services at the terminal which are specified in the Toledo Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease effective as of January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increase in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Toledo Terminaling Agreement. Effective January 1, 2015, the terminaling service fee was increased to $1.016 per barrel.

Delaware City West Ladder Rack Terminaling Services Agreement

On October 1, 2014, PBF Holding and Delaware City Terminaling Company II LLC (“DCT II”) entered into a seven year terminaling services agreement (the “West Ladder Rack Terminaling Agreement”) under which PBFX, through DCT II, provides rail terminaling services to PBF Holding. DCT II was merged with and into Delaware City Terminaling, a wholly-owned subsidiary of PBFX, with all property, rights, liabilities and obligations of DCT II vesting in Delaware City Terminaling as the surviving company. The agreement may be extended by PBF Holding for two additional five year periods. Under the West Ladder Rack Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 40,000 bpd for a terminaling service fee equal to $2.20 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment and $1.50 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment, in any contract quarter. PBF Holding also pays PBFX for providing related ancillary services at the terminal which are specified in the West Ladder Rack Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease effective as of January 1 of each year, beginning on January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increase in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the West Ladder Rack Terminaling Agreement.

Toledo Storage Facility Storage and Terminaling Services Agreement

On December 12, 2014, PBF Holding and Toledo Terminaling entered into a ten-year storage and terminaling services agreement (the “Toledo Storage Facility Storage and Terminaling Agreement”) under which PBFX, through Toledo Terminaling, will provide storage and terminaling services to PBF Holding. The Toledo Storage Facility Storage and Terminaling Agreement can be extended by PBF Holding for two additional five-year periods. Under the Toledo Storage Facility Storage and Terminaling Agreement, PBFX will provide PBF Holding with storage and throughput services in return for storage and throughput fees.

The storage lease requires PBFX to accept, redeliver and store all products tendered by PBF Holding in the tanks and load products at the storage facility on behalf of PBF Holding up to the effective operating capacity of each tank, the loading capacity of the products rack and the overall capacity of the Toledo Storage Facility. PBF Holding pays a lease fee of $0.50 per barrel of shell capacity dedicated and operable to PBF Holding under the Toledo Storage Facility Storage and Terminaling Agreement. The minimum throughput commitment for the propane storage and loading facility will be 4,400 bpd (calculated on a quarterly average basis) for a fee equal to $2.52 per barrel of product loaded up to the minimum throughput commitment with no fee reduction for barrels loaded in excess of the minimum throughput commitment. The storage and terminaling services fee is subject to (i) increase or decrease effective as of January 1 of each year, beginning on January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increases in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services under the Toledo Storage Facility Storage and Terminaling Agreement.

PBFX is required to maintain the Toledo Storage Facility in a condition and with a capacity sufficient to store and handle a volume of PBF Holding’s products at least equal to the current operating capacity for the storage facility as a whole subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Toledo Storage Facility Storage and Terminaling Agreement.

Operational Agreements

PBF Holding and certain related affiliates have entered into operational agreements with PBFX for the use of centralized corporate services. In accordance with such agreements, PBF Holding receives fees from PBFX for use of these services. Below is a summary of the agreements and corresponding fees that PBFX pays PBF Holding.

Fourth Amended and Restated Omnibus Agreement

On May 14, 2014, PBF Holding entered into the omnibus agreement (the “Omnibus Agreement”) by and among PBFX, PBF GP, PBF LLC and PBF Holding for the provision of executive management services and support for accounting and finance, legal, human resources, information technology, environmental, health and safety, and other administrative functions.

The Omnibus Agreement addresses the following matters:

•	PBFX’s obligation to pay PBF Holding an administrative fee in the amount of $5.7 million per year, for the provision by PBF LLC of centralized corporate services (which fee is in addition to certain expenses of PBF GP and its affiliates that are reimbursed under the Partnership Agreement);

•	PBFX’s obligation to reimburse PBF Holding for the salaries and benefits costs of employees who devote more than 50% of their time to PBFX;

•	PBFX’s agreement to reimburse PBF Holding for all other direct or allocated costs and expenses incurred by PBF LLC on PBFX’s behalf;

•	PBF LLC’s agreement not to compete with PBFX under certain circumstances, subject to certain exceptions;

•	PBFX’s right of first offer for ten years to acquire certain logistics assets retained by PBF Energy following the PBFX Offering, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future, subject to certain exceptions;

•	a license to use the PBF Logistics trademark and name; and

•	PBF Holding’s agreement to reimburse PBFX for certain expenditures up to $20.0 million per event (net of any insurance recoveries) related to the contributed assets for a period of five years after the closing of the PBFX Offering, and PBFX’s agreement to bear the costs associated with the expansion of the DCR Rail Terminal crude unloading capability. The liability arising from this agreement is classified as “Accounts Payable—Affiliate” on the PBF Holding consolidated balance sheet.

The Omnibus Agreement was amended and restated on September 30, 2014 in connection with the Contribution Agreement II (the “A&R Omnibus Agreement”) and again on December 12, 2014 (the “Second A&R Omnibus Agreement”) in connection with the Contribution Agreement III. The annual fee payable under the A&R Omnibus Agreement increased from $2.3 million to $2.5 million as a result of the inclusion of the DCR West Rack, and was further increased under the Second A&R Omnibus Agreement to $2.7 million as a result of the inclusion of the Toledo Storage Facility. Effective January 1, 2015, pursuant to the Omnibus Agreement as amended, the annual fee was reduced to $2.2 million. The Omnibus Agreement was further amended on May 15, 2015 (the “Third A&R Omnibus Agreement”) to include the Delaware City Products Pipeline and Truck Rack. Pursuant to the Third A&R Omnibus Agreement, the annual administrative fee was increased to $2.4 million per year from $2.2 million per year. The Omnibus Agreement was last amended on August 31, 2016 (the “Fourth A&R Omnibus Agreement”) to include the SJV System acquired on August 31, 2016 pursuant to the TVPC Contribution Agreement. Pursuant to the Fourth A&R Omnibus Agreement, the annual administrative fee was increased to $5.7 million per year from $2.4 million per year.

Fourth Amended and Restated Operation and Management Services and Secondment Agreement

On May 14, 2014, PBF Holding and certain of its subsidiaries entered into an operation and management services and secondment agreement (the “Services Agreement”) with PBFX, pursuant to which PBF Holding and its subsidiaries provide PBFX with the personnel necessary for PBFX to perform its obligations under its commercial agreements. Under the agreement, PBFX reimburses PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. In addition, PBFX pays an initial annual fee of $0.5 million to PBF Holding for the provision of such services pursuant to the Services Agreement. The Services Agreement will terminate upon the termination of the Second A&R Omnibus Agreement, provided that PBFX may terminate any service on 30 days’ notice. The Services Agreement was amended and restated in connection with the Contribution Agreement II (the “Amended and Restated Services Agreement”) and Contribution Agreement III (the “Second Amended and Restated Services Agreement”). The annual fee payable under the Amended and Restated Services Agreement increased from $0.5 million to $0.8 million (indexed for inflation) as a result of the inclusion of the DCR West Rack and was further increased under the Second Amended and Restated Services Agreement to $4.4 million (indexed for inflation) as a result of the inclusion of the Toledo Storage Facility. The operation and management services and secondment agreement was amended, effective as of the closing of the Delaware City Products Pipeline and

Truck Rack acquisition, increasing the annual fee to $4.5 million. The operation and management services and secondment agreement was last amended, effective August 31, 2016, to include the SJV System acquired pursuant to the TVPC Contribution Agreement, increasing the annual fee to $6.4 million.

Amended and Restated Asset Based Revolving Credit Facility

On an ongoing basis, the Revolving Loan is available to be used for working capital and other general corporate purposes. In 2012, we amended the Revolving Loan to increase the aggregate size from $500.0 million to $965.0 million. In addition, the Revolving Loan was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017 and amend the borrowing base to include non-U.S. inventory. The agreement was expanded again in December 2012 and November 2013 to increase the maximum availability from $1.375 billion to $1.610 billion. On August 15, 2014, the agreement was amended and restated once more to, among other things, increase the maximum availability to $2.500 billion and extend its maturity to August 2019. The Revolving Loan includes an accordion feature which allows for aggregate commitments of up to $2.750 billion. In November and December 2015, we increased the maximum availability under the Revolving Loan to $2.600 billion and $2.635 billion, respectively, in accordance with its accordion feature. The commitment fees on the unused portions, the interest rate on advances and the fees for letters of credit have also been reduced in the Revolving Loan.

Senior Secured Notes Offering

On November 24, 2015, PBF Holding and PBF Finance Corporation issued $500.0 million in aggregate principal amount of the 2023 Senior Secured Notes. The net proceeds were approximately $490.0 million after deducting the initial purchasers’ discount and offering expenses. The Company used the proceeds for general corporate purposes and to fund a portion of the purchase price for the acquisition of the Torrance refinery and related logistics assets.

Rail Facility Revolving Credit Facility

Effective March 25, 2014, PBF Rail Logistics Company LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, entered into a $250.0 million secured revolving credit agreement (the “Rail Facility”). The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars (the “Eligible Railcars”) before December 2015. The amount available to be advanced under the Rail Facility equals 70.0% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the credit agreement.

On April 29, 2015, the Rail Facility was amended to, among other things, extend the maturity from March 31, 2016 to April 29, 2017, reduce the total commitment from $250.0 million to $150.0 million, and reduce the commitment fee on the unused portion of the Rail Facility. Additionally, the total commitment amount was reduced further to $100.0 million in 2016, and the Rail Facility was amended again on July 15, 2016 to, among other things, extend the maturity from April 29, 2017 to October 31, 2017. The amendment also reduced the aggregate commitment to the amount outstanding, therefore, eliminating the commitment fee, and requires the Company to repay $20.0 million of the outstanding balance on or prior to January 1, 2017. At any time prior to maturity PBF Rail may repay any advances without premium or penalty.

J. Aron Intermediation Agreements

On May 29, 2015, PBF Holding entered into amended and restated inventory intermediation agreements (“A&R Intermediation Agreements”) with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products produced by the Paulsboro and Delaware City refineries, respectively, and delivered into tanks at the refineries. Furthermore, J. Aron agrees to sell the products back to Paulsboro refinery and Delaware City refinery as the products are discharged out of the refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell the products independently to third parties.

Crude Oil Acquisition Agreement Terminations

Effective July 31, 2014, PBF Holding terminated the Amended and Restated Crude Oil Acquisition Agreement, dated as of March 1, 2012 as amended (the “Toledo Crude Oil Acquisition Agreement”) with MSCG. Under the terms of the Toledo Crude Oil Acquisition Agreement, we previously acquired substantially all of our crude oil for our subsidiary’s Toledo refinery from MSCG through delivery at various interstate pipeline locations. No early termination penalties were incurred by us as a result of the termination. We began sourcing our own crude oil needs for Toledo upon termination.

Effective December 31, 2015, our crude oil supply agreement with Statoil for the Delaware City refinery expired. Subsequent to the termination of the Statoil supply agreement, we purchase all of our crude and feedstock needs independently from a variety of suppliers, including Saudi Aramco and others, on the spot market or through term agreements. In connection with the Chalmette Acquisition, we entered into a contract with PDVSA for the supply of 40,000 to 60,000 bpd of crude oil that can be processed at any of our East or Gulf Coast refineries. In connection with the closing of the Torrance Acquisition, we entered into a crude supply agreement with ExxonMobil for approximately 60,000 bpd of crude oil that can be processed at our Torrance refinery.

Renewable Fuels Standard

We have seen fluctuations in the cost of renewable fuel credits, known as RINs, required for compliance with the RFS. We incurred approximately $171.6 million in RINs costs during the year ended December 31, 2015 as compared to $115.7 million and $126.4 million during the years ended December 31, 2014 and 2013, respectively. We incurred approximately $279.4 million in RINs costs during the nine months ended September 30, 2016 as compared to $108.9 million during the nine months ended September 30, 2015. The fluctuations in RINs costs are due primarily to volatility in prices for ethanol-linked RINs and increases in our production of on-road transportation fuels since 2012. Our RINs purchase obligation is dependent on our actual shipment of on-road transportation fuels domestically and the amount of blending achieved.

Factors Affecting Operating Results

Overview

Our earnings and cash flows from operations are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of refined petroleum products ultimately sold depends on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline, diesel and other refined petroleum products, which, in turn, depend on, among other factors, changes in global and regional economies, weather conditions, global and regional political affairs, production levels, the availability of imports, the marketing of competitive fuels, pipeline capacity, prevailing exchange rates and the extent of government regulation. Our revenue and operating income fluctuate significantly with movements in industry refined petroleum product prices, our materials cost fluctuate significantly with movements in crude oil prices and our other operating expenses fluctuate with movements in the price of energy to meet the power needs of our refineries. In addition, the effect of changes in crude oil prices on our operating results is influenced by how the prices of refined products adjust to reflect such changes.

Crude oil and other feedstock costs and the prices of refined petroleum products have historically been subject to wide fluctuation. Expansion and upgrading of existing facilities and installation of additional refinery distillation or conversion capacity, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a reduction or increase in product margins. Moreover, the industry typically experiences seasonal fluctuations in demand for refined petroleum products, such as for gasoline and diesel, during the summer driving season and for home heating oil during the winter.

Benchmark Refining Margins

In assessing our operating performance, we compare the refining margins (revenue less materials cost) of each of our refineries against a specific benchmark industry refining margin based on crack spreads. Benchmark refining margins take into account both crude and refined petroleum product prices. When these prices are combined in a formula they provide a single value—a gross margin per barrel—that, when multiplied by throughput, provides an approximation of the gross margin generated by refining activities.

The performance of our East Coast refineries generally follows the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Toledo refinery generally follows the WTI (Chicago) 4-3-1 benchmark refining margin. Our Chalmette refinery generally follows the LLS (Gulf Coast) 2-1-1 benchmark refining margin.

While the benchmark refinery margins presented below under “Results of Operations” are representative of the results of our refineries, each refinery’s realized gross margin on a per barrel basis will differ from the benchmark due to a variety of factors affecting the performance of the relevant refinery to its corresponding benchmark. These factors include the refinery’s actual type of crude oil throughput, product yield differentials and any other factors not reflected in the benchmark refining margins, such as transportation costs, storage costs, credit fees, fuel consumed during production and any product premiums or discounts, as well as inventory fluctuations, timing of crude oil and other feedstock purchases, a rising or declining crude and product pricing environment and commodity price management activities. As discussed in more detail below, each of our refineries, depending on market conditions, has certain feedstock-cost and product-value advantages and disadvantages as compared to the refinery’s relevant benchmark.

Credit Risk Management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to us. Our exposure to credit risk is reflected in the carrying amount of the receivables that are presented in our balance sheet. To minimize credit risk, all customers are subject to extensive credit verification procedures and extensions of credit above defined thresholds are to be approved by the senior management. Our intention is to trade only with recognized creditworthy third parties. In addition, receivable balances are monitored on an ongoing basis. We also limit the risk of bad debts by obtaining security such as guarantees or letters of credit.

Other Factors

We currently source our crude oil for the Paulsboro, Delaware City and Chalmette refineries on a global basis through a combination of market purchases and short-term purchase contracts, and through our crude oil supply agreements with Saudi Aramco and PDVSA. Our crude oil supply agreement with Statoil for Paulsboro was terminated effective March 31, 2013, at which time we began to source Paulsboro’s crude oil and feedstocks independently. Our crude oil supply agreement with Statoil for Delaware City expired on December 31, 2015. Subsequent to the termination of the Statoil supply agreement, we purchase all of our crude and feedstock needs independently from a variety of suppliers, including Saudi Aramco and others, on the spot market or through term agreements. We have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro. We have a contract with PDVSA for the supply of 40,000 to 60,000 bpd of crude oil that can be processed at any of our East or Gulf Coast refineries. Prior to the termination of the Toledo Crude Oil Acquisition Agreement, our Toledo refinery sourced domestic and Canadian crude oil through similar market purchases through this crude supply contract with MSCG. Subsequently, our Toledo refinery has sourced its crude oil and feedstocks independently. We believe purchases based on market pricing has given us flexibility in obtaining crude oil at lower prices and on a more accurate “as needed” basis. Since our Paulsboro and Delaware City refineries access their crude slates from the Delaware River via ship or barge and through our and PBFX’s rail facilities at Delaware City, these refineries have the flexibility to purchase crude oils from the Mid-Continent and Western Canada, as well as a number of different countries.

Since 2012, we have expanded and upgraded existing on-site railroad infrastructure at our Delaware City refinery, including the expansion of the crude rail unloading facilities. Currently, crude oil delivered by rail to this facility is consumed at our Delaware City refinery. We may also transport some of the crude delivered by rail from Delaware City via barge to our Paulsboro refinery or other third party destinations. In 2014, we and PBFX completed a project to expand the Delaware City heavy crude rail unloading facility. The Delaware City rail unloading facility, which was transferred to PBFX in 2014, allows our East Coast refineries to source WTI-based crude oil from Western Canada and the Mid-Continent, which we believe, at times, may provide cost advantages versus traditional Brent-based international crude oils.

During 2012 and January 2013, we entered into agreements to lease or purchase 5,900 crude railcars which will enable us to transport crude oil by rail to each of our refineries. A portion of these railcars were purchased via the Rail Facility entered into during 2014. Additionally, we have purchased a portion of these railcars and subsequently sold them to a third party, which has leased the railcars back to us for periods of between four and seven years. As of December 31, 2015 and 2014, we have purchased and subsequently leased back 1,122 and 1,403 railcars, respectively. Our railcar fleet, at times, provides transportation flexibility within our crude oil sourcing strategy that allows our East Coast refineries to process cost advantaged crude from Canada and Mid-Continent.

Our operating cost structure is also important to our profitability. Major operating costs include costs relating to employees and contract labor, energy, maintenance and environmental compliance, and renewable fuel credits, known as RINs, required for compliance with the Renewable Fuels Standard. The predominant variable cost is energy, in particular, the price of utilities, natural gas, electricity and chemicals.

Our operating results are also affected by the reliability of our refinery operations. Unplanned downtime of our refinery assets generally results in lost margin opportunity and increased maintenance expense. The financial impact of planned downtime, such as major turnaround maintenance, is managed through a planning process that considers such things as the margin environment, the availability of resources to perform the needed maintenance and feed logistics, whereas unplanned downtime does not afford us this opportunity.

Refinery-Specific Information

The following section includes refinery-specific information related to our operations, crude oil differentials, ancillary costs, and local premiums and discounts.

Delaware City Refinery. The benchmark refining margin for the Delaware City refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of ULSD. We calculate this refining margin using the NYH market value of gasoline and ultra-low sulfur diesel against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Delaware City refinery has a product slate of approximately 55% gasoline, 33% distillate (consisting of ULSD, marketed as ULSD or low sulfur heating oil, and conventional heating oil), 1% high-value petrochemicals, with the remaining portion of the product slate comprised of lower-value products (4% petroleum coke, 4% LPGs and 3% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The majority of Delaware City revenues are generated off NYH-based market prices.

The Delaware City refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•	the Delaware City refinery processes a slate of primarily medium and heavy, and sour crude oil, which has constituted approximately 65% to 70% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks. In addition, we have the capacity to process a significant volume of light, sweet price-advantaged crude oil which may affect our overall crude slate depending on market conditions. Our total throughput costs have historically priced at a discount to Dated Brent; and

•	as a result of the heavy, sour crude slate processed at Delaware City, we produce low value products including sulfur and petroleum coke. These products are priced at a significant discount to gasoline, ULSD and heating oil and represent approximately 5% to 7% of our total production volume.

Paulsboro Refinery. The benchmark refining margin for the Paulsboro refinery is calculated by assuming that two barrels of the benchmark Dated Brent crude oil are converted into one barrel of gasoline and one barrel of ultra-low sulfur diesel. We calculate this refining margin using the New York Harbor market value of gasoline and ultra-low sulfur diesel against the market value of Dated Brent crude oil and refer to the benchmark as the Dated Brent (NYH) 2-1-1 benchmark refining margin. Our Paulsboro refinery has a product slate of approximately 40% gasoline, 37.5% distillate (comprised of jet fuel, ULSD and heating oil), 4.5% high-value Group I lubricants, with the remaining portion of the product slate comprised of lower-value products (2% petroleum coke, 4% LPGs, 3% fuel oil, 8.5% asphalt and 0.5% other). For this reason, we believe the Dated Brent (NYH) 2-1-1 is an appropriate benchmark industry refining margin. The majority of Paulsboro revenues are generated off NYH-based market prices.

The Paulsboro refinery’s realized gross margin on a per barrel basis has historically differed from the Dated Brent (NYH) 2-1-1 benchmark refining margin due to the following factors:

•	the Paulsboro refinery has generally processed a slate of primarily medium and heavy, and sour crude oil, which has historically constituted approximately 65% to 70% of total throughput. The remaining throughput consists of sweet crude oil and other feedstocks and blendstocks;

•	as a result of the heavy, sour crude slate processed at Paulsboro, we produce low value products including sulfur, petroleum coke and fuel oil. These products are priced at a significant discount to gasoline and heating oil and represent approximately 5% to 7% of our total production volume; and

•	the Paulsboro refinery produces Group I lubricants which, through an extensive production process, have a low volume yield on throughput but carry a premium sales price.

Toledo Refinery. The benchmark refining margin for the Toledo refinery is calculated by assuming that four barrels of benchmark WTI crude oil are converted into three barrels of gasoline, one-half barrel of ULSD and one-half barrel of jet fuel. We calculate this refining margin using the Chicago market values of gasoline and ULSD and the United States Gulf Coast value of jet fuel against the market value of WTI crude oil and refer to this benchmark as the WTI (Chicago) 4-3-1 benchmark refining margin. Our Toledo refinery has a product slate of approximately 52% gasoline, 36% distillate (comprised of jet fuel and ULSD), 5% high-value petrochemicals (including nonene, tetramer, benzene, xylene and toluene) with the remaining portion of the product slate comprised of lower-value products (5% LPGs and 2% other). For this reason, we believe the WTI (Chicago) 4-3-1 is an appropriate benchmark industry refining margin. The majority of Toledo revenues are generated off Chicago-based market prices.

The Toledo refinery’s realized gross margin on a per barrel basis has historically differed from the WTI (Chicago) 4-3-1 benchmark refining margin due to the following factors:

•	the Toledo refinery processes a slate of domestic sweet and Canadian synthetic crude oil. Historically, Toledo’s blended average crude costs have been higher than the market value of WTI crude oil;

•	the Toledo refinery configuration enables it to produce more barrels of product than throughput which generates a pricing benefit; and

•	the Toledo refinery generates a pricing benefit on some of its refined products, primarily its petrochemicals.

Chalmette Refinery. The benchmark refining margin for the Chalmette refinery is the LLS (Gulf Coast)2-1-1 crack spread, which is a benchmark that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of ultra-low sulfur diesel. We calculate this refining margin using the US Gulf Coast Conventional market value of gasoline and ultra-low sulfur diesel against the market value of LLS crude oil and refer to this benchmark as the LLS (Gulf Coast) 2-1-1 benchmark refining margin. Our Chalmette refinery has a product slate of approximately 55% gasoline, 33% distillate (comprised of ULSD, LSD, Heating Oil, and light crude oil), 5% high-value petrochemicals (including benzene and xylenes) with the remaining portion of the product slate comprised of lower-value products (3% petroleum coke, 3% LPGs and 1% other). For this reason, we believe the LLS (Gulf Coast) 2-1-1 is an appropriate benchmark industry refining margin. The majority of Chalmette revenues are generated off Gulf Coast-based market prices.

Results of Operations

The following tables reflect our consolidated financial and operating highlights for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015 (amounts in thousands).

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	(in thousands)
	2015	2014	2013	2016	2015
Revenues	$13,123,929	$19,828,155	$19,151,455	$11,164,571	$9,763,440
Cost and expenses:
Cost of sales, excluding depreciation	11,611,599	18,514,054	17,803,314	9,634,989	8,414,423
Operating expense, excluding depreciation	889,368	880,701	812,652	972,223	625,542
General and administrative expenses	166,904	140,150	95,794	111,272	116,115
Equity income in investee	—	—	—	(1,621)	—
Loss (gain) on sale of asset	(1,004)	(895)	(183)	11,381	(1,133)
Depreciation and amortization expense	191,110	178,996	111,479	155,890	139,757

	12,857,977	19,713,006	18,823,056	10,884,134	9,294,704

Income from operations	265,952	115,149	328,399	280,437	468,736
Other income (expense)
Change in fair value of contingent considerations	—	—	—	—	—
Change in fair value of catalyst lease	10,184	3,969	4,691	(4,556)	8,982
Interest (expense), net	(88,194)	(98,001)	(94,214)	(98,446)	(65,915)

Income before income taxes	187,942	21,117	238,876	177,435	411,803
Income taxes	648	—	—	29,287	—

Net Income	187,294	21,117	238,876	148,148	411,803
Less: net income attributable to noncontrolling interests	274	—	—	438	—

Net income attributable to PBF Holding LLC	$187,020	$21,117	$238,876	$147,710	$411,803

Gross Margin	$441,539	$267,987	$436,867	$405,886	$591,382
Gross refining margin	1,512,330	1,314,101	1,348,141	1,529,582	1,349,017

Operating Highlights

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
Key Operating Information
Production (barrels per day in thousands)	511.9	452.1	451.0	717.6	473.4
Crude oil and feedstocks throughput (barrels per day in thousands)	516.4	453.1	452.8	711.8	478.1
Total crude oil and feedstocks throughput (millions of barrels)	188.4	165.4	165.3	195.0	130.5
Gross margin per barrel of throughput	$2.34	$1.60	$2.64	$2.09	$4.53
Gross refining margin, excluding special items, per barrel of throughput (1)	$10.29	$12.11	$8.16	$6.20	$10.95
Operating expense, excluding depreciation, per barrel of throughput	$4.72	$5.34	$4.92	$4.98	$4.79

Crude and feedstocks (% of total throughput) (2):
Heavy Crude	14%	14%	15%	23%	12%
Medium Crude	49%	44%	42%	38%	50%
Light Crude	26%	33%	35%	28%	27%
Other feedstocks and blends	11%	9%	8%	11%	11%

Total throughput	100%	100%	100%	100%	100%

Yield (% of total throughput):
Gasoline and gasoline blendstocks	49%	47%	46%	49%	47%
Distillates and distillate blendstocks	35%	36%	37%	31%	35%
Lubes	1%	2%	2%	1%	2%
Chemicals	3%	3%	3%	4%	3%
Other	12%	12%	12%	15%	13%

Total yield	100%	100%	100%	100%	100%

(1)	See Non-GAAP Financial measures below.
(2)	We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24° and 35°. We define light crude oil as crude oil with API gravity higher than 35°.

The table below summarizes certain market indicators relating to our operating results as reported by Platts.

	Year Ended December 31,			Nine Months Ended September 30,
	2015	2014	2013	2016	2015
	(dollars per barrel, except as noted)
Dated Brent Crude	$52.56	$98.95	$108.66	$42.05	$55.54
West Texas Intermediate (WTI) crude oil	$48.71	$93.28	$97.99	$41.41	$50.93
Light Louisiana Sweet (LLS) crude oil	$52.36	$96.92	$107.31	$43.20	$55.32
Alaska North Slope (ANS) crude oil	$52.44	$97.52	$107.67	$41.58	$55.39
Crack Spreads
Dated Brent (NYH) 2-1-1	$16.35	$12.92	$12.34	$13.18	$17.75
WTI (Chicago) 4-3-1	$17.91	$15.92	$20.09	$13.07	$20.09
LLS (Gulf Coast) 2-1-1	$14.39	$16.95	$11.54	$10.35	$15.99
ANS (West Coast) 4-3-1	$26.46	$15.59	$15.67	$17.22	$28.06
Crude Oil Differentials
Dated Brent (foreign) less WTI	$3.85	$5.66	$10.67	$0.64	$4.61
Dated Brent less Maya (heavy, sour)	$8.45	$13.08	$11.38	$7.57	$8.12
Dated Brent less WTS (sour)	$3.59	$11.62	$13.31	$1.48	$4.14
Dated Brent less ASCI (sour)	$4.57	$6.49	$6.67	$4.02	$4.43
WTI less WCS (heavy, sour)	$11.87	$19.45	$24.62	$12.15	$11.58
WTI less Bakken (light, sweet)	$2.89	$5.47	$5.12	$1.13	$3.49
WTI less Syncrude (light, sweet)	$(1.45)	$2.25	$0.63	($2.67)	($1.19)
WTI less ANS (light, sweet)	($3.73)	($4.24)	($9.67)	($0.17)	($4.46)
Natural gas (dollars per MMBTU)	$2.63	$4.26	$3.73	$2.35	$2.76

Nine Months Ended September 30, 2016 Compared to the Nine Months Ended September 30, 2015

Overview—Net income was $148.1 million for the nine months ended September 30, 2016 compared to net income of $411.8 million for the nine months ended September 30, 2015.

Our results for the nine months ended September 30, 2016 were positively impacted by a non-cash special item consisting of an LCM adjustment of approximately $320.8 million. Our results for the nine months ended September 30, 2015 were negatively impacted by an LCM adjustment of approximately $81.1 million. These LCM adjustments were recorded due to significant changes in the price of crude oil and refined products in the periods presented. Excluding the impact of the change in LCM reserve, our results were negatively impacted by unfavorable movements in certain crude oil differentials, lower crack spreads, increased costs to comply with the RFS, and increased interest costs partially offset by positive earnings contributions from the Chalmette and Torrance refineries and higher throughput in the Mid-Continent. Throughput volumes in the Mid-Continent were impacted by unplanned downtime in the second quarter of 2015.

Revenues—Revenues totaled $11.2 billion for the nine months ended September 30, 2016 compared to $9.8 billion for the nine months ended September 30, 2015, an increase of approximately $1.4 billion, or 14.4%. Revenues per barrel were $57.25 and $74.80 for the nine months ended September 30, 2016 and 2015, respectively, a decrease of 23.5% directly related to lower hydrocarbon commodity prices. For the nine months ended September 30, 2016, the total throughput rates at our East Coast, Mid-Continent, Gulf Coast and West Coast refineries averaged approximately 327,900 bpd, 165,700 bpd, 171,300 bpd, and 139,600 bpd, respectively. For the nine months ended September 30, 2015, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 325,400 bpd and 152,700 bpd, respectively. The slight increase in throughput rates at our East Coast refineries in 2016 compared to 2015 is primarily due to the planned and unplanned downtime at our Delaware City refinery in 2015 as described above, partially offset by weather-related unplanned downtime at our Delaware City refinery in the first quarter of 2016. The increase in throughput rates at our Mid-Continent refinery in 2016 is due to unplanned downtime in the second quarter of 2015. Our Gulf

Coast and West Coast refineries were not acquired until the fourth quarter of 2015 and third quarter of 2016, respectively. For the nine months ended September 30, 2016, the total barrels sold at our East Coast, Mid-Continent, Gulf Coast and West Coast refineries averaged approximately 366,000 bpd, 175,700 bpd, 209,000 bpd and 177,100 bpd, respectively. For the nine months ended September 30, 2015, the total barrels sold at our East Coast and Mid-Continent refineries averaged approximately 363,400 bpd and 163,000 bpd, respectively. Total refined product barrels sold were higher than throughput rates, reflecting sales from inventory as well as sales and purchases of refined products outside the refinery.

Gross Margin—Gross margin, including refinery operating expenses and depreciation, totaled $405.9 million, or $2.09 per barrel of throughput, for the nine months ended September 30, 2016 compared to $591.4 million, or $4.53 per barrel of throughput, for the nine months ended September 30, 2015, a decrease of $185.5 million. Gross refining margin (as described below in Non-GAAP Financial Measures) totaled $1,529.6 million, or $7.85 per barrel of throughput ($1,208.7 million or $6.20 per barrel of throughput excluding the impact of special items), for the nine months ended September 30, 2016 compared to $1,349.0 million, or $10.33 per barrel of throughput ($1,430.2 million or $10.95 per barrel of throughput excluding the impact of special items) for the nine months ended September 30, 2015, an increase of approximately $180.6 million or a decrease of $221.5 million excluding special items. Excluding the impact of special items, gross margin and gross refining margin decreased due to unfavorable movements in certain crude differentials, lower crack spreads as persistent above-average refined product inventory levels weighed on margins, and increased costs to comply with the RFS, partially offset by higher throughput rates in the Mid-Continent and positive margin contributions from the Chalmette and Torrance refineries acquired in the fourth quarter of 2015 and third quarter of 2016, respectively. Costs to comply with our obligation under the RFS totaled $170.9 million for the nine months ended September 30, 2016 (excluding our Gulf Coast and West Coast refineries, whose costs to comply with RFS totaled $81.0 million for the nine months ended September 30, 2016) compared to $108.9 million for the nine months ended September 30, 2015. In addition, gross margin and gross refining margin were positively impacted by a non-cash LCM adjustment of approximately $320.8 million resulting from the change in crude oil and refined product prices from the year ended 2015 to the end of the third quarter of 2016 which, while remaining below historical costs, increased since the year end. The non-cash LCM adjustment decreased gross margin and gross refining margin by approximately $81.1 million in the nine months ended September 30, 2015.

Average industry refining margins in the Mid-Continent were weaker during the nine months ended September 30, 2016 as compared to the same period in 2015. The WTI (Chicago) 4-3-1 industry crack spread was $13.07 per barrel, or 34.9% lower, in the nine months ended September 30, 2016 as compared to $20.09 per barrel in the same period in 2015. Our margins were negatively impacted from our refinery specific crude slate in the Mid-Continent which was impacted by a declining WTI/Bakken differential and an adverse WTI/Syncrude differential, which averaged a premium of $2.67 per barrel during the nine months ended September 30, 2016 as compared to a premium of $1.19 per barrel in the same period of 2015.

The Dated Brent (NYH) 2-1-1 industry crack spread was $13.18 per barrel, which was approximately 25.7% lower in the nine months ended September 30, 2016 as compared to $17.75 per barrel in the same period in 2015. The Dated Brent/WTI differential and Dated Brent/Maya differential were $3.97 and $0.55 lower, respectively, in the nine months ended September 30, 2016 as compared to the same period in 2015. In addition, the WTI/Bakken differential was approximately $2.36 per barrel less favorable in the nine months ended September 30, 2016 as compared to the same period in 2015. Reductions in these benchmark crude differentials typically result in higher crude costs and negatively impact our earnings.

Operating Expenses—Operating expenses totaled $972.2 million, or $4.98 per barrel of throughput, for the nine months ended September 30, 2016 compared to $625.5 million, or $4.79 per barrel of throughput, for the nine months ended September 30, 2015, an increase of $346.7 million, or 55.4%. The increase in operating expenses was mainly attributable to the operating expenses associated with the Chalmette and Torrance refineries and related logistics assets which totaled approximately $248.0 million and $127.1 million, respectively. Total operating expenses for the nine months ended September 30, 2016, excluding our Chalmette and Torrance refineries, were reduced by lower energy costs, mainly due to lower natural gas prices.

General and Administrative Expenses—General and administrative expenses totaled $111.3 million for the nine months ended September 30, 2016 compared to $116.1 million for the nine months ended September 30, 2015, a decrease of approximately $4.8 million or 4.2%. The decrease in general and administrative expenses for the nine months ended September 30, 2016 over the same period of 2015 primarily relates to reduced employee related expenses of $27.3 million mainly due to lower incentive compensation expenses, partially offset by $10.1 million in additional outside services to support our refineries, including the Torrance refinery and an increase of $11.9 million in acquisition related costs for the period. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Loss (gain) on Sale of Assets—There was a loss of $11.4 million on sale of assets for the nine months ended September 30, 2016 relating to the sale of non-refining assets in the second and third quarter of 2016 as compared to a gain of $1.1 million for the nine months ended September 30, 2015 which related to the sale of railcars which were subsequently leased back.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $155.9 million for the nine months ended September 30, 2016 compared to $139.8 million for the nine months ended September 30, 2015, an increase of $16.1 million. The increase was primarily a result of additional depreciation expense associated with the assets acquired in the Chalmette and Torrance Acquisitions and a general increase in our fixed asset base due to capital projects and turnarounds completed since the third quarter of 2015.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a loss of $4.6 million for the nine months ended September 30, 2016 compared to a gain of $9.0 million for the nine months ended September 30, 2015. These losses and gains relate to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to repurchase at fair market value on the lease termination dates.

Interest Expense, net—Interest expense totaled $98.4 million for the nine months ended September 30, 2016 compared to $65.9 million for the nine months ended September 30, 2015, an increase of approximately $32.5 million. This increase is mainly attributable to higher interest costs associated with the issuance of the 2023 Senior Secured Notes in November 2015, increased interest expense related to the affiliate notes payable and the drawdown under our Revolving Loan to partially fund the Torrance Acquisition in July 2016, partially offset by lower letter of credit fees. Interest expense includes interest on long-term debt and notes payable, costs related to the sale and leaseback of our precious metals catalyst, financing costs associated with the A&R Inventory Intermediation Agreements with J. Aron, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing costs.

Income Tax Expense—As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes our consolidated financial statements generally do not include a benefit or provision for income taxes for the nine months ended September 30, 2016 apart from the income tax attributable to two subsidiaries acquired in connection with the acquisition of Chalmette Refining in the fourth quarter of 2015 and its wholly-owned Canadian subsidiary, PBF Energy Limited (“PBF Ltd.”). The two subsidiaries acquired in connection with the Chalmette Acquisition are treated as C-Corporations for income tax purposes.

The two Chalmette subsidiaries incurred $1.5 million of income tax expense and PBF Holding incurred an income tax charge of $27.8 million attributable to PBF Ltd. for the nine months ended September 30, 2016.

2015 Compared to 2014

Overview—Net income for PBF Holding was $187.3 million for the year ended December 31, 2015 compared to $21.1 million for the year ended December 31, 2014.

Our results for the year ended December 31, 2015 were negatively impacted by a non-cash special item consisting of an inventory LCM adjustment of approximately $427.2 million whereas our results for the year ended December 31, 2014 were negatively impacted by an inventory LCM adjustment of approximately $690.1 million. These LCM charges were recorded due to significant declines in the price of crude oil and refined products in 2015 and 2014. Our throughput rates during the year ended December 31, 2015 compared to December 31, 2014 were higher due to the acquisition of the Chalmette refinery on November 1, 2015 as well as an approximate 40-day plant-wide planned turnaround at our Toledo Refinery completed in the fourth quarter of 2014. Our results for the year ended December 31, 2015 were positively impacted by higher throughput volumes, lower non-cash special items for LCM charges and higher crack spreads for the East Coast and in the Mid-Continent partially offset by unfavorable movements in certain crude differentials.

Revenues—Revenues totaled $13.1 billion for the year ended December 31, 2015 compared to $19.8 billion for the year ended December 31, 2014, a decrease of approximately $6.7 billion or 33.8%. For the year ended December 31, 2015, the total throughput rates in the East Coast and Mid-Continent refineries averaged approximately 330,700 bpd and 153,800 bpd, respectively. For the period from its acquisition on November 1, 2015 through December 31, 2015, our Gulf Coast refinery’s throughput averaged 190,800 bpd. For the year ended December 31, 2014, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 325,300 bpd and 127,800 bpd, respectively. The increase in throughput rates at our East Coast refineries in 2015 compared to 2014 was primarily due to higher run rates as a result of favorable market economics partially offset by unplanned downtime at our Delaware City refinery in 2015. The increase in throughput rates at our Mid-Continent refinery in 2015 compared to 2014 was primarily due to an approximate 40-day plant-wide planned turnaround completed in the fourth quarter of 2014. For the year ended December 31, 2015, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 366,100 bpd and 162,600 bpd, respectively. For the year ended December 31, 2014, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 350,800 bpd and 144,100 bpd, respectively. For the period from its acquisition on November 1, 2015 through December 31, 2015, the total refined product barrels sold at our Gulf Coast refinery averaged 216,100 bpd. Total refined product barrels sold were higher than throughput rates, reflecting sales from inventory as well as sales and purchases of refined products outside the refineries.

Gross Margin—Gross refining margin (as defined below in “Non-GAAP Financial Measures”) totaled $1,512.3 million, or $8.02 per barrel of throughput (or $1,939.6 million or $10.29 per barrel of throughput excluding the impact of special items) for the year ended December 31, 2015 compared to $1,314.1 million, or $7.94 per barrel of throughput (or $2,004.2 million or $12.11 per barrel of throughput excluding the impact of special items) for the year ended December 31, 2014. Gross margin, including refinery operating expenses and depreciation, totaled $441.5 million, or $2.34 per barrel of throughput, for the year ended December 31, 2015, compared to $268.0 million, or $1.60 per barrel of throughput for the year ended December 31, 2014, an increase of $173.6 million. Excluding the impact of special items, gross refining margin decreased due to the narrowing of certain crude differentials partially offset by higher throughput rates, reflecting the impact from the Chalmette Acquisition, and favorable movements in crack spreads. Excluding the impact of special items, gross margin was relatively consistent with the prior year.

Average industry refining margins in the U.S. Mid-Continent were generally improved during the year ended December 31, 2015, as compared to the same period in 2014. The WTI (Chicago) 4-3-1 industry crack spread was approximately $17.91 per barrel, or 12.5% higher, in the year ended December 31, 2015, as compared to the same period in 2014. The price of WTI versus Dated Brent and other crude discounts narrowed during the year ended December 31, 2015, and our refinery specific crude slate in the Mid-Continent faced an adverse WTI/Syncrude differential, which averaged a premium of $1.45 per barrel for the year ended December 31, 2015 as compared to a discount of $2.25 per barrel in the same period in 2014.

The Dated Brent (NYH) 2-1-1 industry crack spread was approximately $16.35 per barrel, or 26.5% higher, in the year ended December 31, 2015, as compared to the same period in 2014. However, the WTI/Dated Brent differential was $1.81 lower in the year ended December 31, 2015, as compared to the same period in 2014, and the WTI/Bakken differential was $2.58 per barrel less favorable for the same periods. The Dated Brent/Maya differential was approximately $4.63 per barrel less favorable in the year ended December 31, 2015 as compared to the same period in 2014. Additionally, the decrease in the Dated Brent/Maya crude differential, our proxy for the light/heavy crude differential, had a negative impact on our East Coast refineries, which can process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil. However, the lower flat price of crude oil during 2015 as compared to 2014 resulted in improved margins on certain lower value products we produce.

Operating Expenses—Operating expenses totaled $889.4 million, or $4.72 per barrel of throughput, for the year ended December 31, 2015 compared to $880.7 million, or $5.34 per barrel of throughput, for the year ended December 31, 2014, an increase of $8.7 million, or 1.0%. The increase in operating expenses is mainly attributable to an increase of approximately $45.8 million in maintenance costs, primarily driven by the Chalmette Acquisition in 2015 and general repairs at the Delaware City and Paulsboro refineries, an increase of $17.3 million in employee compensation primarily driven by additional headcount and $14.9 million of increased catalyst and chemicals costs partially offset by net reduced energy and utility costs of $64.4 million due to lower natural gas prices and $4.4 million lower other fixed charges. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs at our refineries. Although operating expenses increased on an overall basis, refinery operating expenses per barrel decreased as a result of higher throughput volumes.

General and Administrative Expenses—General and administrative expenses totaled $166.9 million for the year ended December 31, 2015, compared to $140.2 million for the year ended December 31, 2014, an increase of $26.7 million or 19.1%. The increase in general and administrative expenses primarily relates to higher employee compensation expense of $13.3 million, mainly related to higher headcount and higher incentive compensation expenses, higher outside services fees of $3.0 million related to professional, legal and engineering consultants attributable to the Chalmette Acquisition, and higher equity compensation expense of $1.3 million. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Gain on Sale of Assets—Gain on sale of assets for the year ended December 31, 2015 was $1.0 million which related to the sale of railcars which were subsequently leased back to us, compared to a gain of $0.9 million for the year ended December 31, 2014, for the sale of railcars.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $191.1 million for the year ended December 31, 2015, compared to $179.0 million for the year ended December 31, 2014, an increase of $12.1 million. The increase was largely driven by our increased fixed asset base due to capital projects and turnarounds completed during 2014 and 2015 as well as the acquisition of the Chalmette refinery in 2015. These general increases were partially offset by reduction in impairment charges. In 2014, we recorded a $28.5 million impairment related to an abandoned capital project at our Delaware City refinery during that year whereas we did not record any significant impairment charges in the year ended December 31, 2015.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $10.2 million for the year ended December 31, 2015, compared to a gain of $4.0 million for the year ended December 31, 2014. This gain relates to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to return or repurchase at fair market value on the lease termination dates.

Interest Expense, net—Interest expense totaled $88.2 million for the year ended December 31, 2015, compared to $98.0 million for the year ended December 31, 2014, a decrease of $9.8 million. The decrease is mainly attributable to the termination of our crude and feeedstock supply agreement with MSCG, effective July 31, 2014. Interest expense includes interest on long-term debt including the Senior Secured Notes and credit facility, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreement with Statoil up to its expiration on December 31, 2015, financing costs associated with the Inventory Intermediation Agreements with J. Aron, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing fees.

Income Tax Expense—As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes our consolidated financial statements do not include a benefit or provision for income taxes for the years ended December 31, 2015 and 2014 apart from the income tax attributable to two subsidiaries of Chalmette Refining that are treated as C-Corporations for income tax purposes.

2014 Compared to 2013

Overview—Net income was $21.1 million for the year ended December 31, 2014 compared to $238.9 million for the year ended December 31, 2013.

Our results for the year ended December 31, 2014 were negatively impacted by a non-cash special item consisting of an inventory LCM charge of approximately $690.1 million due to a significant decline in the price of crude oil and refined products during the second half of 2014 into early 2015. Our throughput rates during the year ended December 31, 2014 compared to December 31, 2013 were relatively flat. The throughput rates during 2014 in the Mid-Continent were affected by an approximate 40-day plant-wide planned turnaround completed in the fourth quarter of 2014. On January 31, 2013 there was a brief fire within the fluid catalytic cracking complex at the Toledo refinery that resulted in that unit being temporarily shutdown. The refinery resumed running at planned rates on February 18, 2013. During the fourth quarter of 2013, our Delaware City Refinery was impacted by 40-day planned turnaround of the coker unit. Excluding the impact of the LCM charge of $690.1 million, our results for the year ended December 31, 2014 were positively impacted by higher throughput volumes, favorable movements in certain crude differentials and lower costs related to compliance with the RFS partially offset by unfavorable movements in certain product margins and lower crack spreads in the Mid-Continent, higher energy costs and an impairment charge of $28.5 million.

Revenues—Revenues totaled $19.8 billion for the year ended December 31, 2014 compared to $19.2 billion for the year ended December 31, 2013, an increase of approximately $0.7 billion, or 3.5%. For the year ended December 31, 2014, the total throughput rates in the East Coast and Mid-Continent refineries averaged approximately 325,300 bpd and 127,800 bpd, respectively. For the year ended December 31, 2013, the total throughput rates at our East Coast and Mid-Continent refineries averaged approximately 310,300 bpd, and 142,500 bpd, respectively. The increase in throughput rates at our East Coast refineries in 2014 compared to 2013 was primarily due to higher run rates, favorable economics and planned downtime at our Delaware City refinery in 2013. The decrease in throughput rates at our Mid-Continent refinery in 2014 compared to 2013 was primarily due to an approximate 40-day plant-wide planned turnaround completed in the fourth quarter of 2014. For the year ended December 31, 2014, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 350,800 bpd and 144,100 bpd, respectively. For the year ended December 31, 2013, the total refined product barrels sold at our East Coast and Mid-Continent refineries averaged approximately 307,600 bpd and 153,700 bpd, respectively. Total barrels sold at our Mid-Continent refinery are typically higher than throughput rates, reflecting sales and purchases of refined products outside the refinery. Total barrels sold at our East Coast refineries typically reflect inventory movements in addition to throughput rates.

Gross Margin—Gross refining margin (as defined below in “Non-GAAP Financial Measures”) totaled $1,314.1 million, or $7.94 per barrel of throughput, or ($2,004.2 million or $12.11 per barrel of throughput excluding the impact of special items) for the year ended December 31, 2014 compared to $1,348.1 million, or $8.16 per barrel of throughput during the year ended December 31, 2013. Gross margin, including refinery operating expenses and depreciation, totaled $268.0 million, or $1.60 per barrel of throughput, for the year ended December 31, 2014, compared to $436.9 million, or $2.64 per barrel of throughput, for the year ended December 31, 2013, a decrease of $168.9 million. Excluding the impact of special items, gross margin and gross refining margin increased due to higher throughput rates, favorable movements in certain crude differentials and lower costs of compliance with RFS. Gross margin and gross refining margin were impacted by a non-cash LCM charge of approximately $690.1 million resulting from the significant decrease in crude oil and refined product prices during the second half of 2014 into early 2015.

Average industry refining margins in the U.S. Mid-Continent were generally weaker during the year ended December 31, 2014, as compared to the same period in 2013. The WTI (Chicago) 4-3-1 industry crack spread was approximately $15.92 per barrel or 20.8% lower in the year ended December 31, 2014, as compared to the same period in 2013. While the price of WTI versus Dated Brent and other crude discounts narrowed during the year ended December 31, 2014, our refinery specific crude slate in the Mid-Continent benefited from an improving WTI/Syncrude differential, which averaged a discount of $2.25 per barrel for the year ended December 31, 2014 as compared to $0.63 per barrel in the same period in 2013.

The Dated Brent (NYH) 2-1-1 industry crack spread was approximately $12.92 per barrel, or 4.7%, higher in the year ended December 31, 2014, as compared to the same period in 2013. While the WTI/Dated Brent differential was $5.01 lower in the year ended December 31, 2014, as compared to the same period in 2013, the WTI/Bakken differential was $0.35 per barrel more favorable for the same periods. The Dated Brent/Maya differential was approximately $1.7 per barrel more favorable in the year ended December 31, 2014 as compared to the same period in 2013. While a decrease in the WTI/Dated Brent crude differential can unfavorably impact our East Coast refineries, we significantly increased our shipments of rail-delivered WTI-based crudes from the Bakken and Western Canada, which had the overall effect of reducing the cost of crude oil processed at our East Coast refineries and increasing our gross refining margin and gross margin. Additionally, the increase in the Dated Brent/Maya crude differential, our proxy for the light/heavy crude differential, had a positive impact on our East Coast refineries, which can process a large slate of medium and heavy, sour crude oil that is priced at a discount to light, sweet crude oil.

Operating Expenses—Operating expenses totaled $880.7 million, or $5.34 per barrel of throughput, for the year ended December 31, 2014 compared to $812.7 million, or $4.92 per barrel of throughput, for the year ended December 31, 2013, an increase of $68.0 million, or 8.4%. The increase in operating expenses is mainly attributable to an increase of approximately $42.7 million in energy and utilities costs, primarily driven by higher natural gas prices, $13.7 million in increased personnel costs, and $1.9 million in higher outside engineering and consulting fees related to refinery capital and maintenance projects. Our operating expenses principally consist of salaries and employee benefits, maintenance, energy and catalyst and chemicals costs at our refineries.

General and Administrative Expenses—General and administrative expenses totaled $140.2 million for the year ended December 31, 2014, compared to $95.8 million for the year ended December 31, 2013, an increase of $44.4 million or 46.3%. The increase in general and administrative expenses primarily relates to higher employee compensation expense of $43.5 million, mainly related to increases in incentive compensation, headcount, and severance costs. Our general and administrative expenses are comprised of the personnel, facilities and other infrastructure costs necessary to support our refineries.

Gain on Sale of Assets—Gain on sale of assets for the year ended December 31, 2014 was $0.9 million which related to the sale of railcars which were subsequently leased back to us, compared to a gain of $0.2 million for the year ended December 31, 2013, for the sale of railcars.

Depreciation and Amortization Expense—Depreciation and amortization expense totaled $179.0 million for the year ended December 31, 2014, compared to $111.5 million for the year ended December 31, 2013, an increase of $67.5 million. The increase was impacted by an impairment charge of $28.5 million related to an abandoned capital project at our Delaware City refinery during the year ended December 31, 2014. In addition, the increase is due to capital projects completed during the year including the expansion of crude rail infrastructure. We also completed turnarounds in late 2013 and early 2014 and other refinery optimization projects at Toledo.

Change in Fair Value of Catalyst Leases—Change in the fair value of catalyst leases represented a gain of $4.0 million for the year ended December 31, 2014, compared to a gain of $4.7 million for the year ended December 31, 2013. The gain relates to the change in value of the precious metals underlying the sale and leaseback of our refineries’ precious metals catalyst, which we are obligated to return or repurchase at fair market value on the lease termination dates.

Interest Expense, net—Interest expense totaled $98.0 million for the year ended December 31, 2014, compared to $94.2 million for the year ended December 31, 2013, an increase of $3.8 million. The increase in interest expense is primarily due to higher letter of credit fees. Interest expense includes interest on long-term debt, costs related to the sale and leaseback of our precious metals catalyst, interest expense incurred in connection with our crude and feedstock supply agreements with Statoil and MSCG, financing cost associated with the Inventory Intermediation Agreements, letter of credit fees associated with the purchase of certain crude oils, and the amortization of deferred financing fees.

Income Tax Expense—As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes our consolidated financial statements do not include a benefit or provision for income taxes for the years ended December 31, 2014 and 2013.

Non-GAAP Financial Measures

Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Special Items

The non-GAAP measures presented include EBITDA excluding special items and gross refining margin excluding special items. The special items for the periods presented relate to a LCM adjustment. LCM is a GAAP guideline related to inventory valuation that requires inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (“LIFO”) inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write-down the value of inventory to market value in accordance with the GAAP. In the subsequent periods, the value of the inventory is reassessed and a LCM adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period. Although we believe that non-GAAP financial measures, excluding the impact of special items, provide useful supplemental information to investors regarding the results and performance of our business and allow for more useful period-over-period comparisons, such non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Gross Refining Margin

Gross refining margin is defined as gross margin excluding depreciation and operating expense related to the refineries. We believe gross refining margin is an important measure of operating performance and provides useful information to investors because it is a better metric comparison for the industry refining margin benchmarks, as the refining margin benchmarks do not include a charge for depreciation expense. In order to assess our operating performance, we compare our gross refining margin (revenue less cost of sales) to industry refining margin benchmarks and crude oil prices as described in the table below.

Gross refining margin should not be considered an alternative to gross margin, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross refining margin presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of gross refining margin to the most directly comparable GAAP financial measure, gross margin, on a historical basis, as applicable, for each of the periods indicated:

	Year Ended December 31,
	2015		2014		2013
	$	per barrel of throughput	$	per barrel of throughput	$	per barrel of throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$441,539	$2.34	$267,987	$1.60	$436,867	$2.64
Add: Refinery operating expense	889,368	4.72	880,701	5.34	812,652	4.92
Add: Refinery depreciation expense	181,423	0.96	165,413	1.00	98,622	0.60

Gross refining margin	$1,512,330	$8.02	$1,314,101	$7.94	$1,348,141	$8.16

Special items:
Less: Non-cash LCM inventory adjustment (1)	427,226	2.27	690,110	4.17	—	—

Gross refining margin excluding special items	$1,939,556	$10.29	$2,004,211	$12.11	$1,348,141	$8.16

(1)	During the year ended December 31, 2015, the Company recorded an adjustment to value its inventory to the lower of cost or market, which resulted in a net impact of $427.2 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $1,117.3 million at December 31, 2015. During the year December 31, 2014, the Company recorded an adjustment to value its inventory to the lower of cost or market which resulted in a net impact of $690.1 million. The net impact of the LCM inventory adjustments are included in the operating income, but are excluded from the operating results presented in the table in order to make such information comparable between periods.

	Nine Months Ended September 30,
	2016		2015
	$	per barrel of throughput	$	per barrel of throughput
Reconciliation of gross margin to gross refining margin:
Gross margin	$405,886	$2.09	$591,382	$4.53
Add: Refinery operating expenses	972,223	4.98	625,542	4.79
Add: Refinery depreciation expense	151,473	0.78	132,093	1.01

Gross refining margin	$1,529,582	$7.85	$1,349,017	$10.33

Special items:
Add: Non-cash LCM inventory adjustment (1)	(320,833)	(1.65)	81,147	0.62

Gross refining margin excluding special items	$1,208,749	$6.20	$1,430,164	$10.95

(1)	During the nine months ended September 30, 2016, the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in a net impact of $320.8 million reflecting the change in the lower of cost or market inventory reserve from $1,117.3 million at December 31, 2015 to $796.5 million at September 30, 2016. During the nine months ended September 30, 2015 the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in a net impact of $81.1 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $771.3 million at September 30, 2015. The net impact of these LCM inventory adjustments are included in operating income, but are excluded from the operating results presented in the table in order to make such information comparable between periods.

EBITDA and Adjusted EBITDA

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Secured Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense, gains (losses) from certain derivative activities and contingent consideration, the non-cash change in the deferral of gross profit related to the sale of certain finished products and the write down of inventory to the LCM. Other companies, including other companies in our industry, may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures, EBITDA and Adjusted EBITDA also have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include that EBITDA and Adjusted EBITDA:

•	do not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	do not reflect realized and unrealized gains and losses from hedging activities, which may have a substantial impact on our cash flow;

•	do not reflect certain other non-cash income and expenses; and

•	exclude income taxes that may represent a reduction in available cash.

The following tables reconcile net income as reflected in our results of operations to EBITDA and Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2015	2014	2013
Reconciliation of net income to EBITDA:
Net income	$187,294	$21,117	$238,876
Add: Depreciation and amortization expense	191,110	178,996	111,479
Add: Interest expense, net	88,194	98,001	94,214
Add: Income tax expense (benefit)	648	—	—

EBITDA	$467,246	$298,114	$444,569

Special Items:
Add: Non-cash LCM inventory adjustment (1)	427,226	690,110	—

EBITDA excluding special items	$894,472	$988,224	$444,569

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$467,246	$298,114	$444,569
Add: Stock based compensation	9,218	6,095	3,753
Add: LCM adjustment	427,226	690,110	—
Add: Non-cash change in fair value of catalyst lease obligations	(10,184)	(3,969)	(4,691)
Add: Non-cash change in fair value of inventory repurchase obligations	—	—	(12,985)
Add: Non-cash deferral of gross profit on finished product sales	—	—	(31,329)

Adjusted EBITDA	$893,506	$990,350	$399,317

(1)	During the year ended December 31, 2015, the Company recorded an adjustment to value its inventory to the lower of cost or market, which resulted in a net impact of $427.2 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $1,117.3 million at December 31, 2015. During the year December 31, 2014, the Company recorded an adjustment to value its inventory to the lower of cost or market which resulted in a net impact of $690.1 million. The net impact of the LCM inventory adjustments are included in the operating income, but are excluded from the operating results presented in the table in order to make such information comparable between periods.

	Nine Months Ended September 30,
	2016	2015
Reconciliation of net income to EBITDA:
Net income	$148,148	$411,803
Add: Depreciation and amortization expense	155,890	139,757
Add: Interest expense, net	98,446	65,915
Add: Income tax expense	29,287	—

EBITDA	$431,771	$617,475

Special Items:
Less: Non-cash LCM inventory adjustment (1)	(320,833)	81,147

EBITDA excluding special items	$110,938	$698,622

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$431,771	$617,475
Add: Stock based compensation	12,658	6,329
Add: Non-cash change in fair value of catalyst lease obligations	4,556	(8,982)
Less: Non-cash LCM inventory adjustment (1)	(320,833)	81,147

Adjusted EBITDA	$128,152	$695,969

(1)	During the nine months ended September 30, 2016, the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in a net impact of $320.8 million reflecting the change in the lower of cost or market inventory reserve from $1,117.3 million at December 31, 2015 to $796.5 million at September 30, 2016. During the nine months ended September 30, 2015 the Company recorded an adjustment to value its inventories to the lower of cost or market which resulted in a net impact of $81.1 million reflecting the change in the lower of cost or market inventory reserve from $690.1 million at December 31, 2014 to $771.3 million at September 30, 2015.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity are our cash flows from operations and borrowing availability under our credit facilities, as more fully described below. We believe that our cash flows from operations and available capital resources will be sufficient to meet our and our subsidiaries’ capital expenditure, working capital, distribution payments and debt service requirements for the next twelve months. On July 1, 2016, we closed the Torrance Acquisition with a combination of cash on hand including proceeds from PBF Energy’s October 2015 Equity Offering and borrowings under our Revolving Loan. However, our ability to generate sufficient cash flow from operations depends, in part, on petroleum market pricing and general economic, political and other factors beyond our control. We are in compliance as of September 30, 2016 with all of the covenants, including financial covenants, for all of our debt agreements.

Cash Flow Analysis

Cash Flows from Operating Activities

Nine months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Net cash provided by operating activities was $291.5 million for the nine months ended September 30, 2016 compared to net cash provided by operating activities of $257.8 million for the nine months ended September 30, 2015. Our operating cash flows for the nine months ended September 30, 2016 included our net income of $148.1 million, plus net non-cash charges relating to depreciation and amortization of $162.6 million, change in the fair value of our inventory repurchase obligations of $29.3 million, deferred income taxes of $27.8 million, pension and other post retirement benefits costs of $25.9 million, a change in the fair value of our catalyst lease of $4.6 million, equity-based compensation of $12.7 million and loss on sale of assets of $11.4 million, offset by a net non-cash benefit of $320.8 million relating to a LCM adjustment and equity income from our investment in TVPC of $1.6 million. In addition, net changes in working capital reflected sources of cash of $191.6 million driven by the timing of inventory purchases, payments for accrued expenses and accounts payable and collections of accounts receivable. Our operating cash flows for the nine months ended September 30, 2015 included our net income of $411.8 million, plus net non-cash charges relating to depreciation and amortization of $146.0 million, the non-cash charge of $81.1 million relating to a LCM inventory adjustment, the change in the fair value of our inventory repurchase obligations of $53.4 million, pension and other post retirement benefits costs of $19.3 million and stock-based compensation of $6.3 million, partially offset by changes in the fair value of our catalyst lease obligations of $9.0 million and gain on sale of assets of $1.1 million. In addition, net changes in working capital reflected uses of cash of $450.1 million driven by the timing of inventory purchases, payments for accrued expenses and collections of accounts receivables.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Net cash provided by operating activities was $652.4 million for the year ended December 31, 2015 compared to net cash provided by operating activities of $495.7 million for the year ended December 31, 2014. Our operating cash flows for the year ended December 31, 2015 included our net income of $187.3 million, plus net non-cash charges relating to an LCM adjustment of $427.2 million, depreciation and amortization of $199.4 million, change in the fair value of our inventory repurchase obligations of $63.4 million, pension and other post retirement benefits costs of $27.0 million, and stock-based compensation of $9.2 million, partially offset by the changes in the fair value of our catalyst lease of $10.2 million, and gain on sale of assets of $1.0 million. In addition, net changes in working capital reflected uses of cash of $249.9 million driven by timing of inventory purchases and collections of accounts receivables. Our operating cash flows for the year ended December 31, 2014 included our net income of $21.1 million, plus net non-cash charges relating to an LCM adjustment of $690.1 million, depreciation and amortization of $186.4 million, pension and other post retirement benefits costs of $22.6 million, and stock-based compensation of $6.1 million, partially offset by the change in the fair value of our inventory repurchase obligations of $93.2 million, changes in the fair value of our catalyst lease of $4.0 million, and gain on sales of assets of $0.9 million. In addition, net changes in working capital reflected uses of cash of $332.5 million driven by timing of inventory purchases and collections of accounts receivables as well as payments associated with the terminations of the MSCG offtake and Statoil supply agreements.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash provided by operating activities was $495.7 million for the year ended December 31, 2014 compared to net cash provided by operating activities of $311.3 million for the year ended December 31, 2013. Our operating cash flows for the year ended December 31, 2013 included our net income of $238.9 million, plus net non-cash charges relating to depreciation and amortization of $118.0 million, pension and other post retirement benefits of $16.7 million and stock-based compensation of $3.8 million, partially offset by the change in the fair value of our inventory repurchase obligations of $20.5 million, change in the fair value of our catalyst lease of $4.7 million, and gain on sales of assets of $0.2 million. In addition, net changes in working capital reflected uses of cash of $40.7 million in cash driven by increases in hydrocarbon purchases and sales volumes and their associated impact on inventory, accounts receivable, and hydrocarbon-related liabilities.

Cash Flows from Investing Activities

Nine months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Net cash used in investing activities was $1,316.0 million for the nine months ended September 30, 2016 compared to net cash used in investing activities of $166.7 million for the nine months ended September 30, 2015. The net cash flows used in investing activities for the nine months ended September 30, 2016 was comprised of cash outflows of $971.9 million used to fund the Torrance Acquisition, capital expenditures totaling $187.7 million, expenditures for refinery turnarounds of $138.9 million, expenditures for other assets of $27.7 million and a final net working capital settlement of $2.7 million associated with the acquisition of the Chalmette refinery, partially offset by $13.0 million of proceeds from sale of assets. Net cash used in investing activities for the nine months ended September 30, 2015 was comprised of capital expenditures totaling $287.9 million, expenditures for refinery turnarounds of $39.7 million and expenditures for other assets of $7.3 million, partially offset by $168.3 million in proceeds from the sale of railcars.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Net cash used in investing activities was $811.2 million for the year ended December 31, 2015 compared to net cash used in investing activities of $422.7 million for the year ended December 31, 2014. The net cash flows used in investing activities for the year ended December 31, 2015 was comprised of $565.3 million used in the acquisition of the Chalemette refinery, capital expenditures totaling $352.4 million, expenditures for turnarounds of $53.6 million, and expenditures for other assets of $8.2 million, partially offset by $168.3 million in proceeds from the sale of railcars. The net cash flows used in investing activities for the year ended December 31, 2014 was comprised of capital expenditures totaling $470.5 million, expenditures for turnarounds of $137.7 million, and expenditures for other assets of $17.3 million, partially offset by $202.7 million in proceeds from the sale of assets.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash used in investing activities was $422.7 million for the year ended December 31, 2014 compared to net cash used in investing activities of $313.3 million for the year ended December 31, 2013. Net cash used in investing activities for the year ended December 31, 2013 was comprised of capital expenditures totaling $318.4 million, expenditures for turnarounds of $64.6 million, primarily at our Toledo refinery and expenditures for other assets of $32.7 million, slightly offset by $102.4 million in proceeds from the sale of assets.

Cash Flows from Financing Activities

Nine months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Net cash provided by financing activities was $629.1 million for the nine months ended September 30, 2016 compared to net cash provided by financing activities of $59.9 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2016, net cash provided by financing activities consisted primarily of proceeds from the Revolving Loan of $550.0 million, a contribution from our parent of $175.0 million, proceeds from catalyst lease of $7.9 million and a net increase of $0.1 million in proceeds from affiliate notes payable partially offset by $92.5 million of distributions to members and repayments of the Rail Facility of $11.5 million. For the nine months ended September 30, 2015, net cash provided by financing activities consisted primarily of $29.8 million of proceeds from affiliate notes payable and $30.1 million of net proceeds from the Rail Facility.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Net cash provided by financing activities was $855.2 million for the year ended December 31, 2015 compared to net cash used of $68.5 million for the year ended December 31, 2014. For the year ended December 31, 2015, net cash provided by financing activities consisted primarily of $500.0 million in proceeds from the 2023 Senior Secured Notes, capital contributions of $345.0 million, proceeds from affiliate note payable of $347.8 million, and net proceeds from the Rail Facility of $30.1 million, partially offset by distributions to members of $350.7 million and $17.1 million for deferred financing costs and other. For the year ended December 31, 2014, net cash provided by financing activities consisted primarily of capital contributions of distributions of $328.7 million, proceeds from affiliate notes payable of $90.6 million, net proceeds from the Rail Facility of $37.3 million, partially offset by distribution to members of $361.4 million, net repayments of the Revolving Loan of $15.0 million and $11.7 million for deferred financing costs and other.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net cash provided by financing activities was $68.5 million for the year ended December 31, 2014 compared to net cash used in financing activities of $175.3 million for the year ended December 31, 2013. For the year ended December 31, 2013, net cash used in financing activities consisted primarily of distributions of $215.8 million, payments of contingent consideration related to the Toledo acquisition of $21.4 million and $1.0 million for deferred financing costs and other, partially offset by $31.8 million of proceeds from affiliate notes payable, $15.0 million of net proceeds from revolver borrowings, $14.3 million in proceeds from sale of catalyst, and $1.8 million of proceeds from members’ capital contributions.

Senior Secured Notes

On February 9, 2012, PBF Holding and its wholly-owned subsidiary, PBF Finance Corporation, issued an aggregate principal amount of $675.5 million of the 2020 Senior Secured Notes. The net proceeds from the offering of approximately $665.8 million were used to repay our Paulsboro Promissory Note in the amount of $150.6 million, our Term Loan Facility in the amount of $123.8 million, our Toledo Promissory Note in the amount of $181.7 million, and to reduce indebtedness under the Revolving Loan.

On November 24, 2015, PBF Holding and PBF Finance Corporation issued $500.0 million in aggregate principal amount of the 2023 Senior Secured Notes. The net proceeds were approximately $490.0 million after deducting the initial purchasers’ discount and offering expenses. The Company used the proceeds for general corporate purposes, including to fund a portion of the purchase price for the Torrance Acquisition.

The Senior Secured Notes are our senior obligations and payment is jointly and severally guaranteed on a senior secured basis by certain of our subsidiaries representing substantially all of our present assets. The 2020 Senior Secured Notes are, and the 2023 Senior Secured Notes are initially, secured, subject to certain exceptions and permitted liens, on a first-priority basis by substantially all of the present and future assets of the Company and its subsidiaries (other than assets securing the Revolving Loan), which also constitute collateral securing certain hedging obligations and any existing or future indebtedness which is permitted to be secured on a pari passu basis with the Senior Secured Notes to the extent of the value of the collateral.

At all times after (a) a covenant suspension event (which requires that the 2023 Senior Secured Notes have investment grade ratings from both Moody’s Investment Services, Inc. and Standard & Poor’s), or (b) a Collateral Fall-Away Event, the 2023 Senior Secured Notes will become unsecured. A “Collateral Fall-Away Event” is defined as the first day on which the 2020 Notes are no longer secured by Liens on the Collateral, whether as a result of having been repaid in full or otherwise satisfied or discharged or as a result of such Liens being released in accordance with definitive documentation governing the 2020 Senior Secured Notes; provided that a Collateral Fall-Away Event shall not occur to the extent any Additional First Lien Obligations (other than Specified Secured Hedging Obligations) are outstanding at such time (capitalized terms not otherwise defined herein having the meaning set forth in the indenture governing the 2023 Senior Secured Notes).

The Company has optional redemption rights to repurchase all, or a portion, of the Senior Secured Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the Senior Secured Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indentures. The indentures governing the Senior Secured Notes contain customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations on the issuers’ and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness or issue certain preferred stock; make equity distributions, pay dividends on or repurchase capital stock or make other restricted payments; enter into transactions with affiliates; create liens; engage in mergers and consolidations or otherwise sell all or substantially all of our assets; designate subsidiaries as unrestricted subsidiaries; make certain investments; and limit the ability of restricted subsidiaries to make payments to PBF Holding. These covenants are subject to a number of important exceptions and qualifications. Many of these covenants will cease to apply or will be modified during a covenant suspension event, including when the Senior Secured Notes are rated investment grade. Certain covenants for the 2023 Senior Secured Notes will also be modified following a Collateral Fall-Away Event.

PBF Holding is in compliance with the covenants as of September 30, 2016.

Credit Facilities

Revolving Loan

In March, August, and September 2012, we amended the Revolving Loan to increase the aggregate size from $500.0 million to $965.0 million. In addition, the Revolving Loan was amended and restated on October 26, 2012 to increase the maximum availability to $1.375 billion, extend the maturity date to October 26, 2017 and amend the borrowing base to include non-U.S. inventory. The agreement was expanded again in December 2012 and November 2013 to increase the maximum availability from $1.375 billion to $1.610 billion. On August 15, 2014, the agreement was amended and restated once more to, among other things, increase the maximum availability to $2.500 billion and extend the maturity to August 2019. In addition, the amended and restated agreement reduced the interest rate on advances and the commitment fee paid on the unused portion of the facility. The Revolving Loan includes an accordion feature which allows for aggregate commitments of up to $2.750 billion. In November and December 2015, PBF Holding increased the maximum availability under the Revolving Loan to $2.600 billion and $2.635 billion, respectively, in accordance with its accordion feature. On an ongoing basis, the Revolving Loan is available to be used for working capital and other general corporate purposes.

The Revolving Loan contains customary covenants and restrictions on the activities of PBF Holding and its subsidiaries, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the Senior Secured Notes facility documents; and sale and leaseback transactions.

As of September 30, 2016, the Revolving Loan provided for borrowings of up to an aggregate maximum of $2.635 billion, a portion of which was available in the form of letters of credit. The amount available for borrowings and letters of credit under the Revolving Loan is calculated according to a “borrowing base” formula based on (1) 90% of the book value of eligible accounts receivable with respect to investment grade obligors plus (2) 85% of the book value of eligible accounts receivable with respect to non-investment grade obligors plus (3) 80% of the cost of eligible hydrocarbon inventory plus (4) 100% of cash and cash equivalents in deposit accounts subject to a control agreement. The borrowing base is subject to customary reserves and eligibility criteria and in any event cannot exceed $2.635 billion.

Advances under the Revolving Loan plus all issued and outstanding letters of credit may not exceed the lesser of $2.635 billion or the borrowing base, as defined in the agreement. The Revolving Loan can be prepaid at any time without penalty. Interest on the Revolving Loan is payable quarterly in arrears, at the option of PBF Holding, either at the Alternate Base Rate plus the Applicable Margin, or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. PBF Holding is required to pay a LC Participation Fee, as defined in the agreement, on each outstanding letter of credit issued under the Revolving Loan ranging from 1.25% to 2.0% depending on the Company’s debt rating, plus a Fronting Fee equal to 0.25%. As of September 30, 2016, there was $550.0 million outstanding under the Revolving Loan. Additionally, we had $420.9 million in standby letters of credit issued and outstanding as of that date.

The Revolving Loan has a financial covenant which requires that if at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 10% of the lesser of the then existing borrowing base and the then aggregate Revolving Commitments of the Lenders (the “Financial Covenant Testing Amount”), and (ii) $100.0 million, and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100.0 million for a period of 12 or more consecutive days, PBF Holding will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the agreement and determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0. As of September 30, 2016, we were in compliance with all our debt covenants under the Revolving Loan.

PBF Holding’s obligations under the Revolving Loan (a) are guaranteed by each of its domestic operating subsidiaries, that are not Excluded Subsidiaries (as defined in the agreement) and (b) are secured by a lien on (x) PBF LLC’s equity interest in PBF Holding and (y) certain assets of PBF Holding and the subsidiary guarantors, including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral), all accounts receivable, all hydrocarbon inventory (other than the intermediate and finished products owned by J. Aron pursuant to the A&R Inventory Intermediation Agreements) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing.

Affiliate Notes Payable

As of September 30, 2016, PBF Holding had outstanding notes payable with PBF Energy and PBF LLC for an aggregate principal amount of $470.2 million ($470.0 million as of December 31, 2015). The notes have an interest rate of 2.5% and a five year term but may be prepaid in whole or in part at any time, at the option of PBF Holding, without penalty or premium.

Rail Facility Revolving Credit Facility

Effective March 25, 2014, PBF Rail, an indirect wholly-owned subsidiary of PBF Holding, entered into a $250.0 million secured revolving credit agreement. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of Eligible Railcars. The amount available to be advanced under the Rail Facility equals 70.0% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the Rail Facility.

On April 29, 2015, the Rail Facility was amended to, among other things, extend the maturity to April 29, 2017, reduce the total commitment from $250.0 million to $150.0 million, and reduce the commitment fee on the unused portion of the Rail Facility. Additionally, the total commitment amount was reduced further to $100.0 million in 2016, and the Rail Facility was amended again on July 15, 2016 to, among other things, extend the maturity from April 29, 2017 to October 31, 2017. The amendment also reduced the aggregate commitment to the amount outstanding, therefore, eliminating the commitment fee, and requires the Company to repay $20.0 million of the outstanding balance on or prior to January 1, 2017. At any time prior to maturity PBF Rail may repay any advances without premium or penalty.

As of September 30, 2016, there was $56.0 million outstanding under the Rail facility. PBF Rail is in compliance with the covenants under the Rail Facility as of September 30, 2016.

Cash Balances

As of September 30, 2016, our cash and cash equivalents totaled $519.4 million. We also had $1.5 million in restricted cash, which was included within deferred charges and other assets, net on our balance sheet.

Liquidity

As of September 30, 2016, our total liquidity was approximately $760.2 million, compared to total liquidity of approximately $1,514.5 million as of December 31, 2015. Total liquidity is the sum of our cash and cash equivalents plus the amount of availability under the Revolving Loan.

In addition, the Company had borrowing capacity of $82.5 million under the Rail Facility to fund the acquisition of Eligible Railcars as of December 31, 2015. As noted in “Factors Affecting Comparability Between Periods”, on July 15, 2016, the Rail Facility was amended to, among other things, reduce the commitment to the amount outstanding. Therefore, as of September 30, 2016, the Company did not have any borrowing capacity remaining under the Rail Facility.

Working Capital

Working capital for PBF Holding at September 30, 2016 was $1,111.6 million, consisting of $3,072.8 million in total current assets and $1,961.1 million in total current liabilities. Working capital at December 31, 2015 was $1,120.6 million, consisting of $2,580.9 million in total current assets and $1,460.3 million in total current liabilities.

Crude and Feedstock Supply Agreements

We previously acquired crude oil for our Delaware City refinery under a supply agreement whereby Statoil generally purchased the crude oil requirements for the refinery on our behalf and under our direction. Our agreement with Statoil for Delaware City was terminated effective December 31, 2015, at which time we began to fully source Delaware City’s crude oil and feedstocks independently. Additionally, for our purchases of crude oil under our agreement with Saudi Aramco, similar to our purchases of other foreign waterborne crudes, we post letters of credit and arrange for shipment. We pay for the crude when we are invoiced and the letters of credit have been lifted.

We have crude and feedstock supply agreements with PDVSA to supply 40,000 to 60,000 bpd of crude oil that can be processed at any of our East and Gulf Coast refineries.

In connection with the closing of the Torrance Acquisition, we entered into a crude supply agreement with ExxonMobil for approximately 60,000 bpd of crude oil that can be processed at our Torrance refinery.

Inventory Intermediation Agreements

We entered into two separate Inventory Intermediation Agreements (the “Intermediation Agreements”) with J. Aron on June 26, 2013, which commenced upon the termination of the product offtake agreements with MSCG. On May 29, 2015, we entered into amended and restated inventory intermediation agreements (the “A&R Intermediation Agreements”) with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products (the “Products”) produced by the Paulsboro and Delaware City refineries (the “Refineries”), respectively, and delivered into tanks at the refineries. Furthermore, J. Aron agrees to sell the Products back to the Refineries as the Products are discharged out of the Refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell independently to third parties.

At September 30, 2016, the LIFO value of intermediates and finished products owned by J. Aron included within inventory on our balance sheet was $359.3 million. We accrue a corresponding liability for such intermediates and finished products.

Capital Spending

Net capital spending was $1,316.0 million for the nine months ended September 30, 2016, which primarily included turnaround costs, safety related enhancements, facility improvements at the refineries, the Torrance Acquisition and the final working capital settlement associated with the Chalmette Acquisition. We currently expect to spend an aggregate of approximately between $500.0 million to $525.0 million in net capital expenditures during 2016 for facility improvements and refinery maintenance and turnarounds.

On July 1, 2016 we acquired the Torrance refinery and related logistic assets. The purchase price for the Torrance Acquisition was $521.4 million in cash, plus working capital of $450.6 million, the final valuation of which was still in process as of September 30, 2016. The transaction was financed through a combination of cash on hand including proceeds from PBF Energy’s October 2015 equity offering and borrowings under the existing Revolving Loan.

Contractual Obligations and Commitments

The following table summarizes our material contractual payment obligations as of December 31, 2015:

	Payments due by period (in thousands)
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years
Long-term debt (a)	$1,744,840	$17,252	$552,088	$675,500	$500,000
Interest payments on debt facilities (a)	570,228	105,365	206,270	153,593	105,000
Delaware Economic Development Authority Loan (b)	—	—	—	—	—
Operating Leases (c)	458,358	96,229	173,653	130,193	58,283
Purchase obligations (d):
Crude Supply and Inventory Intermediation Agreements	2,333,615	876,142	731,853	725,620	—
Other Supply and Capacity Agreements	990,365	184,314	285,829	187,075	333,147
Minimum volume commitments with PBFX (e)	1,016,143	143,489	286,315	286,647	299,692
Construction obligations	7,400	7,400	—	—	—
Environmental obligations (f)	15,646	2,284	1,946	1,768	9,648
Pension and post-retirement obligations (g)	186,341	11,957	15,111	15,735	143,538

Total contractual cash obligations	$7,322,936	$1,444,432	$2,253,065	$2,176,131	$1,449,308

(a) Long-term Debt and Interest Payments on Debt Facilities

Long-term obligations represent (i) the repayment of the outstanding borrowings under the Revolving Loan; (ii) the repayment of indebtedness incurred in connection with the Senior Secured Notes; (iii) the repayment of our catalyst lease obligations on their maturity dates; (iv) the repayment of outstanding amounts under the Rail Facility; and (v) the repayment of outstanding affiliate notes payable with PBF LLC and PBF Energy.

Interest payments on debt facilities include cash interest payments on the Senior Secured Notes, catalyst lease obligations, Rail Facility, our affiliate notes payable with PBF Energy and PBF LLC, plus cash payments for the commitment fee on the unused Revolving Loan and letter of credit fees on the letters of credit outstanding at December 31, 2015. With the exception of our catalyst leases and outstanding borrowings on the Rail Facility, we have no long-term debt maturing before 2017 as of December 31, 2015.

On June 29, 2016 the Company borrowed $550.0 million against the existing Revolving Loan in connection with the Torrance Acquisition.

(b) Delaware Economic Development Authority Loan

The Delaware Economic Development Authority Loan converts to a grant in tranches of $4.0 million annually, starting at the one year anniversary of the Delaware City refinery’s “certified re-start date” provided we meet certain criteria, all as defined in the loan agreement. We expect that we will meet the requirements to convert the loan to a grant and that we will ultimately not be required to repay the $20.0 million loan. Our Delaware Economic Development Authority Loan is further explained in the Delaware Economic Development Authority Loan footnote in our consolidated financial statements for the year ended December 31, 2015 included elsewhere herein.

(c) Operating Leases

We enter into operating leases in the normal course of business, some of these leases provide us with the option to renew the lease or purchase the leased item. Future operating lease obligations would change if we chose to exercise renewal options and if we enter into additional operating lease agreements. Certain of our lease obligations contain a fixed and variable component. The table above reflects the fixed component of our lease obligations. The variable component could be significant. Our operating lease obligations are further explained in the Commitments and Contingencies footnote to our financial statements for the year ended December 31, 2015 included elsewhere herein. We have entered into agreements to lease or purchase 5,900 crude railcars which will enable us to transport this crude to each of our refineries. Any such leases will commence as the railcars are delivered. Of the 5,900 crude railcars, during 2015 and 2014 we purchased 1,122 and 1,403 railcars, respectively, and subsequently sold them to third parties, which has leased the railcars back to us for periods of between five and seven years.

In conjunction with the Torrance Acquisition on July 1, 2016 the Company assumed certain operating leases from Exxon. These assumed leases included the Southwest Terminal operating lease with the City of Los Angeles that allows the Company to construct, operate and maintain terminals, tanks and pipelines in a specified area. Under the terms of this lease, the Company will pay annual rent of $5.4 million for a period of five years.

(d) Purchase Obligations

We have obligations to repurchase crude oil, feedstocks, certain intermediates and refined products under separate crude supply and inventory intermediation agreements with J. Aron as further explained in the Summary of Significant Accounting Policies, Inventories and Accrued Expenses footnotes to our financial statements for the year ended December 31, 2015 included elsewhere herein. Our agreements with Statoil for Paulsboro and Delaware City were terminated effective March 31, 2013 and December 31, 2015, respectively, at which time we began to source Paulsboro’s and Delaware City’s crude oil and feedstocks independently. Additionally, purchase obligations under “Crude Supply and Inventory Intermediation Agreements” include commitments to purchase crude oil from certain counterparties under supply agreements entered into to ensure adequate supplies of crude oil for our refineries. These obligations are based on aggregate minimum volume commitments at 2015 year end market prices.

As of September 30, 2016, a liability of $246.0 million was recorded for the inventory supply and intermediation arrangements and is recorded at market price for the J. Aron owned inventory held in the Company’s storage tanks under the A&R Inventory Intermediation Agreements. In addition, in connection with the closing of the Torrance Acquisition, we entered into a crude supply agreement for approximately 60,000 bpd of crude oil at market-based prices that can be processed at our Torrance refinery for a term of five years subject to automatic renewal clauses.

Payments under “Other Supply and Capacity Agreements” include contracts for the supply of hydrogen, steam, or natural gas to certain of our refineries, contracts for the treatment of wastewater, and contracts for pipeline capacity. We enter into these contracts to facilitate crude oil deliveries and to ensure an adequate supply of energy or essential services to support our refinery operations. Substantially all of these obligations are based on fixed prices. Certain agreements include fixed or minimum volume requirements, while others are based on our actual usage. The amounts included in this table are based on fixed or minimum quantities to be purchased and the fixed or estimated costs based on market conditions as of December 31, 2015.

(e) Minimum commitments with PBFX

We have minimum obligations under our commercial agreements entered into with PBFX. PBFX receives, handles and transfers crude oil and receives, stores and delivers crude oil, refined products and intermediates from sources located throughout the United States and Canada in support of our three refineries. Refer to Note 12 “Related Party Transactions” of our Notes to the December 31, 2015 PBF Holding Consolidated Financial Statements for a detailed explanation of each of these agreements.

Included in the table above are our obligations related to the minimum commitments required under these commercial agreements. Any incremental volumes above any minimums throughput under these agreements would increase our obligations. Our obligation with respect to the Toledo Tank Farm Storage and Terminaling Agreement is based on the estimated shell capacity of the storage tanks to be utilized.

In conjunction with the April 29, 2016 PBFX acquisition of the East Coast Terminals, PBF Holding has entered into commercial agreements related to the East Coast Terminals with terms ranging from three months to one year. These agreements include tank lease agreements and terminaling service agreements. As of September 30, 2016, obligations under these agreements totaled approximately $4.8 million with $2.3 million due in 2016 and $2.5 million due in 2017.

In connection with the TVPC Contribution Agreement, PBF Holding and TVPC entered into a ten-year transportation services agreement under which PBFX, through TVPC, will provide transportation and storage services to PBF Holding in return for throughput fees. Total minimum fees under the transportation services agreement over the term of the agreement approximates $595.1 million payable ratably over the ten years.

(f) Environmental Obligations

In connection with the Paulsboro acquisition, we assumed certain environmental remediation obligations to address existing soil and groundwater contamination at the site and recorded as a liability in the amount of $10.4 million which reflects the present value of the current estimated cost of the remediation obligations assumed based on investigative work to-date. The undiscounted estimated costs related to these environmental remediation obligations were $15.6 million as of December 31, 2015.

In connection with the acquisition of the Delaware City assets, the prior owners remain responsible, subject to certain limitations, for certain pre-acquisition environmental obligations, including ongoing soil and groundwater remediation at the site.

In connection with the Delaware City assets and Paulsboro refinery acquisitions, we, along with the seller, purchased two individual ten-year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each site.

In connection with the acquisition of Toledo, the seller initially retains, subject to certain limitations, remediation obligations which will transition to us over a 20-year period.

In connection with the acquisition of the Chalmette refinery, the sellers provided $3.9 million financial assurance in the form of a surety bond to cover estimated site remediation costs associated with an agreed to Administrative Order of Consent with the EPA. Additionally, the Company purchased a ten year $100.0 million environmental insurance policy to insure against unknown environmental liabilities at the site.

In connection with the Torrance Acquisition, we assumed certain environmental remediation obligations to address existing soil and groundwater contamination at the site and recorded a liability of $146.3 million, which reflects the current estimated cost of the remediation obligations, expected to be paid out over an average period of approximately 20 years. Additionally, the Company purchased a ten year $100.0 million environmental insurance policy to insure against unknown environmental liabilities.

In connection with the acquisition of all four of our refineries, we assumed certain environmental obligations under regulatory orders unique to each site, including orders regulating air emissions from each facility.

(g) Pension and Post-retirement Obligations

Pension and post-retirement obligations include only those amounts we expect to pay out in benefit payments and are further explained at the Employee Benefit Plans footnote to our financial statements for the year ended December 31, 2015 included elsewhere herein.

(h) Tax Receivable Agreement Obligations

PBF Energy used a portion of the proceeds from its initial public offering to purchase PBF LLC Series A Units from the members of PBF LLC other than PBF Energy. In addition, the members of PBF LLC other than PBF Energy may (subject to the terms of the exchange agreement) exchange their PBF LLC Series A Units for shares of Class A common stock of PBF Energy on a one-for-one basis. As a result of both the purchase of PBF LLC Series A Units and subsequent secondary offerings and exchanges, PBF Energy is entitled to a proportionate share of the existing tax basis of the assets of PBF LLC. Such transactions have resulted in increases in the tax basis of the assets of PBF LLC that otherwise would not have been available. Both this proportionate share and these increases in tax basis may reduce the amount of tax that PBF Energy would otherwise be required to pay in the future. These increases in tax basis have reduced the amount of the tax that PBF Energy would have otherwise been required to pay and may also decrease gains (or increase losses) on the future disposition of certain capital assets to the extent tax basis is allocated to those capital assets. PBF Energy entered into a tax receivable agreement with the current and former members of PBF LLC other than PBF Energy that provides for the payment by PBF Energy to such members of 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF Energy and not of PBF Holding or any of its subsidiaries.

PBF Energy expects to obtain funding for these payments by causing its subsidiaries to make cash distributions to PBF LLC, which, in turn, will distribute such amounts, generally as tax distributions, on a pro-rata basis to its owners, which as of September 30, 2016 include the members of PBF LLC other than PBF Energy holding a 4.8% interest and PBF Energy holding a 95.2% interest. The members of PBF LLC other than PBF Energy may continue to reduce their ownership in PBF LLC by exchanging their PBF LLC Series A Units for shares of PBF Energy Class A common stock. Such exchanges may result in additional increases in the tax basis of PBF Energy’s investment in PBF LLC and require PBF Energy to make increased payments under the tax receivable agreement. Required payments under the tax receivable agreement also may increase or become accelerated in certain circumstances, including certain changes of control.

The Contractual Obligations and Commitments Table above does not include tax distributions or other distributions that we expect to make on account of PBF Energy’s obligations under the tax receivable agreement that PBF Energy entered into with the members of PBF LLC other than PBF Energy in connection with PBF Energy’s initial public offering.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of September 30, 2016, other than outstanding letters of credit in the amount of approximately $479.5 million.

Critical Accounting Policies

The following summary provides further information about our critical accounting policies that involve critical accounting estimates and should be read in conjunction with Note 2 of our financial statements for the year ended December 31, 2015, included elsewhere herein.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could differ from those estimates.

Revenue and Deferred Revenue

We sell various refined products and recognize revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided.

Prior to July 1, 2013, the Company’s Paulsboro and Delaware City refineries sold light finished products, certain intermediates and lube base oils to MSCG under product offtake agreements with each refinery (the “Offtake Agreements”). As of July 1, 2013, the Company terminated the Offtake Agreements for the Company’s Paulsboro and Delaware City refineries. The Company entered into two separate Inventory Intermediation Agreements with J. Aron on June 26, 2013, which commenced upon the termination of the product offtake agreements with MSCG. On May 29, 2015, PBF Holding entered into amended and restated inventory intermediation agreements with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products produced by the Paulsboro and Delaware City refineries, respectively, and delivered into tanks at the refineries. Furthermore, J. Aron agrees to sell the Products back to Paulsboro refinery and Delaware City refinery as the Products are discharged out of the refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell the Products independently to third parties.
Until December 31, 2015, our Delaware City refinery sold and purchased feedstocks under a supply agreement with Statoil. Statoil purchased the refinery’s production of certain feedstocks or purchased feedstocks from third parties on the refinery’s behalf. Legal title to the feedstocks was held by Statoil and the feedstocks were held in the refinery’s storage tanks until they were needed for further use in the refining process. At that time the feedstocks were drawn out of the storage tanks and purchased by us. These purchases and sales were settled monthly at the daily market prices related to those feedstocks. These transactions were considered to be made in the contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refinery to the counterparty. Inventory remained at cost and the net cash receipts resulted in a liability. The Statoil crude supply agreement with our Delaware City refinery terminated effective December 31, 2015, at which time we began to purchase from Statoil the feedstocks owned by them at that date that had been purchased on our behalf. The Statoil crude supply agreement with Paulsboro terminated effective March 31, 2013, at which time we began to purchase from Statoil the feedstocks owned by them at that date that had been purchased on our behalf.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products is determined under the LIFO method using the dollar value LIFO method with increments valued based on average cost during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

Our Delaware City refinery acquired a portion of its crude oil from Statoil under our crude supply agreement whereby we took title to the crude oil as it was delivered to our processing units. We had risk of loss while the Statoil inventory was in our storage tanks. We were obligated to purchase all of the crude oil held by Statoil on our behalf upon termination of the agreements. As a result of the purchase obligations, we recorded the inventory of crude oil and feedstocks in the refinery’s storage facilities. The purchase obligations contained derivatives that changed in value based on changes in commodity prices. Such changes were included in our cost of sales. Our agreement with Statoil for our Delaware City refinery terminated effective December 31, 2015, at which time we began to source crude oil and feedstocks internally. Our agreement with Statoil for Paulsboro terminated effective March 31, 2013, at which time we began to source crude oil and feedstocks independently.

Prior to July 31, 2014, our Toledo refinery acquired substantially all of its crude oil from MSCG under a crude oil acquisition agreement whereby we took legal title to the crude oil at certain interstate pipeline delivery locations. We recorded an accrued liability at each period-end for the amount we owed MSCG for the crude oil that we owned but had not processed. The accrued liability was based on the period-end market value, as it represented our best estimate of what we would pay for the crude oil. We terminated this crude oil acquisition agreement effective July 31, 2014 and began to source our crude oil needs independently.

Environmental Matters

Liabilities for future clean-up costs are recorded when environmental assessments and/or clean-up efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Business Combinations

We use the acquisition method of accounting for the recognition of assets acquired and liabilities assumed in business combinations at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. Significant judgment is required in estimating the fair value of assets acquired. As a result, in the case of significant acquisitions, we obtain the assistance of third-party valuation specialists in estimating fair values of tangible and intangible assets based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While management believes those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Long-Lived Assets and Definite-Lived Intangibles

We review our long and finite lived assets for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long and finite lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long and finite lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Deferred Turnaround Costs

Refinery turnaround costs, which are incurred in connection with planned major maintenance activities at our refineries, are capitalized when incurred and amortized on a straight-line basis over the period of time estimated until the next turnaround occurs (generally three to five years).

Derivative Instruments

We are exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks we use in the refining process as well as the prices of the refined products we sell. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative. Non-derivative contracts are recorded at the time of delivery.

All derivative instruments that are not designated as normal purchases or sales are recorded in our balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized in income. Contracts qualifying for the normal purchases and sales exemption are accounted for upon settlement. We elect fair value hedge accounting for certain derivatives associated with our inventory repurchase obligations.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives; determination of the fair value of derivatives; identification of hedge relationships; assessment and measurement of hedge ineffectiveness; and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on earnings.

Recently Adopted Accounting Guidance

Effective January 1, 2016, the Company adopted Accounting Standard Update (“ASU”) No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”), which changed existing consolidation requirements associated with the analysis a reporting entity must perform to determine whether it should consolidate certain types of legal entities, including limited partnerships and variable interest entities. The Company’s adoption of this guidance did not impact our consolidated financial statements.

Effective January 1, 2016, the Company adopted ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”), which requires (i) that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, (ii) that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date, (iii) that an entity present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The adoption of this guidance did not materially affect any of the Company’s financial statements or related disclosures.

Recent Accounting Pronouncements

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. The guidance in ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company continues to evaluate the impact of this new standard on its consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Under ASU 2015-17, this guidance becomes effective for annual periods beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016 and interim periods within those years with early adoption permitted as of the beginning of an annual or interim period after the issuance of the ASU. The Company expects that the impact of adopting this new standard will be to reclassify all of its current deferred tax assets and deferred tax liabilities to a net noncurrent asset or liability on its balance sheet.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”), which amends how entities measure equity investments that do not result in consolidation and are not accounted for under the equity method and how they present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. ASU 2016-01 also changes certain disclosure requirements and other aspects of current US GAAP but does not change the guidance for classifying and measuring investments in debt securities and loans. Under ASU 2016-01, this guidance becomes effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in certain circumstances. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06, “Derivatives and Hedging (Topic 815) Contingent Put and Call Options in Debt Instruments No. 2016-06 March 2016 a consensus of the FASB Emerging Issues Task Force” (“ASU 2016-06”), to increase consistency in practice in applying guidance on determining if an embedded derivative is clearly and closely related to the economic characteristics of the host contract, specifically for assessing whether call (put) options that can accelerate the repayment of principal on a debt instrument meet the clearly and closely related criterion. The guidance in ASU 2016-06 applies to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. ASU 2016-06 is effective for interim and annual periods beginning after December 15, 2016, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) which requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. ASU 2016-13 is effective for interim and annual periods beginning after December 15, 2019, and requires a modified retrospective approach to adoption. Early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which reduces the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”), which reduces the existing diversity in practice in how income tax consequences of an intra-entity transfer of an asset other than inventory should be recognized. The amendments in ASU 2016-16 require an entity to recognize such income tax consequences when the intra-entity transfer occurs rather than waiting until such time as the asset has been sold to an outside party. The amendments do not contain any new disclosure requirements but point out that certain existing income tax disclosures might be applicable in the period an intra-entity transfer of an asset other than inventory occurs. ASU 2016-16 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of an annual reporting period for which interim or annual statements have not been issued. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control” (“ASU 2016-2017”), which amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The amendments in this ASU do not change the characteristics of a primary beneficiary in current GAAP. The amendments in this ASU require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a VIE and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. ASU 2016-2017 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, including changes in commodity prices and interest rates. Our primary commodity price risk is associated with the difference between the prices we sell our refined products and the prices we pay for crude oil and other feedstocks. We may use derivative instruments to manage the risks from changes in the prices of crude oil and refined products, natural gas, interest rates, or to capture market opportunities.

Commodity Price Risk

Our earnings, cash flow and liquidity are significantly affected by a variety of factors beyond our control, including the supply of, and demand for, crude oil, other feedstocks, refined products and natural gas. The supply of and demand for these commodities depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, planned and unplanned downtime in refineries, pipelines and production facilities, production levels, the availability of imports, the marketing of competitive and alternative fuels, and the extent of government regulation. As a result, the prices of these commodities can be volatile. Our revenues fluctuate significantly with movements in industry refined product prices, our cost of sales fluctuates significantly with movements in crude oil and feedstock prices and our operating expenses fluctuate with movements in the price of natural gas. We manage our exposure to these commodity price risks through our supply and offtake agreements as well as through the use of various commodity derivative instruments.

We may use non-trading derivative instruments to manage exposure to commodity price risks associated with the purchase or sale of crude oil and feedstocks, finished products and natural gas outside of our supply and offtake agreements. The derivative instruments we use include physical commodity contracts and exchange-traded and over-the-counter financial instruments. We mark-to-market our commodity derivative instruments and recognize the changes in their fair value in our statements of operations.

At September 30, 2016 and December 31, 2015, we had gross open commodity derivative contracts representing 31.4 million barrels and 44.2 million barrels, respectively, with an unrealized net gain of $4.8 million and $46.1 million, respectively. The open commodity derivative contracts as of September 30, 2016 expire at various times during 2016 and 2017.

We carry inventories of crude oil, intermediates and refined products (“hydrocarbon inventories”) on our balance sheet, the values of which are subject to fluctuations in market prices. Our hydrocarbon inventories totaled approximately 32.3 million barrels and 26.8 million barrels at September 30, 2016 and December 31, 2015, respectively. The average cost of our hydrocarbon inventories was approximately $79.04 and $83.55 per barrel on a LIFO basis at September 30, 2016 and December 31, 2015, respectively, excluding the impact of LCM adjustments of approximately $796.5 million and $1,117.3 million, respectively. If market prices of our inventory decline to a level below our average cost, we may be required to further write down the carrying value of our hydrocarbon inventories to market.

Our predominant variable operating cost is energy, which is comprised primarily of natural gas and electricity. We are therefore sensitive to movements in natural gas prices. Assuming normal operating conditions, we annually consume a total of approximately 66.4 million MMBTUs of natural gas amongst our five refineries as of September 30, 2016. Accordingly, a $1.00 per MMBTU change in natural gas prices would increase or decrease our natural gas costs by approximately $66.4 million.

Compliance Program Price Risk

We are exposed to market risks related to the volatility in the price of Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuel Standard. Our overall RINs obligation is based on a percentage of our domestic shipments of on-road fuels as established by the EPA. To the degree we are unable to blend the required amount of biofuels to satisfy our RINs obligation, we must purchase RINs on the open market. To mitigate the impact of this risk on our results of operations and cash flows we may purchase RINs when the price of these instruments is deemed favorable.

Interest Rate Risk

The maximum availability under our Revolving Loan is $2.64 billion. Borrowings under the Revolving Loan bear interest either at the Alternative Base Rate plus the Applicable Margin or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the Revolving Loan. The Applicable Margin ranges from 1.50% to 2.25% for Adjusted LIBOR Rate Loans and from 0.50% to 1.25% for Alternative Base Rate Loans, depending on the Company’s debt rating. If this facility were fully drawn, a one percent change in the interest rate would increase or decrease our interest expense by approximately $26.4 million annually.

In addition, the Rail Facility bears interest at a variable rate and exposes us to interest rate risk. As of September 30, 2016, the Company did not have any borrowing capacity remaining under the Rail Facility. Therefore, a 1.0% change in the interest rate associated with the borrowings outstanding under this facility would result in a $0.6 million change in our interest expense, based on the $56.0 million outstanding balance under the Rail Facility at September 30, 2016.

We also have interest rate exposure in connection with our A&R Intermediation Agreements under which we pay a time value of money charge based on LIBOR.

Credit Risk

We are subject to risk of losses resulting from nonpayment or nonperformance by our counterparties. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

BUSINESS

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate five domestic oil refineries and related assets, which we acquired in 2010, 2011, November 2015 and July 2016. Our refineries have a combined processing capacity, known as throughput, of approximately 900,000 bpd, and a weighted-average Nelson Complexity Index of 12.2.

Our five refineries are located in Toledo, Ohio, Delaware City, Delaware, Paulsboro, New Jersey, New Orleans, Louisiana and Torrance, California. Our Mid-Continent refinery at Toledo processes light, sweet crude, has a throughput capacity of 170,000 bpd and a Nelson Complexity Index of 9.2. The majority of Toledo’s WTI-based crude is delivered via pipelines that originate in both Canada and the United States. Since our acquisition of Toledo in 2011, we have added additional truck and rail crude unloading capabilities that provide feedstock sourcing flexibility for the refinery and enables Toledo to run a more cost-advantaged crude slate. Our East Coast refineries at Delaware City and Paulsboro have a combined refining capacity of 370,000 bpd and Nelson Complexity Indices of 11.3 and 13.2, respectively. These high-conversion refineries process primarily medium and heavy, sour crudes and have the flexibility to receive crude and feedstock via both water and rail. We believe this sourcing optionality is critical to the profitability of our East Coast refining system. The Chalmette refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products. The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets.

We are a wholly-owned subsidiary of PBF LLC and the parent company for PBF LLC’s refinery operating subsidiaries, and are an indirect subsidiary of PBF Energy. PBF Energy is the sole managing member of PBF LLC and operates and controls all of its business and affairs and consolidates the financial results of PBF LLC and its subsidiaries, including PBF Holding. As of the date of this prospectus, PBF Energy’s sole asset is a controlling economic interest of approximately 95.2% in PBF LLC, with the remaining 4.8% of the economic interests in PBF LLC held by certain of PBF Energy’s current and former executive officers, directors and employees.

PBF Logistics LP

PBF Logistics is a fee-based, growth-oriented, publicly traded master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX engages in the receiving, handling, storage and transferring of crude oil refined products and intermediates from sources located throughout the United States and Canada for PBF Energy in support of its refineries. A substantial portion of PBFX’s revenue is derived from long-term, fee-based commercial agreements with PBF Holding, which include minimum volume commitments, for receiving, handling and transferring crude oil and storing crude oil and refined products. PBF Energy also has agreements with PBFX that establish fees for certain general and administrative services and operational and maintenance services provided by PBF Holding to PBFX.

As of the date of this prospectus, PBF LLC holds a 44.2% limited partner interest in PBFX and all of PBFX’s incentive distribution rights, with the remaining limited partner interest held by public common unit holders. PBF LLC also owns indirectly a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC, the general partner of PBFX. We do not own any interests in PBFX.

Refining Operations

We own and operate five refineries in PADD 1, 2, 3 and 5 providing geographic and market diversity. We produce a variety of products at each of our refineries, including gasoline, ULSD, heating oil, jet fuel, lubricants, petrochemicals and asphalt. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations.

Delaware City Refinery

Acquisition and Re-Start. Through our subsidiaries, we acquired the idle Delaware City refinery and its related assets, including a petroleum product terminal, a petroleum products pipeline and an electric generation facility, on June 1, 2010 from affiliates of Valero for approximately $220.0 million in cash, consisting of approximately $170.0 million for the refinery, terminal and pipeline assets and $50.0 million for the power plant complex located on the property.

At the time of acquisition, we reached an agreement with the State of Delaware that provided for a five-year operating permit and up to approximately $45.0 million of economic support to re-start the facility, and negotiated a new long-term contract with the relevant union at the refinery. As of December 31, 2015, we had received $41.4 million in economic support from the State of Delaware under this agreement. We believe that the refinery’s ability to process lower quality crudes allows us to capture a higher margin as these lower quality crudes are typically priced at discounts to benchmark crudes, and to compete effectively in a region where product demand currently significantly exceeds refining capacity.

We completed the restart of the Delaware City Refinery in October 2011. Since our acquisition, we have invested in turnaround and re-start projects at Delaware City, as well as in the strategic development of crude rail unloading facilities. Crude delivered by rail to Delaware City can also be transported via barge to our Paulsboro refinery of other third party destinations. The Delaware City rail unloading facility, which was transferred to PBFX in 2014, allows our East Coast refineries to source WTI-based crudes from Western Canada and the Mid-Continent, which we believe, at times, may provide cost advantages versus traditional Brent-based international crudes.

Overview. The Delaware City refinery is located on an approximately 5,000-acre site, with access to waterborne cargoes and an extensive distribution network of pipelines, barges and tankers, truck and rail. Delaware City is a fully integrated operation that receives crude via rail at its crude unloading facilities, or ship or barge at its docks located on the Delaware River. The crude and other feedstocks are transported, via pipes, to an extensive tank farm where they are stored until processing. In addition, there is a 17-bay, 50,000 bpd capacity truck loading rack located adjacent to the refinery and a 23-mile interstate pipeline that are used to distribute clean products, which were transferred to PBFX in connection with its acquisition of the Delaware City Products Pipeline and Truck Rack in May 2015.

The Delaware City refinery has a throughput capacity of 190,000 bpd and a Nelson Complexity Index of 11.3. As a result of its configuration and process units, Delaware City has the capability of processing a slate of heavy crudes with a high concentration of high sulfur crudes and is one of the largest and most complex refineries on the East Coast. The Delaware City refinery is one of two heavy crude coking refineries, the other being Paulsboro, on the East Coast of the United States with coking capacity equal to approximately 25% of crude capacity.

The Delaware City refinery primarily processes a variety of medium to heavy, sour crude oils, but can run light, sweet crude oils as well. The refinery has large conversion capacity with its 82,000 bpd FCC unit, 47,000 bpd FCU and 18,000 bpd hydrocracking unit with vacuum distillation. Hydrogen is provided via the refinery’s steam methane reformer and continuous catalytic reformer. The Delaware City refinery predominantly produces gasoline, diesel fuels and heating oil as well as certain lower value products such as petroleum coke and LPGs.

The following table approximates the Delaware City refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	190,000
Vacuum Distillation Unit	102,000
Fluid Catalytic Cracking Unit (FCC)	82,000
Hydrotreating Units	160,000
Hydrocracking Unit	18,000
Catalytic Reforming Unit (CCR)	43,000
Benzene / Toluene Extraction Unit	15,000
Butane Isomerization Unit (ISOM)	6,000
Alkylation Unit (Alky)	11,000
Polymerization Unit (Poly)	16,000
Fluid Coking Unit (FCU/ Fluid Coker)	47,000

Feedstocks and Supply Arrangements. In April 2011, we entered into a crude and feedstock supply agreement with Statoil that expired on December 31, 2015. Pursuant to the agreement as amended in October 2012, we directed Statoil to purchase waterborne crude and other feedstocks for Delaware City and Statoil purchased these products on the spot market or through term agreements. Accordingly, Statoil entered into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, Statoil arranged transportation and insurance for these waterborne deliveries of crude and feedstock supply and we paid Statoil a per barrel fee for their procurement and logistics services. Subsequent to the termination of Statoil supply agreement, we purchase all of our crude and feedstock needs independently from a variety of suppliers on the spot market or through term agreements.

Product Offtake. We currently market and sell all of our refined products independently to a variety of customers on the spot market or through term agreements. Prior to June 30, 2013, we sold the bulk of Delaware City’s clean products to MSCG through an offtake agreement. Under the offtake agreement, MSCG purchased 100% of our finished clean products at Delaware City, which included gasoline, heating oil and jet fuel, as well as our intermediates. During the term of the offtake agreement, we sold the remainder of our refined products directly to a variety of customers on the spot market or through term agreements.

Inventory Intermediation Agreement. On June 26, 2013, we entered into an Inventory Intermediation Agreement with J. Aron (“Inventory Intermediation Agreement”) to support the operations of the Delaware City refinery, which commenced upon the termination of the product offtake agreement with MSCG. Pursuant to the Inventory Intermediation Agreement, J. Aron purchased certain of the finished and intermediate products (collectively the “Products”) located at the refinery upon termination of the MSCG product offtake agreement. J. Aron purchases the Products produced and delivered into the refinery’s storage tanks on a daily basis. J. Aron further agrees to sell to us on a daily basis the Products delivered out of the refinery’s storage tanks. On May 29, 2015, we entered into the A&R Intermediation Agreements with J. Aron pursuant to which certain terms of the existing Inventory Intermediation Agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Tankage Capacity. The Delaware City refinery has total storage capacity of approximately 10.0 million barrels. Of the total, 18 tanks with approximately 3.6 million barrels of storage capacity are dedicated to crude oil and other feedstock storage with the remaining approximately 6.4 million barrels allocated to finished products, intermediates and other products.

Energy and Other Utilities. Under normal operating conditions, the Delaware City refinery consumes approximately 65,000 MMBTU per day of natural gas. The Delaware City refinery has a 280 MW power plant located on-site that consists of two natural gas-fueled turbines with combined capacity of approximately 140 MW and four turbo-generators with combined nameplate capacity of approximately 140 MW. Collectively, this power plant produces electricity in excess of Delaware City’s refinery load of approximately 90 MW. Excess electricity is sold into the Pennsylvania-New Jersey-Maryland, or PJM, grid. Steam is primarily produced by a combination of three dedicated boilers and supplemented by secondary boilers at the FCC and coker.

Paulsboro Refinery

Acquisition. We acquired the entities that owned the Paulsboro refinery (including an associated natural gas pipeline) on December 17, 2010, from Valero for approximately $357.7 million, excluding working capital. The purchase price excluded inventory purchased on our behalf by MSCG and Statoil.

Overview. Paulsboro has a throughput capacity of 180,000 bpd and a Nelson Complexity Index of 13.2. The Paulsboro refinery is located on approximately 950 acres on the Delaware River in Paulsboro, New Jersey, just south of Philadelphia and approximately 30 miles away from Delaware City. Paulsboro receives crude and feedstocks via its marine terminal on the Delaware River. Paulsboro is one of two operating refineries on the East Coast with coking capacity, the other being Delaware City. Major units at the Paulsboro refinery include crude distillation units, vacuum distillation units, an FCC unit, an Alkylation unit, a delayed coking unit, lube oil processing units and a propane deasphalting unit.

The Paulsboro refinery primarily processes a variety of medium and heavy, sour crude oils but can run light, sweet crude oils as well. The Paulsboro refinery predominantly produces gasoline, diesel fuels and jet fuel and also manufactures Group I base oils or lubricants. In addition to its finished clean products slate, Paulsboro produces asphalt and petroleum coke.

The following table approximates the Paulsboro refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Units	168,000
Vacuum Distillation Units	83,000
Fluid Catalytic Cracking Unit (FCC)	55,000
Hydrotreating Units	141,000
Catalytic Reforming Unit (CCR)	32,000
Alkylation Unit (Alky)	11,000
Lube Oil Processing Unit	12,000
Delayed Coking Unit (Coker)	27,000
Propane Deasphalting Unit	11,000

Feedstocks and Supply Arrangements. We have a contract with Saudi Aramco pursuant to which we have been purchasing up to approximately 100,000 bpd of crude oil from Saudi Aramco that is processed at Paulsboro. The crude purchased under this contract is priced off ASCI.

Product Offtake. Prior to June 30, 2013, we sold the bulk of Paulsboro’s clean products to MSCG through an offtake agreement. With the exception of certain jet fuel and lubricant sales, MSCG purchased 100% of our finished clean products and intermediates under the offtake agreement. During the term of the offtake agreement, we sold the remainder of our refined products directly to a variety of customers on the spot market or through term agreements. Subsequent to the termination of the offtake agreement, we market and sell all of our refined products independently to a variety of customers on the spot market or through term agreements under which we sell approximately 35% of our Paulsboro refinery’s gasoline production.

Inventory Intermediation Agreement. On June 26, 2013, we entered into an Inventory Intermediation Agreement with J. Aron to support the operations of the Paulsboro refinery, which commenced upon the termination of the product offtake agreement with MSCG. Pursuant to the Inventory Intermediation Agreement, J. Aron purchases the Products produced and delivered into the refinery’s storage tanks on a daily basis. J. Aron further agrees to sell to us on a daily basis the Products delivered out of the refinery’s storage tanks. On May 29, 2015, the Company and J. Aron amended the Inventory Intermediation Agreement pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Tankage Capacity. The Paulsboro refinery has total storage capacity of approximately 7.5 million barrels. Of the total, approximately 2.1 million barrels are dedicated to crude oil storage with the remaining 5.4 million barrels allocated to finished products, intermediates and other products.

Energy and Other Utilities. Under normal operating conditions, the Paulsboro refinery consumes approximately 30,000 MMBTU per day of natural gas. The Paulsboro refinery is virtually self-sufficient for its electrical power requirements. The refinery supplies approximately 90% of its 63 MW load through a combination of four generators with a nameplate capacity of 78 MW, in addition to a 30 MW gas turbine generator and two 15 MW steam turbine generators located at the Paulsboro utility plant. In the event that Paulsboro requires additional electricity to operate the refinery, supplemental power is available through a local utility. Paulsboro is connected to the grid via three separate 69 KV aerial feeders and has the ability to run entirely on imported power. Steam is primarily produced by three boilers, each with continuous rated capacity of 300,000-lb/hr at 900-psi. In addition, Paulsboro has a heat recovery steam generator and a number of waste heat boilers throughout the refinery that supplement the steam generation capacity. Paulsboro’s current hydrogen needs are met by the hydrogen supply from the reformer. In addition, the refinery employs a standalone steam methane reformer that is capable of producing 10 MMSCFD of 99% pure hydrogen. This ancillary hydrogen plant is utilized as a back-up source of hydrogen for the refinery’s process units.

Toledo Refinery

Acquisition. Through our subsidiary, Toledo Refining, we acquired the Toledo refinery on March 1, 2011, from Sunoco for approximately $400.0 million, excluding working capital. We also purchased refined and certain intermediate products inventory for approximately $299.6 million, and MSCG purchased the refinery’s crude oil inventory on our behalf. Additionally, included in the terms of the sale was a five-year participation payment of up to $125.0 million payable to Sunoco based upon post-acquisition earnings of the refinery, which was paid in full.

Overview. Toledo has a throughput capacity of approximately 170,000 bpd and a Nelson Complexity Index of 9.2. Toledo primarily processes a slate of light, sweet crudes from Canada, the Mid-Continent, the Bakken region and the U.S. Gulf Coast. Toledo produces finished products including gasoline and ULSD, in addition to a variety of high-value petrochemicals including benzene, toluene, xylene, nonene and tetramer.

The Toledo refinery is located on a 282-acre site near Toledo, Ohio, approximately 60 miles from Detroit. Major units at the Toledo refinery include a crude unit, an FCC unit, an alkylation unit, a hydrocracker and a UDEX unit. Crude is delivered to the Toledo refinery through three primary pipelines: (1) Enbridge from the north, (2) Capline from the south and (3) Mid-Valley from the south. Crude is also delivered to a nearby terminal by rail and from local sources by truck to a truck unloading facility within the refinery.

The following table approximates the Toledo refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	170,000
Fluid Catalytic Cracking Unit (FCC)	79,000
Hydrotreating Units	95,000
Hydrocracking Unit (HCC)	45,000
Catalytic Reforming Units	45,000
Alkylation Unit (Alky)	10,000
Polymerization Unit (Poly)	7,000
UDEX Unit (BTX)	16,300

Feedstocks and Supply Arrangements. We currently fully source our own crude oil needs for Toledo. Prior to July 31, 2014, we had a crude oil acquisition agreement with MSCG pursuant to which we directed MSCG to purchase crude and other feedstocks for Toledo. MSCG purchased crude and feedstocks on the spot market. Accordingly, MSCG entered into, on our behalf, hedging arrangements to protect against changes in prices between the time of purchase and the time of processing the feedstocks. In addition to procurement, MSCG arranged transportation and insurance for the crude and feedstock supply and we paid MSCG a per barrel fee for their procurement and logistics services. We paid MSCG on a daily basis for the corresponding volume of crude or feedstocks two days after they were consumed in conjunction with the refining process.

Product Offtake. Toledo is connected, via pipelines, to an extensive distribution network throughout Ohio, Illinois, Indiana, Kentucky, Michigan, Pennsylvania and West Virginia. The finished products are transported on pipelines owned by Sunoco Logistics Partners L.P. and Buckeye Partners. In addition, we have proprietary connections to a variety of smaller pipelines and spurs that help us optimize our clean products distribution. A significant portion of Toledo’s gasoline and ULSD are distributed through the approximately 28 terminals in this network.

In March 2011, we entered into an agreement with Sunoco whereby Sunoco purchases gasoline and distillate products representing approximately one-third of the Toledo refinery’s gasoline and distillates production. The agreement had a three year term, subject to certain early termination rights. In March 2014, the agreement was renewed and extended for another three year term. We sell the bulk of the petrochemicals produced at the Toledo refinery through short-term contracts or on the spot market and the majority of the petrochemical distribution is done via rail.

Tankage Capacity. The Toledo refinery has total storage capacity of approximately 4.5 million barrels. The Toledo refinery receives its crude through pipeline connections and a truck rack. Of the total, approximately 1.3 million barrels are dedicated to crude oil storage with the remaining 3.2 million barrels allocated to intermediates and products. A portion of storage capacity dedicated to crude oil and finished products was transferred to PBFX in conjunction with its acquisition of the Toledo Storage Facility in December 2014.

Energy and Other Utilities. Under normal operating conditions, the Toledo refinery consumes approximately 17,000 MMBTU per day of natural gas. The Toledo refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a local third party supplier. In addition to the third party steam supplier, Toledo consumes a portion of the steam that is generated by its various process units.

Chalmette Refinery

On November 1, 2015, we acquired from ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, Inc., 100% of the ownership interests of Chalmette Refining, L.L.C. (“Chalmette Refining”), which owns the Chalmette refinery and related logistics assets. The Chalmette refinery, located outside of New Orleans,

Louisiana, is a dual train coking refinery and is capable of processing both light and heavy crude oil. Subsequent to the closing of the Chalmette Acquisition, Chalmette Refining is a wholly-owned subsidiary of PBF Holding. The aggregate purchase price for the Chalmette Acquisition was $322.0 million in cash, plus inventory and working capital of $246.0 million, which was finalized in the first quarter of 2016. The transaction was financed through a combination of cash on hand and borrowings under the Revolving Loan.

Overview. The Chalmette refinery is located on a 400-acre site outside of New Orleans, Louisiana. It is a dual-train coking refinery with a Nelson Complexity Index of 12.7 and is capable of processing both light and heavy crude oil through its 189,000 bpd crude unit and downstream Coker, FCC and alkylation units. Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the LOOP facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility with approximately 7.5 million barrels of shell capacity.

The Chalmette refinery primarily processes a variety of light and heavy crude oils. The Chalmette refinery predominantly produces gasoline, diesel fuels and jet fuel and also manufactures high-value petrochemicals including benzene and xylene.

The following table approximates the Chalmette refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Distillation Unit	189,000
Fluid Catalytic Cracking Unit (FCC)	72,000
Hydrotreating Units	158,000
Delayed Coker	29,000
Catalytic Reforming Units	22,000
Alkylation Unit (Alky)	15,000

Feedstocks and Supply Arrangements. In connection with the Chalmette Acquisition on November 1, 2015, we assumed a crude supply arrangement with PDVSA that has a ten year term with a renewal option for an additional five years, subject to certain early termination rights. The pricing for the crude supply is market based and is agreed upon on a quarterly basis by both parties. Additionally, we obtain crude and feedstocks from other sources through connections to the CAM and MOEM Pipelines as well as ship docks and truck racks.

Product Offtake. Products produced at the Chalmette refinery are transferred to customers through pipelines, the marine terminal and truck rack. The majority of their clean products are delivered to customers via pipelines. The Chalmette refinery’s ownership of the Collins Pipeline and T&M Terminal provide it with strategic access to Southeast and East Coast markets through third party logistics. The Chalmette refinery has an offtake agreement for its truck rack whereby ExxonMobil purchases approximately 50% of the 14,000 barrel per day capacity.

Tankage Capacity. Chalmette has a total tankage capacity of approximately 7.5 million barrels. Of this total, approximately 2.1 million barrels are allocated to crude oil storage with the remaining 5.4 million barrels allocated to intermediates and products.

Energy and Other Utilities. Under normal operating conditions, the Chalmette refinery consumes approximately 30,000 MMBTU per day of natural gas. The Chalmette refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a third party supplier.

Torrance Refinery

On July 1, 2016, we completed the Torrance Acquisition. The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 barrel per day, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. The Torrance Acquisition further increased our total throughput capacity to approximately 900,000 bpd. The purchase price for the assets was $521.4 million, plus working capital of $450.6 million.

Overview. In addition to refining assets, the Torrance Acquisition includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the transaction are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport. The refinery also has crude and product storage facilities.

The Torrance Acquisition provides us with a broader more diversified asset base and increases the number of operating refineries from four to five and our combined crude oil throughput capacity. The acquisition also provides us with a presence in the attractive PADD 5 market.

The following table approximates the Torrance refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Refinery Units	Nameplate Capacity
Crude Unit	158,000
Delayed Cokers	53,000
Fluid Catalytic Cracking Unit (FCC)	88,000
Alkylation Unit (Alky)	28,000
Hydrotreating Units	174,000

Feedstocks and Supply Arrangements. In connection with the Torrance Acquisition on July 1, 2016, we entered into a crude supply arrangement with ExxonMobil which will automatically extend and continue in effect until terminated by either party giving thirty-six months’ prior written notice to be effective at the end of any month. The pricing for the crude supply is market based. Additionally, we may obtain crude and feedstocks from other sources including via other pipeline or waterborne delivery.

Product Offtake. Products produced at the Torrance refinery are transferred to customers through pipelines, a truck rack terminal or through access to marine terminals. In connection with the Torrance Acquisition, we entered into a Clean Products Offtake Agreement with ExxonMobil whereby ExxonMobil will purchase approximately 46,000 bpd for various grades of gasoline and ULSD. This offtake agreement has an initial term of three years from the effective date and will automatically renew for successive three year terms and, in the initial three year term, can only be terminated by ExxonMobil. In successive three year terms, either party can terminate the offtake agreement with six months’ written notice.

Tankage Capacity. Torrance has a total tankage capacity of approximately 8.6 million barrels. Of this total, approximately 0.9 million barrels are allocated to crude oil storage with the remaining 7.7 million barrels allocated to intermediates and products.

Energy and Other Utilities. Under normal operating conditions, the Torrance refinery consumes approximately 40,000 MMBTU per day of natural gas. The Torrance refinery purchases its electricity from a local utility and has a long-term contract to purchase hydrogen and steam from a third party supplier.

Principal Products

Our refineries make various grades of gasoline, distillates (including diesel fuel, jet fuel, and ULSD) and other products from crude oil, other feedstocks, and blending components. We sell these products through our commercial accounts, and sales with major oil companies. For the years ended December 31, 2015, 2014 and 2013, gasoline and distillates accounted for 88.0%, 86.0% and 88.6% of our revenues, respectively.

Customers

We sell a variety of refined products to a diverse customer base. The majority of our refined products are primarily sold through short-term contracts or on the spot market. However, we do have product offtake arrangements for a portion of our clean products. For the years ended December 31, 2015 and 2014, no single customer accounted for 10% or more of our revenues, respectively. Following the Chalmette Acquisition on November 1, 2015, ExxonMobil and its affiliates represented approximately 18% of our total trade accounts receivable as of December 31, 2015. As of December 31, 2014, no single customer accounted for 10% or more of our total trade accounts receivable.

For the year ended December 31, 2013, MSCG and Sunoco accounted for 29% and 10% of our revenues, respectively.

Seasonality

Demand for gasoline and diesel is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and construction work. Decreased demand during the winter months can lower gasoline and diesel prices. As a result, our operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year. Refining margins remain volatile and our results of operations may not reflect these historical seasonal trends.

Competition

The refining business is very competitive. We compete directly with various other refining companies on the East, Gulf and West Coasts and in the Mid-Continent, with integrated oil companies, with foreign refiners that import products into the United States and with producers and marketers in other industries supplying alternative forms of energy and fuels to satisfy the requirements of industrial, commercial and individual consumers. Some of our competitors have expanded the capacity of their refineries and internationally new refineries are coming on line which could also affect our competitive position.

Profitability in the refining industry depends largely on refined product margins, which can fluctuate significantly, as well as crude oil prices and differentials between the prices of different grades of crude oil, operating efficiency and reliability, product mix and costs of product distribution and transportation. Certain of our competitors that have larger and more complex refineries may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of feedstocks or intense price fluctuations. Refining margins are frequently impacted by sharp changes in crude oil costs, which may not be immediately reflected in product prices.

The refining industry is highly competitive with respect to feedstock supply. Unlike certain of our competitors that have access to proprietary controlled sources of crude oil production available for use at their own refineries, we obtain substantially all of our crude oil and other feedstocks from unaffiliated sources. The availability and cost of crude oil is affected by global supply and demand. We have no crude oil reserves and are not engaged in the exploration or production of crude oil. We believe, however, that we will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

Agreements with PBFX

PBF Holding entered into long-term, fee-based commercial agreements with PBFX. Under these agreements, PBFX provides various rail and truck terminaling services, pipeline services, and storage services to PBF Holding and PBF Holding has committed to provide PBFX with minimum fees based on minimum monthly throughput volumes and storage capacity. The fees under each of these agreements are indexed for inflation and any increase in operating costs for providing such services to PBF Holding. Prior to the PBFX Offering, the DCR Rail Terminal, Toledo Truck Terminal, the DCR West Rack and the Toledo Storage Facility were owned, operated and maintained by PBF Holding’s subsidiaries. The Delaware City Products Pipeline and Truck Rack was owned, operated and maintained by PBF Holding’s subsidiaries until May 15, 2015. TVPC was owned and operated by PBF Holding’s subsidiaries from the closing of the Torrance Acquisition on July 1, 2016 until the closing of the TVPC Contribution Agreement on August 31, 2016. PBF Holding did not previously pay a fee for the utilization of these facilities prior to their acquisition by PBFX. Finally, PBFX completed the acquisition of the East Coast Terminals (as defined below) on April 29, 2016.

Contribution Agreements

On May 8, 2014, PBFX, PBF GP, PBF Energy, PBF LLC, PBF Holding, DCR, Delaware City Terminaling and TRC entered into the Contribution and Conveyance Agreement (the “Contribution Agreement I”). On May 14, 2014, concurrent with the closing of the PBFX Offering, the following transactions occurred pursuant to the Contribution Agreement I:

•	DCR distributed all of the interests in Delaware City Terminaling and TRC distributed the Toledo Truck Terminal, in each case, to PBF Holding at their historical cost.

•	PBF Holding contributed, at their historical cost, (i) all of the interests in Delaware City Terminaling and (ii) the Toledo Truck Terminal to PBFX in exchange for (a) 74,053 common units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in PBFX, (b) all of PBFX’s incentive distribution rights, (c) the right to receive a distribution of $30.0 million from PBFX as reimbursement for certain preformation capital expenditures attributable to the contributed assets, and (d) the right to receive a distribution of $298.7 million; and in connection with the foregoing, PBFX redeemed PBF Holding’s initial partner interests in PBFX for $1,000.

•	PBF Holding distributed to PBF LLC (i) its interest in PBF GP, (ii) the common units, subordinated units and incentive distribution rights, (iii) the right to receive a distribution of $30.0 million as reimbursement for certain preformation capital expenditures, and (iv) the right to receive a distribution of $298.7 million.

On September 30, 2014, PBF Holding, PBF LLC and PBFX closed the transaction contemplated by Contribution Agreement II. Pursuant to the terms of the Contribution Agreement II, PBF Holding distributed to PBF LLC all of the equity interests of DCT II, which assets consisted solely of the DCR West Rack, immediately prior to the transfer of such equity interests by PBF LLC to PBFX. The DCR West Rack was previously owned and operated by PBF Holding’s subsidiary, DCT II, and is located at the Company’s Delaware City refinery. PBFX paid to PBF LLC total consideration of $150.0 million, consisting of $135.0 million of cash and $15.0 million of PBFX common units, or 589,536 common units, in exchange for the DCR West Rack.

On December 11, 2014, PBF Holding, PBF LLC and PBFX closed the transaction contemplated by Contribution Agreement III. Pursuant to the Contribution Agreement III, PBF Holding distributed to PBF LLC all of the issued and outstanding limited liability company interests of Toledo Terminaling, whose assets consisted of the Toledo Storage Facility. PBF LLC then contributed to PBFX all of the equity interests of Toledo Terminaling for total consideration payable to PBF LLC of $150.0 million, consisting of $135.0 million of cash and $15.0 million of PBFX common units, or 620,935 common units.

On May 14, 2015, PBF Holding, PBF LLC and PBFX closed the transactions contemplated by the Contribution Agreement dated May 5, 2015 (“Contribution Agreement IV”). Pursuant to the Contribution

Agreement IV, PBF Holding distributed all of the equity interests of DPC and DCLC to PBF LLC immediately prior to the contribution of such interests by PBF LLC to PBFX. The assets consisted of the Delaware City Products Pipeline and Truck Rack, for a total consideration payable to PBF LLC of $143.0 million, consisting of $112.5 million of cash and $30.5 million of PBFX common units, or 1,288,420 common units.

On September 1, 2016, PBF Holding contributed 50% of the issued and outstanding limited liability company interests of TVPC to PBF LLC. PBFX then acquired 50% of the issued and outstanding limited liability company interests of TVPC from PBF LLC pursuant to the TVPC Contribution Agreement. TVPC’s assets consist of the San Joaquin Valley Pipeline system, including the M55, M1 and M70 pipelines, and pipeline stations with tankage and truck unloading capabilities (collectively, the “Torrance Valley Pipeline”). The total consideration paid to PBF LLC was $175.0 million, which was funded by PBFX with $20.0 million of cash on hand, $76.2 million in proceeds from the sale of marketable securities, and $78.8 million in net proceeds from a PBFX equity offering completed in August 2016.

Commercial Agreements

In connection with the contribution agreements described above, PBF Holding entered into long-term, fee-based commercial agreements with PBFX. Under these agreements, PBFX provides various rail and truck terminaling and storage services to PBF Holding and PBF Holding has committed to provide PBFX with minimum fees based on minimum monthly throughput volumes. The fees under each of these agreements are indexed for inflation and any increase in operating costs for providing such services to us. Prior to the PBFX Offering, the DCR Rail Terminal, Toledo Truck Terminal, the DCR West Rack and the Toledo Storage Facility and other assets contributed to PBFX subsequent to the PBFX Offering were owned, operated and maintained by PBF Holding. Therefore, PBF Holding did not previously pay a fee for the utilization of the facilities. Below is a summary of the agreements and corresponding fees for the use of each of the assets.

2016 Commercial agreements

East Coast Terminals

On April 29, 2016, PBFX closed on the purchase the East Coast Terminals from an affiliate of Plains All American Pipeline, L.P. PBF Holding has entered into commercial agreements related to the East Coast Terminals. These agreements have initial terms ranging from approximately three months to one year and include:

•	tank lease agreements, under which PBFX provides tank lease services to PBF Holding at the East Coast Terminals, with fees ranging from $0.45 to $0.55 per barrel received into the tank, up to 448,000 barrels, and $0.30 to $0.351 for all additional barrels received in excess of that amount. Additionally, the lease agreements include ancillary fees for tank to tank transfers; and

•	terminaling service agreements, under which PBFX provides terminaling and other services to PBF Holding at the East Coast Terminals, with fees ranging from $0.10 to $1.25 per barrel based on services provided, with additional flat rate fees for certain unloading/loading activities at the terminal.

The tank lease agreements contain minimum requirements for the amount of leased tank capacity contracted by PBF Holding. Additionally, the fees under each commercial agreement are indexed for inflation based on the changes in the CPI-U. Each of these commercial agreements also include automatic renewal options ranging from 3 months to 1 year terms, unless written notice is provide by either PBFX or PBF Holding 30 days prior to the end of the previous term.

TVPC Agreements

In connection with the TVPC Contribution Agreement described above, PBF Holding and TVPC entered into a ten-year transportation services agreement (including the services orders thereunder, collectively the “Transportation Services Agreement”) under which PBFX, through TVPC, will provide transportation and storage services to PBF Holding on the Torrance Valley Pipeline in return for throughput fees. The Transportation Services Agreement can be extended by PBF Holding for two additional five-year periods. This agreement includes the following:

•	Transportation Services. The minimum throughput commitment for transportation services on the northern portion of the Torrance Valley Pipeline is approximately 50,000 barrels per day for a fee equal to $0.5625 per barrel of crude throughput up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $0.5625 per barrel. The minimum throughput commitment for the southern portion of the Torrance Valley Pipeline is approximately 70,000 bpd with a fee equal to approximately $1.5625 per barrel and a fee of $0.3125 per barrel for amounts in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $1.5625 per barrel; provided, however, that PBF Holding will receive a credit to PBF Holding’s account for the amount of such shortfall, and such credit will be applied in subsequent monthly invoices against excess throughput fees during any of the succeeding three months; and

•	Storage Services. PBF Holding will pay TVPC $0.85 per barrel fixed rate for the shell capacity of the Midway tank, which rate includes throughput equal to the shell capacity of the tank. PBF Holding will pay $0.85 per barrel fixed rate for each of the Belridge and Emidio storage tanks, which rate includes throughput equal to the shell capacity of each individual storage tank, subject to adjustment. PBF Holding will also pay $0.425 per barrel for throughput in excess of the shell capacity for each storage tank; provided that PBF Holding has a commitment for a minimum incremental throughput in excess of the shell capacity of (A) 715,000 barrels per month for the Belridge Tank (the “Belridge Storage MTC”), and (B) 600,000 barrels per month for the Emidio tank. If, during any month, actual throughput in excess of the shell capacity of all individual storage tanks by PBF Holding is less than the throughput storage minimum commitment, then PBF Holding will pay TVPC an amount equal to the storage rate multiplied by the throughput storage minimum commitment less the actual excess volumes.

TVPC is required to maintain the Torrance Valley Pipeline System in a condition and with a capacity sufficient to handle a volume of PBF Holding’s crude at least equal to the current operating capacity or the reserved crude capacity, as the case may be, subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Transportation Services Agreement.

2015 Commercial Agreements

Delaware Pipeline Services Agreement

PBF Holding entered into the Delaware Pipeline Services Agreement. Under the Delaware Pipeline Services Agreement, PBFX provides PBF Holding with pipeline throughput services in return for throughput fees. The Delaware Pipeline Services Agreement has an initial term of approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods, under which PBFX provides pipeline services to PBF Holding on the Delaware Products Pipeline. The minimum throughput commitment for the pipeline facility is 50,000 bpd, at an initial fee equal to $0.5266 per barrel for all volumes of product received on the pipeline equal to at least the minimum throughput commitment, in any contract quarter. The pipeline service fee is subject to (i) increase or decrease effective as of July 1 of each year, by the amount of any change in any inflationary index promulgated by FERC in accordance with FERC’s indexing methodology or (ii) in the event that FERC terminates its indexing methodology during the term of the agreement, by a percentage equal to the change in the CPI-U. Effective July 2015, the pipeline service fee was raised to $0.5507 per barrel, due to an increase in the FERC tariff.

Delaware City Truck Loading Service Agreement

PBF Holding entered into the Delaware City Truck Loading Agreement. Under the Delaware City Truck Loading Agreement, PBFX provides PBF Holding with terminaling services in return for fees. The Delaware City Truck Loading Agreement has an initial term of approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods, under which PBFX provides loading services to PBF Holding at the Delaware City Terminal. The minimum throughput commitment for the truck rack is (i) at least 30,000 bpd of gasoline, diesel and heating oil for a fee equal to $0.462 per barrel, and (ii) at least 5,000 bpd for LPGs for a fee equal to $2.52 per barrel for all volumes of product loaded into trucks at the products terminal equal to at least the minimum throughput commitment, in any contract quarter.

The terminaling service fee is subject to (i) increase or decrease effective as of January 1 of each year, commencing on January 1, 2016, by the amount of any change in the Producer Price Index provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increases in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Delaware City Truck Loading Services Agreement.

2014 Commercial agreements

Delaware City Rail Terminaling Services Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into the DCR Terminaling Agreement. The DCR Terminaling Agreement terminates on the first December 31st following the seventh anniversary of the closing of the PBFX Offering and may be extended, at PBF Holding’s option, for up to two additional five-year terms. Under the DCR Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 85,000 bpd per quarter (calculated on a quarterly average basis) for a terminaling service fee of $2.00 per barrel, which will decrease to $0.50 per barrel to the extent volumes exceed the minimum throughput commitment. PBF Holding also pays PBFX for providing related ancillary services at the terminal that are specified in the agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the DCR Terminaling Agreement. Effective January 1, 2015, the terminaling service fee was increased to $2.032 per barrel up to the minimum throughput commitment and $0.508 per barrel for volumes that exceed the minimum throughput commitment.

Toledo Truck Unloading & Terminaling Services Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into the Toledo Terminaling Agreement. The Toledo Terminaling Agreement terminates on the first December 31st following the seventh anniversary of the closing of the PBFX Offering and may be extended, at PBF Holding’s option, for up to two additional five-year terms. Under the Toledo Terminaling Agreement, PBF Holding was obligated to throughput aggregate volumes of crude oil of at least 4,000 bpd (calculated on a quarterly average basis) for a terminaling service fee of $1.00 per barrel. The Toledo Terminaling Agreement was amended and restated effective as of June 1, 2014, to among other things, increase the minimum throughput volume commitment from 4,000 bpd to 5,500 bpd beginning August 1, 2014. PBF Holding also pays PBFX for providing related ancillary services at the terminal which are specified in the Toledo Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increases in any operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Toledo Terminaling Agreement. Effective January 1, 2015, the terminaling service fee was increased to $1.016 per barrel.

Delaware City West Ladder Rack Terminaling Services Agreement

On October 1, 2014, PBF Holding and DCT II entered into the West Ladder Rack Terminaling Agreement under which PBFX, through DCT II, provides rail terminaling services to PBF Holding. DCT II was merged with and into Delaware City Terminaling, a wholly-owned subsidiary of PBFX, with all property, rights, liabilities and obligations of DCT II vesting in Delaware City Terminaling as the surviving company. The agreement may be extended by PBF Holding for two additional five year periods. Under the West Ladder Rack Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 40,000 bpd for a terminaling service fee equal to $2.20 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment, and $1.50 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment, in any contract quarter. PBF Holding also pays PBFX for providing related ancillary services at the terminal which are specified in the West Ladder Rack Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the West Ladder Rack Terminaling Agreement.

Toledo Storage Facility Storage and Terminaling Services Agreement

On December 12, 2014, PBF Holding and Toledo Terminaling entered into the Toledo Storage Facility Storage and Terminaling Agreement under which PBFX, through Toledo Terminaling, will provide storage and terminaling services to PBF Holding in return for storage and throughput fees. The Toledo Storage Facility Storage and Terminaling Agreement can be extended by PBF Holding for two additional five-year periods.

The Toledo Storage Facility Storage and Terminaling Agreement requires PBFX to accept, redeliver and store all products tendered by PBF Holding in the tanks and load products at the storage facility on behalf of PBF Holding up to the effective operating capacity of each tank, the loading capacity of the products rack and the overall capacity of the Toledo Storage Facility. PBF Holding pays a fee of $0.50 per barrel of shell capacity dedicated to PBF Holding under the Toledo Storage Facility Storage and Terminaling Agreement. The minimum throughput commitment for the propane storage and loading facility is at least 4,400 bpd (calculated on a quarterly average basis) for a fee equal to $2.52 per barrel of product loaded up to the minimum throughput commitment with no fee reduction for barrels loaded in excess of the minimum throughput commitment. The storage and terminaling service fee is subject to (i) increase or decrease effective January 1 of each year, beginning January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) adjustment by the amount of any increases in operating costs greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services under the Toledo Storage Facility Storage Terminaling Agreement.

PBFX is required to maintain the Toledo Storage Facility in a condition and with a capacity sufficient to store and handle a volume of PBF Holding’s products at least equal to the current operating capacity for the storage facility as a whole subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Toledo Storage Facility Storage and Terminaling Agreement.

Operational Agreements

PBF Holding and certain of its affiliates have entered into operational agreements with PBFX for the use of centralized corporate services. In accordance with such agreements, PBF Holding receives fees from PBFX for use of these services. Below is a summary of the agreements and corresponding fees that PBFX pays PBF Holding.

Fourth Amended and Restated Omnibus Agreement

Under the Omnibus Agreement, PBFX, among other things, reimburses related affiliates, including PBF Holding, for services provided to PBFX. The Omnibus Agreement addressed the following matters:

•	PBFX’s obligation to pay PBF LLC an administrative fee, in the amount of $2.3 million per year, for the provision by PBF LLC of centralized corporate services (which fee is in addition to certain expenses of PBF GP and its affiliates that are reimbursed under the PBFX partnership agreement;

•	PBFX’s obligation to reimburse PBF LLC for the salaries and benefits costs of employees who devote more than 50% of their time to PBFX;

•	PBFX’s agreement to reimburse PBF Holding for all other direct or allocated costs and expenses incurred by PBF LLC on PBFX’s behalf;

•	PBF LLC’s agreement not to compete with PBFX under certain circumstances, subject to certain exceptions;

•	PBFX’s right of first offer for ten years to acquire certain logistics assets retained by PBF Energy following the PBFX Offering, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future, subject to certain exceptions;

•	a license to use the PBFX trademark and name; and

•	PBF Holding’s agreement to reimburse PBFX for certain expenditures up to $20.0 million per event (net of any insurance recoveries) related to the Contributed Assets for a period of five years after the closing of the PBFX Offering, and PBFX’s agreement to bear the costs associated with the prior expansion of the DCR Rail Terminal crude unloading capability.

On September 30, 2014, the Original Omnibus Agreement was amended and restated in connection with the DCR West Rack Acquisition. The annual administrative fee to be paid by the Partnership to PBF Energy increased from $2.3 million to approximately $2.5 million. On December 12, 2014, the A&R Omnibus Agreement was amended and restated in connection with the Toledo Storage Facility Acquisition. The Second A&R Omnibus Agreement clarified the reimbursements to be made by the Partnership to PBF LLC and from PBF LLC to the Partnership and increased the annual administrative fee to be paid by the Partnership to PBF Energy from approximately $2.5 million to $2.7 million. Pursuant to the terms of the Omnibus Agreement, as amended by the A&R Omnibus Agreement and the Second A&R Omnibus Agreement the annual administrative fee of $2.7 million per year was reduced to $2.2 million per year effective as of January 1, 2015. On May 15, 2015, the Second A&R Omnibus Agreement was amended and restated in connection with the Delaware City Products Pipeline and Truck Rack Acquisition resulting in an increase in the annual administrative fee from $2.2 million to $2.35 million. On August 31, 2016 the Third A&R Omnibus Agreement was amended to include the SJV System acquired on August 31, 2016 pursuant to the TVPC Contribution Agreement resulting in an increase in the annual administrative fee from $2.4 million to $5.7 million.

Fourth Amended and Restated Operation and Management Services and Secondment Agreement

On May 14, 2014, PBF Holding and certain of its subsidiaries entered into the Services Agreement with PBFX, pursuant to which PBF Holding and its subsidiaries provide PBFX with the personnel necessary for PBFX to perform its obligations under its commercial agreements. Under the agreement, PBFX reimburses PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. In addition, PBFX pays an initial annual fee of $0.5 million to PBF Holding for the provision of such services pursuant to the Services Agreement. The Services Agreement will terminate upon the termination of the Second A&R Omnibus Agreement, provided that PBFX may terminate any service on 30 days’ notice. The Services Agreement was amended and restated in connection with the Contribution Agreement II and Contribution Agreement III. The annual fee payable under the Amended and Restated Services Agreement increased from $0.5 million to $0.8 million (indexed for inflation) as a result of the inclusion of the DCR West Rack and was further increased under the Second Amended and Restated Services Agreement to $4.4 million (indexed for inflation) as a result of the inclusion of the Toledo Storage Facility. The operation and management services and secondment agreement was amended, effective as of the closing of the Delaware City Products Pipeline and Truck Rack acquisition, increasing the annual fee to $4.5 million. The operation and management services and secondment agreement was last amended, effective August 31, 2016, to include the SJV System acquired pursuant to the TVPC Contribution Agreement, increasing the annual fee to $6.4 million.

Corporate Offices

We lease approximately 57,000 square feet for our principal corporate offices in Parsippany, New Jersey. The lease for our principal corporate offices expires in 2019. Functions performed in the Parsippany office include overall corporate management, refinery and HSE management, planning and strategy, corporate finance, commercial operations, logistics, contract administration, marketing, investor relations, governmental affairs, accounting, tax, treasury, information technology, legal and human resources support functions.

We lease approximately 4,000 square feet for our regional corporate office in Long Beach, California. The lease for our office expires in 2021. Functions performed in the Long Beach office include overall regional corporate management, planning and strategy, commercial operations, logistics, contract administration, marketing, governmental affairs functions.”

Employees

As of September 1, 2016, we had approximately 3,125 employees. At Paulsboro, 294 of our 470 employees are covered by a collective bargaining agreement. In addition, 1,282 of our 2,341 employees at Delaware City, Toledo, Chalmette and Torrance are covered by a collective bargaining agreement. None of our corporate employees are covered by a collective bargaining agreement. We consider our relations with the represented employees to be satisfactory. At Delaware City, Toledo, Chalmette and Torrance, most hourly employees are covered by a collective bargaining agreement through the United Steel Workers (“USW”). The agreements with the USW covering Delaware City and Toledo are scheduled to expire in February 2018 while the agreement with the USW covering Chalmette is scheduled to expire in January 2019 and the agreement covering Torrance is scheduled to expire in February 2019. Similarly, at Paulsboro hourly employees are represented by the Independent Oil Workers (“IOW”) under a contract scheduled to expire in March 2018.

Environmental, Health and Safety Matters

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro refinery acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $11.2 million recorded as of September 30, 2016

($10.4 million as of December 31, 2015) represents the present value of expected future costs discounted at a rate of 8.0%. The current portion of the environmental liability is recorded in Accrued expenses and the non-current portion is recorded in Other long-term liabilities. As of June 30, 2016 and December 31, 2015, this liability is self-guaranteed by the Company.

In connection with the acquisition of the Delaware City assets, Valero Energy Corporation (“Valero”) remains responsible for certain pre-acquisition environmental obligations up to $20.0 million and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the acquisition of the Delaware City assets and the Paulsboro refinery, the Company and Valero purchased ten year, $75.0 million environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco, Inc. (R&M) (“Sunoco”) remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011, subject to certain limitations.

In connection with the acquisition of the Chalmette refinery, the Company obtained $3.9 million in financial assurance (in the form of a surety bond) to cover estimated potential site remediation costs associated with an agreed to Administrative Order of Consent with the EPA. The estimated cost assumes remedial activities will continue for a minimum of 30 years. Further, in connection with the acquisition of the Chalmette refinery, the Company purchased a ten year, $100.0 million environmental insurance policy to insure against unknown environmental liabilities at the refinery.

In connection with the acquisition of the Torrance refinery and related logistics assets, the Company assumed certain pre-existing environmental liabilities totaling $146.3 million as of September 30, 2016, related to certain environmental remediation obligations to address existing soil and groundwater contamination and monitoring activities, which reflects the current estimated cost of the remediation obligations. The Company expects to make aggregate payments for this liability of $31.4 million over the next five years. The current portion of the environmental liability is recorded in Accrued expenses and the non-current portion is recorded in Other long-term liabilities. In addition, in connection with the acquisition of the Torrance refinery and related logistics assets, the Company purchased a ten year, $100.0 million environmental insurance policy to insure against unknown environmental liabilities. Furthermore, in connection with the acquisition, the Company assumed responsibility for certain specified environmental matters that occurred prior to the Company’s ownership of the refinery. Specifically, the Company assumed responsibility for (i) a Notice of Violation issued on March 12, 2015 by the Southern California Air Quality Management District (“SCAQMD”) relating to self-reported Title V deviations for the Torrance Refinery for compliance year 2012, (ii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2013, (iii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2014 and (iv) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2015. No settlement or penalty demand have been received to date with respect to these Notices. It is possible that SCAQMD will assess penalties in these matters in excess of $0.1 million but any such amount is not expected to be material to the Company, individually or in the aggregate.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that, beginning July 1, 2012, requires all heating oil sold in New York State to contain no more than 15 parts per million (“PPM”) sulfur. Since July 1, 2012, other states in the Northeast market began requiring heating oil sold in their state to contain no more than 15 PPM sulfur. Currently, all of the Northeastern states and Washington DC have adopted sulfur controls on heating oil. Most of the Northeastern states will now require heating oil with 15 PPM or less sulfur by July 1, 2018 (except for Pennsylvania and Maryland - 500 PPM sulfur required). All of the heating oil the Company currently produces meets these specifications. The mandate and other requirements do not currently have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the Clean Air Act. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA was required to release the final annual standards for the Renewable Fuels Standard (“RFS”) for 2014 no later than November 29, 2013 and for 2015 no later than November 29, 2014. The EPA did not meet these requirements but did release proposed standards for 2014. The EPA did not finalize this proposal in 2014. The EPA published the final 2014-2016 Renewable standards late in 2015. The EPA essentially set the standards for 2014 and 2015 at the estimated actual renewable fuel used in each year given they were for the most part regulating activities that had already occurred. In setting the 2016 standards the EPA recognized the E10 blend wall and used the general waiver authority to set the 2016 renewable fuel requirement lower than the original requirements stated in the Energy Independence Security Act (“EISA”). These new standards are being challenged by both renewable fuel producers and obligated parties in legal actions. The courts are attempting to consolidate some of these challenges. It appears unlikely the courts will be able to resolve these issues before the EPA releases the final 2017 standards late in 2016 assuming they stay on schedule. The EPA did propose the 2017 standards in May of 2016 and raised the requirements above the 2016 standards. Estimated 2016 production for the two categories are less than half of what will be needed to satisfy the proposed requirements in 2017. It is not clear that renewable fuel producers will be able to produce the volumes of these fuels required for blending in 2017. There are alternative options that could be used to satisfy these demands but using them will draw down available supply of excess RINs sometimes referred to as the “RIN bank” and will tighten the RIN market potentially raising RIN prices further. Industry organizations have pointed out the issues with the proposal to the EPA in commenting on the proposed standards. The EPA is continuing to receive comments on the new proposal and is targeting to release the final rule by the end of November 2016 as required. The Company is currently evaluating the final standards and they may have a material impact on the Company’s cost of compliance with RFS 2.

The EPA published a Final Rule to the Clean Water Act (“CWA”) Section 316(b) in August 2014 regarding cooling water intake structures, which includes requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA) as soon as possible, but state agencies have the discretion to establish implementation time lines. The Company continues to evaluate the impact of this regulation, and at this time does not anticipate it having a material impact on the Company’s financial position, results of operations or cash flows.

In addition, on December 1, 2015 the EPA finalized revisions to an existing air regulation concerning Maximum Achievable Control Technologies (“MACT”) for Petroleum Refineries. The regulation requires additional continuous monitoring systems for eligible process safety valves relieving to atmosphere, minimum flare gas heat (Btu) content, and delayed coke drum vent controls to be installed by January 30, 2019. In addition, a program for ambient fence line monitoring for benzene will need to be implemented by January 30, 2018. The Company is currently evaluating the final standards to evaluate the impact of this regulation, and at this time does not anticipate it will have a material impact on the Company’s financial position, results of operations or cash flows.

In connection with the closing of the Torrance Acquisition, the Company became subject to greenhouse gas emission control regulations in the state of California to comply with Assembly Bill 32 (“AB 32”). AB 32 created a statewide cap on greenhouse gas emissions, including emissions from transportation fuels, with the aim of returning the state to 1990 emission levels by 2020. AB32 is implemented through two market mechanisms including the Low Carbon Fuel Standard (“LCFS”) and Cap and Trade. The Company is responsible for the AB 32 obligations related to the Torrance refinery beginning on July 1, 2016 and must purchase emission credits to comply with these obligations. Additionally, in September 2016, the state of California enacted Senate Bill 32 (“SB 32”) which further reduces greenhouse gas emissions targets to 40 percent below 1990 levels by 2030.

However, subsequent to the acquisition, the Company is recovering the majority of these costs from its customers, and as such does not expect this obligation to materially impact the Company’s financial position, results of operations, or cash flows. To the degree there are unfavorable changes to AB 32 or SB 32 regulations or the Company is unable to recover such compliance costs from customers, these regulations could have a material adverse effect on our financial position, results of operations, and liquidity.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. In late 2015, the Environmental Protection Agency (“EPA”) initiated enforcement proceedings against companies it believes produced invalid RINs. On October 13, 2016, the Company and its subsidiaries including, Toledo Refining Company LLC and Delaware City Refining Company LLC were notified by the EPA that its records indicated that these entities used potentially invalid RINs. The EPA directed each of the subsidiaries to resubmit reports to remove the potentially invalid RINs and to replace the invalid RINs with valid RINs with the same D Code. The Company is in the process of identifying whether any of those RINs are invalid and assessing how the invalid RINs will be replaced, including seeking indemnification from the counterparty who supplied the potentially invalid RINS. While we do not know what actions the EPA will take, or penalties it will impose with respect to these identified RINs or any other RINs we have purchased that the EPA may identify as being invalid, at this time, we do not expect any such action or penalties would have a material effect on our financial condition, results of operations or cash flows.

The Company is also currently subject to certain other existing environmental claims and proceedings. The Company believes that there is only a remote possibility that future costs related to any of these other known contingent liability exposures would have a material impact on its financial position, results of operations or cash flows.

Legal Proceedings

On July 24, 2013, the Delaware Department of Natural Resources and Environmental Control (“DNREC”) issued a Notice of Administrative Penalty Assessment and Secretary’s Order to Delaware City Refining for alleged air emission violations that occurred during the re-start of the refinery in 2011 and subsequent to the re-start. The penalty assessment seeks $460,200 in penalties and $69,030 in cost recovery for DNREC’s expenses associated with investigation of the incidents. We dispute the amount of the penalty assessment and allegations made in the order, and are in discussions with DNREC to resolve the assessment. It is possible that DNREC will assess a penalty in this matter but any such amount is not expected to be material to the Company.

As of November 1, 2015, the Company acquired Chalmette Refining, which was in discussions with the Louisiana Department of Environmental Quality (“LDEQ”) to resolve self-reported deviations from refinery operations relating to certain Clean Air Act Title V permit conditions, limits and other requirements. LDEQ commenced an enforcement action against Chalmette Refining on November 14, 2014 by issuing a Consolidated Compliance Order and Notice of Potential Penalty (the “Order”) covering deviations from 2009 and 2010. Chalmette Refining and LDEQ subsequently entered into a dispute resolution agreement, the enforcement of which has been suspended while negotiations are ongoing, which may include the resolution of deviations outside the periods covered by the Order. It is possible that LDEQ will assess an administrative penalty against Chalmette Refining, but any such amount is not expected to be material to the Company.

The Company acquired the Torrance Refinery effective as of July 1, 2016 and, in connection with the acquisition, the Company assumed responsibility for certain specified environmental matters that occurred prior to the Company’s ownership of the refinery. Specifically, the Company assumed responsibility for (i) a Notice of

Violation issued on March 12, 2015 by the Southern California Air Quality Management District (“SCAQMD”) relating to self-reported Title V deviations for the Torrance Refinery for compliance year 2012, (ii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2013, (iii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2014 and (iv) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2015. No settlement or penalty demand have been received to date with respect to these Notices. It is possible that SCAQMD will assess penalties in these matters in excess of $100,000 but any such amount is not expected to be material to the Company, individually or in the aggregate.

On September 2, 2011, prior to the Company’s ownership of the Chalmette refinery, the plaintiff in Vincent Caruso, et al. v. Chalmette Refining, L.L.C., filed an action on behalf of himself and other Louisiana residents who live or own property in St. Bernard Parish and Orleans Parish and whose property was allegedly contaminated and who allegedly suffered any personal or property damages as a result of an emission of spent catalyst, sulfur dioxide and hydrogen sulfide from the Chalmette refinery on September 6, 2010. Plaintiffs claim to have suffered injuries, symptoms, and property damage as a result of the release. Plaintiffs seek to recover unspecified damages, interest and costs. In August 2015, there was a mini-trial for four plaintiffs for property damage relating to home and vehicle cleaning. On April 12, 2016, the trial court rendered judgment limiting damages ranging from $100 to $500 for home cleaning and $25 to $75 for vehicle cleaning to the four plaintiffs. The trial court found Chalmette Refining and co-defendant Eaton Corporation (“Eaton”), to be solitarily liable for the damages. Chalmette Refining and Eaton filed an appeal in August 2016 of the judgment on the mini-trial, which appeal is pending. There is no stay pending appeal. The potential class members have not been identified as the parties are negotiating a claims process for claims such as home cleaning, vehicle cleaning, and alleged personal injury. The claims process would also include a class notice to identify potential class members. Depending upon the ultimate class size and the nature of the claims, the outcome may have an adverse material effect on the Company’s financial condition, or cash flows.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. In late 2015, the Environmental Protection Agency (“EPA”) initiated enforcement proceedings against companies it believes produced invalid RINs. On October 13, 2016, the Company’s subsidiaries, PBF Holding Company LLC, Toledo Refining Company LLC and Delaware City Refining Company LLC were notified by the EPA that its records indicated that these entities used potentially invalid RINs. The EPA directed each of these subsidiaries to resubmit reports to remove the potentially invalid RINs and to replace the invalid RINs with valid RINs with the same D Code. The Company is in process of identifying the affected RINs. The Company also intends to seek indemnification from the counterparty who sold the affected RINs, including any penalty assessed by the EPA. It is expected that the Company’s subsidiaries and the EPA will enter an Administrative Settlement Agreement to resolve these matters. The Company does not expect the potentially invalid RINs to have a material effect on the Company’s financial condition, results of operations or cash flows.

Glossary of Selected Terms

Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:

“ASCI” refers to the Argus Sour Crude Index, a pricing index used to approximate market prices for sour, heavy crude oil.

“Bakken” refers to both a crude oil production region generally covering North Dakota, Montana and Western Canada, and the crude oil that is produced in that region.

“barrel” refers to a common unit of measure in the oil industry, which equates to 42 gallons at 1 atmosphere pressure.

“blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, FCC unit gasoline, ethanol, reformate or butane, among others.

“bpd” refers to an abbreviation for barrels per day.

“CAA” refers to the Clean Air Act.

“catalyst” refers to a substance that alters, accelerates, or instigates chemical changes, but is not produced as a product of the refining process.

“coke” refers to a coal-like substance that is produced from heavier crude oil fractions during the refining process.

“complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson Complexity Index, which is often used as a measure of a refinery’s ability to process lower quality crude in an economic manner.

“crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil. For example, we reference (a) the 2-1-1 crack spread, which is a general industry standard utilized by our Delaware City, Paulsboro and Chalmette refineries that approximates the per barrel refining margin resulting from processing two barrels of crude oil to produce one barrel of gasoline and one barrel of heating oil or ULSD, and (b) the 4-3-1 crack spread, which is a benchmark utilized by our Toledo refinery that approximates the per barrel refining margin resulting from processing four barrels of crude oil to produce three barrels of gasoline and one-half barrel of jet fuel and one-half barrel of ULSD.

“Dated Brent” refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by API gravity of 38° and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

“distillates” refers primarily to diesel, heating oil, kerosene and jet fuel.

“downstream” refers to the downstream sector of the energy industry generally describing oil refineries, marketing and distribution companies that refine crude oil and sell and distribute refined products. The opposite of the downstream sector is the upstream sector, which refers to exploration and production companies that search for and/or produce crude oil and natural gas underground or through drilling or exploratory wells.

“EPA” refers to the United States Environmental Protection Agency.

“ethanol” refers to a clear, colorless, flammable oxygenated liquid. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate.

“feedstocks” refers to crude oil and partially refined petroleum products that are processed and blended into refined products.

“FCC” refers to fluid catalytic cracking.

“FCU” refers to fluid coking unit.

“GHG” refers to greenhouse gas.

“Group I base oils or lubricants” refers to conventionally refined products characterized by sulfur content less than 0.03% with a viscosity index between 80 and 120. Typically, these products are used in a variety of automotive and industrial applications.

“heavy crude oil” refers to a relatively inexpensive crude oil with a low API gravity characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products such as gasoline and diesel.

“IPO” refers to the initial public offering of PBF Energy’s Class A common stock which closed on December 18, 2012.

“J. Aron” refers to J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc.

“KV” refers to Kilovolts.

“LCM” refers to a GAAP requirement for inventory to be valued at the lower of cost or market.

“light crude oil” refers to a relatively expensive crude oil with a high API gravity characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel.

“light products” refers to the group of refined products with lower boiling temperatures, including gasoline and distillates.

“light-heavy differential” refers to the price difference between light crude oil and heavy crude oil.

“LLS” refers to Light Louisiana Sweet benchmark for crude oil reflective of Gulf coast economics for light sweet domestic and foreign crudes.

“LPG” refers to liquefied petroleum gas.

“Maya” refers to Maya crude oil, a heavy, sour crude oil characterized by API gravity of approximately 22° and a sulfur content of approximately 3.3 weight percent that is used as a benchmark for other heavy crude oils.

“MLP” refers to master limited partnership.

“MMBTU” refers to million British thermal units.

“MMSCFD” refers to million standard cubic feet per day.

“MOEM Pipeline” refers to a pipeline that originates at a terminal in Empire, Louisiana approximately 30 miles north of the mouth of the Mississippi River. The MOEM Pipeline is 14 inches in diameter, 54 miles long and transports crude from South Louisiana to Chalmette Refining, L.L.C. The MOEM Pipeline transports Heavy Louisiana Sweet (HLS) and South Louisiana Intermediate (SLI) crude.

“MSCG” refers to Morgan Stanley Capital Group Inc.

“MW” refers to Megawatt.

“Nelson Complexity Index” refers to the complexity of an oil refinery as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to crude distillation, which is assigned a complexity factor of 1.0. The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude distillation for the same amount of throughput.

“NYH” refers to the New York Harbor market value of petroleum products.

“NYMEX” refers to the New York Mercantile Exchange.

“NYSE” refers to the New York Stock Exchange.

“PADD” refers to Petroleum Administration for Defense Districts.

“Platts” refers to Platts, a division of The McGraw-Hill Companies.

“PPM” refers to parts per million.

“RINS” refers to renewable fuel credits required for compliance with the Renewable Fuels Standard.

“refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

“sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

“Saudi Aramco” refers to Saudi Arabian Oil Company.

“Statoil” refers to Statoil Marketing and Trading (US) Inc.

“Sunoco” refers to Sunoco, Inc. (R&M).

“sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur than sour crude oil. Sweet crude oil is typically more expensive than sour crude oil.

“Syncrude” refers to a blend of Canadian synthetic oil, a light, sweet crude oil, typically characterized by API gravity between 30° and 32° and a sulfur content of approximately 0.1-0.2 weight percent.

“throughput” refers to the volume processed through a unit or refinery.

“turnaround” refers to a periodically required shutdown and comprehensive maintenance event to refurbish and maintain a refinery unit or units that involves the inspection of such units and occurs generally on a periodic cycle.

“ULSD” refers to ultra-low-sulfur diesel.

“Valero” refers to Valero Energy Corporation.

“WCS” refers to Western Canadian Select, a heavy, sour crude oil blend typically characterized by API gravity between 20° and 22° and a sulfur content of approximately 3.5 weight percent that is used as a benchmark for heavy Western Canadian crude oil.

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, typically characterized by API gravity between 38° and 40° and a sulfur content of approximately 0.3 weight percent that is used as a benchmark for other crude oils.

“WTS” refers to West Texas Sour crude oil, a sour crude oil characterized by API gravity between 30° and 33° and a sulfur content of approximately 1.28 weight percent that is used as a benchmark for other sour crude oils.

“yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers. Each director and executive officer will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position

Thomas J. Nimbley	65	Chief Executive Officer and Director

Matthew C. Lucey	43	President and Director

Erik Young	39	Senior Vice President, Chief Financial Officer

Jeffrey Dill	55	President, Western Region and Director

Thomas L. O’Connor	44	Senior Vice President, Commercial

Herman Seedorf	65	Senior Vice President of Refining

Paul Davis	54	Senior Vice President, Western Region Commercial Operations

Trecia M. Canty	46	Senior Vice President, General Counsel

Messrs. Nimbley, Lucey and Dill serve as the sole directors of PBF Holding and PBF Finance. We believe that each of their experience as executive officers of PBF Energy make them qualified to serve as its directors.

Thomas J. Nimbley has served on the Board of Directors of PBF Energy since October 2014 and on our Board of Directors since October 2012 and during the period from April 2010 to January 2011. He has served as our and PBF Energy’s Chief Executive Officer since June 2010, Chairman of the Board of Directors of PBF Energy since July 2016, and was Executive Vice President, Chief Operating Officer from March 2010 through June 2010. In his capacity as Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of certain of our subsidiaries and our affiliates, including PBF GP. Prior thereto, he served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips Petroleum Company (“Phillips”) and subsequently Senior Vice President and head of Refining for ConocoPhillips (“ConocoPhillips”) domestic refining system (13 locations) following the merger of Phillips and Conoco Inc. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco Corporation (“Tosco”) and its subsidiaries starting in April 1993.

Matthew C. Lucey has served as our and PBF Energy’s President since January 2015 and was Executive Vice President from April 2014 to December 2014. Mr. Lucey served as Senior Vice President, Chief Financial Officer from April 2010 to March 2014. Mr. Lucey joined us as Vice President, Finance in April 2008. Mr. Lucey has also served as one of our directors since joining us. Prior thereto, Mr. Lucey served as a Managing Director of M.E. Zukerman & Co., a New York-based private equity firm specializing in several sectors of the broader energy industry, from 2001 to 2008. Before joining M.E. Zukerman & Co., Mr. Lucey spent six years in the banking industry.

Erik Young has served as our and PBF Energy’s Senior Vice President and Chief Financial Officer since April 2014 after joining us in December 2010 as Director, Strategic Planning where he was responsible for both corporate development and capital markets initiatives. Prior to joining the Company, Mr. Young spent eleven years in corporate finance, strategic planning and mergers and acquisitions roles across a variety of industries. He began his career in investment banking before joining J.F. Lehman & Company, a private equity investment firm, in 2001.

Jeffrey Dill has served as our and PBF Energy’s President, PBF Energy Western Region LLC since September 2015 and was our and PBF Energy’s Senior Vice President, General Counsel and Secretary for more than five years prior thereto. Previously he served as Senior Vice President, General Counsel and Secretary for Maxum Petroleum, Inc., a national marketer and logistics company for petroleum products and Vice President, General Counsel and Secretary at Neurogen Corporation, a drug discovery and development company, from March 2006 to December 2007. Mr. Dill has close to 20 years’ experience providing business and legal support to refining, transportation and marketing organizations in the petroleum industry, including positions at Premcor, ConocoPhillips, Tosco and Unocal Corporation.

Thomas L. O’Connor has served as our and PBF Energy Senior Vice President, Commercial since September 2015. Mr. O’Connor joined us and PBF Energy as Senior Vice President in September 2014 with responsibility for business development and growing the business of PBFX, and from January to September 2015, served as Co-Head of commercial activities. Prior to joining the Company, Mr. O’Connor worked at Morgan Stanley since 2000 in various positions, most recently as a Managing Director and Global Head of Crude Oil Trading and Global Co-Head of Oil Flow Trading. Prior to joining Morgan Stanley, Mr. O’Connor worked for Tosco from 1995 to 2000 in the Atlantic Basin Fuel Oil and Feedstocks group.

Herman Seedorf serves as our and PBF Energy’s Senior Vice President of Refining. Mr. Seedorf originally joined PBF Energy in February of 2011 as the Delaware City Refinery Plant Manager and became Senior Vice President, Eastern Region Refining, in September of 2013. Prior to 2011, Mr. Seedorf served as the refinery manager of the Wood River Refinery in Roxana, Illinois, and also as an officer of the joint venture between ConocoPhillips and Cenovus Energy Inc. Mr. Seedorf’s oversight responsibilities included the development and execution of the multi-billion dollar upgrade project which enabled the expanded processing of Canadian crude oils. He also served as the refinery manager of the Bayway Refinery in Linden, New Jersey for four years during the time period that it was an asset of Tosco. Mr. Seedorf began his career in the petroleum industry with Exxon Corporation (“Exxon”) in 1980.

Paul Davis has served as our and PBF Energy Senior Vice President, Western Region Commercial Operations since September 2015. Mr. Davis joined us in April 2012 and has been head of PBF’s commercial operations related to crude oil and refinery feedstock sourcing since May of 2013 and, from January 2015 to September 2015, served as our Co-Head of Commercial. Previously, Mr. Davis was responsible for managing the U.S. clean products commercial operations for Hess Energy Trading Company (“HETCO”) from 2006 to 2012. Prior to that, Mr. Davis was responsible for Premcor’s U.S. Midwest clean products disposition group. Mr. Davis has over 29 years of experience in commercial operations in crude oil and refined products, including 16 years with the ExxonMobil Corporation in various operational and commercial positions, including sourcing refinery feedstocks and crude oil and the disposition of refined petroleum products, as well as optimization roles within refineries.

Trecia M. Canty has served as our Senior Vice President, General Counsel and Secretary since September 2015. In her role, Ms. Canty is responsible for the Legal Department and Contracts Administration. Previously, Ms. Canty was named Vice President, Senior Deputy General Counsel and Assistant Secretary in October 2014 and led the Company’s commercial and finance legal operations since joining us in November 2012. Prior to joining the Company, Ms. Canty served as Associate General Counsel, Corporate and Assistant Secretary of Southwestern Energy Company, where her responsibilities included finance and mergers and acquisitions, securities and corporate compliance and corporate governance. She also provided legal support to the midstream marketing and logistics businesses. Prior to joining Southwestern Energy Company in 2004, she was an associate with Cleary, Gottlieb, Steen & Hamilton. Ms. Canty has over 20 years of experience focused on energy, mergers and acquisition, securities, finance and corporate matters. Ms. Canty has supported a broad range of functions across the PBF organization and has played a vital role in multiple financings, the Chalmette and Torrance acquisitions, and numerous commercial arrangements.

Board of Directors Composition

Our board of directors serves at the behest of PBF Energy Inc.’s board of directors, which currently has nine members, eight of whom are independent directors and one of whom is Mr. Nimbley.

Members of the board of directors of PBF Energy Inc. are elected at PBF Energy Inc.’s annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office. Each election of directors is by plurality vote of the stockholders.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee of PBF Energy has served as an officer or employee of PBF Energy or the Company or had any relationship requiring disclosure by PBF Energy or the Company under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Corporate Governance Principles and Board Matters

PBF Energy, our indirect parent, has adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available at www.pbfenergy.com under the heading “Investors”. Any amendments to the Code of Business Conduct and Ethics or any grant of a waiver from the provisions of the Code of Business Conduct and Ethics requiring disclosure under applicable Securities and Exchange Commission rules will be disclosed on such website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2015 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Background

The Board of Directors of PBF Energy has the ultimate decision-making authority with respect to the compensation of our executive officers. PBF Energy’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. PBF Energy emphasizes and rewards teamwork and collaboration among executive officers, which it believes produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of its stockholders and its and our other stakeholders.

Named Executive Officers

Our named executive officers for 2015 were the same as PBF Energy’s named executive officers, who were:

•	Thomas D. O’Malley, Executive Chairman of the Board of Directors (“Chairman”) (retired as of June 30, 2016);

•	Thomas J. Nimbley, Chief Executive Officer (“CEO”) and a director;

•	C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”);

•	Matthew C. Lucey, our President (“President”); and

•	Thomas O’Connor, our Senior Vice President, Commercial (“SVP-Commercial”).

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interests between our executives and PBF Energy’s stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

•	to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	to link executive compensation to the creation and maintenance of long-term equity value;

•	to maintain a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	to promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	to ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

In determining executive compensation, the Compensation Committee of PBF Energy Inc., or the Compensation Committee, does not believe there is a single metric or combination of metrics that fully encapsulate our compensation philosophy. Formulaic compensation would not permit adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels or recognition of superior individual performance.

Peer Group and Benchmarking

While the Compensation Committee believes that compensation should reward an individual’s performance, the recognition of individual performance should not be out of line with the competitive market for talent. In 2015, for purposes of determining executive compensation for our Executive Chairman, Chief Executive Officer and Chief Financial Officer, the Compensation Committee considered the total compensation information for equivalent positions from a six-company subset of the PBF Energy’s refining industry peer group consisting of Alon USA Energy, Inc., CVR Energy Inc., Delek US Holdings, Inc., HollyFrontier Corporation, Marathon Petroleum Corporation, Phillips 66, Tesoro Corporation, Valero Energy Corporation and Western Refining Inc. Compensation information for Alon USA Energy, Inc., CVR Energy Inc. and Delek US Holdings, Inc. was not considered for these purposes due to a lack of comparability, specifically since CVR Energy Inc. has a large nitrogen fertilizer business, Alon USA Energy, Inc. has both an asphalt business and a convenience store business, and Alon USA Energy, Inc. and Delek US Holdings, Inc. each have much smaller market capitalizations. Data were collected for 2014 except in the case of Western Refining Inc. where 2013 data were utilized. Data provided included base salary, target bonus/annual incentive bonus as a percentage of salary, actual bonus/annual incentive (typically payout in 2015 for 2014 performance), total cash compensation (sum of base salary and target bonus where available) and the value of long-term incentives based on the accounting value at grant. The total compensation of each of our Executive Chairman and Chief Executive Officer was compared to the CEOs or equivalents of the peer companies and each received total compensation significantly below the 25th percentile of the peer group average. The total compensation of our Chief Financial Officer was slightly below the 25th percentile of the peer group average for his position.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee, which comprises solely independent directors. Based on the recommendation of the Compensation Committee, the Board of Directors of PBF Energy, or the Board, approved the incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2015. The Board has also approved our equity incentive plans and individual grants of equity to members of the Board of Directors, our named executive officers and other employees. Messrs. O’Malley and Nimbley have recused themselves from the approval process with respect to decisions affecting their compensation.

Role of Management

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, the Executive Chairman and the CEO will provide to the Compensation Committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels except for their own. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

Role of Compensation Consultants

The Compensation Committee retained Pay Governance LLC (“Pay Governance”) as independent compensation consultants in 2015. In its role as advisors to the Compensation Committee, Pay Governance was retained directly by the Compensation Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. The objective of these engagements and evaluations is to ensure that PBF Energy remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee. Pay Governance did not provide other consulting services to us or to any of our senior executives in 2015. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

During 2015, the consultant’s executive compensation consulting services included:

•	an assessment of the components of our executive compensation program including our executives’ equity compensation levels;

•	an assessment of the prevalence and terms of executive employment agreements; and

•	a review of market and “best” practices with respect non-management director compensation.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and shareholder returns rather than personal financial concerns. In 2012, our Board approved the employment agreements between PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC, and our former Executive Chairman, our CEO and President. The employment agreements with our CFO and our SVP-Commercial were approved by the Board based on the recommendation of our Compensation Committee in March 2014 and September 2014, respectively.

Each of our named executive officer’s employment agreement with PBF Investments LLC has the following features:

•	An employment term of one year with automatic one year extensions thereafter, unless either we or the officer provide 30 days’ prior notice of an election not to renew the agreement, with the exception of Mr. O’Malley, whose agreement has a term through December 31, 2018 and requires six months’ prior written notice of termination.

•	Under the agreement, the named executive officer is entitled to receive an annual base salary which increases at the sole discretion of our Board.

•	The executive is eligible to participate in our annual Cash Incentive Plan.

•	The executive is also eligible for grants of equity based compensation, as discussed above.

•	The executive is entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

In October 2015, based on the recommendation of the Compensation Committee, the employment agreement with our Executive Chairman was amended to reduce his base salary from $1,500,000 to $1,000,000, effective January 1, 2016 and to extend the term through December 31, 2018. Mr. O’Malley’s employment agreement was amended to provide that, upon certain events of termination under the agreement, Mr. O’Malley will enter into a consulting agreement which would expire on December 31, 2018. In addition, under his employment agreement, Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions—Private Aircraft.”

Mr. O’Malley retired effective as of June 30, 2016, and received the payments and benefits afforded to him under the agreement. In connection with Mr. O’Malley’s retirement, with the approval of the Board, the provisions under Mr. O’Malley’s employment requiring that he provide six months prior written notice of his retirement were waived. The Board also approved the vesting of all of the unvested shares of restricted stock held by Mr. O’Malley and the Compensation Committee approved the acceleration of the vesting of all of Mr. O’Malley’s unvested stock options and further provided that he may exercise the vested portion of his options (including such portion vested by reason of acceleration in connection with his retirement) for a period ending on the date that is 24 months from the date of his retirement. In addition, PBF Investments LLC and Mr. O’Malley entered into a consulting agreement, effective upon his retirement, in accordance with the terms contemplated by Mr. O’Malley’s employment agreement.

No Gross-Ups

The termination provisions in the employment agreements are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2015, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event an employment agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Restrictive Covenants

Each executive is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Compensation Elements and Mix

We believe that compensation to our executive officers should provide a balance between our short-term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2015, the principal elements of our compensation that were considered for our named executive officers were:

•	Base salaries;

•	Annual cash incentive plan;

•	Long-term equity-based incentives; and

•	Limited benefits and executive perquisites.

The mix of these compensation elements for our named executive officers varied in 2015 based on the Compensation Committee’s assessment of the particular circumstances of the officer involved. In 2015, the Compensation Committee altered the mix of compensation elements for our named executive officers by significantly increasing the percentage of total compensation provided in the form of long-term equity incentives. These equity incentives included both stock options and restricted stock awards which were intended to strengthen the alignment of the long-term interests of our named executive officers and our stockholders. In addition, our executive officers receive phantom units from PBF Logistics LP.

The following sets forth each element as a percentage of total 2015 compensation for our Executive Chairman, our CEO and the average for our other named executive officers:

Executive Chairman

CEO

Other Named Executive Officers

Annual Base Salary

The following table sets forth the base salaries for our named executive officers in 2014 and 2015, indicating the percentage increase year over year. With the exception of our CEO and SVP-Commercial, the base salaries of our named executive officers did not increase in 2015. Mr. Nimbley’s base salary, which had been unchanged since 2013, was increased to $1,500,000 in July 2015, and the increase reflected the Committee’s assessment of his performance in leading the growth of the Company in 2015, the Company’s performance, market data regarding his peers and his assumption of additional leadership responsibilities from the Executive Chairman, whose base salary was decreased from $1,500,000 to $1,000,000 effective January 1, 2016. As previously discussed, our CEO’s leadership of the Company was a significant factor in the milestones achieved in 2015. Our CEO was responsible for managing our day-to-day operations, overseeing our senior executives and serving as a primary public face of the company. The increase in the base salary of our SVP-Commercial occurred in April 2015 and reflected the Committee’s assessment of his performance as well as market data.

Named Executive Officer	2014 Salary	2015 Salary		Percentage Change
Thomas D. O’Malley	$1,500,000	$1,500,000	(1)	0	%(1)
Executive Chairman of the Board of Directors (retired)
Thomas J. Nimbley	850,000	1,500,000	(1)	76.5	%(1)
Chief Executive Officer
C. Erik Young	400,000	400,000		0%
Senior Vice President, Chief Financial Officer
Matthew C. Lucey	550,000	550,000		0%
President
Thomas O’Connor	400,000	425,000		6.3%
SVP-Commercial

(1)	Effective January 1, 2016, Mr. O’Malley’s salary decreased to $1,000,000 to reflect the assumption by Mr. Nimbley of additional leadership responsibilities effective as of September 2015. Mr. O’Malley retired as of June 30, 2016.

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees. The CIP and any amounts thereunder to be paid to a named executive officer are determined in the discretion of the Compensation Committee based on established measures and thresholds. In 2014, the Compensation Committee approved the measures and thresholds under the CIP for the period from 2015 – 2017. The Company does not publicly disclose the specific measures and thresholds since we believe that disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. The Compensation Committee believes that discretion is a critical feature of the Company’s executive compensation program as our business is dynamic and requires us to respond rapidly to changes in our operating environment. Consequently, the thresholds and objectives are also subject to change by the Board, in consultation with the Compensation Committee, throughout the year subject to PBF Energy’s cash position and liquidity, non-operational accounting adjustments and other extraordinary events that may affect PBF Energy, either positively or negatively. The Compensation Committee actively manages our compensation programs, including the CIP, taking into account prevailing operating and market conditions and the best interests of PBF Energy’s stockholders. Its exercise of discretion or decision not to exercise such discretion is part of this process. For example, in fiscal year 2013, the Compensation Committee did not exercise its discretion and none of the named executive officers received an annual cash bonus under the CIP as the required performance thresholds were not achieved. More recently, in 2015, the Compensation Committee adjusted the annual base salaries of our Executive Chairman and our CEO to reflect the changes in their functional responsibilities. Each named executive officer’s contribution to the Company’s performance in the relevant period and the Compensation Committee’s assessment of the officer’s individual performance is considered in determining the bonuses awarded.

In 2015, the CIP was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with PBF Energy’s 2015 financial and strategic goals. The financial and strategic goals for the 2015 annual cash incentive awards included the achievement of certain targets with respect to Adjusted EBITDA, the acquisition of the Chalmette and Torrance refineries, expansion of our commercial operations and targeted increases in overall liquidity. For the 2015 Adjusted EBITDA goal, the Compensation Committee established minimum thresholds, with graduated increases up to a maximum on the amount available for awards. The earnings thresholds and objectives were designed to be realistic and attainable though somewhat aggressive, requiring strong performance and execution and intended to provide an incentive firmly aligning the payment of awards with stockholder interests. Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends. We also use EBITDA and Adjusted EBITDA as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements that may differ from the Adjusted EBITDA definition described below. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Secured Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense, gains (losses) from certain derivative activities and contingent consideration, the non-cash change in the deferral of gross profit related to the sale of certain finished products, the write down of inventory to the LCM, changes in the liability for tax receivable agreement due to factors out of our control such as changes in tax rates and certain other non-cash items. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

For 2015, all of the strategic and financial goals were met or exceeded and the Board approved a bonus award level that was above the target but below the maximum bonus level under the CIP for each of the named executive officers, which amount is set forth in the Summary Compensation Table.

We retain the discretion to amend or discontinue the CIP and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Equity Incentive Compensation

As discussed in greater detail below, in 2015, each of our named executive officers received equity awards in the form of stock options for Class A Common Stock, Restricted Stock and PBFX phantom units. See “—2015 Stock Option Awards” and “—PBFX Phantom Units” below. Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and PBF Energy’s other equity holders. Restricted Stock and PBFX phantom unit awards provide an equity incentive that aligns our named executive officers’ interests with those of our stockholders. In addition, because employees are able to profit from stock options only if PBF Energy’s stock price increases relative to the stock option’s exercise price, we believe stock options are one way to provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of PBF Energy’s stock over time.

PBF Energy adopted and obtained stockholder approval of the 2012 Equity Incentive Plan prior to its IPO. The 2012 Equity Incentive Plan is the source of new equity-based and cash-based awards permitting us to grant to our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of PBF Energy’s Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the 2012 Equity Incentive Plan and determines who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan.

The total number of shares of Class A Common Stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. In February 2016, the Board, subject to stockholder approval (which was received in May 2016), amended the 2012 Equity Incentive Plan to increase the number of shares of Class A Common Stock which may be issued to 8,000,000.

2015 Stock Option and Restricted Stock Awards

Based on the recommendation of the Compensation Committee, and in recognition of their development of their functional areas and increased responsibilities, in October 2015, the Board granted under the 2012 Equity Incentive Plan options for Class A Common Stock to our named executive officers as follows: 160,000 options to our Executive Chairman, 250,000 options to our CEO, and 120,000 options to each of our CFO, President and SVP-Commercial. These stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. In addition, based on the Compensation Committee’s recommendation, in order to further align the long-term interests of the named executive officers with PBF Energy’s stockholders, the Board granted restricted stock, which will have value even in the absence of an increase in the stock price, under the 2012 Equity Incentive Plan to our named executive officers as follows: 60,000 shares to our CEO and 40,000 shares to each of our Executive Chairman, CFO, President and SVP-Commercial.

2015 PBFX Phantom Units

Our named executive officers are eligible to receive awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, or the PBFX LTIP. Grants to our executive officers under the PBFX LTIP are determined by the independent directors of the general partner of PBF Logistics LP, which now administers the PBFX LTIP and are reported to the Compensation Committee. In 2015, our Executive Chairman received a grant of 20,000 phantom units, each of our CEO and President received 15,000 units and each of our CFO and SVP-Commercial received 12,500 units.

Other Equity Incentives

In addition, as discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” prior to PBF Energy’s initial public offering, our named executive officers were provided certain opportunities to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. Certain of our officers, including our named executive officers, were also issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions—Summary of PBF LLC Series B Units.”

Stock Ownership Requirements

The equity and equity-based awards granted to our named executive officers generally vest over a four-year time period. We therefore do not have a formal policy requiring stock ownership by our executives or directors. In addition, notwithstanding the absence of a requirement, many of our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $15,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

All stock options granted under the 2012 Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are at a vice president level or higher, non-solicitation, non-disparagement and confidentiality. These provisions apply following an employee’s termination or other separation. In addition, under the Plan, the Compensation Committee may, in its sole discretion, specify in an award that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon a restatement of PBF Energy’s financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct. Our 2012 Equity Incentive Plan specifically states that all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with stock exchange listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees and a director of PBF Energy, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants are fully vested and exercisable and expire after ten years. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our President, our CFO, a director of PBF Energy and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2015, compensatory warrants and options to purchase 639,779 PBF LLC Series A Units were outstanding, all of which were vested and exercisable.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code. Section 162(m) of the Code

(as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee considers the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. With the exception of Mr. O’Connor, all of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

2015 SUMMARY COMPENSATION TABLE

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. O’Malley	2015	1,500,000	3,750,000	1,714,000	1,243,200	63,832	15,900	8,286,932
Executive Chairman of the	2014	1,500,000	4,500,000	802,200	390,500	869,377	15,600	8,077,677
Board of Directors (retired as of June 30, 2016)	2013	1,500,000	—	1,530,000	2,095,000	1,411,687	15,300	6,551,987

Thomas J. Nimbley	2015	1,066,667	2,666,667	2,212,200	1,942,500	98,678	15,900	8,002,612
Chief Executive Officer	2014	850,000	2,550,000	534,800	390,500	349,094	15,600	4,689,994
	2013	837,115	—	—	2,255,000	677,325	15,300	3,784,740

C. Erik Young	2015	400,000	1,000,000	1,534,600	932,400	40,615	15,900	3,923,515
Senior Vice President,	2014	366,667	1,100,000	401,100	550,100	125,796	15,600	2,559,263
Chief Financial Officer	2013	291,667	—	—	—	64,901	15,300	371,868

Matthew C. Lucey	2015	550,000	1,375,000	1,594,400	932,400	—	15,900	4,467,700
President	2014	533,333	1,600,000	534,800	789,500	267,827	15,600	3,741,060
	2013	493,558	—	—	—	355,237	15,300	864,095

Thomas O’Connor	2015	416,667	1,054,323	1,534,600	932,400	101,308	15,900	4,055,198
SVP-Commercial	2014	128,974	750,000	375,900	854,000	7,000	4,000	2,119,874

(1)	The amounts set forth in this column for 2015 and 2014 represent the grant date value of shares of restricted Class A Common Stock and phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. The amounts set forth in this column for 2013 represent the grant date value of shares of restricted Class A Common Stock which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. The amounts have been determined based on the assumptions set forth in Note 15 to our consolidated financial statements for the year ended December 31, 2015.
(2)	The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 15 to our consolidated financial statements for the year ended December 31, 2015.
(3)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.
(4)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan.

Grants of Plan-Based Equity Awards in 2015

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Thomas D. O’Malley	April 27, 2015	20,000	—	—	478,400
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	160,000	30.89	1,243,200

Thomas J. Nimbley	April 27, 2015	15,000	—	—	358,800
	October 27, 2015	60,000	—	—	1,853,400
	October 27, 2015	—	250,000	30.89	1,942,500

C. Erik Young	April 27, 2015	12,500	—	—	299,000
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

Matthew C. Lucey	April 27, 2015	15,000	—	—	358,800
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

Thomas O’Connor	April 27, 2015	12,500	—	—	299,000
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

(1)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP with respect to April grants and restricted stock of PBF Energy Inc. with respect to October grants.
(2)	The amounts set forth in this column represent options to purchase PBF Energy’s Class A Common Stock granted to the named executive officers under the 2012 Equity Incentive Plan.
(3)	The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP, options to purchase PBF Energy’s Class A Common Stock or restricted stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2015. For a narrative discussion of the equity awards, see “Equity Incentive Compensation” above.

	Option Awards (1)					Equity Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	125,000	125,000	(3)	$26.08	10/29/23	22,500	(5)	480,600
	12,500	37,500	(6)	$24.43	10/29/24	20,000	(5)	427,200
	—	160,000	(7)	$30.89	10/27/25	20,000	(4)	736,200
	—	—		—	—	40,000	(4)	1,472,400

Thomas J. Nimbley	37,500	12,500	(8)	$26.00	12/12/22	15,000	(5)	320,400
	50,000	50,000	(9)	$38.70	02/19/23	15,000	(5)	320,400
	50,000	50,000	(3)	$26.08	10/29/23	60,000	(4)	2,208,600
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	250,000	(7)	$30.89	10/27/25	—		—

C. Erik Young	2,000	—		$10.00	03/01/21	11,250	(5)	240,300
	7,500	—		$10.00	03/04/21	12,500	(5)	267,000
	25,000	—		$12.55	06/29/22	40,000	(4)	1,472,400
	15,000	5,000	(8)	$26.00	12/12/22	—		—
	5,000	15,000	(10)	$24.75	02/11/24	—		—
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	120,000	(7)	$30.89	10/27/25	—		—

Matthew C. Lucey	10,000	—		$10.00	03/04/21	15,000	(5)	320,400
	30,000	10,000	(8)	$26.00	12/12/22	15,000	(5)	320,400
	12,500	37,500	(10)	$24.75	02/11/24	40,000	(4)	1,472,400
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	120,000	(7)	$30.89	10/27/25	—		—

Thomas O’Connor	12,500	37,500	(11)	$27.39	09/04/24	11,250	(5)	240,300
	12,500	37,500	(6)	$24.43	10/29/24	12,500	(5)	267,000
	—	120,000	(7)	$30.89	10/27/25	40,000	(4)	1,472,400

(1)	The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase PBF Energy’s Class A Common Stock as described in “Compensation Discussion and Analysis.”
(2)	The awards described in this column represent restricted Class A Common Stock of PBF Energy and phantom units of PBF Logistics LP. The value is based on the closing price of $36.81 per share of Class A Common Stock of PBF Energy on December 31, 2015 and the closing price of $21.36 per phantom unit which was the NYSE closing price of PBFX common units on December 31, 2015.
(3)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in two equal annual installments beginning on October 29, 2016.
(4)	This amount represents restricted shares of Class A Common Stock of PBF Energy granted under the 2012 Equity Incentive Plan.
(5)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP.
(6)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in three equal annual installments beginning on October 29, 2016.
(7)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in four equal annual installments beginning on October 27, 2016.
(8)	Represents options to purchase Class A Common Stock of PBF Energy, which vest on December 12, 2016.
(9)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in two equal annual installments beginning on February 19, 2016.
(10)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in two equal annual installments beginning on February 11, 2016.
(11)	Represents options to purchase Class A Common Stock of PBF Energy, which vest in three equal annual installments beginning on September 4, 2016.

Mr. O’Malley retired effective as of June 30, 2016. Upon his retirement, all of Mr. O’Malley’s unvested awards became fully vested.

Option Exercises and Stock Vested in 2015

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2015. The table also includes information regarding the vesting of phantom units received by our named executive officers from PBF Logistics LP.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas D. O’Malley	—	—	10,000	(1)	247,900	(1)
			7,500	(2)	182,925	(2)
Thomas J. Nimbley	—	—	5,000	(2)	121,950	(2)
C. Erik Young	—	—	3,750	(2)	91,462	(2)
Matthew C. Lucey	—	—	5,000	(2)	121,950	(2)
Thomas O’Connor	—	—	3,750	(2)	91,462	(2)

(1)	The awards described in this table represent restricted shares of Class A Common Stock of PBF Energy. The value is calculated based on the closing price of $24.79 per share of Class A Common Stock on the date of vesting.
(2)	These awards represent phantom units that were granted under the PBFX LTIP. The PBFX LTIP is a plan of PBF Logistics LP that is administered by its independent directors. The value is calculated based on the closing price of $24.39 per common unit of PBF Logistics LP on the date of vesting.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan	7	249,111	—
	PBF Energy Restoration Plan	7	3,521,094	—

Thomas J. Nimbley	PBF Energy Pension Plan	5	177,021	—
	PBF Energy Restoration Plan	5	1,356,461	—

C. Erik Young	PBF Energy Pension Plan	5	109,457	—
	PBF Energy Restoration Plan	5	205,674	—

Matthew C. Lucey	PBF Energy Pension Plan	7	182,612	—
	PBF Energy Restoration Plan	7	672,869	—

Thomas O’Connor	PBF Energy Pension Plan	2	23,642	—
	PBF Energy Restoration Plan	2	84,666	—

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension

Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 21% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2015, the interest crediting rate was 3.04%. Normal retirement age under the plans is attained at age 65.

Potential Payments upon Termination Occurring on December 31, 2015, Including in Connection With a Change in Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2015 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2015, and in accordance with our plans and arrangements in effect on December 31, 2015. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

Named Executive Officer	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	907,800	5,869,100	5,869,100
Thomas J. Nimbley
Cash severance payment	—	1,600,001	3,189,334	533,334
Cash bonus (5)	—	—	—	1,386,667
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	640,800	5,465,275	5,465,275
C. Erik Young
Cash severance payment	—	600,000	1,196,000	200,000
Cash bonus (5)	—	—	—	520,000
Continuation of health benefits (8)	—	27,328	53,137	—
Accelerated equity (7)	—	507,300	3,389,300	3,389,300
Matthew C. Lucey
Cash severance payment	—	825,000	1,644,500	275,000
Cash bonus (5)	—	—	—	715,000
Continuation of health benefits (8)	—	29,036	56,668	—
Accelerated equity (7)	—	640,800	3,848,200	3,848,200
Thomas O’Connor
Cash severance payment	—	625,500	1,246,830	208,500
Cash bonus	—	—	—	542,100
Continuation of health benefits (8)	—	29,036	56,668	—
Accelerated equity (7)	—	507,300	3,507,600	3,507,600

(1)	Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)	Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.
(3)	Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months. A “Change In Control” as defined in the employment agreements means:

•	any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•	a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or

•	other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)

Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2015. The actual amount payable upon death or disability could vary.
(5)	These amounts are equal to one times the named executive officer’s base salary for 2015.
(6)	Messrs. O’Malley and Nimbley would not have been eligible to receive any continued medical benefits from us as of December 31, 2015, as they were not covered by our medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.
(7)	In connection with a termination without cause by us or for good reason by the executive or due to non-renewal by us, these amounts reflect for all of the named executive officers the value of the accelerated vesting of the phantom units granted under the PBFX LTIP. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect for (i) all of the named executive officers the value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock of PBF Energy and the accelerated vesting of the phantom units granted under the PBFX LTIP and (ii) the accelerated vesting of restricted stock awards.
(8)	The continued health benefits cost for each of Messrs. Lucey, Young and O’Connor is, respectively, based on our cost for such benefits as of December 31, 2015.

Mr. O’Malley retired effective as of June 30, 2016. Pursuant to the terms of his employment agreement, Mr. O’Malley was paid $1.5 million upon his execution of a release. In addition, all of Mr. O’Malley’s unvested equity awards became fully vested.

Compensation of Directors of PBF Holding Company LLC

Directors of PBF Holding receive no separate compensation for service on the board of directors or committees thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Investments in PBF LLC

Many of our named executive officers, one of PBF Energy’s directors and certain other employees were provided with the opportunity prior to PBF Energy’s IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers and one of our directors since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of PBF Energy’s initial public offering upon exercise of the non-compensatory warrants).

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380	(3)
Executive Chairman of the Board of Directors (retired)

Thomas J. Nimbley	2,250,000	225,000	300,000	(4)
Chief Executive Officer

Matthew C. Lucey	135,000	13,500	17,319	(5)
President

C. Erik Young	25,000	2,500	3,000	(6)
Senior Vice President, Chief Financial Officer

Jefferson F. Allen	750,000	75,000	70,000	(7)
Director (retired)

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.
(2)	In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2015 Fiscal Year-End.”
(3)	In connection with the IPO of PBF Energy in 2012, Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.
(4)	In connection with the IPO of PBF Energy in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.
(5)	In connection with the IPO of PBF Energy in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.
(6)	In connection with the IPO of PBF Energy in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.
(7)	In connection with the IPO of PBF Energy in 2012, Mr. Allen exercised all of his non-compensatory warrants to purchase an additional 70,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $700,000.

PBF Energy’s IPO Related Agreements

In connection with PBF Energy’s IPO, PBF Energy, our indirect parent, entered into various agreements governing the relationship among PBF Energy, PBF LLC, Blackstone, First Reserve, our executive officers and certain of our directors and the other pre-IPO owners of PBF LLC (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC), the material terms of which are described below.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with PBF Energy’s IPO, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by PBF Energy and described further below, and provides that PBF Energy is the sole managing member of PBF LLC. Accordingly, PBF Energy controls all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2015, PBF Energy owned 97,781,933 Series C Units and the remaining pre-IPO owners of PBF LLC, including Mr. O’Malley, owned 4,985,358 PBF LLC Series A Units. In February 2015, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for shares of Class A Common Stock which were then sold in a secondary public offering. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of PBF Energy’s current and former executive officers and directors and certain employees and others. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2015, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 673,498 PBF LLC Series A Units at a weighted average exercise price of $10.57 per unit all of which were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by PBF Energy and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. PBF Energy, as the managing member, has the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by PBF Energy from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, are automatically, and without any further action, reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including PBF Energy) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to PBF Energy’s estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC.

The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and PBF Energy’s management of PBF LLC other than PBF Energy’s obligations under the tax receivable agreement, PBF Energy’s income tax expenses and payments on indebtedness incurred by PBF Energy are paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after PBF Energy’s former sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by PBF Energy’s former sponsors then will be shared by PBF Energy’s former sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by PBF Energy’s former sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy (as the holder of PBF LLC Series C Units), the holders of PBF Energy’s Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of December 31, 2015, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%), and other current and former officers—430,000 (43%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of PBF Energy’s former sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by PBF Energy’s former sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by PBF Energy’s former sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by PBF Energy’s former sponsors shall be made in cash. Payments made to any of PBF Energy’s former sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units are entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders are entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC are treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, PBF Energy’s former sponsors have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) has the right to sell to PBF Energy’s former sponsors, and PBF Energy’s former sponsors are required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2015, in connection with the secondary offering of Class A Common Stock by Blackstone and First Reserve that occurred in February 2015, and quarterly dividends and distributions, tax distributions paid and payments under the tax receivable agreement, the holders of PBF LLC Series B Units (in their capacity as such) received the following amounts: Thomas D. O’Malley—$6.8 million; Thomas J. Nimbley—$3.2 million; Matthew C. Lucey—$1.2 million and other current and former officers—$8.4 million. In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of PBF Energy’s Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by PBF Energy’s former sponsors upon the sale of the shares of PBF Energy’s Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if PBF Energy determines that such exchange would be prohibited by law or regulation or would violate other agreements to which it may be subject, and that it may impose on exchange rights additional restrictions that PBF Energy determines to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, PBF Energy’s interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, PBF Energy has granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require PBF Energy to register under the Securities Act shares of its Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. The secondary offering by Blackstone and First Reserve in February 2015 was conducted pursuant to these demand registration rights, which also required that PBF Energy pay certain enumerated expenses of the registration in connection with such offering. PBF Energy incurred approximately $0.3 million of expenses included, in general and administrative expenses, in connection with the 2015 secondary offering. Under the registration rights agreement, PBF Energy also agreed at its expense to make available a shelf registration statement to register the exchange by the remaining pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of PBF Energy Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by PBF Energy. PBF Energy currently has an effective shelf registration statement covering the resale of up to 6,310,055 shares of its Class A Common Stock issued or issuable to the remaining holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of PBF Energy Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) have in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of PBF Energy Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF Energy in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF Energy would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

PBF Energy entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF Energy to such persons of 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF Energy and not of PBF LLC, PBF Holding or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF Energy generally is computed by comparing the actual income tax liability of PBF Energy (calculated with certain assumptions) to the amount of such taxes that PBF Energy would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF Energy not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF Energy exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF Energy breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF Energy had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•	the price of shares of PBF Energy’s Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of PBF Energy’s income—PBF Energy generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF Energy’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF Energy. If PBF Energy does not have taxable income, PBF Energy generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

As of September 30, 2016, PBF Energy has recognized a liability for the tax receivable agreement of $664.4 million reflecting its estimate of the undiscounted amounts that it expects to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $37.5 million to $56.6 million per year and decline thereafter. Future payments under the agreement by PBF Energy in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on PBF Energy’s liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits PBF Energy realizes in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to PBF Energy by PBF LLC are not sufficient to permit PBF Energy to make payments under the tax receivable agreement after PBF Energy has paid its taxes and other obligations. In this regard, the tax receivable agreement gives PBF Energy some flexibility to defer certain payment obligations that are in excess of its then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of PBF Energy.

In certain instances, as described in the following paragraph, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF Energy elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF Energy’s (or its successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF Energy would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF Energy would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF Energy realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock of PBF Energy were to be equal to $22.64, the closing price on September 30, 2016, and that LIBOR were to be 1.85%, PBF Energy estimates that the aggregate amount of these accelerated payments would have been approximately $596.7 million if triggered on such date. In these situations, PBF Energy’s obligations under the tax receivable agreement could have a substantial negative impact on its liquidity and there is no assurance that it will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF Energy will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF Energy actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running PBF Energy’s business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of PBF Energy’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF Energy may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF Energy and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF Energy is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on its subsidiaries’ ability to make future distributions. For example, specific provisions in the indentures governing our Senior Secured Notes are expected to permit us to make distributions that include amounts sufficient to allow PBF Energy to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indentures permit a distribution on account of such a change of control only so long as we offer to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF Energy expects to obtain funding for its on-going payments under the tax receivable agreement by causing us to make cash distributions to PBF LLC under the relevant provisions of the indentures, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF Energy’s share of the distributions received through these specific provisions of the indentures are insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause us, to make distributions in accordance with other provisions of the indentures in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBF Logistics LP’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBF Logistics LP), regardless of the amount of cash distributions received by PBF LLC from PBF Logistics, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBF Logistics LP subordinated units, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBF Logistics may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBF Logistics. Based on our estimates of PBF Energy’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF Energy’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

PBF Holding entered into agreements with PBFX that establish fees for certain general and administrative services, and operational and maintenance services provided by the Company to PBFX. In addition, the Company executed terminal and storage services agreements with PBFX under which PBFX provides commercial transportation, terminaling, storage and pipeline services to the Company. These agreements are more fully described in this prospectus under “Business.”

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the former Executive Chairman of the Board of Directors of PBF Energy has provided us with monthly consulting services relating to our petroleum coke, crude oil and commercial operations. This agreement had a term from November 22, 2014 to March 31, 2015. For the year ended December 31, 2015 there were no charges under this agreement. For the years ended December 31, 2014 and 2013, the Company incurred charges of $588,000 and $646,000, respectively, under this agreement.

Private Aircraft

We have an agreement with Thomas D. O’Malley, the former Executive Chairman of the Board of Directors of PBF, for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. PBF Energy’s Audit Committee reviews such usage of the airplane annually. For the years ended December 31, 2015, 2014 and 2013, the Company incurred charges of $957,000, $1.2 million, and $1.3 million, respectively, related to the use of this airplane. For the nine months ended September 30, 2016, the Company paid $401,000.

Purchases of PBFX Senior Notes

On May 12, 2015, PBF Logistics LP and PBF Logistics Finance Corporation issued and sold $350.0 million of the 2023 PBFX Notes, including $19.9 million aggregate principal amount of notes that were sold in a private placement to Thomas D. O’Malley, our former Executive Chairman of the Board and certain of PBF Energy’s officers and directors and their affiliates and family members. The notes are guaranteed by certain subsidiaries of PBFX and PBF LLC has provided a limited guarantee of collection of the principal amount of the 2023 PBFX Notes.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by PBF Energy’s Board of Directors, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that PBF Energy’s Audit Committee will be responsible for the review and approval or ratification of all related-person transactions.

PBF Energy’s Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of PBF Energy’s directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Audit Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

PBF Energy’s related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in PBF Energy’s proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in PBF Energy’s proxy statement; (3) pro rata payments arising solely from the ownership of PBF Energy’s equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of PBF Energy’s Class A common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

OUR PRINCIPAL MEMBERS

The direct and indirect ownership of PBF Holding Company LLC as of the date of this prospectus is as follows:

•	100% of the membership interests of PBF Holding are owned by PBF LLC; and

•	PBF Energy, the sole managing member of PBF LLC, owns an equity interest representing approximately 95.2% of the outstanding economic interests in PBF LLC.

The stockholders of PBF Energy may be deemed to beneficially own an interest in our membership interests by virtue of their beneficial ownership of shares of Class A common stock of PBF Energy. PBF Energy reports separately on the beneficial ownership of its officers, directors and significant stockholders.

PBF Finance has 100 shares of common stock outstanding, all of which are held by PBF Holding.

DESCRIPTION OF CERTAIN MATERIAL INDEBTEDNESS

The following is a summary of the material provisions of our material indebtedness. This summary may not contain all of the information which may be important to you and is subject to, and qualified in its entirety by reference to, the actual text of the underlying documents.

Revolving Loan

We are party to an asset based revolving loan agreement with UBS AG, Stamford Branch, as administrative agent and co-collateral agent and certain other lenders, which matures in August 2019. The Revolving Loan includes an accordion feature which allows for an increase in aggregate commitments of up to $2.75 billion, and in December 2015 we increased the maximum availability to $2.635 billion in accordance with this feature. On an ongoing basis, the Revolving Loan is available to PBF Holding Company LLC and its subsidiaries for working capital and other general corporate purposes. As of September 30, 2016, there was $550.0 million outstanding under the Revolving Loan. Additionally, we had $479.5 million in standby letters of credit issued and outstanding as of that date.

The Revolving Loan contains customary covenants and restrictions on the activities of PBF Holding and its subsidiaries, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions and prepayment of other debt; distributions, dividends and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of our business or our fiscal year; the ability to amend the terms of the Senior Secured Notes facility documents; and sale and leaseback transactions.

As of September 30, 2016, the Revolving Loan provided for borrowings of up to an aggregate maximum of $2.635 billion, a portion of which was available in the form of letters of credit. The amount available for borrowings and letters of credit under the Revolving Loan is calculated according to a “borrowing base” formula based on (1) 90% of the book value of eligible accounts receivable with respect to investment grade obligors plus (2) 85% of the book value of eligible accounts receivable with respect to non-investment grade obligors plus (3) 80% of the cost of eligible hydrocarbon inventory plus (4) 100% of cash and cash equivalents in deposit accounts subject to a control agreement. The borrowing base is subject to customary reserves and eligibility criteria and in any event cannot exceed $2.635 billion.

Advances under the Revolving Loan plus all issued and outstanding letters of credit may not exceed the lesser of $2.635 billion or the borrowing base, as defined in the agreement. The Revolving Loan can be prepaid at any time without penalty. Interest on the Revolving Loan is payable quarterly in arrears, at our option, either at the Alternate Base Rate plus the Applicable Margin, or at the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. We are required to pay a LC Participation Fee, as defined in the agreement, on each outstanding letter of credit issued under the Revolving Loan ranging from 1.25% to 2.0% depending on our debt rating, plus a Fronting Fee equal to 0.25%.

The Revolving Loan has a financial covenant which requires that if at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 10% of the lesser of the then existing borrowing base and the then aggregate Revolving Commitments of the Lenders (the “Financial Covenant Testing Amount”), and (ii) $100.0 million, and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100.0 million for a period of 12 or more consecutive days, we will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the agreement and determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0. As of September 30, 2016, we were in compliance with all our debt covenants under the Revolving Loan.

Our obligations under the Revolving Loan (a) are guaranteed by each of our domestic operating subsidiaries, that are not Excluded Subsidiaries (as defined in the agreement) and (b) are secured by a lien on (x)

PBF LLC’s equity interest in us and (y) certain assets of us and the subsidiary guarantors, including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral), all accounts receivable, all hydrocarbon inventory (other than the intermediate and finished products owned by J. Aron pursuant to the amended and restated inventory intermediation agreements) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing.

8.25% Senior Secured Notes due 2020

On February 9, 2012, we issued $675.5 million aggregate principal amount of 8.25% Senior Secured Notes due 2020. The 2020 Notes are secured on a first-priority basis by substantially all of the present and future assets of us and our guarantor subsidiaries (other than assets securing the Revolving Loan). Payment of the 2020 Notes is jointly and severally guaranteed by certain of our subsidiaries.

On and after February 15, 2016, we may redeem the 2020 Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the 2020 Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the right of holders of 2020 Notes to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 in the years indicated below:

Year Redemption Price
2016	104.125%
2017	102.063%
2018 and thereafter	100.000%

The holders of the 2020 Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indenture governing the 2020 Notes. In addition, the 2020 Notes contain covenant restrictions limiting certain types of additional debt, equity issuances, and payments. We are in compliance with the covenants as of September 30, 2016. As of September 30, 2016, there was $670.5 million aggregate principal amount of 2020 Notes outstanding.

PBF Rail Revolving Credit Facility

In April 2015, PBF Rail Logistics Company LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, amended its $150.0 million secured revolving credit agreement (the “Rail Facility”) with a consortium of lenders, including Credit Agricole Corporate & Investment Bank (“CA-CIB”) as Administrative Agent, to, among other things, extend the maturity to April 29, 2017. Additionally, the total commitment amount was reduced further to $100.0 million in 2016, and the Rail Facility was amended again on July 15, 2016 to, among other things, extend the maturity from April 29, 2017 to October 31, 2017. The amendment also reduced the aggregate commitment to the amount outstanding, therefore, eliminating the commitment fee, and requires the Company to repay $20.0 million of the outstanding balance on or prior to January 1, 2017. At any time prior to maturity PBF Rail may repay any advances without premium or penalty. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars (the “Eligible Railcars”) before December 2015. As of September 30, 2016, we had $56.0 million outstanding under the Rail Facility, and were in compliance with all of the covenants under the Rail Facility.

The amount available to be advanced under the Rail Facility equals 70% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the credit agreement. All outstanding advances must be repaid at maturity. At any time prior to maturity PBF Rail may repay and re-borrow any advances without premium or penalty.

At PBF Rail’s election, advances bear interest at a rate per annum equal to one month LIBOR plus the Facility Margin for Eurodollar Loans, or the Corporate Base Rate plus the Facility Margin for Base Rate Loans (the Corporate Base Rate is equal to the higher of the prime rate as determined by CA-CIB, the Federal Funds Rate plus 50 basis points, or one month LIBOR plus 100 basis points), all as defined in the credit agreement. In addition, there is a commitment fee on the unused portion. Interest and fees are payable monthly.

The lenders received a perfected, first priority security interest in all of PBF Rail’s assets, including but not limited to (i) the Eligible Railcars, (ii) all railcar marks and other intangibles, (iii) the rights of PBF Rail under the Transportation Services Agreement (“TSA”) entered into between PBF Rail and PBF Holding, (iv) the accounts of PBF Rail, and (v) proceeds from the sale or other disposition of the Eligible Railcars, including insurance proceeds. In addition, the lenders received a pledge of the membership interest of PBF Rail held by PBF Transportation Company LLC, a wholly-owned subsidiary of PBF Holding. The obligations of PBF Holding under the TSA (but not the Rail facility itself) are guaranteed by each of Delaware City Refining, Paulsboro Refining, and Toledo Refining.

PBF Rail is an “Unrestricted Subsidiary” for purposes of the indentures governing the notes and the 2020 Notes, and is not a guarantor of the notes or the 2020 Notes.

Affiliate Notes Payable

As of September 30, 2016, PBF Holding had outstanding notes payable with PBF Energy and PBF LLC for an aggregate principal amount of $470.2 million ($470.0 million as of December 31, 2015). The notes have an interest rate of 2.5% and a five year term but may be prepaid in whole or in part at any time, at the option of PBF Holding, without penalty or premium.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, (i) the terms “Company,” “we,” “our” or “us” refer only to PBF Holding Company LLC and not to any of its Subsidiaries, (ii) the term “Finance Co.” refers only to PBF Finance Corporation, and its successors in interest, and (iii) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries.

The Issuers issued $500.0 million in aggregate principal amount of 7.00% senior secured notes due November 15, 2023 (the “Notes”). The outstanding unregistered old notes were, and upon exchange the new notes will be, issued pursuant to an indenture (the “Indenture”) dated November 24, 2015 between the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”), registrar (the “Registrar”), transfer agent (the “Transfer Agent”) and collateral agent (the “Notes Collateral Agent”). All of the Notes (including the old notes and the new notes) are the same class. Except as set forth herein, the terms of the Notes are substantially identical and include those stated in the Indenture as it relates to the Notes and those made part of the Indenture by reference to the Trust Indenture Act. The term “Notes” refers to the outstanding unregistered old notes and upon exchange, the new notes.

The following description is a summary of certain provisions of the Indenture, the Notes, the Guarantees and the Security Documents. It does not purport to be complete and is qualified in its entirety by reference to the provisions of those documents, including the definitions therein of certain terms used below. We urge you to read each of these documents because they, and not this description, define your rights as holders of the Notes.

As of the date of the Indenture, certain of our Subsidiaries are Unrestricted Subsidiaries. Under certain circumstances, we will be able to designate certain additional current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture and will not guarantee the Notes.

The Notes

The Notes are:

•	general senior obligations of the Issuers;

•	pari passu in right of payment to all of the Issuers’ existing and future Senior Indebtedness (including the Senior Credit Facilities, the Existing Senior Secured Notes and any Additional First Lien Obligations);

•	initially secured on a first-priority basis, equally and ratably with the obligations of the Issuers under the Existing Senior Secured Notes and any future First Lien Obligations, by substantially all of the assets of the Issuers (other than ABL Collateral and other Excluded Collateral), subject to Permitted Liens; provided that upon occurrence of a Collateral Fall-Away Event, the Notes will become unsecured;

•	effectively senior to all existing and future Indebtedness of the Issuers that is not secured by the Collateral (including the Senior Credit Facilities), to the extent of the value of the Collateral owned by the Issuers (subject to Permitted Liens on such Collateral);

•	effectively subordinated to any existing or future Indebtedness of the Issuers that is secured by Liens on assets owned by the Issuers that do not constitute a part of the Collateral to the extent of the value of such assets (including the Senior Credit Facilities to the extent of the value of the ABL Collateral);

•	structurally subordinated to all Indebtedness and other liabilities of the Issuers’ Subsidiaries that do not guarantee the Notes, including obligations under the Rail Facility;

•	senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers; and

•	guaranteed by the Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, guarantee, jointly and severally irrevocably and unconditionally, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture, the Security Documents and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture; provided that upon occurrence of a Collateral Fall-Away Event, the Guarantees will become unsecured.

Each of the Restricted Subsidiaries guarantee the Notes. Each of the Guarantees of the Notes are a general senior secured obligation of each Guarantor and rank pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, and to the extent of the value of the Collateral owned by such entity, are effectively senior to all of such entity’s existing and future Indebtedness that is not secured by the Collateral, including such Guarantor’s guarantee of the Senior Credit Facilities; provided that upon occurrence of a Collateral Fall-Away Event, the Guarantees will become unsecured. Such obligations of each Guarantor under the Guarantees are secured on a first-priority basis, equally and ratably with any future obligations of such Guarantor under the Existing Senior Secured Notes and any Additional First Lien Obligations, by substantially all of the assets of such Guarantor (other than ABL Collateral and other Excluded Collateral), subject to Permitted Liens; provided that upon occurrence of a Collateral Fall-Away Event, the Guarantees will become unsecured. The Guarantees rank senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuers that do not guarantee the Notes, including obligations under the Rail Facility. The Guarantees are effectively subordinated to any existing or future Indebtedness of the Guarantors that is secured by Liens on assets owned by the Guarantors that do not constitute a part of the Collateral to the extent of the value of such assets (including the Senior Credit Facilities to the extent of the value of the ABL Collateral).

Certain of the Company’s Subsidiaries do not guarantee the Notes and, in the future, it is possible that such Subsidiaries will continue to not guarantee the Notes and not all of the Company’s other Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers or the Guarantors.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent its Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case, to a Person that is not the Issuers or a Guarantor if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) [reserved];

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; or

(e) upon the liquidation or dissolution of such Guarantor, provided that no Default or Event of Default has occurred and is continuing; and

(2)	the Issuers delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any release of a Guarantor from its Guarantee, such Guarantor shall be automatically and unconditionally released from its obligations under the Security Documents.

Holding Company Structure

The Company is a holding company for its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that was created to be a co-issuer of the Notes, the Existing Senior Secured Notes and any Additional First Lien Obligations. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on, the Notes and the payment of any Guarantee rank pari passu in right of payment to all existing and future Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities, the Existing Senior Secured Note, and any Additional First Lien Obligations. Initially, the Notes and Guarantees will be effectively senior to all existing and future Indebtedness of the Issuers and each Guarantor that is not secured by the Collateral, including the Senior Credit Facilities, to the extent of the value of the Collateral (subject to Permitted Liens on such Collateral); provided that upon occurrence of a Collateral Fall-Away Event, the Notes and the Guarantees will become unsecured. However, the Notes and the Guarantees are effectively subordinated to any existing or future Indebtedness of the Issuers and any Guarantor that is secured by Liens on assets that do not constitute a part of the Collateral to the extent of the value of such assets, including the Senior Credit Facilities to the extent of the value of the ABL Collateral, and structurally subordinated to any existing or future Indebtedness (including the Rail Facility) of each Subsidiary of the Issuers or any Guarantor that does not guarantee the Notes, including any Unrestricted Subsidiaries.

As of September 30, 2016, we have total Indebtedness of $1,821.0 million, all of which is secured, and an additional $240.8 million of total unused borrowing capacity under the Senior Credit Facilities that would be structurally senior to the Notes and the Guarantees. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and, in any case, such Indebtedness may be senior and/or secured Indebtedness (including Senior Indebtedness). See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers maintain one or more paying agents for the Notes. The paying agent for the Notes is Deutsche Bank Trust Company Americas.

We also maintain a registrar and a transfer agent. The registrar and transfer agent for the Notes is Deutsche Bank Trust Company Americas. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and the transfer agent will facilitate transfer of Notes.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. We or any of our Subsidiaries may act as a paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase with a Change of Control Offer, an Asset Sale Offer or a Collateral Asset Sale Offer. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

Principal, Maturity and Interest

The Issuers issued $500.0 million in aggregate principal amount of Notes. The Notes will mature on November 15, 2023. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and, prior to the Collateral Fall-Away Event “Certain Covenants—Liens,” the Issuers may issue additional Notes under the Indenture from time to time (“Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Interest on the Notes accrues at the rate of 7.00% per annum. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2016. The Issuers will make each interest payment to the Holders of record of the Notes on the immediately preceding May 1 and November 1.

Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on, the Notes is payable at the Paying Agent’s office maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee is made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

Security

General

The obligations of the Issuers with respect to the Notes, the obligations of the Guarantors under the Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the Indenture are secured equally and ratably with the obligations of the Issuer and the Guarantors under any First Lien Obligations (including the Existing Senior Secured Notes) by the security interests previously granted to the Notes Collateral Agent under the Security Documents (subject only to Permitted Liens) in the following assets of the Issuers and the Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Collateral) (the “Collateral”):

(a)	all owned real property, fixtures and equipment comprising each refinery owned by the Company, including all buildings, terminals, storage tanks, refining and other facilities, spare parts, precious metal catalysts, pipelines, pipeline rights, loading racks, rail spurs and loading facilities now owned or hereafter acquired by the Company and the Guarantors which are now or hereafter affixed to or situated on each refinery property;

(b)	the Capital Stock owned by us or by any U.S. Guarantor in each of their respective subsidiaries (limited, in the case of Capital Stock of Foreign Subsidiaries to 65% of the Voting Stock of Foreign Subsidiaries);

(c)	all equipment, goods (excluding all inventory) and fixtures;

(d)	all commercial tort claims;

(e)	all general intangibles to the extent pertaining to the foregoing;

(f)	all U.S. intellectual property and intellectual property licenses of the Issuers or any Guarantor (including without limitation patents, trademarks and copyrights);

(g)	all other tangible and intangible assets of the Issuers or any Guarantor to the extent pertaining to the foregoing (but specifically excluding all inventory and accounts receivable);

(h)	all books and records pertaining to the foregoing; and

(i)	to the extent not otherwise included, all supporting obligations and proceeds related to any of the foregoing.

The Issuers and the Guarantors are and will be able to incur additional Indebtedness in the future which could share the Liens on the Collateral on an equal and ratable basis, including any Additional First Lien Obligations and Obligations secured by Permitted Liens. The amount of such additional Obligations is and will be limited by the covenant described under “Certain Covenants—Liens” and the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of any such additional Obligations could be significant.

The Security Documents provide that if any of the Issuers or any Guarantor incurs Additional First Lien Obligations (including Hedging Obligations (whether as a primary or secondary obligor thereof, including under the Guarantee) of the type permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (such Hedging Obligations, the “Specified Secured Hedging Obligations”)), such Additional First Lien Obligations may be equally and ratably secured by all or any portion of the Collateral pursuant to the provisions of such Security Documents so long as the secured representative for such Additional First Lien Obligations (the “Secured Representative”) or counterparty (each such counterparty, a “Specified Secured Hedging Counterparty”) to the Hedge Agreement (a “Specified Secured Hedge Agreement”) related to such Hedging Obligations, as applicable, takes certain actions set forth in the relevant Security Documents; provided, that the rights and remedies of each such Secured Representative or Specified Secured Hedging Counterparty under the Security Documents will be limited as set forth in the immediately succeeding paragraph.

The Security Documents provide that in no event shall the Secured Representative for the Notes or any Additional First Lien Obligations or the Specified Secured Hedging Counterparty be entitled to (x) foreclose on or initiate remedies or otherwise take any action with respect to the Collateral or under the Security Documents or (y) exercise any voting or consent right with respect to the Collateral or under the Security Documents, including with respect to requests for releases of Liens, sales, transfers or other dispositions of Collateral or amendments to the Security Documents, in each case, unless a majority of holders of the Existing Senior Secured Notes have initiated foreclosure remedies or other actions against the Collateral; provided that (i) the foregoing limitations shall not apply after the earliest of (a) the payment in full of the Existing Senior Secured Notes Obligations, (b) the occurrence of a Covenant Suspension Event as defined in the Existing Senior Secured Notes Indenture with respect to the Existing Senior Secured Notes, (c) a legal defeasance or covenant defeasance under the Existing Senior Secured Notes Indenture or a discharge of the Existing Senior Secured Notes Indenture or (d) the release of the Liens securing the Existing Senior Secured Notes in accordance with the terms of the indenture related thereto or under any Refinancing Indebtedness in respect thereof that is secured by an equal and ratable Lien on the Collateral, and (ii) the consent of each Secured Representative (including the Secured Representative for the Notes) acting at the direction of the requisite number of holders of the applicable First Lien Obligations and each Specified Secured Hedging Counterparty shall be required at all times with respect to (a) changes to the ability of the First Lien Secured Parties represented by such Secured Representative or Specified Secured Hedging Counterparty to vote as to any matter in the Security Documents requiring a vote by such First Lien Secured Parties, (b) changes in the priority of such Secured Representative’s or Secured Specified Secured Hedging Counterparty’s Lien or the right of such Secured Representative or Specified Secured Hedging Counterparty to receive its pro rata distribution of any Collateral or the proceeds of enforcement of or realization on any Collateral, (c) any amendment or supplement to or waiver of the provisions of the Security Documents that require that the Liens be released other than as set forth in the provisions described under the caption “—Release of Collateral,” (d) changes to the provisions of the Security Documents relating to the release of all or substantially all of the Collateral or (e) other changes or actions under the Security Documents as to which such Secured Representative (or applicable series of First Lien Obligations) or Specified Secured Hedging Counterparty is disproportionately impacted relative to other holders of First Lien Obligations.

The incurrence by the Issuers or any Guarantor of any Additional First Lien Obligations (including any Specified Secured Hedging Obligations) may limit the recovery from any realization of the value of such Collateral available to satisfy the Notes Obligations. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—It may be difficult to realize the value of the collateral securing the notes” and “—The proceeds from the sale of collateral securing the notes may not be sufficient to satisfy our obligations under the notes.”

After-Acquired Collateral

From and after the Issue Date and prior to a Collateral Fall-Away Event, and subject to certain limitations and exceptions, if the Issuers or any Guarantor creates any additional security interests upon any property or asset that would constitute Collateral to secure any First Lien Obligations other than the Notes Obligations on a first-priority basis (subject to Permitted Liens), it must as soon as practicable grant a first-priority security interest (subject to Permitted Liens) upon such property as security for the Notes Obligations, except to the extent set forth below under “Certain Limitations on the Collateral.”

Prior to a Collateral Fall-Away Event, within 30 days after the acquisition by an Issuer or any Guarantor of any personal property that constitutes Collateral (including any personal property or assets acquired by an Issuer or any Guarantor from another Guarantor and that constitutes Collateral) after the Issue Date (“After-Acquired Personal Property Collateral”), such Issuer or Guarantor shall execute and deliver such financing statements or other security instruments as shall be reasonably necessary (in the good faith determination of the Company) to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Personal Property Collateral and to have such After-Acquired Personal Property Collateral added to the Collateral, in each case, to the extent required under the Indenture and the Security Documents, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Personal Property Collateral to the same extent and with the same force and effect.

Prior to a Collateral Fall-Away Event, within 90 days (or as soon as practicable thereafter using commercially reasonable efforts) after the acquisition by an Issuer or any Guarantor of any real property that constitutes Collateral (including any property or assets acquired by the Issuer or a Guarantor from another Guarantor and that constitutes Collateral) after the Issue Date (“After-Acquired Real Property Collateral”), the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, title insurance policies, surveys and certificates and opinions of counsel as shall be reasonably necessary (in the good faith determination of the Company) to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Real Property Collateral and to have such After-Acquired Real Property Collateral added to the Collateral, in each case to the extent required under the Indenture and the Security Documents, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Real Property Collateral to the same extent and with the same force and effect.

Security Documents and Liens with Respect to the Collateral

The Issuers, the Guarantors, the Trustee and the Notes Collateral Agent entered into joinders, supplements, amendments and other modifications to the Security Documents to secure the Notes Obligations by the Liens previously granted to the Notes Collateral Agent under the Security Documents, which define the terms of the security interests that secure the Notes and the Guarantees with respect to the Collateral. These security interests secure the payment and performance when due of all of the Note Obligations as provided in the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under the Existing Senior Secured Notes or any Additional First Lien Obligations, the Notes Collateral Agent will be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents only at the direction of (i) a majority of the holders of the Existing Senior Secured Notes so long as the Existing Senior Secured Notes are outstanding and (ii) thereafter, holders of a majority of the aggregate principal amount of Notes Obligations and Additional First Lien Obligations, taken as a whole, in each case, subject to the rights of Secured Representatives and Specified Secured Hedging Counterparties described under the caption “Security—General.”

The Issuers and the Guarantors used their commercially reasonable efforts to complete all filings and other necessary actions to secure the Notes Obligations by the Liens previously granted to the Notes Collateral Agent pursuant to mortgages recorded in connection with the issuance of the Existing Senior Secured Notes. There was no independent assurance prior to issuance of the Notes, therefore, that all properties contemplated to be mortgaged as security for the Notes were mortgaged, or that we held the real property interests we represented we held or that we may have mortgaged such interests, or that there is no Lien encumbering such real property interests other than those permitted by the Indenture. Delivery of mortgage amendments, mortgages or security interests in other Collateral after the Issue Date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes.”

To the extent that Liens, rights or easements granted to third parties encumber any real property intended to constitute Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Notes Collateral Agent to realize or foreclose on the Collateral.

Release of Collateral

The Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1)

to enable us to consummate the sale, transfer or other disposition of such property or assets (including a disposition resulting from eminent domain, condemnation or similar circumstances) to the extent not prohibited under the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; provided that, except in the case of a disposition resulting from eminent domain, condemnation or similar circumstances, the Issuers deliver to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in the Indenture relating to such transaction have been complied with, and an opinion of counsel to the extent required by the Indenture;

(2)	upon the release of a Guarantor from its Guarantee with respect to the Notes pursuant to the terms of the Indenture, the release of the property and assets of such Guarantor;

(3)	with the consent of the Holders of at least 66 2⁄3% of the aggregate principal amount of the Notes then outstanding and affected thereby;

(4)	as described under “—Amendment, Supplement and Waiver” below;

(5)	in accordance with the applicable provisions of the Security Documents;

(6)	upon the occurrence of a Covenant Suspension Event; provided, however, that the Collateral shall continue to secure any outstanding Specified Secured Hedging Obligations; or

(7)	the occurrence of a Collateral Fall-Away Event; provided, however, that the Collateral shall continue to secure any outstanding Specified Secured Hedging Obligations.

To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock of any Subsidiary of the Company will not be included in the Collateral with respect to the Notes (as described under “—Certain Limitations on the Collateral”) and will not be subject to the Liens securing the Notes and the Notes Obligations. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.”

The Liens on the Collateral securing the Notes and the Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “Satisfaction and Discharge.”

Certain Limitations on the Collateral

The Collateral securing the Notes and the Guarantees does not include any of the following assets, whether now owned or hereinafter acquired (collectively, the “Excluded Assets”):

(a)	any assets of the type required to be pledged to the secured parties under and pursuant to the terms of the Senior Credit Facilities, as amended, restated, supplemented or otherwise modified through and including the Issue Date and as in effect as of the Issue Date but without giving effect to any subsequent amendments thereto (such assets, the “ABL Collateral”);

(b)	assets owned by the Issuers or any Guarantor on the date of the Indenture or after acquired that are subject to a Lien of the type described in clause (6) of the definition of “Permitted Liens” (but solely with reference to clause (4) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) if and to the extent that the contract or other agreement pursuant to which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such asset;

(c)	any assets or properties that are acquired pursuant to a Permitted Investment or Restricted Payment, so long as such assets or properties are subject to a Lien permitted by clauses (8) or (9) of the definition of Permitted Liens and solely to the extent that the terms of the agreements relating to such Lien prohibit the security interest under the Security Documents from attaching to such assets or properties, which secured Indebtedness is incurred or assumed in connection with such Permitted Investment or Restricted Payment;

(d)	any permit or license issued by a governmental authority to any Issuer or Guarantor or any agreement to which any Issuer or Guarantor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Issuer or Guarantor of a Lien on such permit, license or agreement in favor of the Notes Collateral Agent (after giving effect to Section 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(e)	(i) with respect to any trademarks, applications in the United States Patent and Trademark office to register trademarks on the basis of any Issuer’s or Guarantor’s “intent to use” such trademarks will not be deemed to be Collateral unless and until a “statement of use” or “amendment to allege use” has been filed and accepted in the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, and (ii) with respect to any other trademark or any patents or copyrights, such trademarks, patents or copyrights will not be deemed to be Collateral if the creation of a security interest therein will constitute or result in the abandonment, impairment, invalidation or unenforceability thereof any assets to the extent and for so long as the pledge of such assets is prohibited by law and such prohibition is not overridden by the Uniform Commercial Code or other applicable law;

(f)	any specifically identified asset with respect to which the Notes Collateral Agent (acting at the written direction of Holders of the Notes representing a majority in principal amount of the outstanding Notes except as otherwise provided under the Security Documents) has confirmed in writing to the Company its determination (to be made in consultation with the Company) that the burden or costs of providing a security interest in such asset or perfection thereof is excessive in view of the benefits to be obtained by the First Lien Secured Parties;

(g)	any leasehold interest in real property where Issuers or the Subsidiaries are a tenant;

(h)	any assets or property, the granting or perfection of a Lien which is prohibited by any requirement of law;

(i)	assets securing the Letter of Credit Facilities; and

(j)	crude oil, Intermediate Products and refined products under any crude oil or other feedstock supply agreements and assets under natural gas supply agreements, hydrogen supply agreements, offtake agreements or similar agreements or arrangements of the type described in clause (25) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

The Excluded Assets described in clause (a) above include (i) deposit accounts as well as funds on deposit therein and securities accounts as well as all property on deposit therein or credited thereto (other than proceeds of the Collateral), (ii) accounts receivable, (iii) all inventory, including all hydrocarbon inventory, (iv) all related instruments, letters of credit, letter of credit rights, credit support, insurance, chattel paper, documents, supporting obligations, related payment intangibles, cash, cash equivalents, other related rights, claims, causes of action, books and records, accounting systems and other similar personal property related to the foregoing (other than proceeds of the Collateral) and (v) any proceeds or products of any of the foregoing.

Furthermore, the Collateral securing the Notes and the Guarantees consisting of Equity Interests and debt securities does not include any of the following (collectively, the “Excluded Securities,” and together with the Excluded Assets, the “Excluded Collateral”):

(a)	more than 65% of the issued and outstanding Voting Stock, and more than 65% of all other outstanding Equity Interests, of any Foreign Subsidiary of the Issuers that is a direct Subsidiary of the Issuers or a Guarantor;

(b)	Equity Interests (i) of any Subsidiary of a Foreign Subsidiary, (ii) of a Person that is not direct or indirect wholly owned Subsidiary of an Issuer or Guarantor to the extent prohibited by the terms of such Subsidiary’s organizational documents and by applicable law, or (iii) which are held by a Foreign Subsidiary or Domestic Subsidiary, to the extent such Foreign Subsidiary or Domestic Subsidiary’s only assets are the Equity Interests of a Foreign Subsidiary; and

(c)	any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; that neither the Issuers nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (c). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder of such Notes, to the extent necessary to release the security interests in favor of the Notes Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Notes; and

(d)	any specifically identified Equity Interests with respect to which the Notes Collateral Agent (acting at the written direction of Holders of the Notes representing a majority in principal amount of the outstanding Notes except as otherwise provided under the Security Documents) has confirmed in writing to the Company its determination (to be made in consultation with the Company) that the burden or costs of providing a pledge of such Equity Interests is excessive in view of the benefits to be obtained by the First Lien Secured Parties.

In addition, under the Security Documents the Liens securing the Notes and the Guarantees are not required to be perfected with respect to several categories of assets that technically constitute Collateral, including without limitation (i) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims and (ii) assets specifically requiring perfection through control agreements (e.g., cash, deposit accounts or other bank and securities accounts, etc.).

Sufficiency of Collateral

There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy the Obligations. No appraisal of the value of the Collateral was made in connection with the issuance of the Notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that, prior to a Collateral Fall-Away Event, the Issuers will, and will cause each of the Guarantors to, subject to certain exceptions, (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (iii) keep its insurable property insured at all times by financially sound and reputable insurers, in each case, to the extent set forth therein.

Further Assurances

Prior to a Collateral Fall-Away Event, the Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent or the Trustee may reasonably request (including without limitation, the delivery of Officer’s Certificates and Opinions of Counsel), in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents. In addition, from time to time, the Issuers will reasonably promptly secure the Obligations under the Indenture, the Notes and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests in and liens on the Collateral, in each case, to the extent required under the Indenture and/or the Security Documents. Such security interests and liens will be created under the Security Documents and other security agreements, mortgages and other instruments and documents in form and substance reasonably satisfactory to the Notes Collateral Agent.

Certain Bankruptcy Limitations

The right of the Notes Collateral Agent to foreclose upon and dispose of the Collateral upon the occurrence and during the continuation of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Guarantor prior to the Notes Collateral Agent’s having foreclosed upon and disposed of the Collateral. For example, upon the commencement of a case for relief under the United States Bankruptcy Code, a secured creditor such as the Notes Collateral Agent is prohibited from foreclosing upon its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court or other applicable bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case or insolvency proceeding, whether or when the Trustee could foreclose upon or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. For example, the United States Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the Obligations secured by the Collateral.

Furthermore, in the event a domestic bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, for example, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Mandatory Redemption

The Notes are not subject to mandatory redemption or sinking fund payments. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.”

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to November 15, 2018.

At any time prior to November 15, 2018, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or otherwise delivered to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2018, the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on November 15 in the years indicated below:

Year	Redemption Price
2018	105.250%
2019	103.500%
2020	101.750%
2021 and thereafter	100.000%

The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

In addition, until November 15, 2018, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 107.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with an amount equal to the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption. Any such redemption will be required to occur on or prior to 120 days after our receipt of the net cash proceeds of such Equity Offering and upon not less than 30 nor more than 60 days’ notice mailed to each Holder of Notes to be redeemed at such Holder’s address appearing in our security register, in principal amounts of $2,000 or an integral multiple of $1,000.

Any notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent.

The Registrar shall select the Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs resulting in a Ratings Decline, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the outstanding Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee and the Registrar, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7)	that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8)	if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	such other instructions, as determined by the Issuers, as are consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate to the Registrar stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future Credit Facilities or other agreements relating to Indebtedness to which the Issuers become a party may provide, that certain change of control events (without requiring a Ratings Decline) with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities or any such future Indebtedness, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities or such future Indebtedness. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities or such future Indebtedness, such default could result in amounts outstanding under our Senior Credit Facilities or such future Indebtedness being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature was a result of negotiations between the Representative and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness and liens on assets are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all

Notes validly tendered at a cash price equal to or higher than the change of control payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a change of control offer and the Issuer purchases all of the Notes held by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the change of control offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the holders of record on relevant record dates to receive interest due on an interest payment date.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligations to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company as of the date of contractually agreeing to such Asset Sale, including as to the value of all non-cash consideration) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, is in the form of (A) cash or Cash Equivalents or (B) properties and capital assets to be used by the Company or any Restricted Subsidiary in the business, or Capital Stock of a Person engaged in a Similar Business which becomes a Restricted Subsidiary of the Company, or any combination thereof; provided that the amount of:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company, that are assumed by the transferee of any such assets and for which the Company or such Restricted Subsidiary has been validly released from further liability,

(b)	any securities, notes or other similar obligations, other than as set forth above in subclause (B) of this paragraph (2), received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value determined by the Company, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days (540 days in the case of an Event of Loss) after the receipt of any Net Proceeds of any Asset Sale of Collateral, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to repay:

(a)	Obligations constituting First Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) (provided that if the Company or any Restricted Subsidiary shall so reduce First Lien Obligations other than the Notes, the Company will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of Notes so purchased); or

(b)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)	to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or to replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Collateral Excess Proceeds.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale of non-Collateral, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)	to repay:

(a)	Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto to the extent required under the Senior Credit Facilities; or

(b)	Obligations under Senior Indebtedness that are secured by a Lien on such non-Collateral, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; or

(c)	Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that to the extent the Issuers reduce Obligations under Senior Indebtedness other than the Notes, the Issuers shall reduce their Obligations under the Notes on a pro rata basis as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or offer to purchase Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2)	to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or to replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of an Acceptable Commitment and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from Asset Sales of Collateral that are not invested or applied as provided and within the time periods set forth in the first sentence of the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $30.0 million or at such earlier date if the Issuers so elect, the Issuers will be required to make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations to the holders of such First Lien Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such First Lien Obligations that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within ten Business Days after the date that Collateral Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Paying Agent. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days or with respect to Collateral Excess Proceeds of $30.0 million or less.

Any Net Proceeds from Asset Sales of non-Collateral that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuers will be required to make an offer to all Holders of the Notes and, if required or permitted by the terms of any other Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Paying Agent. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds of $30.0 million or less.

To the extent that the aggregate principal amount of Notes, Existing Senior Secured Notes and such other First Lien Obligations tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds, the Issuers may use any remaining Collateral Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. To the extent that the aggregate principal amount of Notes and such other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other First Lien Obligations surrendered by such holders thereof exceeds the amount of Collateral Excess Proceeds, the Registrar shall select the Notes to be purchased and the representatives for the holders of such other First Lien Obligations shall select such other First Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes and such other First Lien Obligations tendered. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Registrar shall select the Notes to be purchased and the representatives for the holders of such other Senior Indebtedness shall select such other Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes and such Senior Indebtedness tendered. Upon completion of any such Collateral Asset Sale Offer or Asset Sale Offer, the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset at zero.

Pending the final application of any Net Proceeds from non-Collateral pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers redeem less than all of the Notes issued by them at any time, the Registrar will select the Notes to be redeemed (a) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Registrar shall deem fair and appropriate, or (b) by lot or such other similar method in accordance with the procedures of the DTC. No Notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid or otherwise delivered, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

Set forth below are summaries of certain covenants contained in the Indenture. If on any date (the “Suspension Date”) following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus are not applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”; and

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect during the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings. The Senior Secured Notes have been rated investment grade by one rating agency.

Covenant Termination and Release of Collateral upon Covenant Suspension Event or upon Collateral Fall-Away Event

Immediately upon the first date following the Issue Date on which a Covenant Suspension Event or Collateral Fall-Away Event has occurred:

(a)	all Collateral securing the Notes and Guarantees shall be released in accordance with the terms set forth in the Indenture and the Security Documents;

(b)	the Issuers and the Restricted Subsidiaries will not be subject to the covenant described under “—Liens” but shall instead be subject to the covenant set forth below under the caption “—Unsecured Note Lien Covenant”; and

(c)	the provisions under “Repurchase at the Option of Holders—Asset Sales” pertaining to Asset Sales of Collateral shall cease to apply and the provisions relating to non-Collateral shall apply to Asset Sales.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings or that a Collateral Fall-Away Event will occur.

Unsecured Note Lien Covenant

From and after the occurrence of a Covenant Suspension Event or Collateral Fall-Away Event, the Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Guarantees are equally and ratably secured;

except that the foregoing shall not apply to (a) Liens under the Security Documents, (b) Liens on the assets securing the Credit Facilities (on the Issue Date after giving effect to the issuance of the Notes and use of proceeds therefrom), securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (including, during any Suspension Period, Indebtedness of the type and in the amounts specified under such clause), (c) Liens securing Indebtedness in an aggregate principal amount not to exceed 25% of the aggregate book value (before depreciation) of property, plant and equipment of the Company and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Company and (d) Liens securing Indebtedness in an aggregate principal amount such that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 1.25 to 1.0.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A)	declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(1)	dividends, payments or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(2)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(B)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(C)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(1)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(D)	make any Restricted Investment

(all such payments and other actions set forth in clauses (A) through (D) above (other than any exception thereto contained in clauses (A) through (D)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuers could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Existing Senior Secured Notes Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9), (14) (to the extent not deducted in calculating Consolidated Net Income), (17), (18) and (19) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such aggregate Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company since the Existing Senior Secured Notes Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of the Company (including Treasury Capital Stock (as defined below)), excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x)	Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Existing Senior Secured Notes Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)	Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company following the Existing Senior Secured Notes Issue Date other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Issuers or any Restricted Subsidiary by means of:

(i)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Existing Senior Secured Notes Issue Date; or

(ii)	the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) after the Existing Senior Secured Notes Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Existing Senior Secured Notes Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends or distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends or distributions per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(4)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Existing Senior Secured Notes Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Existing Senior Secured Notes Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Existing Senior Secured Notes Issue Date;

(b)	the declaration and payment of dividends or distributions to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Existing Senior Secured Notes Issue Date, provided that the amount of dividends or distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c)	the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends or distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $20.0 million and an amount equal to 1.0% of Total Assets at the time of making of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends or distributions on the Company’s common stock (or the payment of dividends or distributions to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company in or from any public offering, other than public offerings with respect to the common stock of the Company or any of its direct or indirect parent companies registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of $100.0 million and 1.0% of Total Assets at the time made; provided that Restricted Payments made pursuant to this clause (11) may not be made with funds constituting (x) proceeds of the incurrence of Secured Indebtedness by the Company or any Restricted Subsidiary or (y) proceeds of Asset Sales;

(12)	distributions or payments of Receivables Fees;

(13)	[reserved];

(14)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends or distributions by the Company or any of its Subsidiaries to, or the making of loans to, any direct or indirect parent entity, in amounts sufficient for any direct or indirect parent entity, in each case without duplication:

(a)	to pay franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	to make Tax Distributions;

(c)	to make Public Parent Distributions;

(d)	to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(e)	to pay general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; or

(f)	to pay fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity;

(16)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17)	other Restricted Payments in an aggregate amount not to exceed $200.0 million solely to the extent that (a) the Consolidated Total Debt Ratio on the last day of each of the two consecutive most recently completed fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is no greater than 2.0 to 1.0 and (b) after giving pro forma effect to such Restricted Payment the Consolidated Total Debt Ratio for the most recently completed fiscal quarter for which internal financial statements are available would be no greater than 2.0 to 1.0; provided that Restricted Payments made pursuant to this clause (17) may not be made with funds constituting (x) proceeds of the incurrence of Secured Indebtedness by the Company or any Restricted Subsidiary or (y) proceeds of Asset Sales;

(18)	so long as the common stock of the Company or any of its parents remains listed on a national securities exchange or quoted on the Nasdaq Stock Market, other Restricted Payments not to exceed in any calendar year $75.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $100.0 million in any calendar year); and

(19)	payments in respect of Tax Receivable Agreement Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16), (17), (18) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

Certain of the Company’s Subsidiaries are Unrestricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (17) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture and will not guarantee the Notes.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder

(with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to the greater of (a) $1,500.0 million and (b) the Borrowing Base;

(2)	the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) or Exchange Notes (other than any Additional Notes);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) and (23) after giving effect to the use of proceeds set forth in the offering memorandum);

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, in each case, for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, as at the date of such incurrence (including all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and/or Preferred Stock incurred pursuant to this clause (4)) not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time incurred; provided, however, that such Indebtedness exists at the date of such purchase or other transaction or is incurred within 270 days thereafter;

(5)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)	Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness owing to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes, in the case of Finance Co., or the Guarantee of the Notes, in the case of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)	shares of Preferred Stock of the Company or a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)	Hedging Obligations (i) other than Hedging Obligations covered by clause (ii) below, in each case to the extent that they are intended to be economically appropriate to the reduction of risks in the conduct and management of the Company’s and its Restricted Subsidiaries’ business and (ii) related to interest rates so long as the notional principal amount of such Hedging Obligations at the time incurred does not exceed the aggregate principal amount of the Indebtedness to which such Hedging Obligations relate at such time, and unrealized losses or charges in respect of any such Hedging Obligations permitted under this clause (10);

(11)	obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid, appeal and surety bonds and completion guarantees or other similar bonds or obligations incurred or provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a)	Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 100% of (i) the net cash proceeds received by the Company since immediately after the Issue Date from (x) the issue or sale of Equity Interests of the Company or (y) cash contributed to the capital of the Company or (ii) in the case of issuances of Equity Interests of the Company as consideration for the acquisition of assets or other property, the fair market value of such assets or other property so acquired by the Company since immediately after the Issue Date (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined, in the case of clause (i) above, in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to such clauses or pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and, in the case of clause (ii) above, as determined by the Company in its reasonable judgment, and

(b)	Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding including any Refinancing Indebtedness in respect thereof exceed the greater of $100.0 million and 4.0% of Total Assets at the time incurred or issued (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)	Refinancing Indebtedness incurred in respect of any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a)	any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19)	Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20)	Indebtedness of Foreign Subsidiaries of the Company incurred in an amount, not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (20) the sum of (1) 90% of the book value of accounts of the Foreign Subsidiaries with respect to investment grade obligors plus (2) 85% of the book value of accounts of the Foreign Subsidiaries with respect to non-investment grade obligors; (3) 80% of the cost of hydrocarbon inventory of the Foreign Subsidiaries plus (4) 100% of cash and Cash Equivalents in deposit accounts of the Foreign Subsidiaries subject to a control agreement (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20);

(21)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22)	Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23)	the DEDA Loan and any Refinancing Indebtedness in respect thereof;

(24)	Limited Recourse Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof;

(25)	to the extent constituting Indebtedness, obligations under any crude oil or other feedstock supply agreements, natural gas supply agreements, hydrogen supply agreements, any off-take agreements relating to Intermediate Products or refined products, including the Delaware City Statoil Oil Supply Agreement and the J. Aron Inventory Intermediation Agreements, or any similar type of supply or offtake agreement on (i) the then prevailing market terms or (ii) terms substantially similar to such agreements or not materially more disadvantageous to the Holders, taken as a whole, compared to the terms of such agreements in effect on the Issue Date, taken as a whole, and including Refinancing Indebtedness in respect thereof;

(26)	Indebtedness incurred in connection with Environmental and Necessary Capex in an amount not to exceed the greater of $40,000,000 and 1.0% of Total Assets (at the time incurred) at any time outstanding in the aggregate;

(27)	[reserved]; and

(28)	to the extent constituting Indebtedness, Indebtedness in respect of letters of credit issued (x) in connection with the purchase of crude oil or feedstock (including for the purchase of Saudi Oil) in the ordinary course of business and/or (y) pursuant to one or more letters of credit and/or Letter of Credit Facilities in connection with the purchase of foreign crude oil or feedstock;

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (28) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2)	at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends or distributions, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends or distributions in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is expressly subordinated or junior in right of payment to any Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless, in the case of Subject Liens on any other asset or property not constituting Collateral, the Notes and related Guarantees are equally and ratably secured by a Lien (or on a senior basis if such Subject Lien secures Subordinated Indebtedness) on such property, assets or proceeds with such Liens.

The foregoing shall not apply to (a) Liens under the Security Documents, (b) Liens on ABL Collateral securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” having an aggregate principal amount, taken together with all other Indebtedness secured by Liens pursuant to this subclause (c), not to exceed the greater of (x) $450.0 million and (y) an amount such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 1.75 to 1.0; provided that, with respect to Liens on assets constituting Collateral securing Obligations permitted under this subclause (c), the Notes and the related Guarantees are secured by Liens on the assets subject to such Liens to the extent, with the priority, in each case no less favorable to the Holders of the Notes than those described under “—Security” above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the

“Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes pursuant to supplemental indentures, in the form attached to the Indenture;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents;

(6)	the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien for the benefit of the Holders of the Notes and the other First Lien Obligations, and (c) not be subject to any Lien other than Liens not prohibited under the Indenture;

(7)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes, the Registration Rights Agreement and the Security Documents; and

(8)	the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee and the Registrar an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2)	the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of incorporating or reincorporating the Company in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a)	such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or in the form attached to the Indenture;

(c)	immediately after such transaction, no Default exists;

(d)	the Company shall have delivered to the Trustee and the Registrar an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(e)	to the extent any assets of the Guarantor which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Security Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(f)	the Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien for the benefit of the Holders of the Notes, and (iii) not be subject to any Lien other than Liens not prohibited under the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuer, (ii) merge with an Affiliate of the Company solely for the purpose of incorporating or reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuers and its Restricted Subsidiaries is not increased thereby, or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Notes, pursuant to supplemental indentures in the form attached to the Indenture; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2)	immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3)	Finance Co. shall have delivered to the Trustee and the Registrar an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Company delivers to the Trustee and the Registrar with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any Parent Entity; provided that such merger, consolidation or amalgamation of the Company is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	[reserved];

(4)	the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee and the Registrar a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous, in the good faith judgment of the Company, in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)	(A) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company to any director, officer, employee or consultant (or their respective estates, trusts, investment funds, investment vehicles or immediate family members) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, or (B) any contribution to the equity capital of the Company;

(10)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11)	[reserved];

(12)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person;

(13)	corporate sharing arrangements with MLP Subsidiaries with respect to general overhead and other administrative matters;

(14)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; provided that such transaction was not entered into in contemplation of such acquisition, merger or consolidation; and

(15)	payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, equity incentive plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions (in each case) will not apply to encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities, the Existing Senior Secured Notes, any Hedge Agreements, the DEDA Loan and the Security Documents, and any related documentation;

(b)	the Indenture and the Notes and the Guarantees;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness or any Permitted Liens otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k)	customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(l)	any crude oil or other feedstock supply agreements, natural gas supply agreements, any offtake agreements relating to Intermediate Products or refined products or any similar agreements or arrangements, including the Delaware City Statoil Oil Supply Agreement and the J. Aron Inventory Intermediation Agreements, in each case, that impose restrictions of the nature described in clause (3) above on the property so acquired or disposed;

(m)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility; and

(n)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, Finance Co. or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor:

(a)	if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b)	if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	such Restricted Subsidiary within 30 days executes and delivers joinders or supplements to the Security Documents providing for a pledge of its assets as Collateral for the Notes Obligations and the other First Lien Obligations to the same extent as set forth in the Indenture and the Security Documents; and

(3)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitations on Activities of Finance Co.

Finance Co. may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Company or any Wholly-Owned Restricted Subsidiary of the Company, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be incurred by the Company under the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the net proceeds of such Indebtedness are not retained by Finance Co., and (3) activities incidental thereto. Accordingly, you should not expect Finance Co. to participate in servicing the principal and interest obligations on the Notes. Neither the Company nor any Restricted Subsidiary shall engage in any transactions with Finance Co. in violation of the first sentence of this paragraph. At any time when the Company or a Successor Company is a corporation, Finance Co. may consolidate or merge with or into the Company or any Restricted Subsidiary.

Reports and Other Information

The Indenture provides that for so long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and otherwise complies with such reporting requirements, the Company must provide without cost in electronic format to the Trustee and the Holders:

(1)

within 45 days of the end of any fiscal quarter (other than any fiscal quarter end that coincides with the end of a fiscal year), all quarterly and, within 90 days of the end of any fiscal year, annual financial statements (including footnote disclosure) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as applicable, if the Company were required to file these Forms (other than separate financial statements of any Subsidiary of the Company that would be due solely to the fact that such Subsidiary’s securities secure the Notes as required by Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation)), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	within 15 Business Days (or such longer time if permitted under Form 8-K) after the occurrence of an event required to be therein reported, all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports to the extent such reports relate to the occurrence of any event which would require an 8-K to be filed (except to the extent the Company reasonably and in good faith determines that such an event is not material in any respect to the Holders of the Notes) pursuant to the following Items set forth in the instruction to Form 8-K: (i) Item 1.01 Entry into a Material Definitive Agreement; (ii) Item 1.02 Termination of a Material Definitive Agreement; (iii) Item 1.03 Bankruptcy or Receivership, (iv) Item 2.01 Completion of Acquisition or Disposition, (v) Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement, (vi) Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement, (vii) Item 2.05 Costs Associated with Exit or Disposal Activities, (viii) Item 2.06 Material Impairment, (ix) Item 4.01 Change in Certifying Accountant, (x) Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, (xi) Item 5.01 Change in Control, (xii) Item 5.02 (a), (b), (c)(1) and (d)(1)-(3) Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers (it being understood that executive compensation matters need not be disclosed) and (xiii) Item 9.01 (a) and (b) Financial Statements and Exhibits (it being understood that exhibits need not otherwise be disclosed or provided);

provided, however, that (A) reports provided pursuant to clauses (1) and (2) shall not be required to comply with (i) Sections 302 (Corporate Responsibility for Financial Reports) or 404 (Management Assessment of Internal Controls) of the Sarbanes-Oxley Act of 2002, and Items 307 (Disclosure Controls and Procedures), 308 (Internal Control Over Financial Reporting) and 402 (Executive Compensation) of Regulation S-K; or (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-U.S. GAAP financial measures contained therein, (B) reports and information provided pursuant to clauses (1) and (2) shall not be required to be accompanied by any exhibits other than financial statements of businesses acquired or credit agreements, notes or other material debt instruments, and (C) the contents of any reports provided pursuant to clauses (1) and (2) shall be limited in scope to the type of disclosure set forth in the offering memorandum.

The Company will deliver with each report referred to in clause (1) above, a schedule eliminating Unrestricted Subsidiaries and reconciling the same to the financial statements in such report.

The Company and the Guarantors also agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and upon their request, to prospective investors and securities analysts, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will:

(1)	hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of the first paragraph of this covenant (the “Financial Reports”) not later than ten business days from the time the Company furnishes such reports to the Trustee;

(2)

no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution (“Securities Analysts”) to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

(3)	(A) (x) maintain a private website to which beneficial owners of, and prospective investors in, the Notes and Securities Analysts are given access promptly after the request of the Company and to which the reports required by this covenant are posted along with, as applicable, details on the time and date of the conference call required by clause (1) of this paragraph and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default

The Indenture provides that each of the following is an “Event of Default”:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)	failure by either Issuer or any Restricted Subsidiary for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of outstanding Notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales”;

(4)	failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) through (3) above) contained in the Indenture, the Notes or the Security Documents;

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(6)	failure by any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (other than any judgments covered by indemnities from indemnitors with corporate Investment Grade Ratings or covered, directly or indirectly, by insurance policies issued by reputable and creditworthy insurance companies as determined in good faith by the Company, in each case so long as such indemnitor or insurance company has been provided notice of the judgment and has not in writing disputed responsibility therefor or disclaimed coverage) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary);

(8)	the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(9)	with respect to any Collateral having a fair market value in excess of $50.0 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture and the Security Documents or (b) the Issuers or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If an Event of Default (other than of a type specified in clause (7) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% of the principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Paying Agent) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the Notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee (with a copy to the Paying Agent) notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, unless such Default has been cured before the end of such five Business Day period.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of the Issuers’ directors, officers, employees, incorporators or stockholders or any of our Restricted Subsidiaries, as such, will have any liability for any of the Issuers’ obligations under the Notes, the Guarantees, the Indenture, or of any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture, the Notes and the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuers and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith;

(4)	the Legal Defeasance provisions of the Indenture; and

(5)	the optional redemption provisions of the Indenture to the extent that Legal Defeasance is to be effected together with a redemption.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuers must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, any of the Issuers or any Guarantor is a party or by which any of the Issuers or any Guarantor is bound (other than that resulting, with respect to any Indebtedness being defeased, from any borrowing of funds to be applied to make the deposit required to effect such Legal

Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Issuers under the applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(8)	the Issuers shall have delivered to the Trustee (with a copy to the Paying Agent) an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, have been delivered to the Registrar for cancellation; or

(2) (a)	all Notes not theretofore delivered to the Registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Registrar for the giving of notice of redemption by the Registrar in the name, and at the expense, of the Issuers and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture and not provided for by the deposit required by clause 2(b) above; and

(d)	the Issuers have delivered irrevocable instructions to the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee (with a copy to the Paying Agent) stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Security Documents (subject to the terms of the Collateral Trust and Intercreditor Agreement) or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change to or modify the ranking or Lien priority on Collateral of the Notes that would adversely affect the Holders; or

(10)	except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

In addition, without the consent of at least 66 2/3% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys under the Security Documents, or otherwise release any Collateral, in any manner materially adverse to the Holders other than in accordance with the Indenture and the Security Documents.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee (upon the Trustee’s receipt of an Officer’s Certificate and an Opinion of

Counsel acceptable to it) may amend or supplement the Indenture, any Security Documents and any Guarantee or Notes without the consent of any Holder:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency; provided such cure does not adversely affect any Note Holder;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to add a Guarantor under the Indenture or the Security Documents;

(10)	to add Additional First Lien Secured Parties to any Security Documents and to secure any Additional First Lien Obligations;

(11)	to mortgage, pledge, hypothecate or grant any other Lien for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted pursuant to the Indenture, any of the Security Documents or otherwise;

(12)	to release a Guarantor or Collateral from the Lien for the benefit of the Holders of the Notes when permitted or required by the Security Documents or the Indenture;

(13)	to conform the text of the Indenture, the Security Documents, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents, the Guarantees or Notes;

(14)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(15)	to release all of the Liens upon the occurrence of a Collateral Fall-Away Event.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

The Trustee

The Indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of any Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict within 90 days, or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

Governing Law

The Indenture, the Notes, the Security Agreement and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Collateral” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Collateral Agent” means any collateral agent with respect to any Additional First Lien Obligations.

“Additional First Lien Obligations” means any Obligations that are, and are permitted under the Indenture to be, issued or incurred after the date of the Indenture and secured by the Collateral on a pari passu basis with the Notes Obligations, including any Specified Secured Hedging Obligations.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any Additional First Lien Collateral Agent or authorized representative with respect thereto, including any Specified Secured Hedging Counterparties.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For the avoidance of doubt, members of the Company’s board of directors or management shall be deemed Affiliates of the Company.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 15, 2018 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through November 15, 2018 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Aramco” means Saudi Arabian Oil Company, a company with limited liability (organized under the laws of the Kingdom of Saudi Arabia).

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment in the ordinary course of business or otherwise unsuitable or unnecessary for use in the Company’s or its Subsidiaries’ business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business, or any disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $40.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business or any lease of real property in connection with development of a hydrogen facility;

(h)	any issuance or disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	Events of Loss, but solely with respect to the requirements under clauses (1) and (2) of the first paragraph described under “Repurchase at the Option of Holders—Asset Sales”, or the granting of Liens not prohibited by the Indenture;

(j)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)	the disposition of any property or assets after the Issue Date in connection with any financing transaction, including Sale and Leaseback Transactions, asset securitizations and/or synthetic leases not prohibited by the Indenture;

(m)	(i) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis, or (ii) the abandonment of intellectual property rights in the ordinary course of business, which are no longer useful to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, as determined in good faith by the Company;

(n)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o)	(i) any sale of hydrocarbons or other products (including crude oil, Intermediate Products and refined products) by the Company or its Restricted Subsidiaries, in each case in the ordinary course of business, and (ii) any trade or exchange by the Company or any Restricted Subsidiary of any hydrocarbons or other products (including crude oil, Intermediate Products and refined products) for similar products owned or held by another Person in the ordinary course of business; provided that the fair market value of the properties traded or exchanged by the Company or any Restricted Subsidiary is reasonably equivalent, in the aggregate for any transaction or series of related transactions, to the fair market value of the properties to be received by the Company or Restricted Subsidiary (as determined in good faith by the Company or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(p)	sales of precious metal owned by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in connection with any financing transaction in the form of a Sale and Leaseback Transaction;

(q)	unwinding of any Hedging Obligations of the type permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(r)	disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s)	Permitted MLP Dispositions; and

(t)	the sale and transfer of certain assets of Delaware City constituting the gasifier unit and related assets.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Borrowing Base” means (1) 90% of the book value of accounts of the Issuers and its Restricted Subsidiaries with respect to investment grade obligors plus (2) 85% of the book value of accounts of the Issuers and its Restricted Subsidiaries with respect to non-investment grade obligors plus (3) 80% of the cost of hydrocarbon inventory plus (4) 100% of cash and Cash Equivalents in deposit accounts subject to a control agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is an authorized insurer under the laws of its jurisdiction of organization.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition thereof;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition thereof;

(11)	Investments with average maturities of 24 months or less from the date of acquisition thereof in money market funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(12)	securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Company or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition thereof; and

(13)	investments of the type and maturity described above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Certain Hydrocarbon Assets” means crude oil, feedstock, indigenous feedstock and other hydrocarbon inventory of the same type sold to the Company or any of its Subsidiaries by Statoil and/or its Affiliates and all proceeds of such crude oil, feedstock, indigenous feedstock or other hydrocarbon inventory of the same type (it being understood and agreed that immediately upon any payment in cash to the Company or any of its Subsidiaries in respect of such crude oil, feedstock or other hydrocarbon inventory of the same type, such proceeds shall cease to be “Certain Hydrocarbon Assets”). For the avoidance of doubt, Certain Hydrocarbon Assets shall not include Intermediate Products.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Persons; or

(2)	the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company, immediately following the consummation of such transaction and (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

“CIS Dispositions” means any sale, lease, conveyance or other disposition of properties or assets by the Company or any of its Restricted Subsidiaries to any Captive Insurance Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to such term under “Security—General.”

“Collateral Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Collateral Fall-Away Event” means the first day on which the Existing Senior Secured Notes are no longer secured by Liens on the Collateral, whether as a result of having been repaid in full or otherwise satisfied or discharge or as a result of such Liens being released in accordance with definitive documentation governing the Existing Senior Secured Notes; provided that a Collateral Fall-Away Event shall not have occurred to the extent any Additional First Lien Obligations (other than Specified Secured Hedging Obligations) are outstanding at such time.

“Collateral Trust and Intercreditor Agreement” means that certain Collateral Trust and Intercreditor Agreement, dated as of February 9, 2012, among the Issuers, the Guarantors, other parties thereto from time to time and the Notes Collateral Agent.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions and fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes, (v) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (w) any expensing of bridge, commitment and other financing fees, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, (y) any accretion or accrued interest of discounted liabilities and (z) the interest component of hydrogen supply agreements at Delaware City; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to acquisitions to the extent incurred on or prior to the Issue Date), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the cumulative effect of a change in accounting principles or as a result of the adoption or modification of accounting principles during such period shall be excluded,

(3)	any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of any acquisitions consummated prior to the Issue Date in accordance with GAAP shall be excluded, and

(13)	the amount of Tax Distributions and Public Parent Distributions dividended or distributed shall reduce Consolidated Net Income to the extent not already reducing such Net Income.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants— Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less any Indebtedness incurred and outstanding under the Senior Credit Facilities and the Letter of Credit Facilities to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided that, solely for purposes of calculating the Consolidated Secured Debt Ratio pursuant to clause (d) of the second paragraph of the covenant described under “Certain Covenants—Unsecured Note Lien Covenant”, clause (1) of this definition shall include Indebtedness under the Senior Credit Facilities in an amount equal to the maximum amount of Indebtedness available to be drawn thereunder.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a

consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (but excluding, (i) for the avoidance of doubt, all obligations relating to Receivables Facilities and (ii) payment obligations relating to hydrogen supply agreements at Delaware City) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Debt Ratio” means as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, factoring programs, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“DEDA” means The Delaware Economic Development Authority, a body corporate and politic constituted as an instrumentality of the State of Delaware.

“DEDA Loan” means that certain Loan and Security Agreement entered into as of June 1, 2010 by and among Delaware City, as borrower and DEDA, as lender, under which DEDA agreed to make a loan to Paulsboro in the amount of $20,000,000 ($8,000,000 as of the Issue Date), which loan is evidenced by a promissory note dated June 1, 2010 and has a maturity date of March 1, 2017.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Delaware City” means Delaware City Refining Company LLC, a Delaware limited liability company.

“Delaware City Statoil Oil Supply Agreement” means the Crude Oil/Feedstock Supply/Delivery and Services Agreement entered into by and between Statoil and Delaware City, as such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by the following:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof or an amendment, modification or waiver thereto) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges (including any write-offs or write downs, any non-cash change in market value of inventory or inventory repurchase obligations or any non-cash deferral of gross profit on finished product sales) reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	[reserved];

(i)	the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been or are taken no later than 24 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $30.0 million (prior to giving effect to such addbacks) for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j)	the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility to the extent deducted (and not added back) in such period in computing Consolidated Net Income; plus

(k)	any net loss from disposed or discontinued operations to the extent deducted (and not added back) in such period in computing Consolidated Net Income; plus

(l)

the amount of expenses, charges or losses with respect to liability or casualty events to the extent deducted (and not added back) in such period in computing Consolidated Net Income and to the extent (i) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (ii) so long as a determination has been made in good faith by the Company that a reasonable basis exists that such amount shall in fact be reimbursed by an insurer that has a rating of at least “A” or higher by S&P or “A2” or higher by Moody’s to the extent it is (x) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (y) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); plus

(m)	any costs or expenses incurred by the Company or a Restricted Subsidiary to the extent deducted (and not added back) in such period in computing Consolidated Net Income pursuant to any management equity plan or equity incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”;

(2)	decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3)	increased or decreased by (without duplication):

(a)	any unrealized net loss or gain included in Consolidated Net Income resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable, and

(b)	any net loss or gain resulting in such period from currency translation losses or gains related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances);

(4)	increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of Financial Accounting Standards Codification No. 460—Guarantees; and

(5)	increased or decreased by (without duplication) any change in fair value of any catalyst lease obligations.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental and Necessary Capex” means capital expenditures to the extent deemed reasonably necessary, as determined by the Company, in good faith and pursuant to prudent judgment, that are required by applicable law (including to comply with environmental laws or permits) or are undertaken for environmental, health and safety reasons.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock (or equivalent equity interests) or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Company; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro”	means the single currency of participating member states of the EMU.

“Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An “Event of Loss” shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Excluded Collateral” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any management equity plan or stock incentive plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case after the Issue Date and designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Excluded Securities” has the meaning ascribed to such term under “Security—Certain Limitations on the Collateral.”

“Existing Senior Secured Notes” means the $675.5 million aggregate principal amount of 8.25% Senior Secured Notes due 2020 of the Issuers.

“Existing Senior Secured Notes Indenture” means the indenture, dated February 9, 2012, (as amended or supplemented from time to time), governing the Existing Senior Secured Notes.

“Existing Senior Secured Notes Issue Date” means February 9, 2012.

“Existing Senior Secured Notes Obligations” means Obligations in respect of the Existing Senior Secured Notes, the Indenture or the Security Documents, in respect of the Existing Senior Secured Notes or Indenture including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“First Lien Obligations” means, collectively, (a) the Notes Obligations, (b) the Existing Senior Secured Notes Obligations, (c) the Specified Secured Hedging Obligations and (d) any series of Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the Notes Secured Parties, (b) the Existing Senior Secured Notes Parties, (c) the Specified Secured Hedging Counterparties and (d) any Additional First Lien Secured Parties.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include (1) any adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) any adjustments calculated to give effect to any Pro Forma Cost Savings and/or (3) any adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 under the caption “Offering Memorandum Summary—Summary Unaudited Pro Forma Information” in the offering memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by each Guarantor of the Issuers’ Obligations under the Indenture and the other First Lien Obligations.

“Guarantor” means each Restricted Subsidiary that guarantees the Notes in accordance with the terms of the Indenture and its successors and assigns, until released from its obligations under its Guarantee in accordance with the terms of the Indenture.

“Hedge Agreements” means:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies;

(3)	commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies;

(4)	any swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, ethanol, biofuels or electricity any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5)	any other hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline, other refined products or natural gas or any adverse change in the creditworthiness of any counterparty.

“Hedging Obligations” means any and all Indebtedness, debts, liabilities and other obligations, howsoever arising, of the Company and/or any Guarantor to the counterparties under the Hedge Agreements of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedge Agreements and all other obligations owed by the Company and the Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid 30 days after becoming due and payable; or

(d)	representing the net amount due under any Hedging Obligations;

in each case in this clause (1), if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, but only to the extent of the lesser of (x) the fair market value of the assets subject to such Lien and (y) the amount of such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations or (b) obligations under or in respect of (i) the J. Aron Inventory Intermediation Agreements or (ii) Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Intermediate Products” means hydrocarbons intermediate products and blendstocks. For the avoidance of doubt, Intermediate Products shall not include Certain Hydrocarbon Assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers or suppliers, endorsements of negotiable instruments and documents, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business, and any Hedging Obligations), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means November 24, 2015, the date of original issuance of the Notes under the Indenture.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“J. Aron Inventory Intermediation Agreements” means each of those certain (i) Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Paulsboro Refining Company LLC, and (ii) Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Delaware City Refining Company LLC, as each such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Letter of Credit Facilities” means the Amended and Restated Letter of Credit Facility Agreement, dated April 26, 2011, by and between the Company, Paulsboro and BNP Paribas (Suisse) S.A., as such agreement may be replaced, superseded, amended, modified or supplemented from time to time, and any other letter of credit facility entered into in connection with the purchase of crude oil or other feedstock.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Recourse Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) of the Company or any of our Restricted Subsidiaries (a) that is incurred to finance the purchase, construction, design, engineering procurement or management, or capital improvement of any capital assets prior to or no later than 90 days of such purchase or commencement of construction or capital improvement, (b) that has an aggregate principal amount not in excess of 100% of the purchase, construction or capital improvement cost, (c) where the lenders or holders of such Indebtedness have no recourse to the Company or any of the Restricted Subsidiaries except to the capital assets, construction or capital improvement (provided that the Company may provide unsecured guarantees at any time outstanding of up to the greater of $100 million and an amount equal to 2.5% of Total Assets (at the time incurred) aggregate principal amount of such Indebtedness of the Restricted Subsidiaries), and (d) that is not used to purchase a Person or assets in connection with the purchase of a Person.

“MLP” means a master limited partnership.

“MLP GP” means (i) the general partner of a MLP and (ii) any direct or indirect Subsidiary of the Company that controls or otherwise owns an interest in the general partner of an MLP.

“MLP Subsidiary” means a Subsidiary of the Company that (i) is a MLP or a MLP GP, and (ii) each Subsidiary of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any

Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Obligations” means Obligations in respect of the Notes, the Indenture or the Security Documents, in respect of the Notes or Indenture including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.

“Notes Secured Parties” means the Notes Collateral Agent, the Trustee and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, including all Hedging Obligations payable under the documentation governing any Indebtedness, including any Hedge Agreements.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and the Registrar. The counsel may be an employee of or counsel to the Issuers or the Trustee or the Registrar.

“Paulsboro” means Paulsboro Refining Company LLC (f/k/a Valero Refining Company—New Jersey, a Delaware corporation), a Delaware limited liability company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted CIS Dispositions” means any CIS Disposition so long as the aggregate fair market value of all such assets that are the subject of CIS Dispositions does not exceed $40.0 million.

“Permitted Investments” means:

(1)	any Investment in the Company or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuers of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(10)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2), (5) and (8) of such paragraph);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13)

additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $50.0 million and 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(14)	Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15)	advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(17)	advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(18)	any Investment in a Captive Insurance Subsidiary; provided that any such Investment results from a Permitted CIS Disposition; and

(19)	any Investment in a MLP Subsidiary; provided that any such Investment results from a Permitted MLP Disposition.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	inchoate Liens and Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmens’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of Issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, environmental regulation, entitlement or other land use, or other restrictions or limitations as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12)(b), (20), (23), (24) and (28) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries and (b) Liens securing Indebtedness permitted to be incurred pursuant to clauses (24) and (28) extend only to the assets so financed or purchased (and customary ancillary assets);

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9)	Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business, consignment of goods or the Delaware City Statoil Oil Supply Agreement or the J. Aron Inventory Intermediation Agreements;

(15)	Liens in favor of any Issuer or any Guarantor;

(16)	Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (27), (28), (29) and (30) of this definition; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7),

(8), (9), (27), (28), (29) and (30) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	Liens arising out of judgments, attachments or awards for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(26)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(27)	Liens on crude oil, Intermediate Products and refined products under any crude oil or other feedstock supply agreements, and assets under natural gas supply agreements, offtake agreements or similar agreements or arrangements of the type described in clause (25) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (whether or not the obligations under such agreements or arrangements constitute Indebtedness) including Liens (a) [reserved], (b) on Certain Hydrocarbon Assets (including Certain Hydrocarbon Assets in the possession Statoil or its Affiliates) in favor of Statoil, its Affiliates and/or an agent of any of the foregoing and (c) in favor of J. Aron pursuant to the J. Aron Inventory Intermediation Agreements;

(28)	Liens on assets constituting Environmental and Necessary Capex securing Indebtedness permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above;

(29)	Liens to secure Indebtedness having an aggregate principal amount which, when added together with all other Indebtedness secured by Liens incurred pursuant to this clause (29) and then outstanding, does not exceed the greater of $40.0 million and 1.0% of Total Assets at such time; and

(30)	Liens securing 50% of the Indebtedness permitted to be incurred pursuant to clause (12)(a) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (30), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.0 to 1.0.

For purposes of this definition and subclauses (b) and (c) under “Certain Covenants—Liens,” the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted MLP Dispositions” means any sale, lease, conveyance or other disposition of any properties or assets by the Company or any of its Restricted Subsidiaries, or the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of the Equity Interests in any of its Restricted Subsidiaries, on the one hand, to a MLP Subsidiary, on the other hand, in exchange for cash (with the items described in clauses 2(a) and (b) under “Repurchase at the Option of Holders—Asset Sales” to be cash), Cash Equivalents or Equity Interests in such MLP (including general partner units necessary to maintain the general partner’s interest), or any combination thereof, provided at the time of such disposition, and after giving effect to such disposition and the receipt of consideration therefore, the Consolidated Total Debt Ratio is less than 2.75 to 1.0.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or distributions or upon liquidation, dissolution, or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officer’s Certificate delivered to the Trustee (with a copy to the Registrar) that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Public Parent” means PBF Energy Inc., a Delaware corporation, or any of its successors.

“Public Parent Distributions” means, with respect to any period following the Qualified IPO Date, an amount equal to the portion of the actual income (or similar) tax liability of the parent entity (referred to in the definition of Qualified IPO Date) for such period that is attributable to such parent entity’s allocable share of the taxable income of the Company and, without duplication, its Subsidiaries that are partnerships or disregarded entities for U.S. federal income tax purposes, reduced by (and without duplication of ) such parent entity’s allocable share of any Tax Distributions for such period.

“Qualified IPO Date” shall mean December 12, 2012.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuers in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rail Facility” means the Credit Facility under the Loan Agreement dated as of March 26, 2014, as amended by the Amendment 1 thereto dated as of April 29, 2014 among PBF Rail Logistics LLC, as Borrower, Credit Agricole Corporate Investment Bank, as administrative agent and the various other parties from time to time party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Ratings Decline” means the occurrence of the following on, or within 60 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by us or any third party to effect a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 60 days): (1) in the event that the Notes have an Investment Grade Rating by both Ratings Agencies, the Notes cease to have an Investment Grade Rating by one Rating Agency, (2) in the event that the Notes have an Investment Grade Rating by one Ratings Agency, the Notes cease to have an Investment Grade Rating by such Rating Agency, or (3) in the event that the Notes do not have an Investment Grade Rating, the rating of the Notes by at least one of the two Ratings Agencies (or, if there are less than three Rating Agencies rating the Notes, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or Preferred Stock that is incurred to refund or refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, replaced, renewed, extended or defeased,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, Finance Co. or of a Guarantor; and (ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (a) will not apply to any refunding or refinancing of any Secured Indebtedness.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Representative.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means UBS Securities LLC, acting on behalf of the several initial purchasers of the Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Saudi Oil” means the crude oil purchased by the Company or any of its Subsidiaries from Aramco and/or its Affiliates pursuant to the Saudi Oil Sales Agreements.

“Saudi Oil Sales Agreement” means that certain Crude Oil Sales Agreement, effective as of January 1, 2011, by and among the Company, Aramco and Statoil, and any other crude oil sales agreements by and among the Company, Aramco and/or Statoil that may be entered into for “spot” cargoes, as each such agreement may be replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of February 9, 2012, by and among the Issuers, the Guarantors party thereto and the Notes Collateral Agent, as the same may be further amended, restated or modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Collateral Trust and Intercreditor Agreement, the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) and all amendments and joinders thereto and any other agreement, document or instrument pursuant to which a Lien is granted by any of the Issuers and the Guarantors to secure the Notes Obligations, the Specified Secured Hedging Obligations and the other Additional First Lien Obligations and/or under which rights or remedies with respect to any such Lien are governed, including, without limitation, any collateral agency agreement or other similar agreement, in each case, as in effect on the Issue Date and as the same may be amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Credit Facilities” means the Credit Facility under the Third Amended and Restated Revolving Credit Agreement, dated as of August 15, 2014, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC and UBS Securities LLC, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Existing Senior Secured Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	all Specified Secured Hedging Obligations;

(4)	all Additional First Lien Obligations;

(5)	any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(6)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any of their Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Secured Hedging Counterparty” has the meaning ascribed to such term under “Security— General.”

“Specified Secured Hedge Agreement” has the meaning ascribed to such term under the caption “Security— General.”

“Specified Secured Hedging Obligations” has the meaning ascribed to such term under the caption “Security—General.”

“Statoil” means Statoil Marketing & Trading (US) Inc. or any successor or assign thereof or any of its or their Affiliates.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee by such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means (i) for any taxable period for which the Company is a disregarded entity (other than a disregarded entity wholly-owned directly or indirectly by a corporation and described in clause (ii)) or a partnership for U.S. federal income tax purposes, distributions (which may be paid in installments to satisfy estimated tax liabilities) equal to the product of (a) the taxable income of the Company and (without duplication) its Subsidiaries that are disregarded entities or partnerships for such taxable period (calculated solely for such purposes as if the Company were a partnership for U.S. federal income tax purposes), reduced by the taxable loss of the Company and (without duplication) its Subsidiaries that are disregarded entities or partnerships for any prior period ending after the Issue Date (to the extent such loss was not previously taken into account in determining the amount of Tax Distributions pursuant to this definition) to the extent such loss is of a character that would permit such loss to be deducted against the current taxable period’s income (such taxable income and/or loss determined, for the avoidance of doubt, without taking into account any adjustments that would have been made under Sections 734 or 743 of the Code if the Company were a partnership for U.S. federal income tax purposes), and (b) the highest combined federal, state and local income tax rate applicable to any direct or indirect equity owner of the Company in respect of the Company’s or (without duplication) Subsidiary’s taxable income for such taxable period (taking into account the type of income involved (i.e. capital gain, qualifying dividend income, etc.)); and (ii) with respect to any taxable period for which the Company or any of its Subsidiaries is a member of a consolidated, combined or similar income, franchise or other tax group (for federal income tax purposes or for purposes of any state or local income, franchise or other tax) of which PBF Energy Company LLC or its direct or indirect parent is the common parent (a “Tax Group”), or for which the Company is a partnership or disregarded entity that is wholly owned (directly or indirectly) by a corporate parent (a “Corporate Parent”), distributions (which may be paid in installments to satisfy estimated tax liabilities) to pay the portion of the Tax Group’s or Corporate Parent’s consolidated, combined or similar income, franchise or other tax liability attributable to the Company and/or its Subsidiaries, in an amount not to exceed the income, or any state or local franchise or other, tax liability, as applicable, that would have been payable by the Company and/or such Subsidiaries if such entities were taxable on a stand-alone basis (reduced by any such income or state and/or local franchise or other taxes paid or to be paid directly by the Company or its Subsidiaries). The distribution amount permitted under clause (ii) shall be increased (or decreased) to the extent necessary to cause the distributions pursuant to clause (ii) to be consistent with the provision in clause (i) that there should not be taken into account any adjustments that would have been made under Sections 734 or 743 of the Code if the Company were a partnership for U.S. federal income tax purposes.

“Tax Receivable Agreement” means the tax receivable agreement entered into by the Public Parent on the Qualified IPO Date pursuant to which the Public Parent agreed to make payments in respect of certain incremental income tax savings realized (or deemed realized) by the Public Parent as a result of implementing its initial public offering through the use of an “Up-C” structure.

“Tax Receivable Agreement Payments” means upon the consummation of any change of control, if the Issuers have offered to purchase all Notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase (either pursuant to the covenant described under “Repurchase at the Option of Holders—Change of Control” or otherwise so long as conducted in a manner consistent therewith), the payments contemplated by Section 4.01(c) of the Tax Receivable Agreement.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2018; provided, however, that if the period from the Redemption Date to

November 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1)	each MLP Subsidiary;

(2)	each Captive Insurance Subsidiary;

(3)	any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(4)	any Subsidiary of an Unrestricted Subsidiary.

As of the date of this prospectus, PBF Rail Logistics Company, PBF Transportation Company, PBF International Inc., MOEM Pipeline LLC, Collins Pipeline Co., T&M Terminal Co., Paulsboro Terminaling Company LLC, TVP Holding Company LLC, Torrance Basin Pipeline Company LLC and Torrance Pipeline Company LLC were Unrestricted Subsidiaries.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2)	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry; Delivery and Form

Global Notes

In exchange for the old notes that were issued in book-entry form and are represented by global certificates held for the account of DTC, new notes will be issued in the form of one or more fully registered notes in global form, without interest coupons. Each global note will be deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the Trustee is responsible for those operations or procedures.

DTC has advised us that it is a limited purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the new notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. Some holders (including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, persons whose functional currency is not the United States dollar, or persons who hold the notes as part of a hedge, “straddle,” integrated transaction or similar transaction) may be subject to special rules not discussed below. We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws, tax treaties and estate or gift tax considerations.

Subject to the limitations, qualifications and assumptions set forth in the registration statement of which this prospectus forms a part (including Exhibit 8.1 thereto), it is the opinion of Stroock & Stroock & Lavan LLP that the exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss for United States federal income tax purposes upon receipt of a new note pursuant to the exchange offer, the holder’s holding period in the new note will include the holding period of the old note exchanged therefor, and the holder’s basis in the new note will be the same as its basis in the corresponding old note immediately before the exchange.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes (and the exchange of old notes for new notes) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of plans subject to Title I of ERISA or Section 4975 of the Code (collectively referred to herein as “ERISA Plans”) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (or the exchange of old notes for new notes) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Governmental plans (as defined under Section 3(32) of ERISA), certain church plans (as defined under Section 3(33) of ERISA) and non-U.S. plans (as described under Section 4(b)(4) of ERISA) are not subject to the prohibited transaction provisions of ERISA and the Code. Such plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental plan, church plan or non-U.S. plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under any applicable Similar Law.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of notes (including the exchange of old notes for new notes) by an ERISA Plan with respect to which the issuer, the underwriters, the subsidiary guarantors or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that, depending on the identity of the Plan fiduciary making the decision to acquire or hold the notes, may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to any particular transaction involving the notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of old notes for new notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (or any interest therein) (including an exchange of old notes for new notes), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2016, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the new notes and the related guarantees offered in this exchange offer will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

The consolidated financial statements of PBF Holding Company LLC and subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Torrance Refinery & Associated Logistics Business for the years ended December 31, 2015, 2014 and 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Chalmette Refining as of December 31, 2014 and 2013, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains emphasis of matter paragraphs related to Chalmette Refining’s dependence on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable Chalmette Refining to realize its assets and discharge its liabilities in the normal course of business, and that Chalmette Refining’s consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Chalmette Refining had been operated as an entity unaffiliated with its owners.

PBF Holding has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Chalmette Refining’s past financial statements included in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors and the new notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We have historically filed annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at http://www.sec.gov, and at our website at http://www.pbfenergy.com. Information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless we specifically so designate and file with the SEC.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To PBF Energy Inc., the Managing Member of

PBF Holding Company LLC

We have audited the accompanying consolidated balance sheets of PBF Holding Company LLC and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PBF Holding Company LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 24, 2016

PBF HOLDING COMPANY LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$914,749	$218,403
Accounts receivable	454,759	551,269
Accounts receivable—affiliate	3,438	3,223
Inventories	1,174,272	1,102,261
Prepaid expense and other current assets	33,701	32,157

Total current assets	2,580,919	1,907,313
Property, plant and equipment, net	2,211,090	1,806,060
Deferred charges and other assets, net	290,713	300,389

Total assets	$5,082,722	$4,013,762

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314,843	$335,182
Accounts payable—affiliate	23,949	11,630
Accrued expenses	1,117,435	1,129,970
Current portion of long-term debt	—	—
Deferred revenue	4,043	1,227

Total current liabilities	1,460,270	1,478,009
Delaware Economic Development Authority loan	4,000	8,000
Long-term debt	1,236,720	712,221
Intercompany notes payable	470,047	122,264
Deferred tax liabilities	20,577	—
Other long-term liabilities	69,824	62,752

Total liabilities	3,261,438	2,383,246

Commitments and contingencies (Note 13)

Equity:
Member’s equity	1,479,175	1,144,100
Retained earnings	349,654	513,292
Accumulated other comprehensive loss	(24,770)	(26,876)

Total PBF Holding Company LLC equity	1,804,059	1,630,516
Noncontrolling interest	17,225	—

Total equity	1,821,284	1,630,516

Total liabilities and equity	$5,082,722	$4,013,762

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Revenues	$13,123,929	$19,828,155	$19,151,455

Cost and expenses:
Cost of sales, excluding depreciation	11,611,599	18,514,054	17,803,314
Operating expenses, excluding depreciation	889,368	880,701	812,652
General and administrative expenses	166,904	140,150	95,794
(Gain) loss on sale of assets	(1,004)	(895)	(183)
Depreciation and amortization expense	191,110	178,996	111,479

	12,857,977	19,713,006	18,823,056

Income from operations	265,952	115,149	328,399

Other income (expense)
Change in fair value of catalyst lease	10,184	3,969	4,691
Interest expense, net	(88,194)	(98,001)	(94,214)

Income before income taxes	187,942	21,117	238,876
Income tax expense	648	—	—

Net income	187,294	21,117	238,876
Less income attributable to noncontrolling interests	274	—	—

Net income attributable to PBF Holding Company LLC	$187,020	$21,117	$238,876

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$187,294	$21,117	$238,876
Other comprehensive income (loss):
Unrealized gain (loss) on available for sale securities	124	127	(308)
Net gain (loss) on pension and other post-retirement benefits	1,982	(12,465)	(5,289)

Total other comprehensive income (loss)	2,106	(12,338)	(5,597)

Comprehensive income	189,400	8,779	233,279
Less: comprehensive income attributable to noncontrolling interests	274	—	—

Comprehensive income attributable to PBF Holding Company LLC	$189,126	$8,779	$233,279

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in thousands)

	Member’s Equity	Accumulated Other Comprehensive Loss	Retained Earnings	Noncontrolling Interest	Total Equity
Balance, January 1, 2013	$930,098	$(8,941)	$830,497	$—	$1,751,654
Member distributions	—	—	(215,846)	—	(215,846)
Member contributions	1,757	—	—	—	1,757
Stock based compensation	1,309	—	—	—	1,309
Net income	—	—	238,876	—	238,876
Other comprehensive loss	—	(5,597)	—	—	(5,597)

Balance, December 31, 2013	933,164	(14,538)	853,527	—	1,772,153
Member distributions	—	—	(361,352)	—	(361,352)
Capital contributions	328,664	—	—	—	328,664
Distribution of assets to PBF LLC	(126,280)	—	—	—	(126,280)
Stock based compensation	6,095	—	—	—	6,095
Exercise of options and other	2,457	—	—	—	2,457
Net income	—	—	21,117	—	21,117
Other comprehensive loss	—	(12,338)	—	—	(12,338)

Balance, December 31, 2014	1,144,100	(26,876)	513,292	—	1,630,516
Member distributions	—	—	(350,658)	—	(350,658)
Capital contributions	345,000	—	—	—	345,000
Distribution of assets to PBF LLC	(19,233)	—	—	—	(19,233)
Stock based compensation	9,218	—	—	—	9,218
Exercise of options and other	90	—	—	—	90
Net income	—	—	187,020	274	187,294
Other comprehensive income	—	2,106	—	—	2,106
Noncontrolling interest acquired in Chalmette Acquisition	—	—	—	16,951	16,951

Balance, December 31, 2015	$1,479,175	$(24,770)	$349,654	$17,225	$1,821,284

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$187,294	$21,117	$238,876
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	199,383	186,412	118,001
Stock-based compensation	9,218	6,095	3,753
Change in fair value of catalyst lease obligation	(10,184)	(3,969)	(4,691)
Non-cash change inventory repurchase obligations	63,389	(93,246)	(20,492)
Non-cash lower of cost or market inventory adjustment	427,226	690,110	—
Pension and other post retirement benefits costs	26,982	22,600	16,728
Gain on disposition of property, plant and equipment	(1,004)	(895)	(183)

Changes in current assets and current liabilities:
Accounts receivable	97,636	45,378	(92,851)
Due to/from affiliates	12,104	8,407	14,721
Inventories	(271,892)	(394,031)	45,991
Prepaid expense and other current assets	(631)	23,686	(42,455)
Accounts payable	(25,015)	(67,111)	42,236
Accrued expenses	(37,737)	59,899	214,817
Deferred revenue	2,816	(6,539)	(202,777)
Other assets and liabilities	(27,182)	(2,225)	(20,403)

Net cash provided by operations	652,403	495,688	311,271

Cash flow from investing activities:
Acquisition of Chalmette Refining, net of cash acquired	(565,304)	—	—
Expenditures for property, plant and equipment	(352,365)	(470,460)	(318,394)
Expenditures for deferred turnaround costs	(53,576)	(137,688)	(64,616)
Expenditures for other assets	(8,236)	(17,255)	(32,692)
Proceeds from sale of assets	168,270	202,654	102,428

Net cash used in investing activities	(811,211)	(422,749)	(313,274)

Cash flows from financing activities:
Proceeds from members’ capital contributions	345,000	328,664	1,757
Distributions to members	(350,658)	(361,352)	(215,846)
Proceeds from intercompany notes payable	347,783	90,631	31,835
Proceeds from revolver borrowings	170,000	395,000	1,450,000
Repayments of revolver borrowings	(170,000)	(410,000)	(1,435,000)
Proceeds from Rail Facility revolver borrowings	102,075	83,095	—
Repayments of Rail Facility revolver borrowings	(71,938)	(45,825)	—
Proceeds from 2023 Senior Secured Notes	500,000	—	—
Proceeds from catalyst lease	—	—	14,337
Payment of contingent consideration related to acquisition of Toledo refinery	—	—	(21,357)
Deferred financing costs and other	(17,108)	(11,719)	(1,044)

Net cash provided by (used in) financing activities	855,154	68,494	(175,318)
Net increase (decrease) in cash and cash equivalents	696,346	141,433	(177,321)
Cash and equivalents, beginning of period	218,403	76,970	254,291

Cash and equivalents, end of period	$914,749	$218,403	$76,970

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Supplemental cash flow disclosure
Non-cash activities:
Conversion of Delaware Economic Development Authority loan to grant	4,000	4,000	8,000
Accrued construction in progress and unpaid fixed assets	7,974	33,296	33,747
Distribution of assets to PBF Energy Company LLC	19,233	126,280	—
Cash paid during the year for:
Interest (including capitalized interest of $3,529, $7,487 and $5,672 in 2015, 2014 and 2013, respectively)	83,371	96,346	92,848

See notes to consolidated financial statements.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

PBF Holding Company LLC (“PBF Holding” or the “Company”), a Delaware limited liability company, together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. PBF Holding is a wholly-owned subsidiary of PBF Energy Company LLC (“PBF LLC”). PBF Energy Inc. (“PBF Energy”) is the sole managing member of, and owner of an equity interest representing approximately 95.1% of the outstanding economic interest, in PBF LLC as of December 31, 2015. PBF Finance Corporation (“PBF Finance”) is a wholly-owned subsidiary of PBF Holding. Delaware City Refining Company LLC (“DCR”), PBF Power Marketing LLC, PBF Energy Limited, Paulsboro Refining Company LLC (“Paulsboro Refining”), Paulsboro Natural Gas Pipeline Company LLC, Toledo Refining Company LLC (“Toledo Refining” or “TRC”), Chalmette Refining, L.L.C. (“Chalmette Refining”) and MOEM Pipeline LLC are PBF LLC’s principal operating subsidiaries and are all wholly-owned subsidiaries of PBF Holding. In addition, PBF LLC, through Chalmette Refining, holds an 80% interest in and consolidates Collins Pipeline Company and T&M Terminal Company. Collectively, PBF Holding and its consolidated subsidiaries are referred to hereinafter as the “Company”.

On May 14, 2014, PBF Logistics LP (“PBFX”), a Delaware master limited partnership, completed its initial public offering (the “PBFX Offering”) of 15,812,500 common units. PBF Logistics GP LLC (“PBF GP”) serves as the general partner of PBFX. PBF GP is wholly-owned by PBF LLC. In connection with the PBFX Offering, PBF Holding distributed to PBF LLC the assets and liabilities of certain crude oil terminaling assets, which were immediately contributed by PBF LLC to PBFX. The assets were previously owned and operated by PBF Holding’s subsidiaries, DCR and Toledo Refining. The initial assets distributed consisted of the Delaware City Rail Unloading Terminal (“DCR Rail Terminal”), which was part of PBF Holding’s Delaware City, Delaware refinery, and the Toledo Truck Unloading Terminal (“Toledo Truck Terminal” and together with DCR Rail Terminal, the “Contributed Assets”), which was part of PBF Holding’s Toledo, Ohio refinery. The Contributed Assets did not generate third party or intra-entity revenue prior to the PBFX Offering. The exchange for the Contributed Assets is described in the Contribution Agreement (as defined herein) (refer to Note 12 “Related Party Transactions” of our Notes to Consolidated Financial Statements).

Effective September 30, 2014, PBF Holding distributed to PBF LLC all of the equity interests of DCR’s wholly-owned subsidiary, Delaware City Terminaling Company II LLC (“DCT II”), which assets consist solely of the Delaware City heavy crude unloading rack (the “DCR West Rack”). PBF LLC then contributed to PBFX all of the equity interests of DCT II for total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units, or 589,536 common units (the “DCR West Rack Acquisition”).

Effective December 11, 2014, PBF Holding distributed to PBF LLC all of the issued and outstanding limited liability company interests of Toledo Terminaling Company LLC (“Toledo Terminaling”), whose assets consist of a tank farm and related facilities located at PBF Energy’s Toledo refinery, including a propane storage and loading facility (the “Toledo Storage Facility”). PBF LLC then contributed to PBFX all of the issued and outstanding limited liability company interest of Toledo Terminaling for total consideration to PBF LLC of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units, or 620,935 common units (the “Toledo Storage Facility Acquisition”).

On May 14, 2015, PBF Holding distributed all of the equity interests of DPC and Delaware City Logistics Company LLC (“DCLC”) to PBF LLC immediately prior to the contribution by PBF LLC to PBFX. The contributed assets consisted of the Delaware City Products Pipeline and Truck Rack, for a total consideration payable to PBF LLC of $143,000, consisting of $112,500 of cash and $30,500 of PBFX common units, or 1,288,420 common units.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Substantially all of the Company’s operations are in the United States. The Company’s four oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and have been aggregated to form one reportable segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities; and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

These consolidated financial statements include the accounts of PBF Holding and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain amounts previously reported in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the 2015 presentation. These reclassifications include presentation of deferred financing costs and debt due to the adoption of a recently adopted accounting pronouncement (as discussed below).

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Actual results could differ from those estimates.

Business Combinations

We use the acquisition method of accounting for the recognition of assets acquired and liabilities assumed in business combinations at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. Significant judgment is required in estimating the fair value of assets acquired. As a result, in the case of significant acquisitions, we obtain the assistance of third-party valuation specialists in estimating fair values of tangible and intangible assets based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While management believes those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of the cash equivalents approximates fair value due to the short-term maturity of those instruments.

Concentrations of Credit Risk

For the year ended December 31, 2015 no single customer amounted to greater than or equal to 10% of the Company’s revenue. Only one customer, ExxonMobil Oil Corporation (“ExxonMobil”), accounted for 10% or

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

more of our total trade accounts receivables as of December 31, 2015. Following the Chalmette Acquisition on November 1, 2015, ExxonMobil and its affiliates represented approximately 18% of our total trade accounts receivable as of December 31, 2015.

For the year ended December 31, 2014, no single customer amounted to greater than or equal to 10% of the Company’s revenues. No single customer accounted for 10% or more of our total trade accounts receivable as of December 31, 2014.

For the year ended December 31, 2013, Morgan Stanley Capital Group, Inc. (“MSCG”) and Sunoco, Inc. (R&M) (“Sunoco”) accounted for 29% and 10% of the Company’s revenues, respectively.

Revenue, Deferred Revenue and Accounts Receivable

The Company sells various refined products primarily through its refinery subsidiaries and recognizes revenue related to the sale of products when there is persuasive evidence of an agreement, the sales prices are fixed or determinable, collectability is reasonably assured and when products are shipped or delivered in accordance with their respective agreements. Revenue for services is recorded when the services have been provided. Certain of the Company’s refineries have products offtake agreements with third-parties under which these third parties purchase a portion of the refineries’ daily gasoline production. The refineries also sell their products through short-term contracts or on the spot market.

Prior to July 1, 2013, the Company’s Paulsboro and Delaware City refineries sold light finished products, certain intermediates and lube base oils to MSCG under products offtake agreements with each refinery (the “Offtake Agreements”). On a daily basis, MSCG purchased and paid for the refineries’ production of light finished products as they were produced, delivered to the refineries’ storage tanks, and legal title passed to MSCG. Revenue on these product sales was deferred until they shipped out of the storage facility by MSCG.

Under the Offtake Agreements, the Company’s Paulsboro and Delaware City refineries also entered into purchase and sale transactions of certain intermediates and lube base oils whereby MSCG purchased and paid for the refineries’ production of certain intermediates and lube products as they were produced and legal title passed to MSCG. The intermediate products were held in the refineries’ storage tanks until they were needed for further use in the refining process. The intermediates may also have been sold to third parties. The refineries had the right to repurchase lube products and did so to supply other third parties with that product. When the refineries needed intermediates or lube products, the products were drawn out of the storage tanks, title passed back to the refineries and MSCG was paid for those products. These transactions occurred at the daily market price for the related products. These transactions were considered to be made in contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refineries to MSCG. Inventory remained at cost and the net cash receipts resulted in a liability that was recorded at market price for the volumes held in storage with any change in the market price being recorded in costs of sales. The liability represented the amount the Company expected to pay to repurchase the volumes held in storage.

While MSCG had legal title, it had the right to encumber and/or sell these products and any such sales by MSCG resulted in sales being recognized by the refineries when products were shipped out of the storage facility. As the exclusive vendor of intermediate products to the refineries, MSCG had the obligation to provide the intermediate products to the refineries as they were needed. Accordingly, sales by MSCG to others were limited and only made with the Company or its subsidiaries’ approval.

As of July 1, 2013, the Company terminated the Offtake Agreements for the Company’s Paulsboro and Delaware City refineries. The Company entered into two separate inventory intermediation agreements

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

(“Inventory Intermediation Agreements”) with J. Aron & Company (“J. Aron”) on June 26, 2013 which commenced upon the termination of the Offtake Agreements with MSCG.

On May 29, 2015, PBF Holding entered into amended and restated inventory intermediation agreements (the “A&R Intermediation Agreements”) with J. Aron pursuant to which certain terms of the existing inventory intermediation agreements were amended, including, among other things, pricing and an extension of the term for a period of two years from the original expiry date of July 1, 2015, subject to certain early termination rights. In addition, the A&R Intermediation Agreements include one-year renewal clauses by mutual consent of both parties.

Pursuant to each A&R Intermediation Agreement, J. Aron will continue to purchase and hold title to certain of the intermediate and finished products (the “Products”) produced by the Paulsboro and Delaware City refineries (the “Refineries”), respectively, and delivered into tanks at the Refineries. Furthermore, J. Aron agrees to sell the Products back to Paulsboro refinery and Delaware City refinery as the Products are discharged out of the Refineries’ tanks. J. Aron has the right to store the Products purchased in tanks under the A&R Intermediation Agreements and will retain these storage rights for the term of the agreements. PBF Holding will continue to market and sell the Products independently to third parties.

Until December 31, 2015, the Company’s Delaware City refinery sold and purchased feedstocks under a supply agreement with Statoil (the “Crude Supply Agreement”). This Crude Supply Agreement expired on December 31, 2015. Statoil purchased the refineries’ production of certain feedstocks or purchased feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks were held by Statoil and the feedstocks were held in the refineries’ storage tanks until they were needed for further use in the refining process. At that time, the products were drawn out of the storage tanks and purchased by the refinery. These purchases and sales were settled monthly at the daily market prices related to those products. These transactions were considered to be made in contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refineries to Statoil. Inventory remained at cost and the net cash receipts resulted in a liability which is discussed further in the Inventory note below. The Company terminated its supply agreement with Statoil for its Paulsboro refinery in March 2013, at which time the Company began to purchase from Statoil the feedstocks owned by them at that date that had been purchased on its behalf. Subsequent to the expiration of the Delaware City Crude Supply Agreement, the Company began to purchase all of its crude and feedstock needs independently from a variety of suppliers on the spot market or through term agreements.

Accounts receivable are carried at invoiced amounts. An allowance for doubtful accounts is established, if required, to report such amounts at their estimated net realizable value. In estimating probable losses, management reviews accounts that are past due and determines if there are any known disputes. There was no allowance for doubtful accounts at December 31, 2015 and 2014.

Excise taxes on sales of refined products that are collected from customers and remitted to various governmental agencies are reported on a net basis.

Inventory

Inventories are carried at the lower of cost or market. The cost of crude oil, feedstocks, blendstocks and refined products are determined under the last-in first-out (“LIFO”) method using the dollar value LIFO method with increments valued based on average purchase prices during the year. The cost of supplies and other inventories is determined principally on the weighted average cost method.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The Company had the obligation to purchase and sell feedstocks under a supply agreement with Statoil for its Delaware City refinery. This Crude Supply Agreement expired on December 31, 2015. The Company’s Paulsboro refinery also had a crude supply agreement with Statoil that was terminated in March 2013. Prior to the expiration or termination of these agreements, Statoil purchased the refineries’ production of certain feedstocks or purchased feedstocks from third parties on the refineries’ behalf. The Company took title to the crude oil as it was delivered to the processing units, in accordance with the Crude Supply Agreement; however, the Company was obligated to purchase all the crude oil held by Statoil on the Company’s behalf upon termination of the agreement at the then market price. The Paulsboro crude supply agreement also included an obligation to purchase a fixed volume of feedstocks from Statoil on the later of maturity or when the arrangement is terminated based on a forward market price of West Texas Intermediate crude oil. As a result of the purchase obligations, the Company recorded the inventory of crude oil and feedstocks in the refineries’ storage facilities. The Company determined the purchase obligations were contracts that contain derivatives that changed in value based on changes in commodity prices. Such changes in the fair value of these derivatives were included in cost of sales.

Prior to July 31, 2014, the Company’s Toledo refinery acquired substantially all of its crude oil from MSCG under a crude oil acquisition agreement (the “Toledo Crude Oil Acquisition Agreement”). Under the Toledo Crude Oil Acquisition Agreement, the Company took title to crude oil at various pipeline locations for delivery to the refinery or sale to third parties. The Company recorded the crude oil inventory when it received title. Payment for the crude oil was due to MSCG under the Toledo Crude Oil Acquisition Agreement three days after the crude oil was delivered to the Toledo refinery processing units or upon sale to a third party. The Company terminated the Toledo Crude Oil Acquisition Agreement effective July 31, 2014 and began to source its crude oil needs independently.

Property, Plant and Equipment

Property, plant and equipment additions are recorded at cost. The Company capitalizes costs associated with the preliminary, pre-acquisition and development/construction stages of a major construction project. The Company capitalizes the interest cost associated with major construction projects based on the effective interest rate of total borrowings. The Company also capitalizes costs incurred in the acquisition and development of software for internal use, including the costs of software, materials, consultants and payroll-related costs for employees incurred in the application development stage.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Process units and equipment	5-25 years
Pipeline and equipment	5-25 years
Buildings	25 years
Computers, furniture and fixtures	3-7 years
Leasehold improvements	20 years
Railcars	50 years

Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.

Deferred Charges and Other Assets, Net

Deferred charges and other assets include refinery turnaround costs, catalyst, precious metals catalyst, linefill, deferred financing costs and intangible assets. Refinery turnaround costs, which are incurred in

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

connection with planned major maintenance activities, are capitalized when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs (generally 3 to 5 years).

Precious metals catalyst and linefill are considered indefinite-lived assets as they are not expected to deteriorate in their prescribed functions. Such assets are assessed for impairment in connection with the Company’s review of its long-lived assets as indicators of impairment develop.

Deferred financing costs are capitalized when incurred and amortized over the life of the loan (generally 1 to 8 years).

Intangible assets with finite lives primarily consist of catalyst, emission credits and permits and are amortized over their estimated useful lives (generally 1 to 10 years).

Long-Lived Assets and Definite-Lived Intangibles

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Asset Retirement Obligations

The Company records an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time the Company incurs that liability, which is generally when the asset is purchased, constructed, or leased. The Company records the liability when it has a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, the Company will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of the Company’s asset retirement obligations are based on its legal obligation to perform remedial activity at its refinery sites when it permanently ceases operations of the long-lived assets. The Company therefore considers the settlement date of these obligations to be indeterminable. Accordingly, the Company cannot calculate an associated asset retirement liability for these obligations at this time. The Company will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as the Company’s own internal environmental policies. The measurement of environmental remediation liabilities may be discounted to

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

reflect the time value of money if the aggregate amount and timing of cash payments of the liabilities are fixed or reliably determinable. The actual settlement of the Company’s liability for environmental matters could materially differ from its estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Stock-Based Compensation

Stock-based compensation includes the accounting effect of options to purchase PBF Energy Class A common stock granted by PBF Energy to certain PBF Holding employees, Series A warrants issued or granted by PBF LLC to employees in connection with their acquisition of PBF LLC Series A units, options to acquire Series A units of PBF LLC granted by PBF LLC to certain employees, Series B units of PBF LLC that were granted to certain members of management and restricted PBF LLC Series A Units and restricted PBF Energy Class A common stock granted to certain directors and officers. The estimated fair value of the options to purchase PBF Energy Class A common stock and the PBF LLC Series A warrants and options, is based on the Black-Scholes option pricing model and the fair value of the PBF LLC Series B units is estimated based on a Monte Carlo simulation model. The estimated fair value is amortized as stock-based compensation expense on a straight-line method over the vesting period and included in general and administration expense.

Income Taxes

As PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes, there is no benefit or provision for federal or state income tax in the accompanying financial statements apart from the income taxes attributable to two subsidiaries acquired in connection with the acquisition of Chalmette Refining that are treated as C-corporations for tax purposes.

The Federal and state tax returns for all years since 2012 are subject to examination by the respective tax authorities.

Pension and Other Post-Retirement Benefits

The Company recognizes an asset for the overfunded status or a liability for the underfunded status of its pension and post-retirement benefit plans. The funded status is recorded within other long-term liabilities or assets. Changes in the plans’ funded status are recognized in other comprehensive income in the period the change occurs.

Fair Value Measurement

A fair value hierarchy (Level 1, Level 2, or Level 3) is used to categorize fair value amounts based on the quality of inputs used to measure fair value. Accordingly, fair values derived from Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values derived from Level 2 inputs are based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are either directly or indirectly observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company uses appropriate valuation techniques based on the available inputs to measure the fair values of its applicable assets and liabilities. When available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. In some valuations, the inputs may fall into different levels in the hierarchy. In these cases, the asset or liability level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurements.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Financial Instruments

The estimated fair value of financial instruments has been determined based on the Company’s assessment of available market information and appropriate valuation methodologies. The Company’s non-derivative financial instruments that are included in current assets and current liabilities are recorded at cost in the consolidated balance sheets. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature. Derivative instruments are recorded at fair value in the consolidated balance sheets.

The Company’s commodity contracts are measured and recorded at fair value using Level 1 inputs based on quoted prices in an active market, Level 2 inputs based on quoted market prices for similar instruments, or Level 3 inputs based on third party sources and other available market based data. The Company’s catalyst lease obligation and derivatives related to the Company’s crude oil and feedstocks and refined product purchase obligations are measured and recorded at fair value using Level 2 inputs on a recurring basis, based on observable market prices for similar instruments.

Derivative Instruments

The Company is exposed to market risk, primarily related to changes in commodity prices for the crude oil and feedstocks used in the refining process as well as the prices of the refined products sold. The accounting treatment for commodity contracts depends on the intended use of the particular contract and on whether or not the contract meets the definition of a derivative.

All derivative instruments, not designated as normal purchases or sales, are recorded in the balance sheet as either assets or liabilities measured at their fair values. Changes in the fair value of derivative instruments that either are not designated or do not qualify for hedge accounting treatment or normal purchase or normal sale accounting are recognized currently in earnings. Contracts qualifying for the normal purchase and sales exemption are accounted for upon settlement. Cash flows related to derivative instruments that are not designated or do not qualify for hedge accounting treatment are included in operating activities.

The Company designates certain derivative instruments as fair value hedges of a particular risk associated with a recognized asset or liability. At the inception of the hedge designation, the Company documents the relationship between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking various hedge transactions. Derivative gains and losses related to these fair value hedges, including hedge ineffectiveness, are recorded in cost of sales along with the change in fair value of the hedged asset or liability attributable to the hedged risk. Cash flows related to derivative instruments that are designated as fair value hedges are included in operating activities.

Economic hedges are hedges not designated as fair value or cash flow hedges for accounting purposes that are used to (i) manage price volatility in certain refinery feedstock and refined product inventories, and (ii) manage price volatility in certain forecasted refinery feedstock purchases and refined product sales. These instruments are recorded at fair value and changes in the fair value of the derivative instruments are recognized currently in cost of sales.

Derivative accounting is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, documentation of hedge relationships, assessment and measurement of hedge ineffectiveness and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on the Company’s earnings.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Recently Issued Accounting Pronouncements

In February 2015, the FASB issued ASU No. 2015-02, “Consolidations (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”), which amends current consolidation guidance including changes to both the variable and voting interest models used by companies to evaluate whether an entity should be consolidated. The requirements from ASU 2015-02 are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”), which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The standard is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted. The Company early adopted the new standard in its consolidated financial statements and related disclosures, which resulted in a reclassification of $32,217 and $30,128 of deferred financing costs from other assets to long-term debt as of December 31, 2015 and December 31, 2014, respectively.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. The guidance in ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company continues to evaluate the impact of this new standard on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”), which requires (i) that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, (ii) that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date, (iii)that an entity present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Under ASU 2015-16, this guidance becomes effective for annual periods beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2017 with prospective application with early adoption permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures and expects to early adopt this guidance for periods beginning after December 31, 2015.

In November 2015, the FASB issued ASU 2015-17 (Topic 740), “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”) which is intended to simplify the presentation of deferred taxes in a classified balance sheet. This guidance states that deferred tax assets and deferred tax liabilities should be presented as noncurrent in a classified statement of financial position. Under ASU 2015-17, this guidance becomes effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods with early adoption

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

permitted as of the beginning of an annual or interim period after issuance of the ASU. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures and expects to early adopt this guidance for periods beginning after December 31, 2015.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”), which amends how entities measure equity investments that do not result in consolidation and are not accounted for under the equity method and how they present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. ASU 2016-01 also changes certain disclosure requirements and other aspects of current GAAP but does not change the guidance for classifying and measuring investments in debt securities and loans. Under ASU 2016-01, this guidance becomes effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in certain circumstances. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06, “Derivatives and Hedging (Topic 815) Contingent Put and Call Options in Debt Instruments No. 2016-06 March 2016 a consensus of the FASB Emerging Issues Task Force” (“ASU 2016-06”), to increase consistency in practice in applying guidance on determining if an embedded derivative is clearly and closely related to the economic characteristics of the host contract, specifically for assessing whether call (put) options that can accelerate the repayment of principal on a debt instrument meet the clearly and closely related criterion. The guidance in ASU 2016-06 applies to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. ASU 2016-06 is effective for interim and annual periods beginning after December 15, 2016, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

3. ACQUISITIONS

Chalmette Acquisition

On November 1, 2015, the Company acquired from ExxonMobil, Mobil Pipe Line Company and PDV Chalmette, L.L.C., 100% of the ownership interests of Chalmette Refining, which owns the Chalmette refinery and related logistics assets (collectively, the “Chalmette Acquisition”). The Chalmette refinery, located outside of New Orleans, Louisiana, is a dual-train coking refinery and is capable of processing both light and heavy crude oil. Subsequent to the closing of the Chalmette Acquisition, Chalmette Refining is a wholly-owned subsidiary of PBF Holding. Chalmette Refining is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products and provides geographic diversification into PADD 3.

Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility.

The aggregate purchase price for the Chalmette Acquisition was $322,000 in cash, plus estimated inventory and working capital of $243,304, which is subject to final valuation upon agreement of both parties. The transaction was financed through a combination of cash on hand and borrowings under the Company’s existing revolving credit line.

The Company accounted for the Chalmette Acquisition as a business combination under US GAAP whereby we recognize assets acquired and liabilities assumed in an acquisition at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. The final purchase price and its allocation are dependent on final reconciliations of working capital and other items subject to agreement by both parties.

The following table summarizes the preliminary amounts recognized for assets acquired and liabilities assumed as of the acquisition date. The total purchase consideration and the estimated fair values of the assets and liabilities at the acquisition date were as follows:

Purchase Price
Net cash	$565,083
Preliminary estimate of payable to Seller for working capital adjustments	19,263
Cash acquired	(19,042)

Total estimated consideration	$565,304

Fair Value Allocation
Accounts receivable	$1,126
Inventories	268,751
Prepaid expenses and other current assets	913
Property, plant and equipment	356,961
Deferred charges and other assets	8,312
Accounts payable	(4,870)
Accrued expenses	(28,347)
Deferred tax liability	(20,577)
Noncontrolling interest	(16,965)

Estimated fair value of net assets acquired	$565,304

In addition, in connection with the acquisition of Chalmette Refining, the Company acquired Collins Pipeline Company and T&M Terminal Company, which are both C-corporations for tax purposes. As a result, the Company recognized a deferred tax liability of $20,577 attributable to the book and tax basis difference in the C-corporation assets. The Company’s consolidated financial statements for the year ended December 31, 2015 include the results of operations of the Chalmette refinery since November 1, 2015 during which period the Chalmette refinery contributed revenues of $643,267 and net income of $53,539. On an unaudited pro forma basis, the revenues and net income of the Company assuming the acquisition had occurred on January 1, 2014, are shown below. The unaudited pro forma information does not purport to present what the Company’s actual

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

results would have been had the acquisition occurred on January 1, 2014, nor is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense related to the acquisition and interest expense associated with the Chalmette acquisition financing.

	Years ended December 31,
(Unaudited)	2015	2014
Revenues	$16,811,922	$26,685,661
Net income attributable to PBF Holdings LLC	397,108	47,030

The amount of revenues and net income above have been calculated after conforming Chalmette Refining’s accounting policies to those of the Company and certain one-time adjustments.

Acquisition Expenses

The Company incurred acquisition related costs consisting primarily of consulting and legal expenses related to the Chalmette Acquisition and other pending and non-consummated acquisitions of $5,833 in the year ended December 31, 2015 . Acquisition related expenses were not material for the years ended December 31, 2014 and 2013. These costs are included in the consolidated income statement in “General and Administrative expenses”.

4. INVENTORIES

Inventories consisted of the following:

December 31, 2015
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$1,137,605	$—	$1,137,605
Refined products and blendstocks	687,389	411,357	1,098,746
Warehouse stock and other	55,257	—	55,257

	$1,880,251	$411,357	$2,291,608

Lower of cost or market adjustment	(966,564)	(150,772)	(1,117,336)

Total inventories	$913,687	$260,585	$1,174,272

December 31, 2014
	Titled Inventory	Inventory Supply and Offtake Arrangements	Total
Crude oil and feedstocks	$918,756	$61,122	$979,878
Refined products and blendstocks	520,308	255,459	775,767
Warehouse stock and other	36,726	—	36,726

	$1,475,790	$316,581	$1,792,371

Lower of cost or market adjustment	(609,774)	(80,336)	(690,110)

Total inventories	$866,016	$236,245	$1,102,261

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Inventory under inventory supply and intermediation arrangements included certain crude oil stored at the Company’s Delaware City refinery’s storage facilities that the Company was obligated to purchase as it was consumed in connection with its Crude Supply Agreement that expired on December 31, 2015; and light finished products sold to counterparties in connection with the A&R Intermediation Agreements and stored in the Paulsboro and Delaware City refineries’ storage facilities.

Due to the lower crude oil and refined product pricing environment at the end of 2014 and into 2015, the Company recorded adjustments to value its inventories to the lower of cost or market. During the year ended December 31, 2015, the Company recorded an adjustment to value its inventories to the lower of cost or market which decreased both operating income and net income by $427,226 reflecting the net change in the lower of cost or market inventory reserve from $690,110 at December 31, 2014 to $1,117,336 at December 31, 2015. In the year ended December 31, 2014, the Company first recorded an adjustment to value its inventories to the lower of cost or market which decreased both operating income and net income by $690,110.

5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31, 2015	December 31, 2014
Land	$91,256	$59,575
Process units, pipelines and equipment	2,209,712	1,843,157
Buildings and leasehold improvements	34,265	28,397
Computers, furniture and fixtures	72,642	68,431
Construction in progress	150,388	69,413

	2,558,263	2,068,973
Less—Accumulated depreciation	(347,173)	(262,913)

	$2,211,090	$1,806,060

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $88,474, $113,533 and $79,413, respectively. The Company capitalized $3,529 and $7,487 in interest during 2015 and 2014, respectively, in connection with construction in progress.

For the year ended December 31, 2014, the Company determined that it would abandon a capital project at the Delaware City refinery. The project was related to the construction of a new hydrocracker (the “Hydrocracker Project”). The carrying value for the Hydrocracker Project was $28,508. The total pre-tax impairment charge of $28,508 was recorded in depreciation and amortization expense for the year ended December 31, 2014. No additional cash expenditures were incurred related to the Hydrocracker Project subsequent to the impairment charge.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

6. DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	December 31, 2015	December 31, 2014
Deferred turnaround costs, net	$177,236	$204,987
Catalyst	77,725	77,322
Linefill	13,504	10,230
Restricted cash	1,500	1,521
Intangible assets, net	219	357
Other	20,529	5,972

	$290,713	$300,389

The Company recorded amortization expense related to deferred turnaround costs, catalyst and intangible assets of $102,636, $65,452 and $32,066 for the years ended December 31, 2015, 2014 and 2013 respectively. The restricted cash consists primarily of cash held as collateral securing the Rail Facility.

Intangible assets, net was comprised of permits and emission credits as follows:

	December 31, 2015	December 31, 2014
Gross amount	$3,597	$3,599
Accumulated amortization	(3,378)	(3,242)

Net amount	$219	$357

7. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2015	December 31, 2014
Inventory-related accruals	$548,800	$588,297
Inventory supply and intermediation arrangements	252,380	253,549
Accrued transportation costs	91,546	59,959
Accrued salaries and benefits	61,011	55,993
Excise and sales tax payable	34,129	40,444
Accrued construction in progress	7,400	31,452
Customer deposits	20,395	24,659
Accrued interest	22,313	22,946
Accrued utilities	25,192	22,337
Renewable energy credit obligations	19,472	286
Other	34,797	30,048

	$1,117,435	$1,129,970

The Company has the obligation to repurchase certain intermediates and finished products that are held in the Company’s refinery storage tanks at the Delaware City and Paulsboro refineries in accordance with the A&R

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Intermediation Agreements with J. Aron. As of December 31, 2015, a liability is recognized for the Inventory supply and intermediation arrangements and is recorded at market price for the J. Aron owned inventory held in the Company’s storage tanks under the Inventory Intermediation Agreements, with any change in the market price being recorded in cost of sales.

The Company had the obligation to purchase and sell feedstocks under a supply agreement with Statoil for its Delaware City refinery. This Crude Supply Agreement expired on December 31, 2015. Prior to its expiration, Statoil purchased the refinery’s production of certain feedstocks or purchased feedstocks from third parties on the refineries’ behalf. Legal title to the feedstocks was held by Statoil and the feedstocks were held in the refinery’s storage tanks until they were needed for further use in the refining process. At that time, the products were drawn out of the storage tanks and purchased by the refinery. These purchases and sales were settled monthly at the daily market prices related to those products. These transactions were considered to be made in contemplation of each other and, accordingly, did not result in the recognition of a sale when title passed from the refinery to Statoil. Inventory remained at cost and the net cash receipts resulted in a liability.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. The Company’s overall RINs obligation is based on a percentage of domestic shipments of on-road fuels as established by the Environmental Protection Agency (“EPA”). To the degree the Company is unable to blend the required amount of biofuels to satisfy our RINs obligation, RINs must be purchased on the open market to avoid penalties and fines. The Company records its RINs obligation on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs earned and purchased in a given period and in Prepaid expenses and other current assets when the amount of RINs earned and purchased is greater than the RINs liability.

Accrued distributions represent unpaid distributions to PBF LLC related to tax distributions and non-tax distributions made by PBF LLC to its members.

8. DELAWARE ECONOMIC DEVELOPMENT AUTHORITY LOAN

In June 2010, in connection with the Delaware City acquisition, the Delaware Economic Development Authority (the “Authority”) granted the Company a $20,000 loan to assist with operating costs and the cost of restarting the refinery. The loan is represented by a zero interest rate note and the entire unpaid principal amount is payable in full on March 1, 2017, unless the loan is converted to a grant. The Company recorded the loan as a long-term liability pending approval from the Authority that it has met the requirements to convert the remaining loan balance to a grant.

The loan converts to a grant in tranches of up to $4,000 annually over a five-year period, starting at the one-year anniversary of the “certified restart date” as defined in the agreement and certified by the Authority. In order for the loan to be converted to a grant, the Company is required to utilize at least 600 man hours of labor in connection with the reconstruction and restarting of the Delaware City refinery, expend at least $125,000 in qualified capital expenditures, commence refinery operations, and maintain certain employment levels, all as defined in the agreement. In February 2013, October 2013, August 2014 and December 2015, the Company received confirmation from the Authority that the Company had satisfied the conditions necessary for the first four $4,000 tranches of the loan to be converted to a grant. As a result of the grant conversion, property, plant and equipment, net was reduced by $4,000 in each of the years ended December 31, 2015 and December 31, 2014, respectively, as the proceeds from the loan were used for capital projects.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

9. CREDIT FACILITY AND LONG-TERM DEBT

PBF Holding Revolving Loan

On August 15, 2014, PBF Holding amended and restated the terms of its asset based revolving credit agreement (“Revolving Loan”) to, among other things, increase the commitments from $1,610,000 to $2,500,000, and extend the maturity to August 2019. In addition, the amended and restated agreement reduced the interest rate on advances and the commitment fee paid on the unused portion of the facility. The amended and restated agreement also increased the sublimit for letters of credit from $1,000,000 to $1,500,000 and reduced the combined LC Participation Fee and Fronting Fee paid on each issued and outstanding letter of credit. As defined in the agreement, the LC Participation Fee ranges from 1.25% to 2.0% depending on the Company’s debt rating and the Fronting Fee is equal to 0.25%.

An accordion feature allows for increases in the aggregate commitment of up to $2,750,000. In November 2015 and December 2015, PBF Holding increased the maximum availability under the Revolving Loan to $2,600,000 and $2,635,000, respectively. At the option of PBF Holding, advances under the Revolving Loan will bear interest either at the Alternate Base Rate plus the Applicable Margin, or the Adjusted LIBOR Rate plus the Applicable Margin, all as defined in the agreement. The Applicable Margin ranges from 1.50% to 2.25% for Adjusted LIBOR Rate Loans and from 0.50% to 1.25% for Alternative Base Rate Loans, depending on the Company’s debt rating. Interest is paid in arrears, either quarterly in the case of Alternate Base Rate Loans or at the maturity of each Adjusted LIBOR Rate Loan.

Advances under the Revolving Loan, plus all issued and outstanding letters of credit may not exceed the lesser of $2,635,000 or the Borrowing Base, as defined in the agreement. The Revolving Loan can be prepaid, without penalty, at any time.

The Revolving Loan has a financial covenant which requires that if at any time Excess Availability, as defined in the agreement, is less than the greater of (i) 10% of the lesser of the then existing Borrowing Base and the then aggregate Revolving Commitments of the Lenders (the “Financial Covenant Testing Amount”), and (ii) $100,000 and until such time as Excess Availability is greater than the Financial Covenant Testing Amount and $100,000 for a period of 12 or more consecutive days, PBF Holding will not permit the Consolidated Fixed Charge Coverage Ratio, as defined in the agreement and determined as of the last day of the most recently completed quarter, to be less than 1.1 to 1.0.

PBF Holding’s obligations under the Revolving Loan (a) are guaranteed by each of its domestic operating subsidiaries that are not Excluded Subsidiaries (as defined in the agreement) and (b) are secured by a lien on (x) PBF LLC’s equity interests in PBF Holding and (y) certain assets of PBF Holding and the subsidiary guarantors, including all deposit accounts (other than zero balance accounts, cash collateral accounts, trust accounts and/or payroll accounts, all of which are excluded from the collateral); all accounts receivable; all hydrocarbon inventory (other than the intermediate and finished products owned by J. Aron pursuant to the Inventory Intermediation Agreements) and to the extent evidencing, governing, securing or otherwise related to the foregoing, all general intangibles, chattel paper, instruments, documents, letter of credit rights and supporting obligations; and all products and proceeds of the foregoing.

There were no outstanding borrowings under the Revolving Loan as of December 31, 2015 and December 31, 2014, and standby letters of credit were $351,511 and $400,262, respectively.

PBF Rail Revolving Credit Facility

Effective March 25, 2014, PBF Rail Logistics Company LLC (“PBF Rail”), an indirect wholly-owned subsidiary of PBF Holding, entered into a $250,000 secured revolving credit agreement (the “Rail Facility”) with

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

a consortium of banks, including Credit Agricole Corporate & Investment Bank (“CA-CIB”) as Administrative Agent. The primary purpose of the Rail Facility is to fund the acquisition by PBF Rail of coiled and insulated crude tank cars and non-coiled and non-insulated general purpose crude tank cars (the “Eligible Railcars”) before December 2015.

The amount available to be advanced under the Rail Facility equals 70% of the lesser of the aggregate Appraised Value of the Eligible Railcars, or the aggregate Purchase Price of such Eligible Railcars, as these terms are defined in the Rail Facility. On the first anniversary of the closing, the advance rate adjusts automatically to 65%. At any time prior to maturity PBF Rail may repay and re-borrow any advances without premium or penalty.

At PBF Rail’s election, advances bear interest at a rate per annum equal to one month LIBOR plus the Facility Margin for Eurodollar Loans, or the Corporate Base Rate plus the Facility Margin for Base Rate Loans (the Corporate Base Rate is equal to the higher of the prime rate as determined by CA-CIB, the Federal Funds Rate plus 50 basis points, or one month LIBOR plus 100 basis points), all as defined in the Rail Facility. In addition, there is a commitment fee on the unused portion. Interest and fees are payable monthly.

The lenders received a perfected, first priority security interest in all of PBF Rail’s assets, including but not limited to (i) the Eligible Railcars, (ii) all railcar marks and other intangibles, (iii) the rights of PBF Rail under the Transportation Services Agreement (“TSA”) entered into between PBF Rail and PBF Holding, (iv) the accounts of PBF Rail, and (v) proceeds from the sale or other disposition of the Eligible Railcars, including insurance proceeds. In addition, the lenders received a pledge of the membership interest of PBF Rail held by PBF Transportation Company LLC, a wholly-owned subsidiary of PBF Holding. The obligations of PBF Holding under the TSA are guaranteed by each of Delaware City Refining, Paulsboro Refining, and Toledo Refining.

On April 29, 2015, PBF Rail entered into the First Amendment to the Rail Facility. The amendments to the Rail Facility include the extension of the maturity to April 29, 2017, the reduction of the total commitment from $250,000 to $150,000, and the reduction of the commitment fee on the unused portion of the Rail Facility. On the first anniversary of the closing of the amendment, the advance rate adjusts automatically to 65%.

There was $67,491 and $37,270 outstanding under the Rail Facility at December 31, 2015 and December 31, 2014, respectively.

Senior Secured Notes

On February 9, 2012, PBF Holding completed the offering of $675,500 aggregate principal amount of 8.25% Senior Secured Notes due 2020 (the “2020 Senior Secured Notes”). The net proceeds, after deducting the original issue discount, the initial purchasers’ discounts and commissions, and the fees and expenses of the offering, were used to repay all of the outstanding indebtedness plus accrued interest owed under the Toledo Promissory Note, the Paulsboro Promissory Note, and the Term Loan, as well as to reduce the outstanding balance of the Revolving Loan.

On November 24, 2015, PBF Holding and PBF Holding’s wholly-owned subsidiary, PBF Finance Corporation completed an offering of $500,000 in aggregate principal amount of 7.00% Senior Secured Notes due 2023 (the “2023 Senior Secured Notes”, and together with the 2020 Senior Secured Notes, the “Senior Secured Notes”). The net proceeds from this offering were approximately $490,000 after deducting the initial purchasers’ discount and offering expenses. The Company intends to use the proceeds for general corporate purposes, including to fund a portion of the purchase price for the pending acquisition of the Torrance refinery and related logistics assets.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The 2023 Senior Secured Notes include a registration payment arrangement whereby the Company has agreed to file with the SEC and use reasonable efforts to cause to become effective within 365 days of the closing date of the 2023 Senior Secured Notes offering, a registration statement relating to an offer to exchange the 2023 Senior Secured Notes for an issue of registered notes with terms substantially identical to the notes. The Company fully intends to file a registration statement for the exchange of the 2023 Senior Secured Notes within the 365 day period following the closing of the 2023 Senior Secured Notes. In addition, there are no restrictions or hindrances that the Company is aware of that would prohibit it from filing such registration statement and maintaining its effectiveness as stipulated in the registration rights agreement. As such, the Company asserts that it is not probable that it will have to transfer any consideration as a result of the registration rights agreement and thus no loss contingency was recorded.

The Senior Secured Notes are secured on a first-priority basis by substantially all of the present and future assets of PBF Holding and its subsidiaries (other than assets securing the Revolving Loan). Payment of the Senior Secured Notes is jointly and severally guaranteed by substantially all of PBF Holding’s subsidiaries. PBF Holding has optional redemption rights to repurchase all or a portion of the Senior Secured Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the Senior Secured Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in event of a default as defined in the indenture agreement. In addition, the Senior Secured Notes contain covenant restrictions limiting certain types of additional debt, equity issuances, and payments.

At all times after (a) a covenant suspension event (which requires that the Senior Secured Notes have investment grade ratings from both Moody’s Investment Services, Inc. and Standard & Poor’s), or (b) a Collateral Fall-Away Event, as defined in the indenture, the Senior Secured Notes will become unsecured.

Catalyst Leases

Subsidiaries of the Company have entered into agreements at each of its refineries whereby the Company sold certain of its catalyst precious metals to major commercial banks and then leased them back. The catalyst is required to be repurchased by the Company at market value at lease termination. The Company treated these transactions as financing arrangements, and the lease payments are recorded as interest expense over the agreements’ terms. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in value of the underlying catalyst. The fair value of these repurchase obligations as reflected in the fair value of long-term debt outstanding table below is measured using Level 2 inputs.

Details on the catalyst leases at each of our refineries as of December 31, 2015 are included in the following table:

	Annual lease fee	Annual interest rate	Expiration date
Paulsboro catalyst lease	$180	1.95%	December 2016	*
Delaware City catalyst lease	$322	1.96%	October 2016	*
Toledo catalyst lease	$326	1.99%	June 2017
Chalmette catalyst lease	$185	3.85%	November 2018

*	The Paulsboro and Delaware catalyst leases are included in long-term debt as of December 31, 2015 as the Company has the ability and intent to finance these debts through availability under other credit facilities if the catalyst leases are not renewed at maturity.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Long-term debt outstanding consisted of the following:

	December 31, 2015	December 31, 2014
2020 Senior Secured Notes	$669,644	$668,520
2023 Senior Secured Notes	500,000	—
Revolving Loan	—	—
Rail Facility	67,491	37,270
Catalyst leases	31,802	36,559
Unamortized deferred financing costs	(32,217)	(30,128)

	1,236,720	712,221
Less—Current maturities	—	—

Long-term debt	$1,236,720	$712,221

Debt Maturities

Debt maturing in the next five years and thereafter is as follows:

Year Ending December 31,
2016	$17,252
2017	77,164
2018	4,877
2019	—
2020	669,644
Thereafter	500,000

$1,268,937

10. INTERCOMPANY NOTES PAYABLE

During 2013, PBF Holding entered into notes payable with PBF Energy and PBF LLC. As of December 31, 2015 and 2014, PBF Holding had outstanding notes payable with PBF Energy and PBF LLC for an aggregate principal amount of $470,047 and $122,264, respectively. The notes have an interest rate of 2.5% and a five-year term but may be prepaid in whole or in part at any time, at the option of PBF Holding, without penalty or premium.

11. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

	December 31, 2015	December 31, 2014
Defined benefit pension plan liabilities	$42,509	$40,142
Post retiree medical plan	17,729	14,740
Environmental liabilities	8,189	7,870
Other	1,397	—

	$69,824	$62,752

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

12. RELATED PARTY TRANSACTIONS

PBF Holding entered into agreements with PBFX that establish fees for certain general and administrative services, and operational and maintenance services provided by the Company to PBFX. In addition, the Company executed terminal and storage services agreements with PBFX under which PBFX provides commercial transportation, terminaling, storage and pipeline services to the Company. These agreements with PBFX include:

Contribution Agreements

On May 8, 2014, PBFX, PBF GP, PBF Energy, PBF LLC, PBF Holding, DCR, Delaware City Terminaling Company LLC (“Delaware City Terminaling”) and TRC entered into the Contribution and Conveyance Agreement (the “Contribution Agreement I”). On May 14, 2014, concurrent with the closing of the PBFX Offering, the following transactions occurred pursuant to the Contribution Agreement I:

•	DCR distributed all of the interests in Delaware City Terminaling and TRC distributed the Toledo Truck Terminal, in each case, to PBF Holding at their historical cost.

•	PBF Holding contributed, at their historical cost, (i) all of the interests in Delaware City Terminaling and (ii) the Toledo Truck Terminal to PBFX in exchange for (a) 74,053 common units and 15,886,553 subordinated units representing an aggregate 50.2% limited partner interest in PBFX, (b) all of PBFX’s incentive distribution rights, (c) the right to receive a distribution of $30,000 from PBFX as reimbursement for certain preformation capital expenditures attributable to the contributed assets, and (d) the right to receive a distribution of $298,664; and in connection with the foregoing, PBFX redeemed PBF Holding’s initial partner interests in PBFX for $1.

•	PBF Holding distributed to PBF LLC (i) its interest in PBF GP, (ii) the common units, subordinated units and incentive distribution rights, (iii) the right to receive a distribution of $30,000 as reimbursement for certain preformation capital expenditures, and (iv) the right to receive a distribution of $298,664.

On September 30, 2014, PBF Holding, PBF LLC and PBFX closed the transaction contemplated by the Contribution Agreement dated September 16, 2014 (the “Contribution Agreement II”). Pursuant to the terms of the Contribution Agreement II, PBF Holding distributed to PBF LLC all of the equity interests of DCT II, which assets consisted solely of the DCR West Rack, immediately prior to the transfer of such equity interests by PBF LLC to PBFX. The DCR West Rack was previously owned and operated by PBF Holding’s subsidiary, DCT II, and is located at the Company’s Delaware City refinery. PBFX paid to PBF LLC total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units in exchange for the DCR West Rack.

On December 11, 2014, PBF Holding, PBF LLC and PBFX closed the transaction contemplated by the Contribution Agreement dated December 2, 2014 (the “Contribution Agreement III”). Pursuant to the terms of the Contribution Agreement III, PBF Holding distributed to PBF LLC all of the issued and outstanding limited liability company interests of Toledo Terminaling, which assets consisted of the Toledo Storage Facility. PBF LLC then contributed to PBFX all of the equity interests of Toledo Terminaling for total consideration of $150,000, consisting of $135,000 of cash and $15,000 of PBFX common units, or 620,935 common units.

On May 14, 2015 PBF Holding, PBF LLC and PBFX closed the transactions contemplated by the Contribution Agreement dated May 5, 2015 (the “Contribution Agreement IV”). Pursuant to the terms of the Contribution Agreement IV, PBF Holding distributed all of the equity interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”) to PBF LLC immediately prior to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

contribution of such interests by PBF LLC to PBFX. The assets consisted of a products pipeline, truck rack and related facilities located at our Delaware City refinery (collectively the “Delaware City Products Pipeline and Truck Rack”), for total consideration of $143,000 consisting of $112,500 of cash and $30,500 of PBFX common units, or 1,288,420 common units.

Commercial Agreements

In connection with the contribution agreements described above, PBF Holding entered into long-term, fee-based commercial agreements with PBFX. Under these agreements, PBFX provides various rail and truck terminaling and storage services to PBF Holding and PBF Holding has committed to provide PBFX with minimum fees based on minimum monthly throughput volumes. The fees under each of these agreements are indexed for inflation and any increase in operating costs for providing such services to the Company. Prior to the PBFX Offering, the DCR Rail Terminal, Toledo Truck Terminal, the DCR West Rack and the Toledo Storage Facility and other assets contributed to PBFX subsequent to the PBFX Offering were owned, operated and maintained by PBF Holding. Therefore, PBF Holding did not previously pay a fee for the utilization of the facilities. Below is a summary of the agreements and corresponding fees for the use of each of the assets.

Delaware City Rail Terminaling Services Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into a rail terminaling services agreement with PBFX to obtain terminaling services at the DCR Rail Terminal (the “DCR Terminaling Agreement”). Under the DCR Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 85,000 bpd (75,000 bpd through September 30, 2014) for each quarter thereafter (in each case, calculated on a quarterly average basis) for a terminaling service fee of $2.00 per barrel, which will decrease to $0.50 per barrel to the extent volumes exceed the minimum throughput commitment. PBF Holding also pays PBFX for providing related ancillary services at the terminal that are specified in the agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the DCR Terminaling Agreement. Effective January 1, 2015, the service fee was increased to $2.032 per barrel up to the minimum throughput commitment and $0.508 per barrel for volumes that exceed the minimum throughput commitment. The agreement will terminate on the first December 31st following the seventh anniversary of the closing of the PBFX Offering and may be extended, at PBF Holding’s option, for up to two additional five-year terms.

For the year ended December 31, 2015 and 2014, PBF Holding paid PBFX $63,043 and $36,640, respectively, for fees related to the DCR Terminaling Agreement.

Toledo Truck Unloading & Terminaling Agreement

On May 14, 2014, concurrent with the closing of the PBFX Offering, PBF Holding entered into a truck unloading and terminaling services agreement with PBFX to obtain terminaling services at the Toledo Truck Terminal (as amended the “Toledo Terminaling Agreement”). Under the Toledo Terminaling Agreement, PBF Holding was obligated to throughput aggregate volumes of crude oil of at least 4,000 bpd (calculated on a quarterly average basis) for a terminaling service fee of $1.00 per barrel. The Toledo Terminaling Agreement was amended and restated effective as of June 1, 2014, to among other things, increase the minimum throughput volume commitment from 4,000 bpd to 5,500 bpd beginning August 1, 2014. PBF Holding also pays PBFX for

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

providing related ancillary services at the terminal which are specified in the Toledo Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Toledo Terminaling Agreement. Effective January 1, 2015, the terminaling fee was increased to $1.016. The agreement will terminate on the first December 31st following the seventh anniversary of the closing of the PBFX Offering and may be extended, at PBF Holding’s option, for up to two additional five-year terms.

For the year ended December 31, 2015 and 2014, PBF Holding paid PBFX $5,578 and $2,131, respectively, for fees related to the Toledo Terminaling Agreement.

Delaware City West Ladder Rack Terminaling Services Agreement

On October 1, 2014, PBF Holding and DCT II entered into a seven-year terminaling services agreement (the “West Ladder Rack Terminaling Agreement”) under which PBFX, through DCT II, provides rail terminaling services to PBF Holding. DCT II, immediately following the closing of the Contribution Agreement II, was merged with and into Delaware City Terminaling, a wholly-owned subsidiary of PBFX, with all property, rights, liabilities and obligations of DCT II vesting in Delaware City Terminaling as the surviving company. The agreement may be extended by PBF Holding for two additional five-year periods. Under the West Ladder Rack Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 40,000 bpd for a terminaling service fee equal to $2.20 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment, and $1.50 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment, in any contract quarter. PBF Holding also pays PBFX for providing related ancillary services at the terminal which are specified in the West Ladder Rack Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) increase by the increase in any operating costs that increase greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the West Ladder Rack Terminaling Agreement.

For the year ended December 31, 2015 and 2014, PBF Holding paid PBFX $32,120 and $9,639, respectively, related to the West Ladder Rack Terminaling Agreement.

Toledo Storage Facility Storage and Terminaling Services Agreement

On December 12, 2014, PBF Holding and Toledo Terminaling entered into a ten-year storage and terminaling services agreement (the “Toledo Storage Facility Storage and Terminaling Agreement”) under which PBFX, through Toledo Terminaling, will provide storage and terminaling services to PBF Holding. The Toledo Storage Facility Storage and Terminaling Agreement can be extended by PBF Holding for two additional five-year periods. Under the Toledo Storage Facility Storage and Terminaling Agreement, PBFX will provide PBF Holding with storage and throughput services in return for storage and throughput fees.

The storage services require PBFX to accept, redeliver and store all products tendered by PBF Holding in the tanks and load products at the storage facility on behalf of PBF Holding up to the effective operating capacity of each tank, the loading capacity of the products rack and the overall capacity of the Toledo Storage Facility Assets. PBF Holding will pay a fee of $0.50 per barrel of shell capacity dedicated to PBF Holding under the

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Toledo Storage Facility Storage and Terminaling Agreement. The minimum throughput commitment for the propane storage and loading facility will be 4,400 barrels per day (“bpd”) for a fee equal to $2.52 per barrel of product loaded up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $2.52 per barrel.

PBFX is required to maintain the Toledo Storage Facility Assets in a condition and with a capacity sufficient to store and handle a volume of PBF Holding’s products at least equal to the current operating capacity for the storage facility as a whole subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Toledo Storage Facility Storage and Terminaling Agreement.

For the year ended December 31, 2015 and 2014, PBF Holding paid PBFX $25,495 and $1,420, respectively, related to the Toledo Tank Farm Storage and Terminaling Agreement.

Delaware City Pipeline Services Agreement

On May 15, 2015, PBF Holding entered into a pipeline services agreement with PBFX (the “Delaware City Pipeline Services Agreement”). Under the Delaware City Pipeline Services Agreement, PBFX provides PBF Holding with pipeline throughput services in return for throughput fees. The Delaware City Pipeline Services Agreement has an initial term of approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods, under which PBFX provides pipeline services to PBF Holding on the Delaware Products Pipeline. The minimum throughput commitment for the pipeline facility is 50,000 bpd for a fee equal to $0.5266 per barrel of product throughputted up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee. Effective July 2015, the pipeline service fee was raised to $0.5507 per barrel, due to an increase in the Federal Energy Regulatory Commission (“FERC”) tariff.

For the year ended December 31, 2015, PBF Holding paid PBFX fees of $6,328, related to the Delaware City Pipeline Services Agreement. For the year ended December 31, 2014, PBF Holding paid PBFX no fees related to the Delaware City Pipeline Services Agreement.

Delaware City Truck Loading Agreement

On May 15, 2015, PBF Holding entered into a terminaling services agreement with PBFX (the “Delaware City Truck Loading Agreement”). Under the Delaware City Truck Loading Agreement, PBFX provides PBF Holding with terminaling services in return for fees. The Delaware City Truck Loading Agreement has an initial term of approximately ten years, after which PBF Holding has the option to extend the agreement for two additional five year periods, under which PBFX provides loading services to PBF Holding at the Delaware City Terminal. The minimum throughput commitment for the truck rack is at least 30,000 bpd for refined clean products with a fee equal to $0.462 per barrel and at least 5,000 bpd for LPGs with a fee equal to $2.52 per barrel of product loaded up to the minimum throughput commitment and for volumes in excess of the minimum throughput commitment.

For the year ended December 31, 2015, PBF Holding paid PBFX fees of $6,155, related to the Delaware City Truck Loading Agreement. For the year ended December 31, 2014, PBF Holding paid PBFX no fees related to the Delaware City Truck Loading Agreement.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Third Amended and Restated Omnibus Agreement

On May 14, 2014, PBF Holding entered into an Omnibus Agreement (the “Original Omnibus Agreement”) by and among PBFX, PBF GP, PBF LLC and PBF Holding for the provision of executive management services and support for accounting and finance, legal, human resources, information technology, environmental, health and safety, and other administrative functions.

The Original Omnibus Agreement addresses the following matters:

•	PBFX’s obligation to pay PBF Holding, an administrative fee, in the amount of $2,300 per year, for the provision by PBF LLC of centralized corporate services (which fee is in addition to certain expenses of PBF GP and its affiliates that are reimbursed under the First Amended and Restated Agreement of Limited Partnership of PBFX (the “PBFX Partnership Agreement”));

•	PBFX’s obligation to reimburse PBF Holding for the salaries and benefits costs of employees who devote more than 50% of their time to PBFX;

•	PBFX’s agreement to reimburse PBF Holding for all other direct or allocated costs and expenses incurred by PBF LLC on PBFX’s behalf;

•	PBF LLC’s agreement not to compete with PBFX under certain circumstances, subject to certain exceptions;

•	PBFX’s right of first offer for ten years to acquire certain logistics assets retained by PBF Energy following the PBFX Offering, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future, subject to certain exceptions;

•	a license to use the PBF Logistics trademark and name; and

•	PBF Holding’s agreement to reimburse PBFX for certain expenditures up to $20,000 per event (net of any insurance recoveries) related to the contributed assets for a period of five years after the closing of the PBFX Offering, and PBFX’s agreement to bear the costs associated with the expansion of the DCR Rail Terminal crude unloading capability. The liability arising from this agreement is classified as “Accounts Payable—Affiliate” on the PBF Holding consolidated balance sheet.

On September 30, 2014, the Original Omnibus Agreement was amended and restated in connection with the Contribution Agreement II (the “Amended and Restated Omnibus Agreement”). The annual fee payable under the Amended and Restated Omnibus Agreement increased from $2,300 to $2,525 as a result of the inclusion of the DCR West Rack. On December 12, 2014, PBF Holding, PBFX, PBF GP, and PBF LLC entered into a Second Amended and Restated Omnibus Agreement (the “Second A&R Omnibus Agreement”) to amend and restate the Amended and Restated Omnibus Agreement dated as of September 30, 2014, by and among the same parties. The Second A&R Omnibus Agreement clarified the reimbursements to be made by PBFX to BF LLC and from PBF LLC to PBFX. The Second A&R Omnibus Agreement incorporated the Toledo Storage Facility Assets into its provisions and increased the annual administrative fee to be paid by PBFX to PBF Energy from $2,525 to $2,700. Pursuant to the Omnibus Agreement, as amended, the annual fee of $2,700 per year was reduced to $2,225 per year effective as of January 1, 2015.

On May 15, 2015, the Second A&R Omnibus Agreement was amended and restated to include the Delaware City Products Pipeline and Truck Rack (the “Third A&R Omnibus Agreement”). Pursuant to Third A&R Omnibus Agreement, the annual administrative fee was increased to $2,350 per year from $2,225 per year.

For the years ended December 31, 2015 and 2014, PBF Holding received from PBFX $5,216 and $2,174, respectively, for fees related to the Omnibus Agreement (as amended).

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Third Amended and Restated Operation and Management Services and Secondment Agreement

PBF Holding and certain of its subsidiaries entered into an operation and management services and secondment agreement (the “Services Agreement”) with PBFX, pursuant to which PBF Holding and its subsidiaries will provide PBFX with the personnel necessary for PBFX to perform its obligations under its commercial agreements. PBFX will reimburse PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. In addition, PBFX will pay an annual fee of $490 to PBF Holding for the provision of such services pursuant to the Services Agreement. The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that PBFX may terminate any service on 30 days’ notice.

On September 30, 2014, the Services Agreement was amended and restated in connection with the Contribution Agreement II (the “Amended and Restated Services Agreement”). The annual fee payable under the Amended and Restated Services Agreement increased from $490 to $797 (indexed for inflation) as a result of the inclusion of the DCR West Rack. On December 12, 2014, PBF Holding, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC, Toledo Terminaling, Toledo Refining Company LLC, PBFX and PBF GP entered into the Second Amended and Restated Operation and Management Services and Secondment Agreement (the “Second A&R Services Agreement”) to incorporate the Toledo Storage Facility Assets into its provisions and increases the fee to be paid by PBFX to PBF Holding from $797 to $4,400.

On May 15, 2015, the Second A&R Services Agreement was amended and restated in connection with the Delaware City Pipeline and Truck Rack Acquisition (the “Third A&R Services Agreement”) resulting in an increase in the annual fee payable from $4,400 to $4,486.

For the year ended December 31, 2015 and 2014, PBF Holding received from PBFX $4,455 and $579, respectively, for fees related to the Services Agreement (as amended).

Fuel Strategies International, Inc. Agreement

The Company engaged Fuel Strategies International, Inc, the principal of which is the brother of the Executive Chairman of the Board of Directors of PBF Energy, to provide consulting services relating to petroleum coke and commercial operations. For the year ended December 31, 2015 there were no charges under this agreement. For the years ended December 31, 2014 and 2013, the Company incurred charges of $588 and $646, respectively, under this agreement.

Agreement with the Executive Chairman of the Board of Directors

The Company has an agreement with the Executive Chairman of the Board of Directors of PBF Energy, for the use of an airplane that is owned by a company owned by the Executive Chairman of PBF Energy. The Company pays a charter rate that is the lowest rate this aircraft is chartered to third-parties. For the years ended December 31, 2015, 2014 and 2013, the Company incurred charges of $957, $1,214, and $1,274, respectively, related to the use of this airplane.

Financial Sponsors

As of December 31, 2013, each of Blackstone and First Reserve, PBF Energy’s financial sponsors, had received the full return of its aggregate amount invested in PBF LLC Series A Units. As a result, pursuant to the

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

amended and restated limited liability company agreement of PBF LLC, the holders of PBF LLC Series B Units are entitled to an interest in the amounts received by Blackstone and First Reserve in excess of their original investment in the form of PBF LLC distributions and from the shares of PBF Energy Class A Common Stock issuable to Blackstone and First Reserve (for their own account and on behalf of the holders of PBF LLC Series B Units) upon an exchange, and the proceeds from the sale of such shares. Such proceeds received by Blackstone and First Reserve are distributed to the holders of the PBF LLC Series B Units in accordance with the distribution percentages specified in the PBF LLC amended and restated limited liability company agreement. The total amount distributed to the PBF LLC Series B Unit holders for the years ended December 31, 2015 , 2014 and 2013 was $19,592, $130,523, and $6,427 respectively. There were no amounts distributed to PBF LLC Series B Unit holders prior to 2013.

13. COMMITMENTS AND CONTINGENCIES

Lease and Other Commitments

The Company leases office space, office equipment, refinery facilities and equipment, and railcars under non-cancelable operating leases, with terms ranging from one to twenty years, subject to certain renewal options as applicable. Total rent expense was $126,060, $98,473, and $70,581 for the years ended December 31, 2015, 2014 and 2013, respectively. The Company is party to agreements which provide for the treatment of wastewater and the supply of hydrogen and steam for certain of its refineries. The Company made purchases of $36,139, $40,444 and $38,383 under these supply agreements for the years ended December 31, 2015, 2014 and 2013, respectively.

The fixed and determinable amounts of the obligations under these agreements and total minimum future annual rentals, exclusive of related costs, are approximately:

Year Ending December 31,
2016	$138,890
2017	131,057
2018	122,286
2019	95,397
2020	94,666
Thereafter	237,435

$819,731

Employment Agreements

PBF Investments (“PBFI”) is party to amended employment agreements with members of executive management and certain other key personnel that include automatic annual renewals, unless canceled. Under some of the agreements, certain of the executives would receive a lump sum payment of between one and a half to 2.99 times their base salary and continuation of certain employee benefits for the same period upon termination by the Company “Without Cause”, or by the employee “For Good Reason”, or upon a “Change in Control”, as defined in the agreements. Upon death or disability, certain of the Company’s executives, or their estates, would receive a lump sum payment of at least one half of their base salary.

Environmental Matters

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro refinery acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $10,367 recorded as of December 31, 2015 ($10,476 as of December 31, 2014) represents the present value of expected future costs discounted at a rate of 8%. At December 31, 2015 the undiscounted liability is $15,646 and the Company expects to make aggregate payments for this liability of $5,998 over the next five years. The current portion of the environmental liability is recorded in accrued expenses and the non-current portion is recorded in other long-term liabilities. As of December 31, 2015 and 2014, this liability is self-guaranteed by the Company.

In connection with the acquisition of the Delaware City assets, Valero Energy Corporation (“Valero”) remains responsible for certain pre-acquisition environmental obligations up to $20,000 and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the acquisition of the Delaware City assets and the Paulsboro refinery, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011, subject to certain limitations.

In connection with the acquisition of the Chalmette refinery, the Company obtained $3,936 in financial assurance (in the form of surety bond) to cover estimated potential site remediation costs associated with an agreed to Administrative Order of Consent with the EPA. The estimated cost assumes remedial activities will continue for a minimum of thirty years. Further, in connection with the acquisition of the Chalmette refinery, the Company purchased a ten year, $100,000 environmental insurance policy to insure against unknown environmental liabilities at the refinery.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that, beginning July 1, 2012, requires all heating oil sold in New York State to contain no more than 15 parts per million (“PPM”) sulfur. Since July 1, 2012, other states in the Northeast market began requiring heating oil sold in their state to contain no more than 15 PPM sulfur. Currently, six Northeastern states require heating oil with 15 PPM or less sulfur. By July 1, 2016, two more states are expected to adopt this requirement and by July 1, 2018 most of the remaining Northeastern states (except for Pennsylvania and New Hampshire) will require heating oil with 15 PPM or less sulfur. All of the heating oil the Company currently produces meets these specifications. The mandate and other requirements do not currently have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the Clean Air Act. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA was required to release the final annual standards for the Reformulated Fuels Standard (“RFS”) for 2014 no later than Nov 29, 2013 and for 2015 no later than Nov 29, 2014. The EPA did not meet these

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

requirements but did release proposed standards for 2014. The EPA did not finalize this proposal in 2014. However, in May 2015, the EPA re-proposed annual standards for RFS 2 for 2014, and proposed new standards for 2015 and 2016 and biomass-based diesel volumes for 2017. The final standards were issued on November 30, 2015. The standards issued by the EPA include volume requirements in the annual standards which, while below the volumes originally set by Congress, increased renewable fuel use in the U.S. above historical levels and provide for steady growth over time. The EPA also increased the required volume of biomass-based diesel in 2015, 2016, and 2017 while maintaining the opportunity for growth in other advanced biofuels. The Company is currently evaluating the final standards and they may have a material impact on the Company’s cost of compliance with RFS 2.

The EPA published a Final Rule to the Clean Water Act (“CWA”) Section 316(b) in August 2014 regarding cooling water intake structures, which includes requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA) as soon as possible, but state agencies have the discretion to establish implementation time lines. The Company continues to evaluate the impact of this regulation, and at this time does not anticipate it having a material impact on the Company’s financial position, results of operations or cash flows.

In addition, on December 1, 2015 the EPA finalized revisions to an existing air regulation concerning Maximum Achievable Control Technologies (“MACT”) for Petroleum Refineries. The regulation requires additional continuous monitoring systems for eligible process safety valves relieving to atmosphere, minimum flare gas heat (Btu) content, and delayed coke drum vent controls to be installed by January 30, 2019. In addition, a program for ambient fence line monitoring for benzene will need to be implemented by January 30, 2018. The Company is currently evaluating the final standards to evaluate the impact of this regulation, and at this time does not anticipate it will have a material impact on the Company’s financial position, results of operations or cash flows.

The Delaware City Rail Terminal and DCR West Rack are collocated with the Delaware City refinery, and are located in Delaware’s coastal zone where certain activities are regulated under the Delaware Coastal Zone act. On June 14, 2013, two administrative appeals were filed by the Sierra Club and Delaware Audubon (collectively, the “Appellants”) regarding an air permit Delaware City Refining obtained to allow loading of crude oil onto barges. The appeals allege that both the loading of crude oil onto barges and the operation of the Delaware City Rail Terminal violate Delaware’s Coastal Zone Act. The first appeal is Number 2013-1 before the State Coastal Zone Industrial Control Board (the “CZ Board”), and the second appeal is before the Environmental Appeals Board (the “EAB”) and appeals Secretary’s Order No. 2013-A-0020. The CZ Board held a hearing on the first appeal on July 16, 2013, and ruled in favor of Delaware City Refining and the State of Delaware and dismissed Appellants’ appeal for lack of standing. The Appellants appealed that decision to the Delaware Superior Court, New Castle County, Case No. N13A-09-001 ALR, and Delaware City Refining and the State of Delaware filed cross-appeals. A hearing on the second appeal before the EAB, case no. 2013-06, was held on January 13, 2014, and the EAB ruled in favor of Delaware City Refining and the State and dismissed the appeal for lack of jurisdiction. The Appellants also filed a Notice of Appeal with the Superior Court appealing the EAB’s decision. On March 31, 2015 the Superior Court affirmed the decisions by both the CZ Board and the EAB stating they both lacked jurisdiction to rule on the Appellants’ appeal. The Appellants appealed to the Delaware Supreme Court, and, on November 5, 2015, the Delaware Supreme Court affirmed the Superior Court decision.

The Company is also currently subject to certain other existing environmental claims and proceedings. The Company believes that there is only a remote possibility that future costs related to any of these other known contingent liability exposures would have a material impact on its financial position, results of operations or cash flows.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

PBF LLC Limited Liability Company Agreement

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC, regardless of whether such holders receive cash distributions from PBF LLC. PBF Energy ultimately may not receive cash distributions from PBF LLC equal to its share of such taxable income or even equal to the actual tax due with respect to that income. For example, PBF LLC is required to include in taxable income PBF LLC’s allocable share of PBFX’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBFX), regardless of the amount of cash distributions received by PBF LLC from PBFX, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income of PBF LLC. As a result, at certain times, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBFX may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBFX.

Taxable income of PBF LLC generally is allocated to the holders of PBF LLC units (including PBF Energy) pro-rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro-rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions are required to be in an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC is required to make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

Tax Receivable Agreement

PBF Energy (the Company’s indirect parent) entered into a tax receivable agreement with the PBF LLC Series A and PBF LLC Series B Unit holders (the “Tax Receivable Agreement”) that provides for the payment by PBF Energy to such persons of an amount equal to 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) increases in tax basis, as described below, and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For purposes of the Tax Receivable Agreement, the benefits deemed realized by PBF Energy will be computed by comparing the actual income tax liability of PBF Energy (calculated with certain assumptions) to the amount of such taxes that PBF Energy would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of purchases or exchanges of PBF LLC Series A Units for shares of PBF Energy’s Class A common stock and had PBF Energy not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless: (i) PBF Energy exercises its right to terminate the Tax Receivable Agreement, (ii) PBF Energy breaches any of its material obligations under the Tax Receivable Agreement or (iii) certain changes of control occur, in which case all obligations under the Tax Receivable Agreement will generally be accelerated and due as calculated under certain assumptions.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The payment obligations under the Tax Receivable Agreement are obligations of PBF Energy and not of PBF LLC or PBF Holding. In general, PBF Energy expects to obtain funding for these annual payments from PBF LLC, primarily through tax distributions, which PBF LLC makes on a pro-rata basis to its owners. Such owners include PBF Energy, which holds a 95.1% and 89.9% interest in PBF LLC as of December 31, 2015 and December 31, 2014, respectively. PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

14. EQUITY STRUCTURE

PBF Holding has no common stock outstanding. As of December 31, 2015, 100% of the membership interests of PBF Holding were owned by PBF LLC, and PBF Finance had 100 shares of common stock outstanding, all of which were held by PBF Holding. The following sections represent the equity structure of the Company’s indirect and direct parents, PBF Energy and PBF LLC, respectively.

Class A Common Stock

Holders of Class A common stock are entitled to receive dividends when and if declared by the Board of Directors of PBF Energy out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Upon PBF Energy’s dissolution or liquidation or the sale of all or substantially all of the assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A common stock will be entitled to receive pro rata remaining assets available for distribution. Holders of shares of Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

Holders of shares of Class B common stock are entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each PBF LLC Series A Unit beneficially owned by such holder. Accordingly, the the members of PBF LLC other than PBF Energy collectively have a number of votes in PBF Energy that is equal to the aggregate number of PBF LLC Series A Units that they hold.

Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PBF Energy.

Preferred Stock

Authorized preferred stock may be issued in one or more series, with designations, powers and preferences as shall be designated by the Board of Directors.

PBF LLC Capital Structure

PBF LLC Series A Units

The allocation of profits and losses and distributions to PBF LLC Series A unit holders is governed by the Limited Liability Company Agreement of PBF LLC. These allocations are made on a pro rata basis with PBF LLC Series C Units. PBF LLC Series A unit holders do not have voting rights.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

PBF LLC Series B Units

The PBF LLC Series B Units are intended to be “profit interests” within the meaning of Revenue Procedures 93-27 and 2001-43 of the Internal Revenue Service and have a stated value of zero at issuance. The PBF LLC Series B Units are held by certain of the Company’s officers, have no voting rights and are designed to increase in value only after the Company’s financial sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units, if any, will reduce only the amounts otherwise payable to the PBF LLC Series A Units held by the Company’s financial sponsors, and will not reduce or otherwise impact any amounts payable to PBF Energy (the holder of PBF LLC Series C Units), the holders of PBF Energy’s Class A common stock or any other holder of PBF LLC Series A Units. The maximum number of PBF LLC Series B Units authorized to be issued is 1,000,000.

PBF LLC Series C Units

The PBF LLC Series C Units rank on a parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, winding up or dissolution. PBF LLC Series C Units are held solely by PBF Energy.

Noncontrolling Interest

Subsequent to the Chalmette Acquisition, PBF Holding recorded noncontrolling interest in two subsidiaries of Chalmette refinery. PBF Holding, through Chalmette Refining, owns an 80% ownership interest in both Collins Pipeline Company and T&M Terminal Company. The Company recorded earnings related to the noncontrolling interest in these subsidiaries of $274 for the year ended December 31, 2015.

15. STOCK-BASED COMPENSATION

Stock-based compensation expense included in general and administrative expenses consisted of the following:

	Years Ended December 31,
	2015	2014	2013
PBF LLC Series A Unit compensatory warrants and options	$—	$522	$779
PBF LLC Series B Units	—	—	530
PBF Energy options	7,528	4,343	2,051
PBF Energy restricted shares	1,690	1,230	393

	$9,218	$6,095	$3,753

PBF LLC Series A warrants and options

PBF LLC granted compensatory warrants to employees of the Company in connection with their purchase of Series A units in PBF LLC. The warrants grant the holder the right to purchase PBF LLC Series A Units. One-quarter of the PBF LLC Series A compensatory warrants were exercisable at the date of grant and the remaining three-quarters become exercisable over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. They are exercisable for ten years from the date of grant. The remaining warrants became fully exercisable in connection with the initial public offering of PBF Energy in December 2012.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

In addition, options to purchase PBF LLC Series A units were granted to certain employees, management and directors. Options vest over equal annual installments on each of the first three anniversaries of the grant date subject to acceleration in certain circumstances. The options are exercisable for ten years from the date of grant.

The Company did not issue PBF LLC Series A Units compensatory warrants or options in 2015, 2014 or 2013.

The following table summarizes activity for PBF LLC Series A compensatory warrants and options for the years ended December 31, 2015, 2014 and 2013:

	Number of PBF LLC Series A Compensatory Warrants and Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock Based Compensation, Outstanding at January 1, 2013	1,184,726	$10.44	8.23
Exercised	(301,979)	10.11	—
Forfeited	(41,668)	11.27	—

Outstanding at December 31, 2013	841,079	$10.52	7.40
Exercised	(32,934)	10.00	—
Forfeited	(6,666)	11.59	—

Outstanding at December 31, 2014	801,479	$10.53	6.41
Exercised	(160,700)	10.28	—

Outstanding at December 31, 2015	640,779	$10.59	5.46

Exercisable and vested at December 31, 2015	640,779	$10.59	5.46
Exercisable and vested at December 31, 2014	753,985	$10.41	6.34
Exercisable and vested at December 31, 2013	545,247	$10.24	7.23
Expected to vest at December 31, 2015	640,779	$10.59	5.46

The total intrinsic value of stock options outstanding and exercisable at December 31, 2015, was $16,797, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2015, 2014, and 2013 was $3,452, $618, and $4,298, respectively.

There was no unrecognized compensation expense related to PBF LLC Series A warrants and options at December 31, 2015. Unrecognized compensation expense related to PBF LLC Series A warrants and options at December 31, 2014 was $140, which was recognized in 2015.

Prior to 2014, members of management of the Company had also purchased an aggregate of 2,740,718 non-compensatory Series A warrants in PBF LLC with an exercise price of $10.00 per unit, all of which were immediately exercisable. During the year ended December 31, 2015 and 2014, 24,000 and 11,700 non-compensatory warrants were exercised, respectively. At December 31, 2015 and 2014, there were 32,719 and 56,719 non-compensatory warrants outstanding, respectively.

PBF LLC Series B Units

PBF LLC Series B Units were issued and allocated to certain members of management during the years ended December 31, 2011 and 2010. One-quarter of the PBF LLC Series B Units vested at the time of grant and

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

the remaining three-quarters vested in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon certain events. The Series B Units fully vested during the year ended December 31, 2013.

The following table summarizes activity for PBF LLC Series B Units for the year ended December 31, 2013:

	Number of PBF LLC Series B units	Weighted Average Grant Date Fair Value
Non-vested units at January 1, 2013	250,000	$5.11
Allocated	—	—
Vested	(250,000)	5.11
Forfeited	—	—

Non-vested units at December 31, 2013	—	$—

PBF Energy options and restricted stock

PBF Energy grants awards of its Class A common stock under the 2012 Equity Incentive Plan which authorizes the granting of various stock and stock-related awards to employees, prospective employees and non-employees. Awards include options to purchase shares of Class A common stock and restricted Class A common stock that vest over a period determined by the plan.

A total of 1,899,500 and 1,135,000 options to purchase shares of PBF Energy Class A common stock were granted to certain employees and management of the Company in the years ended December 31, 2015 and 2014, respectively. A total of 247,720 and 30,348 restricted Class A common stock were granted to certain directors, employees and management of the Company as of December 31, 2015 and 2014, respectively. The PBF Energy options and restricted Class A common stock vest in equal annual installments on each of the first four anniversaries of the grant date subject to acceleration in certain circumstances. The options are exercisable for ten years from the date of grant.

The estimated fair value of PBF Energy options granted during the years ended December 31, 2015, 2014 and 2013 was determined using the Black-Scholes pricing model with the following weighted average assumptions:

	December 31, 2015	December 31, 2014	December 31, 2013
Expected life (in years)	6.25	6.25	6.25
Expected volatility	38.4%	52.0%	52.1%
Dividend yield	3.96%	4.82%	4.43%
Risk-free rate of return	1.58%	1.80%	1.53%
Exercise price	$30.28	$24.78	$27.79

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The following table summarizes activity for PBF Energy options for the years ended December 31, 2015, 2014 and 2013.

	Number of PBF Energy Class A Common Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock-based awards, outstanding at January 1, 2013	682,500	$26.00	9.95

Granted	697,500	27.79	10.00
Exercised	—	—	—
Forfeited	(60,000)	25.36	—

Outstanding at December 31, 2013	1,320,000	$26.97	9.33

Granted	1,135,000	24.78	10.00
Exercised	—	—	—
Forfeited	(53,125)	25.44	—

Outstanding at December 31, 2014	2,401,875	$25.97	8.67

Granted	1,899,500	30.28	10.00
Exercised	(30,000)	25.79	—
Forfeited	(15,000)	26.38	—

Outstanding at December 31, 2015	4,256,375	$27.89	8.32

Exercisable and vested at December 31, 2015	1,136,250	$26.22	7.61
Exercisable and vested at December 31, 2014	485,000	$26.66	8.21
Exercisable and vested at December 31, 2013	158,125	$26.00	8.95
Expected to vest at December 31, 2015	4,256,375	$27.89	8.23

The total estimated fair value of PBF Energy options granted in 2015 and 2014 was $14,512 and $9,068 and the weighted average per unit fair value was $7.64 and $7.99. The total intrinsic value of stock options outstanding and exercisable at December 31, 2015, was $38,167 and $12,139, respectively. The total intrinsic value of stock options exercised during the year ended December 31, 2015 was $133.

Unrecognized compensation expense related to PBF Energy options at December 31, 2015 was $21,556, which will be recognized from 2016 through 2019.

16. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company’s defined contribution plan covers all employees. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. The Company matches participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. The Company’s contribution to the qualified defined contribution plans was $12,753, $11,364 and $10,450 for the years ended December 31, 2015, 2014 and 2013, respectively.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Defined Benefit and Post-Retirement Medical Plans

The Company sponsors a noncontributory defined benefit pension plan (the “Qualified Plan”) with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and Federal income tax laws. In addition, the Company sponsors a supplemental pension plan covering certain employees, which provides incremental payments that would have been payable from the Company’s principal pension plan, were it not for limitations imposed by income tax regulations (the “Supplemental Plan”). The funded status is measured as the difference between plan assets at fair value and the projected benefit obligation which is to be recognized in the balance sheet. The plan assets and benefit obligations are measured as of the balance sheet date.

The non-union Delaware City employees and all Paulsboro, Toledo and Chalmette employees became eligible to participate in the Company’s defined benefit plans as of the respective acquisition dates. The union Delaware City employees became eligible to participate in the Company’s defined benefit plans upon commencement of normal operations. The Company did not assume any of the employees’ pension liability accrued prior to the respective acquisitions.

The Company formed the Post-Retirement Medical Plan on December 31, 2010 to provide health care coverage continuation from date of retirement to age 65 for qualifying employees associated with the Paulsboro acquisition. The Company credited the qualifying employees with their prior service under Valero which resulted in the recognition of a liability for the projected benefit obligation. The Post-Retirement Medical Plan was amended during 2013 to include all corporate employees, amended in 2014 to include Delaware City and Toledo employees and amended in 2015 to include Chalmette employees.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The changes in the benefit obligation, the changes in fair value of plan assets, and the funded status of the Company’s Pension and Post-Retirement Medical Plans as of and for the years ended December 31, 2015 and 2014 were as follows:

	Pension Plans		Post-Retirement Medical Plan
	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$81,098	$53,350	$14,740	$8,225
Service cost	24,298	19,407	967	1,099
Interest cost	2,974	2,404	558	520
Plan amendments	—	529	1,533	3,911
Benefit payments	(2,231)	(2,634)	(381)	(215)
Actuarial loss (gain)	(6,128)	8,042	312	1,200

Projected benefit obligation at end of year	$100,011	$81,098	$17,729	$14,740

Change in plan assets:
Fair value of plan assets at beginning of year	$40,956	$25,050	$—	$—
Actual return on plan assets	(13)	1,822	—	—
Benefits paid	(2,231)	(2,634)	(381)	(215)
Employer contributions	18,790	16,718	381	215

Fair value of plan assets at end of year	$57,502	$40,956	$—	$—

Reconciliation of funded status:
Fair value of plan assets at end of year	$57,502	$40,956	$—	$—
Less: benefit obligations at end of year	100,011	81,098	17,729	14,740

Funded status at end of year	$(42,509)	$(40,142)	$(17,729)	$(14,740)

The accumulated benefit obligations for the Company’s Pension Plans exceed the fair value of the assets of those plans at December 31, 2015 and 2014. The accumulated benefit obligation for the defined benefit plans approximated $80,897 and $66,576 at December 31, 2015 and 2014, respectively.

Benefit payments, which reflect expected future services, that the Company expects to pay are as follows for the years ended December 31:

	Pension Benefits	Post-Retirement Medical Plan
2016	$11,125	$843
2017	8,271	1,141
2018	9,403	1,296
2019	10,694	1,580
2020	13,429	1,788
Years 2021-2025	88,044	8,835

The Company’s funding policy for its defined benefit plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that may be appropriate considering the funded status of the plans, tax consequences, the cash flow generated by the Company and other factors. The Company plans to contribute approximately $16,700 to the Company’s Pension Plans during 2016.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The components of net periodic benefit cost were as follows for the years ended December 31, 2015, 2014 and 2013:

	Pension Benefits			Post-Retirement Medical Plan
	2015	2014	2013	2015	2014	2013
Components of net period benefit cost:
Service cost	$24,298	$19,407	$14,794	$967	$1,099	$726
Interest cost	2,974	2,404	992	558	520	334
Expected return on plan assets	(3,422)	(2,156)	(550)	—	—	—
Amortization of prior service cost	53	39	11	326	258	—
Amortization of actuarial loss (gain)	1,228	1,033	421	—	(4)	—

Net periodic benefit cost	$25,131	$20,727	$15,668	$1,851	$1,873	$1,060

The pre-tax amounts recognized in other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013 were as follows:

	Pension Benefits			Post-Retirement Medical Plan
	2015	2014	2013	2015	2014	2013
Prior service costs (credits)	$—	$529	$—	$1,533	$3,911	$(860)
Net actuarial loss (gain)	(2,220)	8,151	8,235	312	1,201	(1,654)
Amortization of losses and prior service cost	(1,281)	(1,072)	(432)	(326)	(255)	—

Total changes in other comprehensive loss (income)	$(3,501)	$7,608	$7,803	$1,519	$4,857	$(2,514)

The pre-tax amounts in accumulated other comprehensive loss as of December 31, 2015 and 2014 that have not yet been recognized as components of net periodic costs were as follows:

	Pension Benefits		Post-Retirement Medical Plan
	2015	2014	2015	2014
Prior service (costs) credits	$(529)	$(582)	$(3,999)	$(2,793)
Net actuarial (loss) gain	(19,841)	(23,762)	(391)	(78)

Total	$(20,370)	$(24,344)	$(4,390)	$(2,871)

The following pre-tax amounts included in accumulated other comprehensive loss as of December 31, 2015 are expected to be recognized as components of net period benefit cost during the year ended December 31, 2016:

	Pension Benefits	Post-Retirement Medical Plan
Amortization of prior service costs (credits)	$(53)	$(436)
Amortization of net actuarial loss (gain)	(775)	—

Total	$(828)	$(436)

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Effective December 31, 2015, we changed the method we use to estimate the service and interest components of net periodic benefit cost for the Qualified Plan, the Supplemental Plan and the Post-Retirement Medical Plan. Historically, we estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation for each of these plans at the beginning of the period. Additionally, we historically combined the disclosures of assumptions for the Qualified Plan and the Supplemental Plan in one category we called “Pension Benefits”. We have elected to utilize a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows for each plan separately. We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change does not affect the measurement of our total benefit obligations or our annual net periodic benefit cost as the change in the service and interest costs is completely offset in the actuarial (gain) loss reported. We have accounted for this change as a change in accounting estimate that is inseparable from a change in accounting principle and accordingly have accounted for it prospectively.

The weighted average assumptions used to determine the benefit obligations as of December 31, 2015 and 2014 were as follows:

	Qualified Plan		Supplemental Plan		Post-Retirement Medical Plan
	2015	2014	2015	2014	2015	2014
Discount rate - Benefit obligations	4.17%	3.70%	4.22%	3.70%	3.76%	3.70%
Rate of compensation increase	4.81%	4.96%	5.50%	4.96%	—%	—%

The weighted average assumptions used to determine the net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013 were as follows:

	Qualified Plan			Supplemental Plan			Post-Retirement Medical Plan
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Discount rate:
Service Cost	4.25%	4.55%	3.45%	4.30%	4.55%	3.45%	4.32%	4.55%	3.45%
Effective rate for interest cost	3.31%	4.55%	3.45%	3.16%	4.55%	3.45%	3.09%	4.55%	3.45%
Effective rate for interest on service cost	3.51%	4.55%	3.45%	3.37%	4.55%	3.45%	4.04%	4.55%	3.45%
Expected long-term rate of return on plan assets	7.00%	6.70%	3.50%	—%	—%	—%	—%	—%	—%
Rate of compensation increase	4.81%	4.64%	4.00%	5.50%	4.64%	4.00%	—%	—%	—%

The assumed health care cost trend rates as of December 31, 2015 and 2014 were as follows:

	Post-Retirement Medical Plan
	2015	2014
Health care cost trend rate assumed for next year	6.1%	6.7%
Rate to which the cost trend rate was assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reached the ultimate trend rate	2038	2027

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

Assumed health care costs trend rates have a significant effect on the amounts reported for retiree health care plans. A one percentage-point change in assumed health care costs trend rates would have the following effects on the medical post-retirement benefits:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$21	$(20)
Effect on accumulated post-retirement benefit obligation	413	(388)

The tables below present the fair values of the assets of the Company’s Qualified Plan as of December 31, 2015 and 2014 by level of fair value hierarchy. Assets categorized in Level 1 of the hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds. As noted above, the Company’s post retirement medical plan is funded on a pay-as-you-go basis and has no assets.

	Fair Value Measurements Using Quoted Prices in Active Markets (Level 1)
	December 31,
	2015	2014
Equities:
Domestic equities	$17,660	$12,682
Developed international equities	8,320	5,600
Emerging market equities	4,017	2,629
Global low volatility equities	4,930	3,478
Fixed-income	22,495	16,517
Cash and cash equivalents	80	50

Total	$57,502	$40,956

The Company’s investment strategy for its Qualified Plan is to achieve a reasonable return on assets that supports the plan’s interest credit rating, subject to a moderate level of portfolio risk that provides liquidity. Consistent with these financial objectives as of December 31, 2015, the plan’s target allocations for plan assets are 60% invested in equity securities and 40% fixed income investments. Equity securities include international stocks and a blend of U.S. growth and value stocks of various sizes of capitalization. Fixed income securities include bonds and notes issued by the U.S. government and its agencies, corporate bonds, and mortgage-backed securities. The aggregate asset allocation is reviewed on an annual basis.

The overall expected long-term rate of return on plan assets for the Qualified Plan is based on the Company’s view of long-term expectations and asset mix.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

17. REVENUES

The following table provides information relating to the Company’s revenues from external customers for each product or group of similar products for the periods:

	Year Ended December 31,
	2015	2014	2013
Gasoline and distillates	$11,553,716	$17,050,096	$16,973,239
Chemicals	452,304	739,096	746,396
Asphalt and blackoils	536,496	706,494	690,305
Lubricants	266,371	410,466	468,315
Feedstocks and other	315,042	922,003	273,200

	$13,123,929	$19,828,155	$19,151,455

18. INCOME TAXES

PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes. Accordingly, there is no benefit or provision for federal or state income tax in the PBF Holding financial statements apart from the income tax attributable to two subsidiaries of Chalmette Refining that are treated as C-Corporations for income tax purposes. These two subsidiaries incurred $648 of income taxes for the period from their acquisition on November 1, 2015 through December 31, 2015.

19. FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of December 31, 2015 and 2014.

We have elected to offset the fair value amounts recognized for multiple derivative contracts executed with the same counterparty; however, fair value amounts by hierarchy level are presented on a gross basis in the tables below. We have posted cash margin with various counterparties to support hedging and trading activities. The cash margin posted is required by counterparties as collateral deposits and cannot be offset against the fair value of open contracts except in the event of default. We have no derivative contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

	As of December 31, 2015
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
	Level 1	Level 2	Level 3
Assets:
Money market funds	$631,280	$—	$—	$631,280	N/A	$631,280
Non-qualified pension plan assets	9,325	—	—	9,325	N/A	9,325
Commodity contracts	63,810	31,256	3,543	98,609	(52,482)	46,127
Derivatives included with inventory supply arrangement obligations	—	35,511	—	35,511	—	35,511
Liabilities:
Commodity contracts	49,960	2,522	—	52,482	(52,482)	—
Catalyst lease obligations	—	31,802	—	31,802	—	31,802

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
Assets:
Money market funds	$5,575	$—	$—	$5,575	N/A	$5,575
Non-qualified pension plan assets	5,494	—	—	5,494	N/A	5,494
Commodity contracts	415,023	12,093	1,715	428,831	(397,676)	31,155
Derivatives included with inventory intermediation arrangement	—	94,834	—	94,834	—	94,834
Derivatives included with inventory supply arrangement obligations	—	4,251	—	4,251	—	4,251
Liabilities:
Commodity contracts	390,144	7,338	194	397,676	(397,676)	—
Catalyst lease obligations	—	36,559	—	36,559	—	36,559

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within cash and cash equivalents.

•	Non-qualified pension plan assets categorized in Level 1 of the hierarchy are measured at fair value using a market approach based on published net asset values of mutual funds and included within deferred charges and other assets, net.

•	The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market. The commodity contracts categorized in Level 2 of the fair value hierarchy are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•	The commodity contracts categorized in Level 3 of the fair value hierarchy consist of commodity price swap contracts that relate to forecasted purchases of crude oil for which quoted forward market prices are not readily available due to market illiquidity. The forward price used to value these swaps was derived using broker quotes, prices from other third party sources and other available market based data.

•	The derivatives included with inventory supply arrangement obligations, derivatives included with inventory intermediation agreement obligations and the catalyst lease obligations are categorized in Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon commodity prices for similar instruments quoted in active markets.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The table below summarizes the changes in fair value measurements of commodity contracts categorized in Level 3 of the fair value hierarchy:

	Year Ended December 31,
	2015	2014
Balance at beginning of period	$1,521	$(23,365)
Purchases	—	—
Settlements	(15,222)	(22,055)
Unrealized loss included in earnings	17,244	46,941
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance at end of period	$3,543	$1,521

There were no transfers between levels during the years ended December 31, 2015 and 2014, respectively.

Fair value of debt

The table below summarizes the fair value and carrying value as of December 31, 2015 and 2014.

	December 31, 2015		December 31, 2014
	Carrying value	Fair value	Carrying value	Fair value
Senior Secured Notes due 2020 (a)	$669,644	$706,246	$668,520	$675,580
Senior Secured Notes due 2023 (a)	500,000	492,452	—	—
Revolving Loan (b)	—	—	—	—
Rail Facility (b)	67,491	67,491	37,270	37,270
Catalyst leases (c)	31,802	31,802	36,559	36,559

	1,268,937	1,297,991	742,349	749,409
Less - Current maturities	—	—	—	—
Less - Unamortized deferred financing costs	$32,217	n/a	$30,128	n/a

Long-term debt	$1,236,720	$1,297,991	$712,221	$749,409

(a)	The estimated fair value, categorized as a Level 2 measurement, was calculated based on the present value of future expected payments utilizing implied current market interest rates based on quoted prices of the Senior Secured Notes.
(b)	The estimated fair value approximates carrying value, categorized as a Level 2 measurement, as these borrowings bear interest based upon short-term floating market interest rates.
(c)	Catalyst leases are valued using a market approach based upon commodity prices for similar instruments quoted in active markets and are categorized as a Level 2 measurement. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in fair value of the underlying catalyst.

20. DERIVATIVES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. The Company’s crude supply agreements contained purchase obligations for certain volumes of crude oil and other feedstocks. In addition, the Company entered into Inventory Intermediation Agreements that contain purchase

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

obligations for certain volumes of intermediates and refined products. The purchase obligations related to crude oil, feedstocks, intermediates and refined products under these agreements are derivative instruments that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory. The fair value of these purchase obligation derivatives is based on market prices of the underlying crude oil and refined products. The level of activity for these derivatives is based on the level of operating inventories.

As of December 31, 2015, there were no barrels of crude oil and feedstocks (662,579 barrels at December 31, 2014) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2014) outstanding under these derivative instruments not designated as hedges. As of December 31, 2015, there were 3,776,011 barrels of intermediates and refined products (3,106,325 barrels at December 31, 2014) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2014) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative contracts that are not designated as hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of December 31, 2015, there were 39,577,000 barrels of crude oil and 4,599,136 barrels of refined products (47,339,000 and 1,970,871, respectively, as of December 31, 2014), outstanding under short and long term commodity derivative contracts not designated as hedges representing the notional value of the contracts.

The following tables provide information about the fair values of these derivative instruments as of December 31, 2015 and December 31, 2014 and the line items in the consolidated balance sheet in which the fair values are reflected.

Description	Balance Sheet Location	Fair Value Asset/(Liability)
Derivatives designated as hedging instruments:
December 31, 2015:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$—
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$35,511
December 31, 2014:
Derivatives included with inventory supply arrangement obligations	Accrued expenses	$4,251
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$94,834
Derivatives not designated as hedging instruments:
December 31, 2015:
Commodity contracts	Accounts receivable	$46,127
December 31, 2014:
Commodity contracts	Accounts receivable	$31,155

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

The following tables provide information about the gains or losses recognized in income on these derivative instruments and the line items in the consolidated financial statements in which such gains and losses are reflected.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the year ended December 31, 2015:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(4,251)
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$(59,323)
For the year ended December 31, 2014:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$4,428
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$88,818
For the year ended December 31, 2013
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(5,773)
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$6,016
Derivatives not designated as hedging instruments:
For the year ended December 31, 2015:
Commodity contracts	Cost of sales	$32,416
For the year ended December 31, 2014:
Commodity contracts	Cost of sales	$146,016
For the year ended December 31, 2013
Commodity contracts	Cost of sales	$(88,962)

Hedged items designated in fair value hedges:
For the year ended December 31, 2015:
Crude oil and feedstock inventory	Cost of sales	$4,251
Intermediate and refined product inventory	Cost of sales	$59,323
For the year ended December 31, 2014:
Crude oil and feedstock inventory	Cost of sales	$(4,428)
Intermediate and refined product inventory	Cost of sales	$(88,818)
For the year ended December 31, 2013
Crude oil and feedstock inventory	Cost of sales	$(1,491)
Intermediate and refined product inventory	Cost of sales	$(6,016)

The Company had no ineffectiveness related to the fair value hedges as of December 31, 2015 and 2014. Ineffectiveness related to the Company’s fair value hedges resulted in a loss of $7,264 for the year ended December 31 2013, recorded in cost of sales. Gains and losses due to ineffectiveness, resulting from the difference in the forward and spot rates of the underlying crude inventory related to the derivatives included with inventory supply arrangement obligations, were excluded from the assessment of hedge effectiveness.

21. SUBSEQUENT EVENTS

Dividend Declared

On February 11, 2016, PBF Energy, PBF Holding’s indirect parent, announced a dividend of $0.30 per share on outstanding Class A common stock. The dividend was paid on March 8, 2016 to Class A common

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

stockholders of record at the close of business on February 22, 2016. PBF Holding made a distribution of $30,829 to PBF LLC, which in turn made pro-rata distributions to its members, including PBF Energy. PBF Energy then used this distribution to fund the dividend payments to shareholders of PBF Energy.

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

PBF Services Company, Delaware City Refining Company LLC, PBF Power Marketing LLC, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC, Toledo Refining Company LLC, Chalmette Refining, L.L.C. and PBF Investments LLC are 100% owned subsidiaries of PBF Holding and serve as guarantors of the obligations under the Senior Secured Notes. These guarantees are full and unconditional and joint and several. For purposes of the following footnote, PBF Holding is referred to as “Issuer”. The indentures dated February 9, 2012 and November 24, 2015, among PBF Holding, PBF Finance, the guarantors party thereto and Wilmington Trust, National Association, governs subsidiaries designated as “Guarantor Subsidiaries”. PBF Energy Limited, PBF Transportation Company LLC, PBF Rail Logistics Company LLC, MOEM Pipeline LLC, Collins Pipeline Company and T&M Terminal Company are consolidated subsidiaries of the Company that are not guarantors of the Senior Secured Notes.

The Senior Secured Notes were co-issued by PBF Finance. For purposes of the following footnote, PBF Finance is referred to as “Co-Issuer.” The Co-Issuer has no independent assets or operations.

The following supplemental combining and consolidating financial information reflects the Issuer’s separate accounts, the combined accounts of the Guarantor Subsidiaries, the combining and consolidating adjustments and eliminations and the Issuer’s consolidated accounts for the dates and periods indicated. For purposes of the following combining and consolidating information, the Issuer’s investments in its subsidiaries and the Guarantor Subsidiaries’ investments in its subsidiaries are accounted for under the equity method of accounting.

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING BALANCE SHEET

	December 31, 2015
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$882,820	$6,236	$28,968	$(3,275)	$914,749
Accounts receivable	430,809	11,057	12,893	—	454,759
Accounts receivable—affiliate	917	2,521	—	—	3,438
Inventories	608,646	363,151	202,475	—	1,174,272
Prepaid expense and other current assets	24,243	9,074	384	—	33,701
Due from related parties	20,236,649	20,547,503	3,262,382	(44,046,534)	—

Total current assets	22,184,084	20,939,542	3,507,102	(44,049,809)	2,580,919
Property, plant and equipment, net	25,240	1,960,066	225,784	—	2,211,090
Investment in subsidiaries	1,740,111	143,349	—	(1,883,460)	—
Deferred charges and other assets, net	23,973	265,240	1,500	—	290,713
Due from related party—long term	—	—	20,577	(20,577)	—

Total assets	$23,973,408	$23,308,197	$3,754,963	$(45,953,846)	$5,082,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$196,988	$113,564	$7,566	$(3,275)	$314,843
Accounts payable—affiliate	23,949	—	—	—	23,949
Accrued expenses	503,179	495,842	118,414	—	1,117,435
Current portion of long-term debt	—	—	—	—	—
Deferred revenue	4,043	—	—	—	4,043
Due to related parties	19,787,807	21,026,310	3,232,417	(44,046,534)	—

Total current liabilities	20,515,966	21,635,716	3,358,397	(44,049,809)	1,460,270

Delaware Economic Development Authority loan	—	4,000	—	—	4,000
Long-term debt	1,137,980	31,717	67,023	—	1,236,720
Intercompany notes payable	470,047	—	—	—	470,047
Deferred tax liability	—	—	20,577	—	20,577
Other long-term liabilities	28,131	41,693	—	—	69,824
Due to related party—long term	—	20,577	—	(20,577)	—

Total liabilities	22,152,124	21,733,703	3,445,997	(44,070,386)	3,261,438

Commitments and contingencies

Equity:
Member’s equity	1,479,175	1,062,717	182,696	(1,245,413)	1,479,175
Retained earnings	349,654	502,788	126,270	(629,058)	349,654
Accumulated other comprehensive loss	(24,770)	(8,236)	—	8,236	(24,770)

Total PBF Holding Company LLC equity	1,804,059	1,557,269	308,966	(1,866,235)	1,804,059
Noncontrolling interest	17,225	17,225	—	(17,225)	$17,225

Total equity	1,821,284	1,574,494	308,966	(1,883,460)	1,821,284

Total liabilities and equity	$23,973,408	$23,308,197	$3,754,963	$(45,953,846)	$5,082,722

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING BALANCE SHEET

	December 31, 2014
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$185,381	$704	$34,334	$(2,016)	$218,403
Accounts receivable	518,498	26,238	6,533	—	551,269
Accounts receivable—affiliate	529	2,694	—	—	3,223
Inventories	510,947	435,924	155,390	—	1,102,261
Prepaid expense and other current assets	26,964	5,193	—	—	32,157
Due from related parties	16,189,384	18,805,509	1,607,878	(36,602,771)	—

Total current assets	17,431,703	19,276,262	1,804,135	(36,604,787)	1,907,313
Property, plant and equipment, net	68,218	1,683,294	54,548	—	1,806,060
Investment in subsidiaries	2,569,636	—	—	(2,569,636)	—
Deferred charges and other assets, net	5,899	292,990	1,500	—	300,389

Total assets	$20,075,456	$21,252,546	$1,860,183	$(39,174,423)	$4,013,762

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$235,791	$92,984	$8,423	$(2,016)	$335,182
Accounts payable—affiliate	11,600	30	—	—	11,630
Accrued expenses	487,783	450,856	191,331	—	1,129,970
Current portion of long-term debt	—	—	—	—	—
Deferred revenue	1,227	—	—	—	1,227
Due to related parties	16,924,490	18,151,095	1,527,186	(36,602,771)	—

Total current liabilities	17,660,891	18,694,965	1,726,940	(36,604,787)	1,478,009

Delaware Economic Development Authority loan	—	8,000	—	—	8,000
Long-term debt	639,579	36,451	36,191	—	712,221
Intercompany notes payable	122,264	—	—	—	122,264
Other long-term liabilities	22,206	40,546	—	—	62,752

Total liabilities	18,444,940	18,779,962	1,763,131	(36,604,787)	2,383,246

Commitments and contingencies

Equity:
Member’s equity	1,144,100	749,278	44,346	(793,624)	1,144,100
Retained earnings	513,292	1,731,694	52,706	(1,784,400)	513,292
Accumulated other comprehensive loss	(26,876)	(8,388)	—	8,388	(26,876)

Total PBF Holding Company LLC equity	1,630,516	2,472,584	97,052	(2,569,636)	1,630,516
Noncontrolling interest	—	—	—	—	—

Total equity	1,630,516	2,472,584	97,052	(2,569,636)	1,630,516

Total liabilities and equity	$20,075,456	$21,252,546	$1,860,183	$(39,174,423)	$4,013,762

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2015
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$13,085,122	$884,930	$1,633,818	$(2,479,941)	$13,123,929

Costs and expenses:
Cost of sales, excluding depreciation	11,514,115	1,026,846	1,550,579	(2,479,941)	11,611,599
Operating expenses, excluding depreciation	(3,683)	891,534	1,517	—	889,368
General and administrative expenses	143,580	21,016	2,308	—	166,904
Gain on sale of asset	(249)	(105)	(650)	—	(1,004)
Depreciation and amortization expense	9,687	178,578	2,845	—	191,110

	11,663,450	2,117,869	1,556,599	(2,479,941)	12,857,977

Income (loss) from operations	1,421,672	(1,232,939)	77,219	—	265,952

Other income (expense):
Equity in earnings of subsidiaries	(1,154,420)	—	—	1,154,420	—
Change in fair value of catalyst lease	—	10,184	—	—	10,184
Interest expense, net	(79,310)	(5,876)	(3,008)	—	(88,194)

Income (loss) before income taxes	187,942	(1,228,631)	74,211	1,154,420	187,942
Income tax expense (benefit)	—	—	648	—	648

Net income (loss)	187,942	(1,228,631)	73,563	1,154,420	187,294
Less net income attributable to noncontrolling interests	274	274	—	(274)	274

Net income (loss) attributable to PBF Holding Company LLC	$187,668	$(1,228,905)	$73,563	$1,154,694	$187,020

Comprehensive income (loss) attributable to PBF Holding Company LLC	$189,774	$(1,228,905)	$73,563	$1,154,694	$189,126

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2014
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$19,847,045	$1,402,253	$1,007,407	$(2,428,550)	$19,828,155

Costs and expenses:
Cost of sales, excluding depreciation	18,467,533	1,522,901	952,170	(2,428,550)	18,514,054
Operating expenses, excluding depreciation	218	880,339	144	—	880,701
General and administrative expenses	123,692	16,259	199	—	140,150
(Gain) loss on sale of asset	(277)	—	(618)	—	(895)
Depreciation and amortization expense	13,583	164,525	888	—	178,996

	18,604,749	2,584,024	952,783	(2,428,550)	19,713,006

Income (loss) from operations	1,242,296	(1,181,771)	54,624	—	115,149

Other income (expense):
Equity in earnings (loss) of subsidiaries	(1,131,321)	—	—	1,131,321	—
Change in fair value of catalyst lease	—	3,969	—	—	3,969
Interest expense, net	(89,858)	(6,225)	(1,918)	—	(98,001)

Income (loss) before income taxes	21,117	(1,184,027)	52,706	1,131,321	21,117
Income tax expense (benefit)	—	—	—	—	—

Net income (loss)	21,117	(1,184,027)	52,706	1,131,321	21,117
Less net income attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to PBF Holding Company LLC	$21,117	$(1,184,027)	$52,706	$1,131,321	$21,117

Comprehensive income (loss) attributable to PBF Holding Company LLC	$8,779	$(1,194,031)	$52,706	$1,141,325	$8,779

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2013
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$16,190,178	$7,641,498	$—	$(4,680,221)	$19,151,455

Costs and expenses:
Cost of sales, excluding depreciation	16,486,851	5,996,684	—	(4,680,221)	17,803,314
Operating expenses, excluding depreciation	(482)	813,134	—	—	812,652
General and administrative expenses	82,284	13,510	—	—	95,794
Gain on sale of assets	(388)	205	—	—	(183)
Depreciation and amortization expense	12,856	98,623	—	—	111,479

	16,581,121	6,922,156	—	(4,680,221)	18,823,056

(Loss) income from operations	(390,943)	719,342	—	—	328,399

Other income (expense):
Equity in earnings (loss) of subsidiaries	722,673	—	—	(722,673)	—
Change in fair value of contingent consideration	—	—	—	—	—
Change in fair value of catalyst lease	—	4,691	—	—	4,691
Interest expense, net	(92,854)	(1,360)	—	—	(94,214)

Income (loss) before income taxes	238,876	722,673	—	(722,673)	238,876
Income tax expense (benefit)	—	—	—	—	—

Net income (loss)	238,876	722,673	—	(722,673)	238,876
Less net income attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to PBF Holding Company LLC	$238,876	$722,673	$—	$(722,673)	$238,876

Comprehensive income (loss) attributable to PBF Holding Company LLC	$233,279	$724,930	$—	$(724,930)	$233,279

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF CASH FLOW

	Year Ended December 31, 2015
	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$187,942	$(1,228,631)	$73,563	$1,154,420	$187,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,063	178,601	3,719	—	199,383
Stock-based compensation	—	9,218	—	—	9,218
Change in fair value of catalyst lease obligation	—	(10,184)	—	—	(10,184)
Non-cash change in inventory repurchase obligations	—	63,389	—	—	63,389
Non-cash lower of cost or market inventory adjustment	279,785	147,441	—	—	427,226
Pension and other post retirement benefit costs	7,576	19,406	—	—	26,982
Gain on disposition of property, plant and equipment	(249)	(105)	(650)	—	(1,004)
Equity in earnings of subsidiaries	1,154,420	—	—	(1,154,420)	—
Changes in current assets and current liabilities:
Accounts receivable	87,689	16,124	(6,177)	—	97,636
Amounts due to/from related parties	(1,018,176)	1,133,364	(103,084)	—	12,104
Inventories	(108,751)	(116,074)	(47,067)	—	(271,892)
Other current assets	2,721	(2,999)	(353)	—	(631)
Accounts payable	(38,609)	15,710	(857)	(1,259)	(25,015)
Accrued expenses	27,925	8,172	(73,834)	—	(37,737)
Deferred revenue	2,816	—	—	—	2,816
Other assets and liabilities	(423)	(26,769)	10	—	(27,182)

Net cash provided by (used in) operating activities	601,729	206,663	(154,730)	(1,259)	652,403

Cash flows from investing activities:
Acquisition of Chalmette refinery, net of cash received from sale of assets	(601,311)	19,042	16,965	—	(565,304)
Expenditures for property, plant and equipment	(193,898)	(158,361)	(106)	—	(352,365)
Expenditures for refinery turnarounds costs	—	(53,576)	—	—	(53,576)
Expenditures for other assets	—	(8,236)	—	—	(8,236)
Investment in subsidiaries	10,000	—	—	(10,000)	—
Capital contributions to subsidiaries	(5,000)	—	—	5,000	—
Proceeds from sale of assets	60,902	—	107,368	—	168,270

Net cash (used in) provided by investing activities	(729,307)	(201,131)	124,227	(5,000)	(811,211)

Cash flows from financing activities:
Proceeds from member’s capital contributions	345,000	—	5,000	(5,000)	345,000
Distribution to parent	—	—	(10,000)	10,000	—
Distributions to members	(350,658)	—	—	—	(350,658)
Proceeds from intercompany notes payable	347,783	—	—	—	347,783
Proceeds from revolver borrowings	170,000	—	—	—	170,000
Repayments of revolver borrowings	(170,000)	—	—	—	(170,000)
Proceeds from Rail Facility revolver borrowings	—	—	102,075	—	102,075
Repayments of Rail Facility revolver borrowings	—	—	(71,938)	—	(71,938)
Proceeds from Senior Secured Notes	500,000	—	—	—	500,000
Deferred financing costs and other	(17,108)	—	—	—	(17,108)

Net cash provided by financing activities	825,017	—	25,137	5,000	855,154
Net increase (decrease) in cash and cash equivalents	697,439	5,532	(5,366)	(1,259)	696,346
Cash and equivalents, beginning of period	185,381	704	34,334	(2,016)	218,403

Cash and equivalents, end of period	$882,820	$6,236	$28,968	$(3,275)	$914,749

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF CASH FLOW

	Year Ended December 31, 2014
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$21,117	$(1,184,027)	$52,706	$1,131,321	$21,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,334	164,550	1,528	—	186,412
Stock-based compensation	—	6,095	—	—	6,095
Change in fair value of catalyst lease obligation	—	(3,969)	—	—	(3,969)
Non-cash change in inventory repurchase obligations	—	(93,246)	—	—	(93,246)
Non-cash lower of cost or market inventory adjustment	566,412	123,698	—	—	690,110
Gain on disposition of property, plant and equipment	(277)	—	(618)	—	(895)
Pension and other post retirement benefit cost	6,426	16,174	—	—	22,600
Equity in earnings of subsidiaries	1,131,321	—	—	(1,131,321)	—
Changes in current assets and current liabilities:
Accounts receivable	69,887	(17,976)	(6,533)	—	45,378
Amounts due to/from related parties	(1,227,851)	1,328,439	(92,181)	—	8,407
Inventories	(259,352)	20,711	(155,390)	—	(394,031)
Other current assets	22,287	1,399	—	—	23,686
Accounts payable	(71,821)	(1,697)	8,423	(2,016)	(67,111)
Accrued expenses	(131,903)	471	191,331	—	59,899
Deferred revenue	(6,539)	—	—	—	(6,539)
Other assets and liabilities	(1,966)	(258)	(1)	—	(2,225)

Net cash provided by (used in) operating activities	138,075	360,364	(735)	(2,016)	495,688

Cash flows from investing activities:
Expenditures for property, plant and equipment	(152,814)	(205,508)	(112,138)	—	(470,460)
Expenditures for refinery turnarounds costs	—	(137,688)	—	—	(137,688)
Expenditures for other assets	—	(17,255)	—	—	(17,255)
Investment in subsidiaries	(44,346)	—	—	44,346	—
Proceeds from sale of assets	133,845	—	68,809	—	202,654

Net cash (used in) provided by investing activities	(63,315)	(360,451)	(43,329)	44,346	(422,749)

Cash flows from financing activities:
Proceeds from member’s capital contributions	328,664	—	44,346	(44,346)	328,664
Distributions to members	(361,352)	—	—	—	(361,352)
Proceeds from intercompany notes payable	90,631	—	—	—	90,631
Proceeds from revolver borrowings	395,000	—	—	—	395,000
Repayments of revolver borrowings	(410,000)	—	—	—	(410,000)
Proceeds from Rail Facility revolver borrowings	—	—	83,095	—	83,095
Repayments of Rail Facility revolver borrowings	—	—	(45,825)	—	(45,825)
Deferred financing costs and other	(8,501)	—	(3,218)	—	(11,719)

Net cash provided by (used in) financing activities	34,442	—	78,398	(44,346)	68,494
Net increase (decrease) in cash and cash equivalents	109,202	(87)	34,334	(2,016)	141,433
Cash and equivalents, beginning of period	76,179	791	—	—	76,970

Cash and equivalents, end of period	$185,381	$704	$34,334	$(2,016)	$218,403

PBF HOLDING COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT SHARE, UNIT, PER SHARE, PER UNIT AND BARREL DATA)

22. CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONSOLIDATING STATEMENT OF CASH FLOW

	Year Ended December 31, 2013
	Issuer	Guarantors Subsidiaries	Non- Guarantors Subsidiaries	Combining and Consolidated Adjustments	Total
Cash flows from operating activities:
Net income	$238,876	$722,673	$—	$(722,673)	$238,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,296	98,705	—	—	118,001
Stock-based compensation	—	3,753	—	—	3,753
Change in fair value of catalyst lease obligation	—	(4,691)	—	—	(4,691)
Non-cash change in inventory repurchase obligations	—	(20,492)	—	—	(20,492)
Pension and other post retirement benefit costs	4,575	12,153	—	—	16,728
Gain on disposition of property, plant and equipment	(388)	205	—	—	(183)
Equity in earnings of subsidiaries	(722,673)	—	—	722,673	—
Changes in operating assets and liabilities:
Accounts receivable	(281,386)	188,535	—	—	(92,851)
Amounts due to/from related parties	626,623	(611,902)	—	—	14,721
Inventories	(153,782)	199,773	—	—	45,991
Other current assets	(40,416)	(2,039)	—	—	(42,455)
Accounts payable	109,988	(67,752)	—	—	42,236
Accrued expenses	222,194	(7,377)	—	—	214,817
Deferred revenue	7,766	(210,543)	—	—	(202,777)
Other assets and liabilities	(1,140)	(19,263)	—	—	(20,403)

Net cash provided by operating activities	29,533	281,738	—	—	311,271

Cash flows from investing activities:
Expenditures for property, plant and equipment	(127,653)	(190,741)	—	—	(318,394)
Expenditures for refinery turnarounds costs	—	(64,616)	—	—	(64,616)
Expenditures for other assets	—	(32,692)	—	—	(32,692)
Proceeds from sale of assets	102,428	—	—	—	102,428

Net cash used in investing activities	(25,225)	(288,049)	—	—	(313,274)

Cash flows from financing activities:
Proceeds from revolver borrowings	1,450,000	—	—	—	1,450,000
Proceeds from intercompany notes payable	31,835	—	—	—	31,835
Proceeds from member’s capital contributions	—	1,757	—	—	1,757
Proceeds from catalyst lease	—	14,337	—	—	14,337
Distributions to members	(215,846)	—	—	—	(215,846)
Repayments of revolver borrowings	(1,435,000)	—	—	—	(1,435,000)
Payment of contingent consideration related to acquisition of Toledo Refinery	—	(21,357)	—	—	(21,357)
Deferred financing costs and other	(1,044)	—	—	—	(1,044)

Net cash used in financing activities	(170,055)	(5,263)	—	—	(175,318)
Net increase (decrease) in cash and cash equivalents	(165,747)	(11,574)	—	—	(177,321)
Cash and equivalents, beginning of period	241,926	12,365	—	—	254,291

Cash and equivalents, end of period	$76,179	$791	$—	$—	$76,970

Torrance Refinery & Associated

Logistics Business

Combined Financial Statements as of and for the

Year Ended December 31, 2015

Torrance Refinery & Associated Logistics Business

Index

December 31, 2015

Page(s)
Report of Independent Registered Public Accounting Firm	F-65
Combined Balance Sheet	F-66
Combined Statement of Income	F-67
Combined Statement of Changes in Net Parent Investment	F-68
Combined Statement of Cash Flows	F-69
Notes to the Combined Financial Statements	F-70-F-78

Report of Independent Registered Public Accounting Firm

To the Management of Exxon Mobil Corporation

In our opinion, the accompanying combined balance sheet and the related combined statements of income, changes in net parent investment and cash flows present fairly, in all material respects, the financial position of Torrance Refinery & Associated Logistics Business as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the combined financial statements, the Torrance Refinery & Associated Logistics Business has entered into significant transactions with its parent company Exxon Mobil Corporation, a related party.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 15, 2016

Torrance Refinery & Associated Logistics Business

Combined Balance Sheet

December 31, 2015

(in thousands of dollars)
Assets
Current assets
Affiliates accounts receivable (net)	$289,194
Inventories	465,521

Total current assets	754,715

Noncurrent assets
Property, plant and equipment (net)	876,908

Total noncurrent assets	876,908

Total assets	$1,631,623

Liabilities and Net Parent Investment
Current liabilities
Affiliates accounts payable (net)	$—
Other current liabilities	170,685

Total current liabilities	170,685

Noncurrent liabilities
Deferred income tax	248,258
Environmental liabilities	12,736
Other long term liabilities	—

Total noncurrent liabilities	260,994

Total liabilities	431,679

Commitments and Contingencies (Note 11)
Equity
Net parent investment	1,199,944

Total liabilities and net parent investment	$1,631,623

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statement of Income

Year Ended December 31, 2015

(in thousands of dollars)
Revenues
Sales—related party	$3,128,660
Other revenue	140

Total revenues	3,128,800

Cost and expenses
Cost of sales excluding depreciation expense—related party	2,990,345
Operating expenses	855,077
Selling, general and administrative expenses	99,702
Depreciation expense	71,550
Loss on asset sales	78

Total cost and expenses	4,016,752

Loss before income tax benefit	(887,952)

Income tax benefit
Current income tax benefit	354,502
Deferred income tax benefit	7,303

Total income tax benefit	361,805

Net loss	$(526,147)

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statement of Changes in Net Parent Investment

Year Ended December 31, 2015

(in thousands of dollars)	Net Parent Investment
Balance as of December 31, 2014	$1,098,216
Net loss	(526,147)
Net change in parent investment	627,875

Balance as of December 31, 2015	$1,199,944

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statement of Cash Flows

Year Ended December 31, 2015

(in thousands of dollars)
Cash flows from operating activities
Net loss	$(526,147)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation expense	71,550
Deferred income taxes	(7,303)
Inventory market valuation charge	42,255
Loss on asset sale	78
Changes in assets and liabilities
Affiliates accounts receivable, net	(221,904)
Inventory	(51,914)
Affiliates accounts payable, net	—
Other current liabilities	111,827
Other noncurrent liabilities	(7,295)

Net cash used by operating activities	(588,853)

Cash flows from investing activities
Capital expenditures	(39,022)
Cash proceeds from sale of assets	—

Net cash used by investing activities	(39,022)

Cash flows from financing activities
Net capital contribution from parent	627,875

Net cash provided by financing activities	627,875

Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents
Beginning of year	—

End of year	$—

Supplemental noncash transactions
Change in environmental liabilities	$(205)

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

1. Description and Nature of the Business and Basis of Presentation

Description and Nature of the Business

Torrance Refinery & Associated Logistics Business (collectively the “Company”) operates a refinery (the “Refinery”) owned by ExxonMobil Oil Corporation (referred to as the “Seller”) in Torrance, California, including the Torrance Terminal, the refinery process units, fuel process and handling units, above ground and underground storage tanks and piping, utilities, office buildings and other structures, fixtures and tangible property. The Refinery covers 750 acres, and has a processing capacity of 155,000 barrels of crude oil per day. Additionally, the Company operates the pipeline systems (the “Pipelines”) used to transport crude oil to the Refinery.

The Company has historically consolidated its transactions within its parent company, Exxon Mobil Corporation (referred to as “ExxonMobil”).

On September 29, 2015, ExxonMobil Oil Corporation and Mobil Pacific Pipeline Company signed an agreement with PBF Holding Company LLC for the sale of the Company (hereafter referred to as the “Transaction”). Per the terms of the agreement, PBF Holding Company LLC will acquire one hundred percent of the Company for an aggregate purchase price of $537.5 million plus other final working capital adjustments determined at the time of closing. The Transaction closed on July 1, 2016.

Basis of Presentation

The accompanying Combined Financial Statements and related notes present the combined financial position, results of operations, cash flows and changes in net parent investment of the Company. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying Combined Statement of Operations also include expense allocations for certain functions historically performed by ExxonMobil, including allocations of general corporate services, such as treasury, accounting, human resources and legal services. These allocations were based on direct usage when identifiable, the percentage of operating expenses, and the percentage of production capacity or headcount. We believe the assumptions underlying the accompanying Combined Financial Statements, including the assumptions regarding the allocation of expenses from ExxonMobil, are reasonable. Nevertheless, the accompanying Combined Financial Statements may not include all of the expenses that would have been incurred and may not reflect our combined financial position, results of operations, and cash flows had we been a stand-alone company during the year presented. The Company does not have any components of comprehensive income and, as such, comprehensive income is equal to net income.

The accompanying Combined Financial Statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

2. Summary of Significant Accounting Policies and Estimates

Use of estimates. The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results can differ from those estimates.

Revenue recognition. Revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

and collectability is reasonably assured. Costs associated with revenues are recorded in cost of sales. Shipping and other transportation costs billed to the customers are presented on a gross basis in revenues and cost of sales. All revenue recorded by the Company are transactions with affiliated entities of ExxonMobil.

Cash and financing activities. ExxonMobil uses a centralized approach to the cash management and financing of the Company’s operations. The Company has no bank accounts and, as such, the cash generated by its operations is directly received by ExxonMobil. ExxonMobil funded the Company’s operating and investing activities as needed. Therefore, the Company did not have a cash balance as of December 31, 2015. The Company reflects cash management and financing activities performed by ExxonMobil as a component of the change in net parent investment on its accompanying Combined Balance Sheet, and as a net contribution from and distributions to the parent on its accompanying Combined Cash Flows. The Company has not included any interest expense related to funding activities, since historically ExxonMobil has not allocated long-term debt or interest related to such activity with any of its business segments.

Affiliates accounts receivable, net and Affiliates accounts payable, net. The balances represent the net between the affiliate accounts receivable balance, recognized for each revenue transaction with ExxonMobil, and the affiliate accounts payable balance, recognized for each purchase and expense incurred by the Company. The Company records these balances at the invoiced amounts. Due to their short-term nature, the valuation approximates its fair value.

The affiliates accounts receivable includes the income tax benefit that the Company would have (under the benefit-for-loss method) if it had been filing a separate income tax return. As the Company is part of the ExxonMobil’s consolidated tax group in the United States and ExxonMobil is the ultimate parent of the Company and the taxpaying entity, these balances are settled through intercompany accounts.

Inventories. Crude oil and petroleum product inventories are stated at the lower of cost or market, and costs are determined using the first-in, first-out (“FIFO”) method. In 2015, net loss included a loss of $42 million, attributable to the effects of lower of cost or market valuation adjustments. Materials and supplies, excluding catalysts inventory, are valued primarily using the moving average cost method. Catalysts inventory is valued at actual cost.

Other inventory includes biofuels certificates and emissions credits required to satisfy the Company’s regulatory obligations that are recorded at cost of acquisition. The Seller purchases renewable fuel identification numbers (“RINs”) certificates and emissions credits to satisfy its regulatory obligations. The Company has recorded its allocated portion of the purchased RINs certificates based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. Emissions credits are recorded at actual cost for those that are directly attributable to the Torrance refinery. The liability for the obligation to purchase biofuels certificates and emissions credits is recorded as an Other Current Liability. Refer to Note 8 for additional information relating to biofuels certificates and emission credits.

Property, plant, and equipment. Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which ranges from 5 to 25 years for machinery and equipment and 30 years for buildings.

The Company performs an impairment assessment whenever events or circumstances indicate that the carrying amounts of its long-lived assets (or group of assets) may not be recoverable through future operations or disposition. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for this assessment.

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Major maintenance activities. Costs for planned turnaround, major maintenance and engineered project activities are expensed in the period incurred. These types of costs include contractor repair services, materials and supplies, equipment rentals and labor costs.

Other current liabilities. Other current liabilities balances include the obligation of the Company for its biofuels blending and carbon emissions regulatory requirements. The Company has recorded its allocated portion of the expected overall biofuels blending obligation of the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. A liability is recorded for our expected carbon emissions obligation based on the actual cost of emissions credits we have acquired as of the balance sheet date. Refer to Note 8 for additional information relating to biofuel certificates and emissions credits.

Environmental liabilities. We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

Other long term liabilities. The Company recognizes other long term liabilities related to regulatory fines. Liabilities related to future costs are recorded on an undiscounted basis when these assessments are probable and the costs can be reasonably estimated.

Income taxes. The Company is not subject to income tax as it is not a stand-alone entity. The current federal and state income taxes included in these Combined Financial Statements represent the Company’s estimated share of ExxonMobil’s current federal and state income taxes. Deferred federal and state income taxes are recognized for the estimated future tax consequences and benefits attributable to differences between the financial statement carrying amounts of assets and liabilities and their tax basis, as if tax returns were filed for the Company as a stand-alone entity.

3. Recently Issued Accounting Standards

In August 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. ASU 2014-09 establishes a single revenue recognition model for all contracts with customers, eliminates industry specific requirements, and expands disclosure requirements. The standard is required to be adopted beginning January 1, 2018.

“Sales” on the accompanying Combined Statement of Income includes sales, excise and value-added taxes on sales transactions. When the Company adopts the standard, revenue will exclude sales-based taxes collected on behalf of third parties. This change in reporting will not impact earnings. The Company continues to evaluate other areas of the standard and its effect on the Company’s Combined Financial Statements.

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

In August 2014, the FASB issued an accounting standards update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management will be required to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The accounting standards update will be effective for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The Company does not expect application of this standard to have an impact on its Combined Financial Statements.

In July 2015, the FASB issued changes related to the simplification of the measurement of inventory. The changes require entities to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The changes do not apply to inventories that are measured using either the last-in, first-out method or the retail inventory method. The change is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017.

In November 2015, the FASB issued an accounting standards update to simplify the balance sheet classification of deferred taxes. The update requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The update does not change the existing requirement that only permits offsetting within a jurisdiction. The change is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The guidance may be applied either prospectively or retrospectively with early adoption permitted. The Company does not believe the standard will have a material effect on its Combined Financial Statements.

In February 2016, the FASB issued an update that requires companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those assets. The standard is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted for financial statements of fiscal years or interim periods that have not been previously issued. The Company is assessing the impact of the standard on its Combined Financial Statements.

4. Related Party Transactions

The Company is part of the consolidated operations of ExxonMobil and all of its transactions are derived from transactions with ExxonMobil. All revenues include amounts earned for the sale of crude oil and petroleum products to ExxonMobil at market based transfer prices. Cost of sales includes amounts paid for crude oil products and other petroleum feedstocks at market based transfer prices. Operating expenses include freight, energy and operating expenses charged by ExxonMobil to the Company based upon usage. The payment terms related to these transactions are 30 days.

Additionally, ExxonMobil provides the Company substantial labor and overhead support. The accompanying Combined Financial Statements include general corporate services expense allocations for support functions provided by ExxonMobil to the Company, which are recorded as selling, general, and administrative expenses. These support functions include direct labor and benefits as well as centralized corporate support services that include but are not limited to treasury, accounting, payroll, human resources, facilities management, information technology and legal services. Allocations are based on direct usage when identifiable, the percentage of operating expenses, the percentage of production capacity or headcount. Management believes that

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

these allocations are reasonable and reflect the utilization of services provided and benefits received, but may differ from the costs that would have been incurred had the Company operated as a stand-alone company for the periods presented.

5. Affiliates accounts receivable, net and Affiliates accounts payable, net

The Company records its affiliate accounts receivable and affiliate accounts payable balances as net on the Combined Balance Sheet. These accounts are as follows:

(in thousands of dollars)	December 31, 2015
Affiliates accounts receivable	$563,968
Affiliates accounts payable	(274,774)

Affiliate accounts receivable, net	$289,194

In 2015, the affiliates accounts receivable balances included an income tax benefit of $355 million.

6. Inventory

Inventories at December 31, 2015 consist of the following:

(in thousands of dollars)
Crude oil	$70,256
Petroleum products and other feedstock	138,483
Certificates and emissions credits	210,693
Material and supplies	29,295
Catalysts inventory	16,794

Total inventory	$465,521

In 2015, net income included a loss of $42 million, attributable to the effects of lower of cost or market valuation adjustments for the Company’s crude oil and petroleum products and other feedstocks inventory. This loss is included in ‘Cost of sales excluding depreciation expense’ for 2015.

7. Property, plant and equipment

Property, plant, and equipment at December 31, 2015 consists of the following:

(in thousands of dollars)
Machinery and equipment	$2,470,504
Buildings	43,820
Incomplete construction	41,545
Land	19,477

Total property, plant and equipment	2,575,346
Less: Accumulated depreciation	(1,698,438)

Property, plant and equipment, net	$876,908

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

8. Biofuels certificates and carbon emissions credits

Biofuels certificates

The U.S. Environmental Protection Agency (“EPA”) Renewable Fuel Standard program was implemented in 2005 and amended by the Energy Independence and Security Act of 2007, requires the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, the Seller purchases biofuel certificates to meet those obligations. The Company is allocated all of its biofuel certificates from the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The Company charges cost of sales and records a liability for its allocated portion of the expected overall biofuels blending obligation of the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The purchase price of the biofuel certificates allocated to the Company is based on prevailing market prices with third parties and is equal to the actual cost the Seller paid for biofuel certificates to meet the Seller’s obligation for the compliance year. As of December 31, 2015, Company recognized a liability for outstanding biofuel obligations of $52 million.

Biofuel certificates purchased and held by the Seller and allocated to the Company are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balance related to biofuel certificates included in the inventory balance as of December 31, 2015, was $57 million.

Carbon emissions credits

The EPA and the State of California have promulgated multiple regulations to control greenhouse gas emissions under the Federal Clean Air Act and California Assembly Bill 32 (“AB 32”). These regulations require the Company to purchase greenhouse gas cap and trade emissions credits. The Company charges cost of revenues when emissions credits are required to be purchased and records a liability for the obligation to purchase those emissions credits as an other current liability. The purchase price of the emissions credits is based on prevailing market prices with third parties and is equal to the actual cost the Company paid for emissions credits to meet its obligation for the compliance year. As of December 31, 2015, the Company recognized emissions obligations of $106 million.

Carbon emissions credits purchased on behalf of the Company by the Seller are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balance related to emissions credits included in the inventory balance as of December 31, 2015, was $154 million.

9. Fair Value Measurements

The Company measures assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

•	Level 1: Quoted prices in an active market for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are directly or indirectly observable.

•	Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair value derived

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available.

The carrying value of the Company’s account receivables with affiliated entities approximates fair value due to their short-term nature.

10. Income Taxes

Components of income tax benefit for the Company are as follows:

(in thousands of dollars)	December 31, 2015
Current income tax
Federal	$(277,592)
State	(76,910)

Total current income tax benefit	(354,502)

Deferred income tax
Federal	(5,718)
State	(1,585)

Total deferred income tax benefit	(7,303)

Total income tax benefit	$(361,805)

The following table summarizes the reconciliation of the federal statutory tax rate to the effective tax rate of the Company:

(in thousands of dollars, except percentages)	December 31, 2015
Loss before income tax	$(887,952)
Statutory tax rate (%)	35%

Tax computed at statutory tax rate	(310,783)
Adjustments resulting from:
State taxes on income attributable to the Company (net of federal benefit)	(51,022)
Nondeductible regulatory expense	—

Total income tax benefit	$(361,805)

Effective tax rate (%)	41%

The tax effects of temporary differences that give rise to deferred tax liabilities (assets) for the Company at December 31, 2015 is as follows:

(in thousands of dollars)
Depreciable property	$253,447
Environmental reserve	(5,189)

Total deferred income tax liabilities	$248,258

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

The net losses, incurred by the Company for the year ended December 31, 2015, resulted in the Company generating net operating losses resulting in tax benefits recorded as Affiliate Accounts Receivable, discussed in Note 5. As these net operating losses are expected to be utilized by the ultimate tax paying entity, a valuation allowance has not been recorded against Affiliate Accounts Receivable under the benefits-for-loss method.

Similarly, there has been no valuation allowance for the gross deferred tax assets as these are expected to be utilized by the ultimate tax paying entity.

11. Commitments and Contingencies

Included below is a discussion of contingencies and future commitments of the Company as of December 31, 2015.

Environmental obligations. We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

Litigation. The Company can be subject to claims and complaints that may arise in the ordinary course of business. Management has regular litigation reviews, including updates from ExxonMobil, to assess the need for accounting recognition or disclosure of these contingencies. The Company would accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company would not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Company would disclose the nature of the contingency and, where feasible, an estimate of the possible loss. For purposes of the contingency disclosures, “significant” includes material matters as well as other matters which management believes should be disclosed.

Commitments. The Company leases office space and equipment under operating lease agreements that expire on various dates through 2020 and beyond. The future minimum rental payments under such leases as of December 31, 2015 are as follows:

(in thousands of dollars)
Years Ending
2016	$330
2017	194
2018	157
2019	139
2020	111
Thereafter	823

The commitments under these agreements are not recorded in the accompanying Combined Balance Sheet. The amounts disclosed represent undiscounted cash flows on a gross basis, and no inflation elements have been applied. There are no events or uncertainties beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

Torrance Refinery & Associated Logistics Business

Notes to Combined Financial Statements

December 31, 2015

Based on the Sales and Purchase agreement between ExxonMobil Oil Corporation and Shell Trading (US) Company (collectively the “Buyers”) and Aera Energy LLC (“Aera” or the “Seller”), a majority of Aera’s crude oil produced from its properties in the San Joaquin Valley will be sold and delivered to the Torrance refinery. Subsequent to the sale transaction between ExxonMobil and PBF Holding Company LLC as disclosed in Note 1, Aera will continue to supply the refinery for future years with the volumes purchased as part of this agreement. For the years ended December 31, 2015, the Company had product purchases of $1.0 billion.

12. Subsequent Events

We have evaluated subsequent events through the date that this report was available to be issued, November 15, 2016, and determined that there were no subsequent events requiring recognition or disclosure in our accompanying Combined Financial Statements and notes to the Combined Financial Statements.

Torrance Refinery & Associated

Logistics Business

Combined Financial Statements as of and for the

years ended December 31, 2015, 2014 and 2013

Torrance Refinery & Associated Logistics Business

Index

December 31, 2015, 2014 and 2013

Page(s)
Independent Auditor’s Report	F-81
Combined Balance Sheets	F-82
Combined Statements of Income	F-83
Combined Statements of Changes in Net Parent Investment	F-84
Combined Statements of Cash Flows	F-85
Notes to the Combined Financial Statements	F-86-F-94

Independent Auditor’s Report

To the Management of Exxon Mobil Corporation

We have audited the accompanying combined financial statements of Torrance Refinery & Associated Logistics Business, which comprise the combined balance sheets as of December 31, 2015, 2014 and 2013, and the related combined statements of income, changes in net parent investment and cash flows for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Torrance Refinery & Associated Logistics Business as of December 31, 2015, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

As described in Note 1, Torrance Refinery & Associated Logistics Business is a member of a group of companies affiliated with Exxon Mobil Corporation and has extensive operations and relationships with members of the group. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 24, 2016

Torrance Refinery & Associated Logistics Business

Combined Balance Sheets

	At December 31,
	2015	2014	2013
	(in thousands of dollars)
ASSETS
Current Assets
Affiliates accounts receivable (net)	289,194	67,290	—
Inventories	465,521	455,862	737,882

Total Current Assets	754,715	523,152	737,882

Non Current Assets
Property, plant and equipment (net)	876,908	909,514	940,720

Total Non Current Assets	876,908	909,514	940,720

Total Assets	1,631,623	1,432,666	1,678,602

LIABILITIES AND NET PARENT INVESTMENT
Current Liabilities
Affiliates accounts payable (net)	—	—	64,326
Other current liabilities	170,685	58,858	53,150

Total Current Liabilities	170,685	58,858	117,476

Non Current Liabilities
Deferred income tax	248,258	255,561	253,720
Environmental liabilities	12,736	12,531	12,516
Other long term liabilities	—	7,500	7,500

Total Non Current Liabilities	260,994	275,592	273,736

Total Liabilities	431,679	334,450	391,212

Commitments and Contingencies (see Note 11)
Equity
Net parent investment	1,199,944	1,098,216	1,287,390

Total liabilities and net parent investment	1,631,623	1,432,666	1,678,602

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Income

	Year Ended December 31,
	2015	2014	2013
	(in thousands of dollars)
REVENUES
Sales—related party	3,128,660	7,117,951	8,082,104
Other revenue	140	140	116

Total Revenues	3,128,800	7,118,091	8,082,220
COST AND EXPENSES
Cost of sales excluding depreciation expense—related party	2,990,345	6,731,951	7,367,120
Operating expenses	855,077	617,672	547,294
Selling, general and administrative expenses	99,702	87,190	84,879
Depreciation expense	71,550	69,454	72,928
(Gains) / loss on asset sales	78	763	(12,804)

Total Cost and Expenses	4,016,752	7,507,030	8,059,417
Income / (Loss) before Income Tax Expense	(887,952)	(388,939)	22,803
INCOME TAX EXPENSE
Current income tax benefit / (expense)	354,502	157,058	(14,500)
Deferred income tax benefit / (expense)	7,303	(1,841)	(903)

Total Income Tax Benefit / (Expense)	361,805	155,217	(15,403)

Net Income / (Loss)	(526,147)	(233,722)	7,400

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Changes in Net Parent Investment

Net Parent Investment
(in thousands of dollars)
Balance as of December 31, 2012	1,377,249
Net income	7,400
Net change in parent investment	(97,259)

Balance as of December 31, 2013	1,287,390

Net loss	(233,722)
Net change in parent investment	44,548

Balance as of December 31, 2014	1,098,216

Net loss	(526,147)
Net change in parent investment	627,875

Balance as of December 31, 2015	1,199,944

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
	(in thousands of dollars)
Cash flows from operating activities:
Net Income / (Loss)	(526,147)	(233,722)	7,400
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation expense	71,550	69,454	72,928
Deferred income taxes	(7,303)	1,841	903
Inventory market valuation charge	42,255	103,434	—
(Gain) / loss on asset sale	78	719	(12,817)
Changes in assets and liabilities:
Affiliates accounts receivable, net	(221,904)	(67,290)	—
Inventory	(51,914)	178,586	(19,103)
Affiliates accounts payable, net	—	(64,326)	38,345
Other current liabilities	111,827	5,708	31,813
Other non-current liabilities	(7,295)	15	7,591

Net Cash (used) provided by operating activities	(588,853)	(5,581)	127,060

Cash flows from investing activities:
Capital expenditures	(39,022)	(38,970)	(43,206)
Cash proceeds from sale of assets	—	3	13,405

Net cash (used) by investing activities	(39,022)	(38,967)	(29,801)

Cash flows from financing activities:
Net capital contribution from / (distribution to) parent	627,875	44,548	(97,259)

Net cash provided (used) by financing activities	627,875	44,548	(97,259)

Net increase (decrease) in Cash & Cash equivalents	—	—	—
Cash and Cash equivalents at the beginning of year	—	—	—

Cash and Cash equivalents at the end of year	—	—	—

Supplemental non-cash transactions:
Change in environmental liabilities	(205)	(14)	(91)

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

1. Description and Nature of the Business and Basis of Presentation

Description and Nature of the Business

Torrance Refinery & Associated Logistics Business (collectively the “Company”) operates a refinery (the “Refinery”) owned by ExxonMobil Oil Corporation (referred to as the “Seller”) in Torrance, California, including the Torrance Terminal, the refinery process units, fuel process and handling units, above ground and underground storage tanks and piping, utilities, office buildings and other structures, fixtures and tangible property. The Refinery covers 750 acres, and has a processing capacity of 155,000 barrels of crude oil per day. Additionally, the Company operates the pipeline systems (the “Pipelines”) used to transport crude oil to the Refinery.

The Company has historically consolidated its transactions within its parent company, Exxon Mobil Corporation (referred to as “ExxonMobil”).

On September 29, 2015, ExxonMobil Oil Corporation and Mobil Pacific Pipeline Company signed an agreement with PBF Holding Company LLC for the sale of the Company (hereafter referred to as the “Transaction”). Per the terms of the agreement, PBF Holding Company LLC will acquire one hundred percent of the Company for an aggregate purchase price of $537.5 million plus other final working capital adjustments determined at the time of closing. The Transaction is expected to close by July 1, 2016 and is subject to competition authority approval and other customary regulatory approvals.

Basis of Presentation

The accompanying Combined Financial Statements and related notes present the combined financial position, results of operations, cash flows and changes in net parent investment of the Company. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying Combined Statements of Operations also include expense allocations for certain functions historically performed by ExxonMobil, including allocations of general corporate services, such as treasury, accounting, human resources and legal services. These allocations were based on direct usage when identifiable, the percentage of operating expenses, the percentage of production capacity or headcount. We believe the assumptions underlying the accompanying Combined Financial Statements, including the assumptions regarding the allocation of expenses from ExxonMobil, are reasonable. Nevertheless, the accompanying Combined Financial Statements may not include all of the expenses that would have been incurred and may not reflect our combined financial position, results of operations, and cash flows had we been a stand-alone company during the years presented. The Company does not have any components of comprehensive income and, as such, comprehensive income is equal to net income.

The accompanying Combined Financial Statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

2. Summary of Significant Accounting Policies and Estimates

Use of estimates. The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results can differ from those estimates.

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

Revenue recognition. Revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured. Costs associated with revenues are recorded in cost of sales. Shipping and other transportation costs billed to the customers are presented on a gross basis in revenues and cost of sales. All revenue recorded by the Company are transactions with affiliated entities of ExxonMobil.

Cash and financing activities. ExxonMobil uses a centralized approach to the cash management and financing of the Company’s operations. The Company has no bank accounts and, as such, the cash generated by its operations is directly received by ExxonMobil. ExxonMobil funded the Company’s operating and investing activities as needed. Therefore, the Company did not have a cash balance as of December 31, 2015, 2014 or 2013. The Company reflects cash management and financing activities performed by ExxonMobil as a component of the change in net parent investment on its accompanying Combined Balance Sheets, and as a net contribution from and distributions to the parent on its accompanying Combined Cash Flows. The Company has not included any interest expense related to funding activities, since historically ExxonMobil has not allocated long-term debt or interest related to such activity with any of its business segments.

Affiliates accounts receivable, net and Affiliates accounts payable, net. The balances represent the net between the affiliate accounts receivable balance, recognized for each revenue transaction with ExxonMobil, and the affiliate accounts payable balance, recognized for each purchase and expense incurred by the Company. The Company records these balances at the invoiced amounts. Due to their short-term nature, the valuation approximates its fair value.

The affiliates accounts receivable includes the income tax benefit that the Company would have (under the benefit-for-loss method) if it had been filing a separate income tax return. As the Company is part of the ExxonMobil’s consolidated tax group in the United States and ExxonMobil is the ultimate parent of the Company and the taxpaying entity, these balances are settled through intercompany accounts.

Inventories. Crude oil and petroleum product inventories are stated at the lower of cost or market, and costs are determined using the first-in, first-out (“FIFO”) method. In 2015 and 2014, net loss included a loss of $42 million and $103 million, respectively, attributable to the effects of lower of cost or market valuation adjustments. Materials and supplies, excluding catalysts inventory, are valued primarily using the moving average cost method. Catalysts inventory is valued at actual cost.

Other inventory includes biofuels certificates and emissions credits required to satisfy the Company’s regulatory obligations that are recorded at cost of acquisition. The Seller purchases renewable fuel identification numbers (“RINs”) certificates and emissions credits to satisfy its regulatory obligations. The Company has recorded its allocated portion of the purchased RINs certificates based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. Emissions credits are recorded at actual cost for those that are directly attributable to the Torrance refinery. The liability for the obligation to purchase biofuels certificates and emissions credits is recorded as an Other Current Liability. Refer to Note 8 for additional information relating to biofuels certificates and emission credits.

Property, plant, and equipment. Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which ranges from 5 to 25 years for machinery and equipment and 30 years for buildings.

The Company performs an impairment assessment whenever events or circumstances indicate that the carrying amounts of its long-lived assets (or group of assets) may not be recoverable through future operations or

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

disposition. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for this assessment.

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Major maintenance activities. Costs for planned turnaround, major maintenance and engineered project activities are expensed in the period incurred. These types of costs include contractor repair services, materials and supplies, equipment rentals and labor costs.

Other current liabilities. Other current liabilities balances include the obligation of the Company for its biofuels blending and carbon emissions regulatory requirements. The Company has recorded its allocated portion of the expected overall biofuels blending obligation of the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. A liability is recorded for our expected carbon emissions obligation based on the actual cost of emissions credits we have acquired as of the balance sheet date. Refer to Note 8 for additional information relating to biofuel certificates and emissions credits.

Environmental liabilities. We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

Other long term liabilities. The Company recognizes other long term liabilities related to regulatory fines. Liabilities related to future costs are recorded on an undiscounted basis when these assessments are probable and the costs can be reasonably estimated.

Income taxes. The Company is not subject to income tax as it is not a stand-alone entity. The current federal and state income taxes included in these Combined Financial Statements represent the Company’s estimated share of ExxonMobil’s current federal and state income taxes. Deferred federal and state income taxes are recognized for the estimated future tax consequences and benefits attributable to differences between the financial statement carrying amounts of assets and liabilities and their tax basis, as if tax returns were filed for the Company as a stand-alone entity.

3. Recently Issued Accounting Standards

In August 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. ASU 2014-09 establishes a single revenue recognition model for all contracts with customers, eliminates industry specific requirements, and expands disclosure requirements. The standard is required to be adopted beginning January 1, 2018.

“Sales” on the accompanying Combined Statements of Income includes sales, excise and value-added taxes on sales transactions. When the Company adopts the standard, revenue will exclude sales-based taxes collected

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

on behalf of third parties. This change in reporting will not impact earnings. The Company continues to evaluate other areas of the standard and its effect on the Company’s Combined Financial Statements.

In August 2014, the FASB issued an accounting standards update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management will be required to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The accounting standards update will be effective for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The Company does not expect application of this standard to have an impact on its Combined Financial Statements.

In July 2015, the FASB issued changes related to the simplification of the measurement of inventory. The changes require entities to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The changes do not apply to inventories that are measured using either the last-in, first-out method or the retail inventory method. The change is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017.

In November 2015, the FASB issued an accounting standards update to simplify the balance sheet classification of deferred taxes. The update requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The update does not change the existing requirement that only permits offsetting within a jurisdiction. The change is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The guidance may be applied either prospectively or retrospectively with early adoption permitted. The Company does not believe the standard will have a material effect on its Combined Financial Statements.

In February 2016, the FASB issued an update that requires companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those assets. The standard is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted for financial statements of fiscal years or interim periods that have not been previously issued. The Company is assessing the impact of the standard on its Combined Financial Statements.

4. Related Party Transactions

The Company is part of the consolidated operations of ExxonMobil and all of its transactions are derived from transactions with ExxonMobil. All revenues include amounts earned for the sale of crude oil and petroleum products to ExxonMobil at market based transfer prices. Cost of sales includes amounts paid for crude oil products and other petroleum feedstocks at market based transfer prices. Operating expenses include freight, energy and operating expenses charged by ExxonMobil to the Company based upon usage. The payment terms related to these transactions are 30 days.

Additionally, ExxonMobil provides the Company substantial labor and overhead support. The accompanying Combined Financial Statements include general corporate services expense allocations for support functions provided by ExxonMobil to the Company, which are recorded as selling, general, and administrative expenses. These support functions include direct labor and benefits as well as centralized corporate support services that include but are not limited to treasury, accounting, payroll, human resources, facilities management,

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

information technology and legal services. Allocations are based on direct usage when identifiable, the percentage of operating expenses, the percentage of production capacity or headcount. Management believes that these allocations are reasonable and reflect the utilization of services provided and benefits received, but may differ from the costs that would have been incurred had the Company operated as a stand-alone company for the periods presented.

5. Affiliates accounts receivable, net and Affiliates accounts payable, net

The Company records its affiliate accounts receivable and affiliate accounts payable balances as net on the Combined Balance Sheets. These accounts are as follows:

	December 31,
	2015	2014	2013
	(in thousands of dollars)
Affiliates accounts receivable	563,968	622,439	665,934
Affiliates accounts payable	(274,774)	(555,149)	(730,260)

Affiliate accounts receivable / (payable), net	289,194	67,290	(64,326)

In 2015 and 2014, the affiliates accounts receivable balances included an income tax benefit of $355 million, $157 million, respectively. In 2013, the affiliates accounts payable balance included an income tax payable of $15 million.

6. Inventory

Inventories at December 31, 2015, 2014 and 2013 consist of the following:

	December 31,
	2015	2014	2013
	(in thousands of dollars)
Crude oil	70,256	95,338	266,618
Petroleum products and other feedstock	138,483	218,510	372,392
Certificates and emissions credits	210,693	80,319	50,491
Material and supplies	29,295	46,942	37,763
Catalysts inventory	16,794	14,753	10,618

Total Inventory	465,521	455,862	737,882

In 2015 and 2014, net income included a loss of $42 million and $103 million, respectively, attributable to the effects of lower of cost or market valuation adjustments for the Company’s crude oil and petroleum products and other feedstocks inventory. These losses are included in ‘Cost of sales excluding depreciation expense’ for each respective year.

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

7. Property, plant and equipment

Property, plant, and equipment at December 31, 2015, 2014 and 2013 consists of the following:

	December 31,
	2015	2014	2013
	(in thousands of dollars)
Machinery and equipment	2,470,504	2,434,518	2,426,555
Buildings	43,820	44,055	42,272
Incomplete construction	41,545	46,300	51,576
Land	19,477	19,477	19,477

Total Property, plant and equipment	2,575,346	2,544,350	2,539,880

Less: Accumulated depreciation	(1,698,438)	(1,634,836)	(1,599,160)

Property, plant and equipment, net	876,908	909,514	940,720

8. Biofuels certificates and carbon emissions credits

Biofuels certificates

The U.S. Environmental Protection Agency (“EPA”) Renewable Fuel Standard program was implemented in 2005 and amended by the Energy Independence and Security Act of 2007, requires the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, the Seller purchases biofuel certificates to meet those obligations. The Company is allocated all of its biofuel certificates from the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The Company charges cost of sales and records a liability for its allocated portion of the expected overall biofuels blending obligation of the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The purchase price of the biofuel certificates allocated to the Company is based on prevailing market prices with third parties and is equal to the actual cost the Seller paid for biofuel certificates to meet the Seller’s obligation for the compliance year. As of December 31, 2015, 2014 and 2013 the Company recognized a liability for outstanding biofuel obligations of $52 million, $41 million and $25 million, respectively.

Biofuel certificates purchased and held by the Seller and allocated to the Company are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balances related to biofuel certificates included in the inventory balance as of December 31, 2015, 2014 and 2013 were $57 million, $49 million and $36 million, respectively.

Carbon emissions credits

The EPA and the State of California have promulgated multiple regulations to control greenhouse gas emissions under the Federal Clean Air Act and California Assembly Bill 32 (“AB 32”). These regulations require the Company to purchase greenhouse gas cap and trade emissions credits. The Company charges cost of revenues when emissions credits are required to be purchased and records a liability for the obligation to purchase those emissions credits as an other current liability. The purchase price of the emissions credits is based on prevailing market prices with third parties and is equal to the actual cost the Company paid for emissions credits to meet its obligation for the compliance year. As of December 31, 2015, 2014 and 2013 the Company recognized emissions obligations of $106 million, $13 million, and $15 million, respectively.

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

Carbon emissions credits purchased on behalf of the Company by the Seller are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balances related to emissions credits included in the inventory balance as of December 31, 2015, 2014 and 2013 were $154 million, $31 million and $14 million, respectively.

9. Fair Value Measurements

The Company measures assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

•	Level 1: Quoted prices in an active market for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are directly or indirectly observable.

•	Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair value derived from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available.

The carrying value of the Company’s account receivables with affiliated entities approximates fair value due to their short-term nature.

10. Income Taxes

Components of income tax (benefit) / expense for the Company are as follows:

	December 31,
	2015	2014	2013
	(in thousands of dollars)
Current income tax
Federal	(277,592)	(122,268)	11,354
State	(76,910)	(34,790)	3,146

Total current income tax (benefit) / expense	(354,502)	(157,058)	14,500

Deferred income tax
Federal	(5,718)	1,433	707
State	(1,585)	408	196

Total deferred income tax (benefit) / expense	(7,303)	1,841	903

Total income tax (benefit) / expense	(361,805)	(155,217)	15,403

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

The following table summarizes the reconciliation of the federal statutory tax rate to the effective tax rate of the Company:

	December 31,
	2015	2014	2013
	(in thousands of dollars, except percentages)
Income / (Loss) before income tax	(887,952)	(388,939)	22,803
Statutory tax rate (%)	35%	35%	35%

Tax computed at statutory tax rate	(310,783)	(136,129)	7,981

Adjustments resulting from:
State taxes on income attributable to the Company (net of federal benefit)	(51,022)	(22,348)	1,310
Non-deductible regulatory expense	—	3,260	6,112

Total income tax (benefit) / expense	(361,805)	(155,217)	15,403

Effective tax rate (%)	41%	40%	68%

The tax effects of temporary differences that give rise to deferred tax liabilities / (assets) for the Company at December 31, 2015, 2014 and 2013 are as follows:

	December 31,
	2015	2014	2013
	(in thousands of dollars)
Depreciable property	253,447	260,666	258,820
Environmental reserve	(5,189)	(5,105)	(5,100)

Total deferred income tax liabilities	248,258	255,561	253,720

The net losses, incurred by the Company for the years ended December 31, 2015 and December 31, 2014, resulted in the Company generating net operating losses resulting in tax benefits recorded as Affiliate Accounts Receivable, discussed in Note 6. As these net operating losses are expected to be utilized by the ultimate tax paying entity, a valuation allowance has not been recorded against Affiliate Accounts Receivable under the benefits-for-loss method.

Similarly, there has been no valuation allowance for the gross deferred tax assets as these are expected to be utilized by the ultimate tax paying entity.

11. Commitments and Contingencies

Included below is a discussion of contingencies and future commitments of the Company as of December 31, 2015, 2014 and 2013.

Environmental obligations. We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

Torrance Refinery & Associated Logistics Business

Notes to the Combined Financial Statements

December 31, 2015, 2014 and 2013

Litigation. The Company can be subject to claims and complaints that may arise in the ordinary course of business. Management has regular litigation reviews, including updates from ExxonMobil, to assess the need for accounting recognition or disclosure of these contingencies. The Company would accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company would not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Company would disclose the nature of the contingency and, where feasible, an estimate of the possible loss. For purposes of the contingency disclosures, “significant” includes material matters as well as other matters which management believes should be disclosed.

Commitments. The Company leases office space and equipment under operating lease agreements that expire on various dates through 2020 and beyond. The future minimum rental payments under such leases as of December 31, 2015 are as follows:

Years Ending	(in thousands of dollars)
2016	330
2017	194
2018	157
2019	139
2020	111
Thereafter	823

The commitments under these agreements are not recorded in the accompanying Combined Balance Sheets. The amounts disclosed represent undiscounted cash flows on a gross basis, and no inflation elements have been applied. There are no events or uncertainties beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

Based on the Sales and Purchase agreement between ExxonMobil Oil Corporation and Shell Trading (US) Company (collectively the “Buyers”) and Aera Energy LLC (“Aera” or the “Seller”), a majority of Aera’s crude oil produced from its properties in the San Joaquin Valley will be sold and delivered to the Torrance refinery. Subsequent to the sale transaction between ExxonMobil and PBF Holding Company LLC as disclosed in Note 1, Aera will continue to supply the refinery for future years with the volumes purchased as part of this agreement. For the years ended December 31, 2015, 2014 and 2013, the Company had product purchases of $1.0 billion, $2.0 billion and $2.3 billion, respectively.

12. Subsequent Events

We have evaluated subsequent events through the date that this report was available to be issued, June 24, 2016, and determined that there were no subsequent events requiring recognition or disclosure in our accompanying Combined Financial Statements and notes to the Combined Financial Statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

Chalmette Refining L.L.C. and Subsidiaries

KPMG LLP

Suite 2900

909 Poydras Street

New Orleans, LA 70112

Independent Auditors’ Report

The Executive Committee of

Chalmette Refining, L.L.C. and Subsidiaries:

We have audited the accompanying consolidated financial statements of Chalmette Refining, L.L.C. and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2014 and

2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Chalmette Refining, L.L.C. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware limited liability partnership,

the U. S.member firm of KPMG International Cooperative

(“ KPMG International”), a Swiss entity

Emphases of Matter

As discussed in note 1 to the consolidated financial statements, the Company is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable the Company to realize its assets and discharge its liabilities in the normal course of business. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company. Our opinion is not modified with respect to this matter.

The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an entity unaffiliated with its owners. As discussed in note 2 to the consolidated financial statements, substantially all of the Company’s sales were to ExxonMobil, a majority of the Company’s purchases of crude oil and petroleum feedstocks emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

July 21, 2015

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$158,373	$310,180
Receivables (note 2)	120,617	305,697
Inventories	242,802	191,839
Prepaid expenses	69,794	4 132

Total current assets	591,586	811,848
Property, plant, and equipment-net	749,101	755,198
Other assets	4,124	7,844

Total	$1,344,811	1,574,890

Liabilities and Equity
Current liabilities:
Payables to affiliates (note 2)	$1,216,763	1,552,503
Accounts payable and accrued expenses (note 2)	189 771	44,747

Total current liabilities	1,406,534	1,597,250

Noncurrent liabilities:
Other	1,601	1,668

Total noncurrent liabilities	1,601	1,668

Total liabilities	1,408,135	1 598,918

Members’ deficit:
ExxonMobil	(32,873)	(13,599)
EMPLC	(947)	(392)
PDV Chalmette	(33,820)	(13,991)

Total Chalmette Refining, L.L.C. and subsidiaries' deficit	(67,640)	(27,982)
Noncontrolling interests	4,316	3 954

Total deficit	(63,324)	(24,028)

Total	$1,344,811	$1,574,890

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Revenues:
Sales (note 2)	$6,857,506	6,755,889
Interest income	299	196

Total revenues	6,857,805	6,756,085

Cost of sales and expenses:
Cost of sales and operating expenses (note 2)	6,673,711	6,836,563
Selling, general, and administrative expenses (note 2)	174,054	164,649
Depreciation and amortization	49,336	48,116

Total cost of sales and expenses	6,897,101	7,049,328

Net loss	(39,296)	(293,243)
Less net income (loss) attributable to the noncontrolling interests	362	(35)

Net loss attributable to Chalmette Refining, L.L.C. and subsidiaries	$(39,658)	(293,208)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Equity

Years ended December 31, 2014 and 2013

(In thousands)

Members’ Equity (Deficit)
	ExxonMobil	EMPLC	PDV Chalmette	Noncontrolling interests	Total
Balance—December 31, 2012	$128,900	3,713	132,613	3,989	269,215
Net loss	(142,499)	(4,105)	(146,604)	(35)	(293,243)

Balance—December 31, 2013	(13,599)	(392)	(13,991)	3,954	(24,028)
Net loss	(19,274)	(555)	(19,829)	362	(39,296)

Balance—December 31, 2014	$(32,873)	(947)	(33,820)	4,316	(63,324)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(39,296)	(293,243)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	49,336	48,116
Other noncurrent liabilities	(67)	19
Loss on asset write-offs	1,923	753
Gain on sale of asset		(305)
Changes in operating assets and liabilities:
Receivables	185,080	27,849
Inventories	(50,963)	(19,824)
Prepaid expenses	(65,662)	(185)
Other assets	3,720	(7,304)
Payables to affiliates	(335,740)	654,422
Accounts payable and accrued expenses	144,810	(8,572)

Net cash provided by (used in) operating activities	(106,859)	401,726

Cash flows from investing activities:
Capital expenditures	(44,948)	(17,369)
Cash proceeds from sale of assets		184

Net cash used in investing activities	(44 948)	(17,185)

Cash flows from financing activity:
Payments on line of credit		(150,000)

Net cash used in financing activity		(150,000)

Increase (decrease) in cash and cash equivalents	(151,807)	234,541

Cash and cash equivalents-beginning of year	310,180	75,639

Cash and cash equivalents-end of year	$158,373	310,180

Noncash transactions-capital expenditures included in:
Payables and accrued expenses	$326	112

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,348	11,755

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(1) Significant Accounting Policies

(a) Organization

Chalmette Refining, L.L.C. was formed as a limited liability company on June 17, 1997, by PDV Chalmette, Inc., a Delaware corporation (PDV Chalmette), which is a wholly owned subsidiary of PDV Holding, Inc., a Delaware corporation, which is a wholly owned subsidiary of Petroleos de Venezuela S.A. (PDVSA); ExxonMobil Oil Corporation, a New York corporation (ExxonMobil), and Mobil Pipe Line Company, a Delaware corporation (EMPLC), both of which are wholly owned subsidiaries of Exxon Mobil Corporation, a Delaware corporation. In accordance with the amended and restated Limited Liability Company Agreement dated October 28, 1997 (the L.L.C. Agreement), the members’ liability is limited to the maximum amount permitted under the laws of the state of Delaware and the limited liability status expires on the occurrence of events specified in the L.L.C. Agreement.

The accompanying consolidated financial statements have been prepared assuming Chalmette Refining, L.L.C. and its wholly and majority-owned subsidiaries (collectively, the Company) will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Under the terms of the Company’s L.L.C. Agreement, if at any time the Company’s Executive Committee determines that the Company requires additional capital, it shall notify the members of the amount of additional capital required to enable the Company to realize its assets and discharge its liabilities in the normal course of business. The L.L.C. Agreement also allows for additional alternatives for funding the Company pursuant to which the members have agreed to defer payments of amounts otherwise currently due and payable to the members for Company purchases of crude oil and petroleum intermediate feedstocks. Such deferred payables, which are included in “payables to affiliates” in the accompanying consolidated balance sheets, bear interest at 30-day LIBOR plus 6% (6.15% and 6.17% at December 31,2014 and 2013, respectively) and aggregated $913 million and $894 million, respectively, at December 31, 2014 and 2013. Changes in deferred payabies to affiliates are reflected as operating activities in the accompanying consolidated statements of cash flows. Interest expense on the deferred payables to affiliates for the years ended December 31, 2014 and 2013 is $48 million and $38 million, respectively. The interest expense is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company.

The Company operates a crude oil and petrochemical refinery (the Refinery) located in Chalmette, Louisiana and related pipeline and storage facilities.

In conjunction with the terms of the Asset “Contribution Agreement (the Agreement) entered into on October 28, 1997, the members contributed the following net assets to the Company in exchange for membership interests in the Company:

Percentage Interests—The relative ownership interests of the members, as defined in the L.L.C. Agreement, shall be equal to their percentage interests that are PDV Chalmette—50%; ExxonMobil—48.6%; and EMPLC—1.4%.

Profit and Loss Allocation—Profits and losses, adjusted for any differences between the distribution value and book value on any property that is distributed in kind to any member, shall be allocated according to the L.L.C. Agreement among the members in accordance with their percentage interests.

F-103	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Distributions—One hundred percent of Operating Cash, as defined in the L.L.C. Agreement, shall be distributed to the members in accordance with their percentage interests. There were no distributions in 2014 or in 2013.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chalmette Refining, L.L.C and its wholly and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(c) Presentation of Noncontrolling Interests

The Company accounts for noncontrolling interests in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB ASC 810). Among other things, FASB ASC 810 requires that noncontrolling interests be reported as a component of equity in an entity’s consolidated financial statements and that net income (loss) attributable to each of the parent company and the noncontrolling interests be reported on the face of the consolidated statement of operations.

(d) Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations could be influenced by domestic and international political, legislative, regulatory, and legal environments. In addition, significant changes in the prices or availability of crude oil could have a significant impact on the Company’s results of operations for any particular year.

(e) Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost of disposal.

(f) Revenue Recognition

Revenue is recognized upon transfer of title to products sold, based upon the terms of delivery.

(g) Cash and Cash Equivalents

The Company considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

F-104	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(h) Inventories

Crude oil and petroleum and chemical product inventories are stated at the lower of cost or market, and cost is determined using the last-in, first-out (LIFO) method. At December 31, 2014 and 2013, the ending inventory replacement cost was approximately $319 million and $527 million, respectively. Materials and supplies are valued primarily using the moving average cost method. Other inventories include biofuels certificates required to satisfy the Company’s compliance obligation valued at cost of acquisition.

(i) Property, Plant, and Equipment

Property, plant, and equipment are reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings, 30 years; and machinery and equipment, 5 to 25 years.

Upon disposal or retirement of property, plant, and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

The Company capitalizes interest on qualifying projects when construction entails major expenditures. Such interest is allocated to property, plant, and equipment and amortized over the estimated useful lives of the related assets. There was no capitalized interest in 2014 or in 2013.

(j) Maintenance

Costs of refinery turnaround and ordinary maintenance are charged to operations as incurred. Included in cost of sales and operating expenses for the years ended December 31, 2014 and 2013 are turnaround costs approximating $43.9 million and $90.6 million, respectively.

(k) Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, receivables, payables to affiliates, accounts payable, and certain accrued liabilities, approximates fair market value due to their short-term nature.

(l) Biofuel obligations

Government regulations require the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, it purchases biofuel certificates to meet those obligations. The Company purchases all of its biofuel certificates from ExxonMobil, a related party.

The Company charges cost of sales for the estimated deficiency in biofuel credits based on the acquisition costs of the biofuel certificates and records a liability for the obligation to purchase those certificates. The purchase price of the biofuel certificates is based on a contract with ExxonMobil and is equal to the average price ExxonMobil paid for biofuel certificates to meet the Company’s obligation for the compliance year. The purchase price is set by the reporting date but may be lowered in the following period if ExxonMobil has available carryover certificates from a prior year at a lower average price. As of December 31, 2014 and 2013, the Company recognized outstanding biofuel obligations of $145.2 million and $86.5 million, respectively.

F-105	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Biofuel certificates purchased and held by the Company are recorded as other inventory until such time as they are required to be surrendered to government regulators.

As of the date of this report, government regulators have not issued the 2014 applicable standards which has delayed the surrendering of the biofuel certificates related to 2013 compliance. Accordingly, those certificates are recorded as other inventory at their historic costs of$79.5 million. The Company prepaid $65.7 million to ExxonMobil as of December 31,2014 for its 2014 compliance certificates. The title for those certificates will be transferred in 2015 at which point the prepaid amount will be classified as other inventory.

(m) Asset Retirement Obligations

Asset retirement obligations are accrued in the period in which the obligations are incurred and a reasonable estimate of fair value can be made. These costs are accrued at estimated fair value. When the related liability is initially recorded, the costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recognized for any difference between the settlement amount and the liability recorded.

The Company cannot currently make reasonable estimates of the fair values of its retirement obligations. These retirement obligations primarily include (i) hazardous materials disposal (such as petroleum manufacturing by-products, chemical catalysts, and sealed insulation material containing asbestos), site restoration, removal or dismantlement requirements associated with the closure of the refining and terminal facilities or pipelines, and (ii) hazardous materials disposal and other removal requirements associated with the demolition of certain major processing units, buildings, tanks, or other equipment.

The Company cannot estimate the fair value for these obligations primarily because such potential obligations cannot be measured since it is not possible to estimate the settlement dates or a range of settlement dates associated with these assets. Such obligations will be recognized in the period in which sufficient information exists to determine a reasonable estimate. The Company believes that these assets have indeterminate useful lives, which preclude development of assumptions about the potential timing of settlement dates based on the following: (i) there are no plans or expectations of plans to retire or dispose of these core assets; (ii) the Company plans on extending these core assets’ estimated economic lives through scheduled maintenance projects at the refinery and other normal repair and maintenance and by continuing to make improvements based on technological advances; and (iii) industry practice for similar assets has historically been to extend the economic lives through regular repair and maintenance and technological advances.

(n) Environmental Liabilities

Costs related to environmental liabilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

(o) Income Taxes

Chalmette Refining, L.L.C. has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members. As a result, the consolidated financial statements include no

F-106	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

provision for federal or state income taxes relating to the Chalmette Refining, L.L.C. Certain subsidiaries of Chalmette Refining, L.L.C. are subject to taxation, and income taxes have been provided in the accompanying consolidated financial statements for such entities. Income tax expense and related liabilities are not material.

(p) Recently Issued Accounting Standards

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

(q) Subsequent Events

The Company evaluated events of which its management was aware subsequent to December 31, 2014, through the date that this report was available to be issued, which is July 21, 2015.

On June 17, 2015, the members signed an agreement with PBF Energy Inc. for the sale of the company’s outstanding equity. PBF Energy Inc. will acquire 100 percent of the company including its wholly and majority-owned subsidiaries. The transaction is expected to close by November 1, 2015 and is subject to competition authority approval.

(2) Related Parties

In accordance with the Operating Agreement, entered into by ExxonMobil and the Company, ExxonMobil provides all managerial personnel, operating personnel, technical personnel, and support personnel, and services to operate the Company. During 2014 and 2013, the Company was charged approximately $112 million and $111 million, respectively, for such personnel and services under the terms of the Operating Agreement. The balance payable to ExxonMobil and/or its affiliates was approximately $8 million at both December 31,2014 and 2013.

The Company was also charged various other operating expenses from ExxonMobil and/or its affiliates ($126 million and $141 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($32 million and $26 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $12 million and $97 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $71 million and $38 million at December 31,2014 and 2013, respectively.

A majority of the Company’s purchases of crude oil and petroleum intermediate feedstocks were from ExxonMobil and/or its affiliates ($4,792 million and $4,624 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($1,368 million and $1,678 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $604 million and $759 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $522 million and $650 million at December 31, 2014 and 2013, respectively. Prior to 2000, substantially all such purchases were made

F-107	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

from ExxonMobil pursuant to the terms of a Non-Association Crude Oil Supply Agreement NA-COSA, wherein the purchase price was dependent upon several factors including the product acquired, the method of acquisition, the location of the acquisition, and current market prices. In 2000, the Company began to make significant purchases of crude oil under the terms of the Association Oil Supply Agreement in addition to continuing purchases under the NA-COSA. Under the terms of the Association Oil Supply Agreement, dated November 1, 1997, affiliates of ExxonMobil and PDVSA are required to sell their respective percentage interest of extra-heavy oil to the Company at prices dependent upon several factors including the product acquired and current market prices. The term of the Association Oil Supply Agreement is dependent upon production of Cerro Negro crude from the Venezuela area known as Orinoco Belt and is anticipated to be produced over a period of approximately 35 years.

As of January 1, 2008, the NA-COSA was terminated. Sales of non-association crude oil have continued, and will continue until further notice, on a spot basis pursuant to written agreements that generally follow the basic terms and conditions of the NA-COSA. Additionally, due to changes in ExxonMobil and PDV Chalmette affiliates’ interests in the upstream Cerro Negro project, the Association Oil Supply Agreement has also been terminated. The sale and purchase of Cerro Negro crude (Morichal 16) from PDV Chalmette affiliates continues on a spot basis and in accordance with PDVSA standard terms and conditions, as amended by the Company. The Company will continue to entertain the development of replacement agreements with its owners/suppliers. Management does not anticipate a material adverse effect on the Company’s financial position, results of operations, or cash flows resulting from the continued supply of crude using spot sales or potential future negotiations regarding supply framework agreements.

During the years ended December 31, 2014 and 2013, a substantial portion of the Company’s sales were to ExxonMobil (approximately $6,793 million and $6,696 million, respectively). The receivable balance due from ExxonMobil was approximately $117 million and $300 million, at the end of each year, respectively. Sales of gasoline and distillates are made under the terms of sales agreements, which were effective November 1, 1997, and are renewable on an annual basis at the expiration of their initial terms. The sales price is based upon a percentage of published prices for the respective product and is dependent upon the method of delivery. Furthermore, the terms of the sales agreements are such that ExxonMobil has the contractual obligation to purchase 100% of the Company’s gasoline and distillate products, with PDV Chalmette having the option to purchase up to 50% of such production. PDV Chalmette did not exercise this option in 2014 or 2013. Sales of gasoline and distillates represented approximately 84% and 84% of total sales for each of these two years, respectively. Other products are sold, to affiliates, under various agreements having varying terms and pricing methods.

(3) Inventories

Inventories at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Petroleum and chemical products	$83,342	101,042
Crude oil	54,049	62,408
Materials and supplies	25,945	28,389
Other	79,466

	$242,802	191,839

F-108	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(4) Property, Plant, and Equipment- Net

Property, plant, and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Land	$15,136	15,136
Buildings	23,713	23,704
Machinery and equipment	1,342,427	1,288,336
Construction in process	23,533	36,810

Total property, plant, and equipment	1,404,809	1,363,986
Accumulated depreciation and amortization	(655,708)	(608,788)

Property, plant, and equipment- net	$749,101	755,198

Depreciation and amortization expense for 2014 and 2013 was approximately $49.3 million and $48.1 million, respectively.

(5) Line of Credit

On September 28, 2010, the Company entered into a credit agreement (the Credit Agreement) with four financial institutions, which replaced the previous facility. The terms of the Credit Agreement provide a revolving line of credit permitting borrowings up to $200 million, subject to certain limitations related to collateral composed of eligible cash and cash equivalents, accounts receivable, and inventories. Borrowings under the Credit Agreement are due on September 28,2013, and bore interest at a rate of 2.69% at June 23, 2013. The Credit Agreement was paid in full on June 24, 2013. The Credit Agreement was terminated effective August 6, 2013. Interest expense for the year ended December 31, 2013 approximated $2.1 million.

(6) Contingencies

The Company is subject to claims and complaints that have arisen in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

PBF HOLDING COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$519,375	$914,749
Accounts receivable	649,657	454,759
Accounts receivable—affiliate	3,041	3,438
Inventories	1,845,595	1,174,272
Prepaid expense and other current assets	55,090	33,701

Total current assets	3,072,758	2,580,919
Property, plant and equipment, net	2,659,383	2,211,090
Investment in equity method investee	176,267	—
Deferred charges and other assets, net	449,271	290,713

Total assets	$6,357,679	$5,082,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$367,829	$314,843
Accounts payable—affiliate	31,746	23,949
Accrued expenses	1,521,488	1,117,435
Deferred tax liabilities	27,989	—
Deferred revenue	12,072	4,043

Total current liabilities	1,961,124	1,460,270
Delaware Economic Development Authority loan	4,000	4,000
Long-term debt	1,794,367	1,236,720
Affiliate notes payable	470,165	470,047
Deferred tax liabilities	25,721	20,577
Other long-term liabilities	213,635	69,824

Total liabilities	4,469,012	3,261,438
Commitments and contingencies (Note 9)
Equity:
Member’s equity	1,494,477	1,479,175
Retained earnings	404,777	349,654
Accumulated other comprehensive loss	(23,307)	(24,770)

Total PBF Holding Company LLC equity	1,875,947	1,804,059
Noncontrolling interest	12,720	17,225

Total equity	1,888,667	1,821,284

Total liabilities and equity	$6,357,679	$5,082,722

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$4,508,613	$3,217,640	$11,164,571	$9,763,440

Cost and expenses:
Cost of sales, excluding depreciation	3,904,258	2,858,409	9,634,989	8,414,423
Operating expenses, excluding depreciation	404,045	200,014	972,223	625,542
General and administrative expenses	39,912	47,802	111,272	116,115
Equity (income) loss in investee	(1,621)	—	(1,621)	—
Loss (gain) on sale of assets	8,159	(142)	11,381	(1,133)
Depreciation and amortization expense	52,678	46,484	155,890	139,757

	4,407,431	3,152,567	10,884,134	9,294,704

Income from operations	101,182	65,073	280,437	468,736

Other income (expenses)
Change in fair value of catalyst leases	77	4,994	(4,556)	8,982
Interest expense, net	(33,896)	(21,888)	(98,446)	(65,915)

Income before income taxes	67,363	48,179	177,435	411,803
Income tax expense	2,291	—	29,287	—

Net income	65,072	48,179	148,148	411,803
Less: net income attributable to noncontrolling interests	45	—	438	—

Net income attributable to PBF Holding Company LLC	$65,027	$48,179	$147,710	$411,803

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$65,072	$48,179	$148,148	$411,803
Other comprehensive income:
Unrealized gain (loss) on available for sale securities	(76)	119	329	115
Net gain on pension and other postretirement benefits	502	400	1,134	1,200

Total other comprehensive income	426	519	1,463	1,315

Comprehensive income	65,498	48,698	149,611	413,118
Less: comprehensive income attributable to noncontrolling interests	45	—	438	—

Comprehensive income attributable to PBF Holding Company LLC	$65,453	$48,698	$149,173	$413,118

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$148,148	$411,803
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	162,565	145,975
Stock-based compensation	12,658	6,329
Change in fair value of catalyst lease obligations	4,556	(8,982)
Deferred income taxes	27,813	—
Change in non-cash lower of cost or market inventory adjustment	(320,833)	81,147
Non-cash change in inventory repurchase obligations	29,317	53,370
Pension and other post retirement benefit costs	25,894	19,340
Equity (income) loss in investee	(1,621)	—
Loss (gain) on sale of assets	11,381	(1,133)

Changes in operating assets and liabilities:
Accounts receivable	(194,898)	155,645
Due to/from affiliates	8,194	12,566
Inventories	54,052	(110,830)
Prepaid expense and other current assets	(20,203)	(22,995)
Accounts payable	50,297	(122,748)
Accrued expenses	308,047	(342,781)
Deferred revenue	8,029	2,947
Other assets and liabilities	(21,880)	(21,884)

Net cash provided by operations	291,516	257,769

Cash flows from investing activities:
Acquisition of Torrance refinery and related logistics assets	(971,932)	—
Expenditures for property, plant and equipment	(187,743)	(287,931)
Expenditures for deferred turnaround costs	(138,936)	(39,725)
Expenditures for other assets	(27,735)	(7,275)
Chalmette Acquisition working capital settlement	(2,659)	—
Proceeds from sale of assets	13,030	168,270

Net cash used in investing activities	(1,315,975)	(166,661)

Cash flows from financing activities:
Contributions from PBF LLC	175,000	—
Distributions to members	(92,503)	—
Proceeds from affiliate notes payable	635	29,773
Repayment of affiliate notes payable	(517)	—
Proceeds from Rail Facility revolver borrowings	—	102,075
Repayments of Rail Facility revolver borrowings	(11,457)	(71,938)
Proceeds from revolver borrowings	550,000	—
Proceeds from catalyst lease	7,927	—

Net cash provided by financing activities	629,085	59,910

Net (decrease) increase in cash and cash equivalents	(395,374)	151,018
Cash and cash equivalents, beginning of period	914,749	218,403

Cash and cash equivalents, end of period	$519,375	$369,421

Supplemental cash flow disclosures
Non-cash activities:
Accrued distributions	$—	$268,066
Distribution of assets to PBF Energy Company LLC	173,426	15,975
Accrued construction in progress and unpaid fixed assets	16,813	4,670

See notes to condensed consolidated financial statements.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

PBF Holding Company LLC (“PBF Holding” or the “Company”), a Delaware limited liability company, together with its consolidated subsidiaries, owns and operates oil refineries and related facilities in North America. PBF Holding is a wholly-owned subsidiary of PBF Energy Company LLC (“PBF LLC”). PBF Energy Inc. (“PBF Energy”) is the sole managing member of, and owner of an equity interest representing approximately 95.2% of the outstanding economic interest in, PBF LLC as of September 30, 2016. PBF Finance Corporation (“PBF Finance”) is a wholly-owned subsidiary of PBF Holding. Delaware City Refining Company LLC (“Delaware City Refining” or “DCR”), PBF Power Marketing LLC, PBF Energy Limited, Paulsboro Refining Company LLC (“Paulsboro Refining”), Paulsboro Natural Gas Pipeline Company LLC, Toledo Refining Company LLC (“Toledo Refining” or “TRC”), Chalmette Refining, L.L.C. (“Chalmette Refining”) and PBF Western Region LLC (“PBF Western Region”) are PBF LLC’s principal operating subsidiaries and are all wholly-owned subsidiaries of PBF Holding. PBF Western Region owns Torrance Refining Company LLC and Torrance Logistics Company LLC, which collectively own the operating assets of the Torrance refinery and related logistics assets. In addition, PBF LLC, through Chalmette Refining, holds a 100% interest in MOEM Pipeline LLC and an 80% interest in and consolidates Collins Pipeline Company and T&M Terminal Company. Collectively, PBF Holding and its consolidated subsidiaries are referred to hereinafter as the “Company”.

On May 14, 2014, PBF Logistics LP (“PBFX”), a Delaware master limited partnership, completed its initial public offering (the “PBFX Offering”) of 15,812,500 common units. Subsequent to the PBFX Offering, PBF Holding and PBF LLC entered into a series of drop-down transactions with PBFX.

During 2014, PBF Holding distributed to PBF LLC all of the equity interests of certain of its wholly-owned subsidiaries, whose assets consist of a heavy crude oil rail unloading facility (also, capable of unloading light crude oil) at the Delaware City refinery (the “DCR West Rack”) and a tank farm and related facilities located at our Toledo refinery, including a propane storage and loading facility (the “Toledo Storage Facility”), which were subsequently acquired by PBFX. In addition, on May 14, 2015, PBF Holding distributed to PBF LLC, which subsequently contributed to PBFX, all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC and Delaware City Logistics Company LLC, whose assets consist of a product pipeline, truck rack and related facilities located at our Delaware City refinery (collectively referred to as the “Delaware City Products Pipeline and Truck Rack”). On August 31, 2016, PBFX entered into a contribution agreement (the “TVPC Contribution Agreement”) between PBFX and PBF LLC. Pursuant to the TVPC Contribution Agreement, PBFX acquired from PBF LLC 50% of the issued and outstanding limited liability company interests of Torrance Valley Pipeline Company LLC (“TVPC”), whose assets consist of the San Joaquin Valley Pipeline system (which was acquired as a part of the Torrance Acquisition as defined in “Note 2—Acquisitions”), including the M55, M1 and M70 pipelines including pipeline stations with tankage and truck unloading capability (collectively, the “Torrance Valley Pipeline”). The total consideration paid to PBF LLC was $175,000 in cash, which was subsequently contributed to PBF Holding. Refer to “Note 8—Related Party Transactions” of our Notes to Condensed Consolidated Financial Statements for further information on agreements entered into with PBFX. On August 31, 2016, in connection with the TVPC Contribution Agreement, PBF Holding contributed 50% of the issued and outstanding limited liability company interests of TVPC to PBF LLC.

Substantially all of the Company’s operations are in the United States. As of September 30, 2016, the Company’s oil refineries are all engaged in the refining of crude oil and other feedstocks into petroleum products, and have been aggregated to form one reportable segment. To generate earnings and cash flows from operations, the Company is primarily dependent upon processing crude oil and selling refined petroleum

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

products at margins sufficient to cover fixed and variable costs and other expenses. Crude oil and refined petroleum products are commodities; and factors largely out of the Company’s control can cause prices to vary over time. The potential margin volatility can have a material effect on the Company’s financial position, earnings and cash flow.

Basis of Presentation

The unaudited condensed consolidated financial information furnished herein reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the financial position and the results of operations and cash flows of the Company for the periods presented. All intercompany accounts and transactions have been eliminated in consolidation. These unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015 of PBF Holding Company LLC and PBF Finance Corporation. The results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the results to be expected for the full year.

Noncontrolling Interest

Subsequent to the Chalmette Acquisition (as defined in “Note 2—Acquisitions”), PBF Holding recorded noncontrolling interest in two subsidiaries of Chalmette Refining. PBF Holding, through Chalmette Refining, owns an 80% ownership interest in both Collins Pipeline Company and T&M Terminal Company. The Company recorded aggregate earnings related to the noncontrolling interest in these subsidiaries of $45 and $438 for the three and nine months ended September 30, 2016, respectively.

Investment in Equity Method Investee

Subsequent to the closing of the TVPC Contribution Agreement, the Company accounts for its 50% equity ownership of TVPC as an investment in an equity method investee. Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reported in the Company’s consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption ‘‘Equity income (loss) in investee” in the consolidated statements of operations. The Company’s carrying value in an equity method investee company is reported in the caption ‘‘Investment in equity method investee’’ in the Company’s consolidated balance sheets.

When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals or exceeds the amount of its share of losses not previously recognized.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

Prior Period Correction

During the quarter ended March 31, 2016, the Company recorded an out-of-period adjustment increasing deferred income tax liabilities and income tax expense by $30,481 as described in “Note 6—Income Taxes” of our Notes to Condensed Consolidated Financial Statements. The Company has considered existing guidance in evaluating whether a restatement of prior financial statements is required as a result of these misstatements. The Company has quantitatively and qualitatively assessed the materiality of the errors and concluded that this correction did not have a material impact on the financial statements as of and for the three months ended March 31, 2016 nor as of and for the nine months ended September 30, 2016 and the errors were not material to the prior period financial statements, and accordingly, the Company has not restated any prior period amounts.

Recently Adopted Accounting Guidance

Effective January 1, 2016, the Company adopted Accounting Standard Update (“ASU”) No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”), which changed existing consolidation requirements associated with the analysis a reporting entity must perform to determine whether it should consolidate certain types of legal entities, including limited partnerships and variable interest entities. The Company’s adoption of this guidance did not impact our consolidated financial statements.

Effective January 1, 2016, the Company adopted ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”), which requires (i) that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, (ii) that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date, (iii) that an entity present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The adoption of this guidance did not materially affect any of the Company’s financial statements or related disclosures.

Recent Accounting Pronouncements

In August 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. Additional ASUs have been issued in 2016 that provide certain implementation guidance related to ASU 2014-09 (collectively, the Company refers to ASU 2014-09 and these additional ASUs as the “Updated Revenue Recognition Guidance”). The Updated Revenue Recognition Guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or cumulative effect transition method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. Under ASU 2015-17, this guidance

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

becomes effective for annual periods beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016 and interim periods within those years with early adoption permitted as of the beginning of an annual or interim period after the issuance of the ASU. The Company expects that the impact of adopting this new standard will be to reclassify all of its current deferred tax assets and deferred tax liabilities to a net noncurrent asset or liability on its balance sheet.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”), which amends how entities measure equity investments that do not result in consolidation and are not accounted for under the equity method and how they present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. ASU 2016-01 also changes certain disclosure requirements and other aspects of current GAAP but does not change the guidance for classifying and measuring investments in debt securities and loans. Under ASU 2016-01, this guidance becomes effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in certain circumstances. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments No. 2016-06 March 2016 a consensus of the FASB Emerging Issues Task Force” (“ASU 2016-06”), to increase consistency in practice in applying guidance on determining if an embedded derivative is clearly and closely related to the economic characteristics of the host contract, specifically for assessing whether call (put) options that can accelerate the repayment of principal on a debt instrument meet the clearly and closely related criterion. The guidance in ASU 2016-06 applies to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. ASU 2016-06 is effective for interim and annual periods beginning after December 15, 2016, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) which is intended to simplify certain aspects of the accounting for share-based payments to employees. The guidance in ASU 2016-09 requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled rather than recording excess tax benefits or deficiencies in additional paid-in capital. The guidance in ASU 2016-09 also allows an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. ASU 2016-09 also contains additional guidance for nonpublic entities that do not apply to the Company. ASU 2016-09 is effective for interim and annual periods beginning after December 15, 2016, and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) which requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. ASU 2016-13 is effective for interim and annual periods beginning after December 15, 2019, and requires a modified retrospective approach to adoption. Early adoption is permitted for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which reduces the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”), which reduces the existing diversity in practice in how income tax consequences of an intra-entity transfer of an asset other than inventory should be recognized. The amendments in ASU 2016-16 require an entity to recognize such income tax consequences when the intra-entity transfer occurs rather than waiting until such time as the asset has been sold to an outside party. The amendments do not contain any new disclosure requirements but point out that certain existing income tax disclosures might be applicable in the period an intra-entity transfer of an asset other than inventory occurs. ASU 2016-16 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of an annual reporting period for which interim or annual statements have not been issued. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control” (“ASU 2016-2017”), which amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The amendments in this ASU do not change the characteristics of a primary beneficiary in current GAAP. The amendments in this ASU require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a VIE and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. ASU 2016-2017 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

2. ACQUISITIONS

Chalmette Acquisition

On November 1, 2015, the Company acquired from ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C., 100% of the ownership interests of Chalmette Refining, which owns the Chalmette refinery and related logistics assets (collectively, the “Chalmette Acquisition”). The Chalmette

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

refinery, located outside of New Orleans, Louisiana, is a dual-train coking refinery and is capable of processing both light and heavy crude oil. Subsequent to the closing of the Chalmette Acquisition, Chalmette Refining is a wholly-owned subsidiary of PBF Holding. Chalmette Refining is strategically positioned on the Gulf Coast with logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products and provides geographic diversification into PADD 3.

Chalmette Refining owns 100% of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility.

The aggregate purchase price for the Chalmette Acquisition was $322,000 in cash, plus inventory and final working capital of $245,963. As described below, the valuation of the working capital was finalized in the first quarter of 2016. The transaction was financed through a combination of cash on hand and borrowings under the Company’s asset based revolving credit agreement (the “Revolving Loan”).

The Company accounted for the Chalmette Acquisition as a business combination under GAAP whereby we recognize assets acquired and liabilities assumed in an acquisition at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. The final purchase price and fair value allocation were completed as of March 31, 2016. During the measurement period, which ended in March 2016, adjustments were made to the Company’s preliminary fair value estimates related primarily to inventories and accounts payable.

The total purchase consideration and the fair values of the assets and liabilities at the acquisition date were as follows:

Purchase Price
Net cash	$587,005
Cash acquired	(19,042)

Total consideration	$567,963

The following table summarizes the final amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Fair Value Allocation
Accounts receivable	$1,126
Inventories	271,434
Prepaid expenses and other current assets	913
Property, plant and equipment	356,961
Deferred charges and other assets	8,312
Accounts payable	(4,870)
Accrued expenses	(28,371)
Deferred tax liability	(25,721)
Noncontrolling interests	(11,821)

Fair value of net assets acquired	$567,963

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

In addition, in connection with the acquisition of Chalmette Refining, the Company acquired Collins Pipeline Company and T&M Terminal Company, which are both C-corporations for tax purposes. As a result, the Company recognized a deferred tax liability of $25,721 attributable to the book and tax basis difference in the C-corporation assets, which had a corresponding impact on noncontrolling interests of $5,144.

The Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2016 include the results of operations of the Chalmette refinery whereas the same periods in 2015 do not include the results of operations of the Chalmette refinery. On an unaudited pro forma basis, the revenues and net income of the Company assuming the acquisition had occurred on January 1, 2014, are shown below. The unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2014, nor is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense related to the acquisition and interest expense associated with the financing of the Chalmette Acquisition.

Nine Months Ended September 30, 2015
Pro forma revenues	$13,151,698
Pro forma net income attributable to PBF Holding Company LLC	$682,671

The unaudited amount of revenues and net income above have been calculated after conforming Chalmette Refining’s accounting policies to those of the Company and certain one-time adjustments.

Torrance Acquisition

On July 1, 2016, the Company acquired from ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipe Line Company, the Torrance refinery and related logistics assets (collectively, the “Torrance Acquisition”). The Torrance refinery, located in Torrance, California, is a high-conversion, delayed-coking refinery. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. The Torrance Acquisition provides the Company with a broader more diversified asset base and increases the number of operating refineries from four to five and the Company’s combined crude oil throughput capacity. The acquisition also provides the Company with a presence in the attractive PADD 5 market.

In addition to refining assets, the transaction includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities. The most significant of the logistics assets is a crude gathering and transportation system which delivers San Joaquin Valley crude oil directly from the field to the refinery. Additionally, included in the transaction are several pipelines which provide access to sources of crude oil including the Ports of Long Beach and Los Angeles, as well as clean product outlets with a direct pipeline supplying jet fuel to the Los Angeles airport.

The aggregate purchase price for the Torrance Acquisition was $521,350 in cash including post close purchase price adjustments, plus working capital of $450,582. In addition, the Company assumed certain pre-existing environmental and regulatory emission credit obligations in connection with the Torrance Acquisition. The transaction was financed through a combination of cash on hand including proceeds from PBF Energy’s October 2015 equity offering and borrowings under our Revolving Loan.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

The Company accounted for the Torrance Acquisition as a business combination under GAAP whereby we recognize assets acquired and liabilities assumed in an acquisition at their estimated fair values as of the date of acquisition. The purchase price and fair value allocation may be subject to adjustment pending completion of the final purchase valuation which was in process as of September 30, 2016.

The total purchase consideration and the fair values of the assets and liabilities at the acquisition date, which may be subject to adjustment as noted above, were as follows:

Purchase Price
Gross purchase price	$537,500
Working capital	450,582
Post close purchase price adjustments	(16,150)

Total consideration	$971,932

The following table summarizes the preliminary amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Fair Value Allocation
Inventories	$404,542
Prepaid expenses and other current assets	1,186
Property, plant and equipment	701,617
Deferred charges and other assets, net	68,053
Accounts payable	(2,688)
Accrued expenses	(62,311)
Other long-term liabilities	(138,467)

Fair value of net assets acquired	$971,932

The Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2016 include the results of operations of the Torrance refinery and related logistics assets subsequent to the Torrance Acquisition whereas the same periods in 2015 do not include the results of operations of such assets. During the period since its acquisition on July 1, 2016, the Torrance refinery contributed revenues of $928,225 and net income of $51,457. On an unaudited pro forma basis, the revenues and net income of the Company assuming the Torrance Acquisition had occurred on January 1, 2015, are shown below. The unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2015, nor is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense attributable to the Torrance Acquisition and interest expense associated with the related financing.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

The unaudited amount of revenues and net income above have been calculated after conforming accounting policies of the Torrance refinery and related logistics assets to those of the Company and certain one-time adjustments.

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Pro forma revenues	$12,243,582	$12,195,070
Pro forma net income (loss) attributable to PBF Holding LLC	$(60,908)	$115,236

Acquisition Expenses

The Company incurred acquisition related costs consisting primarily of consulting and legal expenses related to the Chalmette Acquisition, the Torrance Acquisition, and other pending and non-consummated acquisitions of $3,912 and $13,622 in the three and nine months ended September 30, 2016, respectively. In the three and nine months ended September 30, 2015, the Company incurred acquisition related costs of $1,555 and $1,704 respectively. These costs are included in the condensed consolidated statements of operations in General and administrative expenses.

3. INVENTORIES

Inventories consisted of the following:

September 30, 2016
	Titled Inventory	Inventory Supply and Intermediation Arrangements	Total
Crude oil and feedstocks	$1,218,399	$—	$1,218,399
Refined products and blendstocks	976,556	359,297	1,335,853
Warehouse stock and other	87,846	—	87,846

	$2,282,801	$359,297	$2,642,098
Lower of cost or market reserve	(677,448)	(119,055)	(796,503)

Total inventories	$1,605,353	$240,242	$1,845,595

December 31, 2015
	Titled Inventory	Inventory Supply and Intermediation Arrangements	Total
Crude oil and feedstocks	$1,137,605	$—	$1,137,605
Refined products and blendstocks	687,389	411,357	1,098,746
Warehouse stock and other	55,257	—	55,257

	$1,880,251	$411,357	$2,291,608
Lower of cost or market reserve	(966,564)	(150,772)	(1,117,336)

Total inventories	$913,687	$260,585	$1,174,272

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

Inventory under inventory supply and intermediation arrangements included certain crude oil stored at the Company’s Delaware City refinery’s storage facilities that the Company was obligated to purchase as it was consumed in connection with its Crude Supply Agreement that expired on December 31, 2015; and light finished products sold to counterparties in connection with the A&R Intermediation Agreements and stored in the Paulsboro and Delaware City refineries’ storage facilities.

Due to the lower crude oil and refined product pricing environment beginning at the end of 2014 and continuing throughout 2015 and 2016, the Company recorded adjustments to value its inventories to the lower of cost or market. During the three months ended September 30, 2016, the Company recorded an adjustment to value its inventories to the lower of cost or market which increased both operating income and net income by $103,990 reflecting the net change in the lower of cost or market inventory reserve from $900,493 at June 30, 2016 to $796,503 at September 30, 2016. During the nine months ended September 30, 2016, the Company recorded an adjustment to value its inventories to the lower of cost or market which increased both operating income and net income by $320,833 reflecting the net change in the lower of cost or market inventory reserve from $1,117,336 at December 31, 2015 to $796,503 at September 30, 2016.

During the three months ended September 30, 2015, the Company recorded an adjustment to value its inventories to the lower of cost or market which decreased both operating income and net income by $208,313 reflecting the net change in the lower of cost or market inventory reserve from $562,944 at June 30, 2015 to $771,257 at September 30, 2015. During the nine months ended September 30, 2015 the Company recorded an adjustment to value its inventories to the lower of cost or market which decreased both operating income and net income by $81,147 reflecting the net change in the lower of cost or market inventory reserve from $690,110 at December 31, 2014 to $771,257 at September 30, 2015.

4. DEFERRED CHARGES AND OTHER ASSETS, NET

Deferred charges and other assets, net consisted of the following:

	September 30, 2016	December 31, 2015
Deferred turnaround costs, net	$253,823	$177,236
Catalyst, net	106,311	77,725
Linefill	19,485	13,504
Restricted cash	1,500	1,500
Environmental credits	37,811	—
Intangible assets, net	598	219
Other	29,743	20,529

Total deferred charges and other assets, net	$449,271	$290,713

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

5. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30, 2016	December 31, 2015
Inventory-related accruals	$845,772	$548,800
Inventory supply and intermediation arrangements	245,983	252,380
Renewable energy credit and emissions obligations	106,366	19,472
Accrued transportation costs	96,479	91,546
Excise and sales tax payable	70,871	34,129
Accrued utilities	39,390	25,192
Accrued interest	31,838	22,313
Accrued salaries and benefits	14,434	61,011
Accrued construction in progress	14,203	7,400
Customer deposits	12,871	20,395
Environmental liabilities	9,525	—
Other	33,756	34,797

Total accrued expenses	$1,521,488	$1,117,435

The Company has the obligation to repurchase certain intermediates and finished products that are held in the Company’s refinery storage tanks at the Delaware City and Paulsboro refineries in accordance with the A&R Intermediation Agreements with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc. (“J. Aron”). As of September 30, 2016 and December 31, 2015, a liability is recognized for the Inventory supply and intermediation arrangements and is recorded at market price for the J. Aron owned inventory held in the Company’s storage tanks under the A&R Inventory Intermediation Agreements, with any change in the market price being recorded in cost of sales.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. The Company’s overall RINs obligation is based on a percentage of domestic shipments of on-road fuels as established by the Environmental Protection Agency (“EPA”). To the degree the Company is unable to blend the required amount of biofuels to satisfy its RINs obligation, RINs must be purchased on the open market to avoid penalties and fines. The Company records its RINs obligation on a net basis in Accrued expenses when its RINs liability is greater than the amount of RINs earned and purchased in a given period and in Prepaid expenses and other current assets when the amount of RINs earned and purchased is greater than the RINs liability.

6. INCOME TAXES

PBF Holding is a limited liability company treated as a “flow-through” entity for income tax purposes. Accordingly, there is generally no benefit or provision for federal or state income tax in the PBF Holding financial statements apart from the income tax attributable to two subsidiaries acquired in connection with the acquisition of Chalmette Refining in the fourth quarter of 2015 and its wholly-owned Canadian subsidiary, PBF Energy Limited (“PBF Ltd.”). The two subsidiaries acquired in connection with the Chalmette Acquisition are treated as C-Corporations for income tax purposes.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

The two acquired subsidiaries incurred $348 and $1,512 of current income tax expense for the three and nine months ended September 30, 2016, respectively. For the three months ended September 30, 2016, PBF Holding incurred a current tax expense and deferred tax expense in its income statement of $41 and $1,902, respectively, attributable to PBF Ltd. For the nine months ended September 30, 2016, PBF Holding incurred a current tax benefit and deferred tax expense in its income statement of $38 and $27,813, respectively, attributable to PBF Ltd. During the preparation of the financial statements for the first quarter of 2016, management determined that the deferred income tax liabilities for PBF Ltd. were understated for prior periods. As of and for the three months ended March 31, 2016, the Company incurred $30,602 of deferred tax expense and $121 of current tax expense relating to a correction of prior periods which increased the recorded deferred and current tax liabilities by $30,602 and $121, respectively. This correction of prior periods did not impact the results for the third quarter of 2016.

7. AFFILIATE NOTES PAYABLE

As of September 30, 2016, PBF Holding had outstanding notes payable with PBF Energy and PBF LLC for an aggregate principal amount of $470,165 ($470,047 as of December 31, 2015). The notes have an interest rate of 2.5% and a five year term but may be prepaid in whole or in part at any time, at the option of PBF Holding, without penalty or premium.

8. RELATED PARTY TRANSACTIONS

TVPC Contribution

On August 31, 2016, PBF Holding contributed 50% of the issued and outstanding limited liability company interests of TVPC to PBF LLC. PBFX then acquired 50% of the issued and outstanding limited liability company interests of TVPC from PBF LLC pursuant to the TVPC Contribution Agreement. TVPC’s assets consist of the Torrance Valley Pipeline. The total consideration paid to PBF LLC was $175,000 in cash, which was funded by PBFX with $20,000 of cash on hand, $76,200 in proceeds from the sale of marketable securities, and $78,800 in net proceeds from the August 2016 PBFX Equity Offering.

PBFX’s wholly-owned subsidiary, PBFX Operating Company LP (“PBFX Op Co”), serves as TVPC’s managing member. PBFX, through its ownership of PBFX Op Co, has the sole ability to direct the activities of TVPC that most significantly impact its economic performance. Accordingly, PBFX, and not PBF Holding, is considered to be the primary beneficiary for accounting purposes and as a result PBFX fully consolidates TVPC. Subsequent to the TVPC Contribution, PBF Holding records an investment in equity method investee on its balance sheet for the 50% of TVPC that it owns. PBF Holding’s equity investment in TVPC is included in our Non-Guarantor results as this subsidiary is not a guarantor of the Senior Secured Notes as disclosed in “Note 14—Condensed Consolidating Financial Statements of PBF Holding”.

Commercial Agreements

PBF Holding entered into long-term, fee-based commercial agreements with PBFX. Under these agreements, PBFX provides various rail and truck terminaling services, pipeline services and storage services to PBF Holding and PBF Holding has committed to provide PBFX with minimum fees based on minimum monthly throughput volumes. The fees under each of these agreements are indexed for inflation and any increase in operating costs for providing such services to the Company. Prior to the PBFX Offering and completion of the subsequent drop-down transactions with PBFX, PBFX’s assets, other than the East Coast Terminals (as defined below), were owned, operated and maintained by PBF Holding. Therefore, PBF Holding did not previously pay a fee for the utilization of the facilities.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

On April 29, 2016, PBFX closed on the purchase of four refined product terminals located in the greater Philadelphia region (the “East Coast Terminals”) from an affiliate of Plains All American Pipeline, L.P. (the “PBFX Plains Asset Purchase”). In connection with the PBFX Plains Asset Purchase, PBFX assumed certain commercial agreements that Plains All American Pipeline, L.P. had previously entered into with PBF Holding and subsequent to the PBFX Plains Asset Purchase on April 29, 2016, PBF Holding entered into additional commercial agreements with PBFX related to the East Coast Terminals. These agreements have initial terms ranging from approximately three months to one year and include:

•	tank lease agreements, under which PBFX provides tank lease services to PBF Holding at the East Coast Terminals, with fees ranging from $0.45 to $0.55 per barrel received into the tank, up to 448,000 barrels, and $0.30 to $0.351 for all additional barrels received in excess of that amount. Additionally, the lease agreements include ancillary fees for tank to tank transfers; and

•	terminaling service agreements, under which PBFX provides terminaling and other services to PBF Holding at the East Coast Terminals, with fees ranging from $0.10 to $1.25 per barrel based on services provided, with additional flat rate fees for certain unloading/loading activities at the terminal.

The tank lease agreements contain minimum requirements for the amount of leased tank capacity contracted by PBF Holding. Additionally, the fees under each commercial agreement are indexed for inflation based on the changes in the U.S Consumer Price Index for All Urban Consumers (the “CPI-U”). Each of these commercial agreements also include automatic renewal options ranging from three months to one year terms, unless written notice is provided by either PBFX or PBF Holding thirty days prior to the end of the previous term.

In connection with the TVPC Contribution Agreement described above, PBF Holding and TVPC entered into a ten-year transportation services agreement (including the services orders thereunder, collectively the “Transportation Services Agreement”) under which PBFX, through TVPC, will provide transportation and storage services to PBF Holding on the Torrance Valley Pipeline in return for throughput fees. The Transportation Services Agreement can be extended by PBF Holding for two additional five-year periods. This agreement includes the following:

•	Transportation Services. The minimum throughput commitment for transportation services on the northern portion of the Torrance Valley Pipeline is approximately 50,000 barrels per day for a fee equal to $0.5625 per barrel of crude throughput up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $0.5625 per barrel. The minimum throughput commitment for the southern portion of the Torrance Valley Pipeline is approximately 70,000 bpd with a fee equal to approximately $1.5625 per barrel and a fee of $0.3125 per barrel for amounts in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $1.5625 per barrel; provided, however, that PBF Holding will receive a credit to PBF Holding’s account for the amount of such shortfall, and such credit will be applied in subsequent monthly invoices against excess throughput fees during any of the succeeding three months; and

•

Storage Services. PBF Holding will pay TVPC $0.85 per barrel fixed rate for the shell capacity of the Midway tank, which rate includes throughput equal to the shell capacity of the tank. PBF Holding will pay $0.85 per barrel fixed rate for each of the Belridge and Emidio storage tanks, which rate includes throughput equal to the shell capacity of each individual storage tank, subject to adjustment. PBF Holding will also pay $0.425 per barrel for throughput in excess of the shell capacity for each storage

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

tank; provided that PBF Holding has a commitment for a minimum incremental throughput in excess of the shell capacity of (A) 715,000 barrels per month for the Belridge Tank (the “Belridge Storage MTC”), and (B) 600,000 barrels per month for the Emidio tank. If, during any month, actual throughput in excess of the shell capacity of all individual storage tanks by PBF Holding is less than the throughput storage minimum commitment, then PBF Holding will pay TVPC an amount equal to the storage rate multiplied by the throughput storage minimum commitment less the actual excess volumes.

TVPC is required to maintain the Torrance Valley Pipeline in a condition and with a capacity sufficient to handle a volume of PBF Holding’s crude at least equal to the current operating capacity or the reserved crude capacity, as the case may be, subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Transportation Services Agreement.

Below is a summary of the commercial agreements entered into during the years ended December 31, 2015 and 2014 with PBFX having initial terms ranging from seven to ten years and corresponding fees for the use of each of the assets (no such agreements were entered into in the nine months ended September 30, 2016 other than in connection with the PBFX Plains Asset Purchase and TVPC Contribution). Each of these commercial agreements contains minimum volume commitments. The fees under each commercial agreement are indexed for inflation and the agreements give PBF Holding the option to renew for two additional five year terms following the expiration of the initial term.

•	a rail terminaling services agreement with PBFX with an initial term of approximately seven years, under which PBFX provides terminaling services at the DCR Rail Terminal (the “DCR Terminaling Agreement”). Pursuant to the DCR Terminaling Agreement, and based on the change in the U.S. Producer Price Index (the “PPI”), effective January 1, 2016, the terminaling service fee was decreased to $2.014 per barrel up to the minimum throughput commitment and $0.503 per barrel for volumes that exceed the minimum throughput commitment;

•	a truck unloading and terminaling services agreement with PBFX, with an initial term of approximately seven years, under which PBFX provides terminaling services at the Toledo Truck Terminal (the “Toledo Terminaling Agreement”). Pursuant to the Toledo Terminaling Agreement, and based on the change in the PPI, effective January 1, 2016, the terminaling service fee was decreased to $1.007 per barrel;

•	a terminaling services agreement, with an initial term of approximately seven years, under which PBFX provides rail terminaling services to PBF Holding at the DCR West Rack (the “West Ladder Rack Terminaling Agreement”);

•	a storage and terminaling services agreement, with an initial term of ten years, under which PBFX provides storage and terminaling services to PBF Holding at the Toledo Storage Facility (the “Toledo Storage Facility Storage and Terminaling Agreement”). Additionally, the Toledo Storage Facility Storage and Terminaling Agreement contains minimum requirements for the amount of storage contracted by PBF Holding;

•	a pipeline service agreement with PBFX, with an initial term of approximately ten years, under which PBFX, through Delaware Pipeline Company (“DPC”), provides pipeline services to PBF Holding at the Delaware City Products Pipeline (the “Delaware City Pipeline Services Agreement”). Effective July 2016, the throughput fee was decreased to $0.5396 per barrel due to a decrease in the Federal Energy Regulatory Commission tariff; and

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

•	a truck loading service agreement with PBFX, with an initial term of approximately ten years, under which PBFX, through Delaware City Logistics Company LLC (“DCLC”), provides terminaling services to PBF Holding at the Delaware City Truck Rack (the “Delaware City Truck Loading Agreement”).

Other Agreements

In addition to the commercial agreements described above, PBF Holding also entered into an omnibus agreement with PBFX, PBF GP and PBF LLC, which addresses the payment of an annual fee for the provision of various general and administrative services, among other matters (as amended from time to time, the “Omnibus Agreement”).On August 31, 2016, the Omnibus Agreement was amended and restated which increased the annual fee to $4,000 to include the Torrance Valley Pipeline. PBF Holding and certain of its subsidiaries entered into an operation and management services and secondment agreement with PBFX under which PBFX reimburses PBF Holding for the provision of certain operational services to PBFX in support of its operations, including operational services performed by certain of PBF Holding’s field-level employees (as amended from time to time, the “Services Agreement”). On August 31, 2016, the Services Agreement was amended and restated which increased the annual fee to $6,386, to include the Torrance Valley Pipeline.

Summary of Transactions

A summary of revenue and expense transactions with our affiliates is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues under affiliate agreements:
Omnibus Agreement	$1,201	$1,471	$3,460	$3,941
Services Agreement	1,280	1,122	3,523	3,412
Total expenses under commercial agreements	43,842	37,082	118,356	104,796

9. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company’s refineries are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the compositions of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating the refineries, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.

In connection with the Paulsboro refinery acquisition, the Company assumed certain environmental remediation obligations. The environmental liability of $11,198 recorded as of September 30, 2016 ($10,367 as of December 31, 2015) represents the present value of expected future costs discounted at a rate of 8.0%. The current portion of the environmental liability is recorded in Accrued expenses and the non-current portion is recorded in Other long-term liabilities. As of September 30, 2016 and December 31, 2015, this liability is self-guaranteed by the Company.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

In connection with the acquisition of the Delaware City assets, Valero Energy Corporation (“Valero”) remains responsible for certain pre-acquisition environmental obligations up to $20,000 and the predecessor to Valero in ownership of the refinery retains other historical obligations.

In connection with the acquisition of the Delaware City assets and the Paulsboro refinery, the Company and Valero purchased ten year, $75,000 environmental insurance policies to insure against unknown environmental liabilities at each site. In connection with the Toledo refinery acquisition, Sunoco, Inc. (R&M) (“Sunoco”) remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011, subject to certain limitations.

In connection with the acquisition of the Chalmette refinery, the Company obtained $3,936 in financial assurance (in the form of a surety bond) to cover estimated potential site remediation costs associated with an agreed to Administrative Order of Consent with the EPA. The estimated cost assumes remedial activities will continue for a minimum of 30 years. Further, in connection with the acquisition of the Chalmette refinery, the Company purchased a ten year, $100,000 environmental insurance policy to insure against unknown environmental liabilities at the refinery.

In connection with the acquisition of the Torrance refinery and related logistics assets, the Company assumed certain pre-existing environmental liabilities totaling $146,300 as of September 30, 2016, related to certain environmental remediation obligations to address existing soil and groundwater contamination and monitoring activities, which reflects the current estimated cost of the remediation obligations. The Company expects to make aggregate payments for this liability of $31,402 over the next five years. The current portion of the environmental liability is recorded in Accrued expenses and the non-current portion is recorded in Other long-term liabilities. In addition, in connection with the acquisition of the Torrance refinery and related logistics assets, the Company purchased a ten year, $100,000 environmental insurance policy to insure against unknown environmental liabilities. Furthermore, in connection with the acquisition, the Company assumed responsibility for certain specified environmental matters that occurred prior to the Company’s ownership of the refinery. Specifically, the Company assumed responsibility for (i) a Notice of Violation issued on March 12, 2015 by the Southern California Air Quality Management District (“SCAQMD”) relating to self-reported Title V deviations for the Torrance Refinery for compliance year 2012, (ii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2013, (iii) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2014 and (iv) a Notice of Violation issued on March 10, 2016 for self-reported Title V deviations for the Torrance Refinery for compliance year 2015. No settlement or penalty demand have been received to date with respect to these Notices. It is possible that SCAQMD will assess penalties in these matters in excess of $100 but any such amount is not expected to be material to the Company, individually or in the aggregate.

In 2010, New York State adopted a Low-Sulfur Heating Oil mandate that, beginning July 1, 2012, requires all heating oil sold in New York State to contain no more than 15 parts per million (“PPM”) sulfur. Since July 1, 2012, other states in the Northeast market began requiring heating oil sold in their state to contain no more than 15 PPM sulfur. Currently, all of the Northeastern states and Washington DC have adopted sulfur controls on heating oil. Most of the Northeastern states will now require heating oil with 15 PPM or less sulfur by July 1, 2018 (except for Pennsylvania and Maryland—500 ppm sulfur required). All of the heating oil the Company currently produces meets these specifications. The mandate and other requirements do not currently have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA issued the final Tier 3 Gasoline standards on March 3, 2014 under the Clean Air Act. This final rule establishes more stringent vehicle emission standards and further reduces the sulfur content of gasoline

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

starting in January of 2017. The new standard is set at 10 PPM sulfur in gasoline on an annual average basis starting January 1, 2017, with a credit trading program to provide compliance flexibility. The EPA responded to industry comments on the proposed rule and maintained the per gallon sulfur cap on gasoline at the existing 80 PPM cap. The standards set by the new rule are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

The EPA was required to release the final annual standards for the Renewable Fuels Standard (“RFS”) for 2014 no later than November 29, 2013 and for 2015 no later than November 29, 2014. The EPA did not meet these requirements but did release proposed standards for 2014. The EPA did not finalize this proposal in 2014. The EPA published the final 2014-2016 Renewable standards late in 2015. The EPA essentially set the standards for 2014 and 2015 at the estimated actual renewable fuel used in each year given they were for the most part regulating activities that had already occurred. In setting the 2016 standards the EPA recognized the E10 blend wall and used the general waiver authority to set the 2016 renewable fuel requirement lower than the original requirements stated in the Energy Independence Security Act (“EISA”). These new standards are being challenged by both renewable fuel producers and obligated parties in legal actions. The courts are attempting to consolidate some of these challenges. It appears unlikely the courts will be able resolve these issues before EPA releases the final 2017 standards late in 2016 assuming they stay on schedule. The EPA did propose the 2017 standards in May of 2016 and raised the requirements above the 2016 standards. Estimated 2016 production for the two categories are less than half of what will be needed to satisfy the proposed requirements in 2017. It is not clear that renewable fuel producers will be able to produce the volumes of these fuels required for blending in 2017. There are alternative options that could be used to satisfy these demands but using them will draw down available supply of excess RINs sometimes referred to as the “RIN bank” and will tighten the RIN market potentially raising RIN prices further. Industry organizations have pointed out the issues with the proposal to the EPA in commenting on the proposed standards. The EPA is continuing to receive comments on the new proposal and is targeting to release the final rule by the end of November 2016 as required. The Company is currently evaluating the final standards and they may have a material impact on the Company’s cost of compliance with RFS 2.

The EPA published a Final Rule to the Clean Water Act (“CWA”) Section 316(b) in August 2014 regarding cooling water intake structures, which includes requirements for petroleum refineries. The purpose of this rule is to prevent fish from being trapped against cooling water intake screens (impingement) and to prevent fish from being drawn through cooling water systems (entrainment). Facilities will be required to implement Best Technology Available (BTA) as soon as possible, but state agencies have the discretion to establish implementation time lines. The Company continues to evaluate the impact of this regulation, and at this time does not anticipate it having a material impact on the Company’s financial position, results of operations or cash flows.

In addition, on December 1, 2015 the EPA finalized revisions to an existing air regulation concerning Maximum Achievable Control Technologies (“MACT”) for Petroleum Refineries. The regulation requires additional continuous monitoring systems for eligible process safety valves relieving to atmosphere, minimum flare gas heat (Btu) content, and delayed coke drum vent controls to be installed by January 30, 2019. In addition, a program for ambient fence line monitoring for benzene will need to be implemented by January 30, 2018. The Company is currently evaluating the final standards to evaluate the impact of this regulation, and at this time does not anticipate it will have a material impact on the Company’s financial position, results of operations or cash flows.

In connection with the closing of the Torrance Acquisition, the Company became subject to greenhouse gas emission control regulations in the state of California to comply with Assembly Bill 32 (“AB 32”). AB 32

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

created a statewide cap on greenhouse gas emissions, including emissions from transportation fuels, with the aim of returning the state to 1990 emission levels by 2020. AB32 is implemented through two market mechanisms including the Low Carbon Fuel Standard (“LCFS”) and Cap and Trade. The Company is responsible for the AB 32 obligations related to the Torrance refinery beginning on July 1, 2016 and must purchase emission credits to comply with these obligations. Additionally, in September 2016, the state of California enacted Senate Bill 32 (“SB 32”) which further reduces greenhouse gas emissions targets to 40 percent below 1990 levels by 2030.

However, subsequent to the acquisition, the Company is recovering the majority of these costs from its customers, and as such does not expect this obligation to materially impact the Company’s financial position, results of operations, or cash flows. To the degree there are unfavorable changes to AB 32 or SB 32 regulations or the Company is unable to recover such compliance costs from customers, these regulations could have a material adverse effect on our financial position, results of operations, and liquidity.

The Company is subject to obligations to purchase Renewable Identification Numbers (“RINs”) required to comply with the Renewable Fuels Standard. In late 2015, the Environmental Protection Agency (“EPA”) initiated enforcement proceedings against companies it believes produced invalid RINs. On October 13, 2016, the Company and its subsidiaries including, Toledo Refining Company LLC and Delaware City Refining Company LLC were notified by the EPA that its records indicated that these entities used potentially invalid RINs. The EPA directed each of the subsidiaries to resubmit reports to remove the potentially invalid RINs and to replace the invalid RINs with valid RINs with the same D Code. The Company is in the process of identifying whether any of those RINs are invalid and assessing how the invalid RINs will be replaced, including seeking indemnification from the counterparty who supplied the potentially invalid RINS. While we do not know what actions the EPA will take, or penalties it will impose with respect to these identified RINs or any other RINs we have purchased that the EPA may identify as being invalid, at this time, we do not expect any such action or penalties would have a material effect on our financial condition, results of operations or cash flows.

The Company is also currently subject to certain other existing environmental claims and proceedings. The Company believes that there is only a remote possibility that future costs related to any of these other known contingent liability exposures would have a material impact on its financial position, results of operations or cash flows.

PBF LLC Limited Liability Company Agreement

The holders of limited liability company interests in PBF LLC, including PBF Energy, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC, regardless of whether such holders receive cash distributions from PBF LLC. PBF Energy ultimately may not receive cash distributions from PBF LLC equal to its share of such taxable income or even equal to the actual tax due with respect to that income. For example, PBF LLC is required to include in taxable income PBF LLC’s allocable share of PBFX’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBFX), regardless of the amount of cash distributions received by PBF LLC from PBFX, and such taxable income and gains will flow-through to PBF Energy to the extent of its allocable share of the taxable income of PBF LLC. As a result, at certain times, the amount of cash otherwise ultimately available to PBF Energy on account of its indirect interest in PBFX may not be sufficient for PBF Energy to pay the amount of taxes it will owe on account of its indirect interests in PBFX.

Taxable income of PBF LLC generally is allocated to the holders of PBF LLC units (including PBF Energy) pro-rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including PBF Energy, pro-rata

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions are required to be in an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC is required to make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

Tax Receivable Agreement

PBF Energy (the Company’s indirect parent) entered into a tax receivable agreement with the PBF LLC Series A and PBF LLC Series B Unit holders (the “Tax Receivable Agreement”) that provides for the payment by PBF Energy to such persons of an amount equal to 85% of the amount of the benefits, if any, that PBF Energy is deemed to realize as a result of (i) increases in tax basis, as described below, and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For purposes of the Tax Receivable Agreement, the benefits deemed realized by PBF Energy will be computed by comparing the actual income tax liability of PBF Energy (calculated with certain assumptions) to the amount of such taxes that PBF Energy would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of purchases or exchanges of PBF LLC Series A Units for shares of PBF Energy’s Class A common stock and had PBF Energy not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless: (i) PBF Energy exercises its right to terminate the Tax Receivable Agreement, (ii) PBF Energy breaches any of its material obligations under the Tax Receivable Agreement or (iii) certain changes of control occur, in which case all obligations under the Tax Receivable Agreement will generally be accelerated and due as calculated under certain assumptions.

The payment obligations under the Tax Receivable Agreement are obligations of PBF Energy and not of PBF LLC or the Company. In general, PBF Energy expects to obtain funding for these annual payments from PBF LLC, primarily through tax distributions, which PBF LLC makes on a pro-rata basis to its owners. Such owners include PBF Energy, which holds a 95.2% interest in PBF LLC as of September 30, 2016 (95.1% as of December 31, 2015). PBF LLC obtains funding to pay its tax distributions by causing PBF Holding to distribute cash to PBF LLC and from distributions it receives from PBFX.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

10. EMPLOYEE BENEFIT PLANS

In August 2016 the Company amended the PBF Energy Pension Plan and the Post Retirement Medical Plan to, among other things, incorporate into the plan all employees who became employed at the Company’s California locations on July 1, 2016, in connection with the Torrance Acquisition. The amendments to the plan were effective as of July 1, 2016. The components of net periodic benefit cost related to the Company’s defined benefit plans consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
Pension Benefits	2016	2015	2016	2015
Components of net periodic benefit cost:
Service cost	$10,064	$5,790	$24,743	$17,369
Interest cost	772	710	2,323	2,126
Expected return on plan assets	(1,234)	(830)	(3,447)	(2,489)
Amortization of prior service costs	13	13	39	39
Amortization of loss	328	311	716	933

Net periodic benefit cost	$9,943	$5,994	$24,374	$17,978

	Three Months Ended September 30,		Nine Months Ended September 30,
Post Retirement Medical Plan	2016	2015	2016	2015
Components of net periodic benefit cost:
Service cost	$304	$243	$743	$731
Interest cost	131	134	398	403
Amortization of prior service costs	161	76	379	228
Amortization of loss	—	—	—	—

Net periodic benefit cost	$596	$453	$1,520	$1,362

11. FAIR VALUE MEASUREMENTS

The tables below present information about the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis and indicate the fair value hierarchy of the inputs utilized to determine the fair values as of September 30, 2016 and December 31, 2015.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

We have elected to offset the fair value amounts recognized for multiple derivative contracts executed with the same counterparty; however, fair value amounts by hierarchy level are presented on a gross basis in the tables below. We have posted cash margin with various counterparties to support hedging and trading activities. The cash margin posted is required by counterparties as collateral deposits and cannot be offset against the fair value of open contracts except in the event of default. We have no derivative contracts that are subject to master netting arrangements that are reflected gross on the balance sheet.

	As of September 30, 2016
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
	Level 1	Level 2	Level 3
Assets:
Money market funds	$307,508	$—	$—	$307,508	N/A	$307,508
Commodity contracts	24,086	10,440	382	34,908	(30,065)	4,843
Derivatives included with inventory intermediation agreement obligations	—	6,194	—	6,194	—	6,194
Liabilities:
Commodity contracts	26,618	3,447	—	30,065	(30,065)	—
Catalyst lease obligations	—	44,286	—	44,286	—	44,286

	As of December 31, 2015
	Fair Value Hierarchy			Total Gross Fair Value	Effect of Counter- party Netting	Net Carrying Value on Balance Sheet
	Level 1	Level 2	Level 3
Assets:
Money market funds	$631,280	$—	$—	$631,280	N/A	$631,280
Commodity contracts	63,810	31,256	3,543	98,609	(52,482)	46,127
Derivatives included with inventory intermediation agreement obligations	—	35,511	—	35,511	—	35,511
Liabilities:
Commodity contracts	49,960	2,522	—	52,482	(52,482)	—
Catalyst lease obligations	—	31,802	—	31,802	—	31,802

The valuation methods used to measure financial instruments at fair value are as follows:

•	Money market funds categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted market prices and included within Cash and cash equivalents.

•	The commodity contracts categorized in Level 1 of the fair value hierarchy are measured at fair value based on quoted prices in an active market. The commodity contracts categorized in Level 2 of the fair value hierarchy are measured at fair value using a market approach based upon future commodity prices for similar instruments quoted in active markets.

•	The commodity contracts categorized in Level 3 of the fair value hierarchy consist of commodity price swap contracts that relate to forecasted purchases of crude oil for which quoted forward market prices are not readily available due to market illiquidity. The forward prices used to value these swaps were derived using broker quotes, prices from other third party sources and other available market based data.

•	The derivatives included with inventory supply arrangement obligations, derivatives included with inventory intermediation agreement obligations and the catalyst lease obligations are categorized in

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

Level 2 of the fair value hierarchy and are measured at fair value using a market approach based upon commodity prices for similar instruments quoted in active markets.

Non-qualified pension plan assets are measured at fair value using a market approach based on published net asset values of mutual funds as a practical expedient. As of September 30, 2016 and December 31, 2015, $9,773 and $9,325, respectively, were included within Deferred charges and other assets, net for these non-qualified pension plan assets.

The table below summarizes the changes in fair value measurements categorized in Level 3 of the fair value hierarchy:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Balance at beginning of period	$493	$1,905	$3,543	$1,521
Purchases	—	—	—	—
Settlements	(90)	(1,238)	(1,093)	(12,549)
Unrealized (loss) gain included in earnings	(21)	(852)	(2,068)	10,843
Transfers into Level 3	—	—	—	—
Transfers out of Level 3	—	—	—	—

Balance at end of period	$382	$(185)	$382	$(185)

There were no transfers between levels during the three and nine months ended September 30, 2016 and 2015, respectively.

Fair value of debt

The table below summarizes the fair value and carrying value of debt as of September 30, 2016 and December 31, 2015.

	September 30, 2016		December 31, 2015
	Carrying value	Fair value	Carrying value	Fair value
Senior Secured Notes due 2020 (a)	$670,551	$697,649	$669,644	$706,246
Revolving Loan (b)	550,000	550,000	—	—
Senior Secured Notes due 2023 (a)	500,000	475,031	500,000	492,452
Rail Facility (b)	56,035	56,035	67,491	67,491
Catalyst leases (c)	44,286	44,286	31,802	31,802

	1,820,872	1,823,001	1,268,937	1,297,991
Less—Current maturities	—	—	—	—
Less—Unamortized deferred financing costs	26,505	n/a	32,217	n/a

Long-term debt	$1,794,367	$1,823,001	$1,236,720	$1,297,991

(a)	The estimated fair value, categorized as a Level 2 measurement, was calculated based on the present value of future expected payments utilizing implied current market interest rates based on quoted prices of the Senior Secured Notes.
(b)	The estimated fair value approximates carrying value, categorized as a Level 2 measurement, as these borrowings bear interest based upon short-term floating market interest rates.
(c)	Catalyst leases are valued using a market approach based upon commodity prices for similar instruments quoted in active markets and are categorized as a Level 2 measurement. The Company has elected the fair value option for accounting for its catalyst lease repurchase obligations as the Company’s liability is directly impacted by the change in fair value of the underlying catalyst.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

12. DERIVATIVES

The Company uses derivative instruments to mitigate certain exposures to commodity price risk. Prior to December 31, 2015, the Company’s crude supply agreement contained purchase obligations for certain volumes of crude oil and other feedstocks. In addition, the Company entered into Inventory Intermediation Agreements commencing in July 2013 that contain purchase obligations for certain volumes of intermediates and refined products. The purchase obligations related to crude oil, feedstocks, intermediates and refined products under these agreements are derivative instruments that have been designated as fair value hedges in order to hedge the commodity price volatility of certain refinery inventory. The fair value of these purchase obligation derivatives is based on market prices of the underlying crude oil and refined products. The level of activity for these derivatives is based on the level of operating inventories.

As of September 30, 2016, there were no barrels of crude oil and feedstocks (no barrels at December 31, 2015) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2015) outstanding under these derivative instruments not designated as hedges. As of September 30, 2016, there were 3,284,395 barrels of intermediates and refined products (3,776,011 barrels at December 31, 2015) outstanding under these derivative instruments designated as fair value hedges and no barrels (no barrels at December 31, 2015) outstanding under these derivative instruments not designated as hedges. These volumes represent the notional value of the contract.

The Company also enters into economic hedges primarily consisting of commodity derivative contracts that are not designated as hedges and are used to manage price volatility in certain crude oil and feedstock inventories as well as crude oil, feedstock, and refined product sales or purchases. The objective in entering into economic hedges is consistent with the objectives discussed above for fair value hedges. As of September 30, 2016, there were 22,482,500 barrels of crude oil and 8,927,000 barrels of refined products (39,577,000 and 4,599,136, respectively, as of December 31, 2015), outstanding under short and long term commodity derivative contracts not designated as hedges representing the notional value of the contracts.

The following tables provide information about the fair values of these derivative instruments as of September 30, 2016 and December 31, 2015 and the line items in the condensed consolidated balance sheet in which the fair values are reflected.

Description	Balance Sheet Location	Fair Value Asset/ (Liability)
Derivatives designated as hedging instruments:
September 30, 2016:
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$6,194
December 31, 2015:
Derivatives included with the inventory intermediation agreement obligations	Accrued expenses	$35,511
Derivatives not designated as hedging instruments:
September 30, 2016:
Commodity contracts	Accounts receivable	$4,843
December 31, 2015:
Commodity contracts	Accounts receivable	$46,127

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

The following table provides information about the gain or loss recognized in income on these derivative instruments and the line items in the condensed consolidated financial statements in which such gains and losses are reflected.

Description	Location of Gain or (Loss) Recognized in Income on Derivatives	Gain or (Loss) Recognized in Income on Derivatives
Derivatives designated as hedging instruments:
For the three months ended September 30, 2016:
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$(3,145)
For the three months ended September 30, 2015:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$1,409
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$34,424
For the nine months ended September 30, 2016:
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$(29,317)
For the nine months ended September 30, 2015:
Derivatives included with inventory supply arrangement obligations	Cost of sales	$(3,220)
Derivatives included with the inventory intermediation agreement obligations	Cost of sales	$(50,150)

Derivatives not designated as hedging instruments:
For the three months ended September 30, 2016:
Commodity contracts	Cost of sales	$(15,559)
For the three months ended September 30, 2015:
Commodity contracts	Cost of sales	$31,017
For the nine months ended September 30, 2016:
Commodity contracts	Cost of sales	$(54,646)
For the nine months ended September 30, 2015:
Commodity contracts	Cost of sales	$(14,080)
Hedged items designated in fair value hedges:
For the three months ended September 30, 2016:
Intermediate and refined product inventory	Cost of sales	$3,145
For the three months ended September 30, 2015:
Crude oil and feedstock inventory	Cost of sales	$(1,409)
Intermediate and refined product inventory	Cost of sales	$(34,424)
For the nine months ended September 30, 2016:
Intermediate and refined product inventory	Cost of sales	$29,317
For the nine months ended September 30, 2015:
Crude oil and feedstock inventory	Cost of sales	$3,220
Intermediate and refined product inventory	Cost of sales	$50,150

The Company had no ineffectiveness related to the Company’s fair value hedges for the three and nine months ended September 30, 2016 and 2015.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

13. SUBSEQUENT EVENTS

Catalyst Leases

On October 18, 2016, the Company entered into two precious metals leases covering the platinum and palladium catalyst used at its Delaware City refinery. Each lease has a term of three years and will replace two existing precious metals leases that expired on October 21, 2016. The platinum catalyst lease has a fixed interest rate of 1.95% per annum (360 day basis) and annual lease payments of $210. The palladium catalyst lease has a fixed interest rate of 2.05% per annum (360 day basis) and annual lease payments of $30.

On November 4, 2016, the Company entered into a new precious metals lease covering the platinum catalyst used at its Chalmette refinery. The Chalmette catalyst lease has a term of three years, a fixed interest rate of 2.20% per annum (360 day basis), and quarterly lease payments of $43.

Distributions

On October 28, 2016, PBF Energy, PBF Holding’s indirect parent, declared a dividend of $0.30 per share on its outstanding Class A common stock. The dividend is payable on November 22, 2016 to PBF Energy Class A common stockholders of record at the close of business on November 8, 2016. PBF Holding intends to make a distribution of approximately $30,839 to PBF LLC, which in turn will make pro-rata distributions to its members, including PBF Energy. PBF Energy will then use this distribution to fund the dividend payments to the stockholders of PBF Energy.

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

As of September 30, 2016, PBF Services Company, Delaware City Refining Company LLC, PBF Power Marketing LLC, Paulsboro Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC, Toledo Refining Company LLC, Chalmette Refining, L.L.C., PBF Western Region LLC, Torrance Refining Company LLC, Torrance Logistics Company LLC and PBF Investments LLC are 100% owned subsidiaries of PBF Holding and serve as guarantors of the obligations under the Senior Secured Notes. These guarantees are full and unconditional and joint and several. For purposes of the following footnote, PBF Holding is referred to as “Issuer.” The indentures dated February 9, 2012 and November 24, 2015, among PBF Holding, PBF Finance, the guarantors party thereto and Wilmington Trust, National Association, governs subsidiaries designated as “Guarantor Subsidiaries.” PBF Energy Limited, PBF Transportation Company LLC, PBF Rail Logistics Company LLC, MOEM Pipeline LLC, Collins Pipeline Company, T&M Terminal Company, TVPC Holding Company LLC (“TVP Holding”), Torrance Basin Pipeline Company LLC and Torrance Pipeline Company LLC are consolidated subsidiaries of the Company that are not guarantors of the Senior Secured Notes. Additionally, our 50% equity investment in Torrance Valley Pipeline Company, held by TVP Holding is included in our Non-Guarantor financial position and results of operations and cash flows as TVP Holding is not a guarantor of the Senior Secured Notes.

The Senior Secured Notes were co-issued by PBF Finance. For purposes of the following footnote, PBF Finance is referred to as “Co-Issuer.” The Co-Issuer has no independent assets or operations.

The following supplemental combining and condensed consolidating financial information reflects the Issuer’s separate accounts, the combined accounts of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries, the combining and consolidating adjustments and eliminations and the Issuer’s consolidated accounts for the dates and periods indicated. For purposes of the following combining and consolidating information, the Issuer’s investment in its subsidiaries and the Guarantor subsidiaries’ investments in their subsidiaries are accounted for under the equity method of accounting.

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING BALANCE SHEET

(UNAUDITED)

	September 30, 2016
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$456,179	$20,531	$44,534	$(1,869)	$519,375
Accounts receivable	636,625	7,362	5,670	—	649,657
Accounts receivable—affiliate	21	—	3,020	—	3,041
Inventories	1,640,072	—	205,523	—	1,845,595
Prepaid expense and other current assets	30,573	22,026	2,491	—	55,090
Due from related parties	23,111,940	21,567,312	4,215,051	(48,894,303)	—

Total current assets	25,875,410	21,617,231	4,476,289	(48,896,172)	3,072,758
Property, plant and equipment, net	34,647	2,303,359	321,377	—	2,659,383
Investment in subsidiaries	1,072,153	605,169	—	(1,677,322)	—
Investment in equity method investee	—	—	176,267	—	176,267
Deferred charges and other assets, net	31,696	416,062	1,513	—	449,271

Total assets	$27,013,906	$24,941,821	$4,975,446	$(50,573,494)	$6,357,679

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$234,062	$133,195	$2,441	$(1,869)	$367,829
Accounts payable—affiliate	31,746	—	—	—	31,746
Accrued expenses	1,240,409	160,036	121,043	—	1,521,488
Deferred tax liabilities	—	—	27,989	—	27,989
Deferred revenue	10,602	—	1,470	—	12,072
Due to related parties	21,414,670	23,247,282	4,232,351	(48,894,303)	—

Total current liabilities	22,931,489	23,540,513	4,385,294	(48,896,172)	1,961,124
Delaware Economic Development Authority loan	—	4,000	—	—	4,000
Long-term debt	1,694,390	44,219	55,758	—	1,794,367
Affiliate notes payable	470,165	—	—	—	470,165
Deferred tax liabilities	—	—	25,721	—	25,721
Other long-term liabilities	29,195	176,821	7,619	—	213,635

Total liabilities	25,125,239	23,765,553	4,474,392	(48,896,172)	4,469,012
Commitments and contingencies
Equity:
Member’s equity	1,494,477	1,733,830	433,421	(2,167,251)	1,494,477
Retained earnings (accumulated deficit)	404,777	(562,045)	67,633	494,412	404,777
Accumulated other comprehensive (loss) income	(23,307)	(8,237)	—	8,237	(23,307)

Total PBF Holding Company LLC equity	1,875,947	1,163,548	501,054	(1,664,602)	1,875,947
Noncontrolling interest	12,720	12,720	—	(12,720)	12,720

Total equity	1,888,667	1,176,268	501,054	(1,677,322)	1,888,667

Total liabilities and equity	$27,013,906	$24,941,821	$4,975,446	$(50,573,494)	$6,357,679

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING BALANCE SHEET

(UNAUDITED)

	December 31, 2015
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$882,820	$6,236	$28,968	$(3,275)	$914,749
Accounts receivable	430,809	11,057	12,893	—	454,759
Accounts receivable—affiliate	917	2,521	—	—	3,438
Inventories	608,646	363,151	202,475	—	1,174,272
Prepaid expense and other current assets	24,243	9,074	384	—	33,701
Due from related parties	20,236,649	20,547,503	3,262,382	(44,046,534)	—

Total current assets	22,184,084	20,939,542	3,507,102	(44,049,809)	2,580,919
Property, plant and equipment, net	25,240	1,960,066	225,784	—	2,211,090
Investment in subsidiaries	1,740,111	143,349	—	(1,883,460)	—
Investment in equity method investee	—	—	—	—	—
Deferred charges and other assets, net	23,973	265,240	1,500	—	290,713
Due from related party—long term	—	—	20,577	(20,577)	—

Total assets	$23,973,408	$23,308,197	$3,754,963	$(45,953,846)	$5,082,722

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$196,988	$113,564	$7,566	$(3,275)	$314,843
Accounts Payable—affiliate	23,949	—	—	—	23,949
Accrued expenses	503,179	495,842	118,414	—	1,117,435
Deferred revenue	4,043	—	—	—	4,043
Due to related parties	19,787,807	21,026,310	3,232,417	(44,046,534)	—

Total current liabilities	20,515,966	21,635,716	3,358,397	(44,049,809)	1,460,270
Delaware Economic Development Authority loan	—	4,000	—	—	4,000
Long-term debt	1,137,980	31,717	67,023	—	1,236,720
Affiliate notes payable	470,047	—	—	—	470,047
Deferred tax liability	—	—	20,577	—	20,577
Other long-term liabilities	28,131	41,693	—	—	69,824
Due to related party—long term	—	20,577	—	(20,577)	—

Total liabilities	22,152,124	21,733,703	3,445,997	(44,070,386)	3,261,438
Commitments and contingencies
Equity:
Member’s equity	1,479,175	1,062,717	182,696	(1,245,413)	1,479,175
Retained earnings (accumulated deficit)	349,654	502,788	126,270	(629,058)	349,654
Accumulated other comprehensive (loss) income	(24,770)	(8,236)	—	8,236	(24,770)

Total PBF Holding Company LLC equity	1,804,059	1,557,269	308,966	(1,866,235)	1,804,059
Noncontrolling interest	17,225	17,225	—	(17,225)	17,225

Total equity	1,821,284	1,574,494	308,966	(1,883,460)	1,821,284

Total liabilities and equity	$23,973,408	$23,308,197	$3,754,963	$(45,953,846)	$5,082,722

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30, 2016
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$4,488,925	$441,554	$345,215	$(767,081)	$4,508,613

Costs and expenses
Cost of sales, excluding depreciation	3,914,018	428,587	328,734	(767,081)	3,904,258
Operating expenses, excluding depreciation	25	385,761	18,259	—	404,045
General and administrative expenses	34,820	4,312	780	—	39,912
Equity (income) loss in investee	—	—	(1,621)	—	(1,621)
Loss (gain) on sale of assets	2,418	73	5,668	—	8,159
Depreciation and amortization expense	1,341	47,472	3,865	—	52,678

	3,952,622	866,205	355,685	(767,081)	4,407,431

Income (loss) from operations	536,303	(424,651)	(10,470)	—	101,182

Other income (expense)
Equity in (loss) earnings of subsidiaries	(438,249)	—	—	438,249	—
Change in fair value of catalyst lease	—	77	—	—	77
Interest expense, net	(32,982)	(447)	(467)	—	(33,896)

Net income (loss) before income taxes	65,072	(425,021)	(10,937)	438,249	67,363
Income tax (benefit) expense	—	—	2,291	—	2,291

Net income (loss)	65,072	(425,021)	(13,228)	438,249	65,072
Less: net income (loss) attributable to noncontrolling interest	45	45	—	(45)	45

Net income (loss) attributable to PBF Holding Company LLC	$65,027	$(425,066)	$(13,228)	$438,294	$65,027

Comprehensive income (loss) attributable to PBF Holding Company LLC	$65,453	$(425,066)	$(13,228)	$438,294	$65,453

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30, 2015
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$3,215,163	$132,000	$422,306	$(551,829)	$3,217,640

Costs and expenses
Cost of sales, excluding depreciation	2,843,303	176,823	390,112	(551,829)	2,858,409
Operating expenses, excluding depreciation	(95)	200,384	(275)	—	200,014
General and administrative expenses	40,002	6,827	973	—	47,802
Equity (income) loss in investee	—	—	—	—	—
Gain on sale of assets	(70)	1	(73)	—	(142)
Depreciation and amortization expense	2,117	43,820	547	—	46,484

	2,885,257	427,855	391,284	(551,829)	3,152,567

Income (loss) from operations	329,906	(295,855)	31,022	—	65,073

Other income (expense)
Equity in (loss) earnings of subsidiaries	(262,000)	—	—	262,000	—
Change in fair value of catalyst lease	—	4,994	—	—	4,994
Interest expense, net	(19,727)	(1,277)	(884)	—	(21,888)

Net income (loss) before income taxes	48,179	(292,138)	30,138	262,000	48,179
Income taxes expense	—	—	—	—	—

Net income (loss)	48,179	(292,138)	30,138	262,000	48,179
Less: net income attributable to noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to PBF Holding Company LLC	$48,179	$(292,138)	$30,138	$262,000	$48,179

Comprehensive income (loss) attributable to PBF Holding Company LLC	$48,698	$(292,138)	$30,138	$262,000	$48,698

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Nine Months Ended September 30, 2016
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$11,119,301	$586,336	$1,005,656	$(1,546,722)	$11,164,571

Costs and expenses
Cost of sales, excluding depreciation	9,653,945	532,040	995,726	(1,546,722)	9,634,989
Operating expenses, excluding depreciation	(375)	948,403	24,195	—	972,223
General and administrative expenses	92,126	20,372	(1,226)	—	111,272
Equity (income) loss in investee	—	—	(1,621)	—	(1,621)
Loss on sale of assets	2,418	97	8,866	—	11,381
Depreciation and amortization expense	4,417	143,994	7,479	—	155,890

	9,752,531	1,644,906	1,033,419	(1,546,722)	10,884,134

Income (loss) from operations	1,366,770	(1,058,570)	(27,763)	—	280,437

Other income (expense)
Equity in (loss) earnings of subsidiaries	(1,123,054)	—	—	1,123,054	—
Change in fair value of catalyst lease	—	(4,556)	—	—	(4,556)
Interest expense, net	(95,568)	(1,289)	(1,589)	—	(98,446)

Net income (loss) before income taxes	148,148	(1,064,415)	(29,352)	1,123,054	177,435
Income taxes expense	—	—	29,287	—	29,287

Net income (loss)	148,148	(1,064,415)	(58,639)	1,123,054	148,148
Less: net income attributable to noncontrolling interest	438	438	—	(438)	438

Net income (loss) attributable to PBF Holding Company LLC	$147,710	$(1,064,853)	$(58,639)	$1,123,492	$147,710

Comprehensive income (loss) attributable to PBF Holding Company LLC	$149,173	$(1,064,853)	$(58,639)	$1,123,492	$149,173

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Nine Months Ended September 30, 2015
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Revenues	$9,737,169	$668,576	$1,250,957	$(1,893,262)	$9,763,440

Costs and expenses
Cost of sales, excluding depreciation	8,370,720	749,706	1,187,259	(1,893,262)	8,414,423
Operating expenses, excluding depreciation	(3,814)	629,846	(490)	—	625,542
General and administrative expenses	98,330	15,987	1,798	—	116,115
Equity (income) loss in investee	—	—	—	—	—
Gain on sale of assets	(251)	(232)	(650)	—	(1,133)
Depreciation and amortization expense	7,664	130,496	1,597	—	139,757

	8,472,649	1,525,803	1,189,514	(1,893,262)	9,294,704

Income (loss) from operations	1,264,520	(857,227)	61,443	—	468,736

Other income (expense)
Equity in earnings (loss) of subsidiaries	(793,606)	—	—	793,606	—
Change in fair value of catalyst lease	—	8,982	—	—	8,982
Interest expense, net	(59,111)	(4,342)	(2,462)	—	(65,915)

Net income (loss) before income taxes	411,803	(852,587)	58,981	793,606	411,803
Income taxes expense	—	—	—	—	—

Net income (loss)	411,803	(852,587)	58,981	793,606	411,803
Less: net income attributable to noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to PBF Holding Company LLC	$411,803	$(852,587)	$58,981	$793,606	$411,803

Comprehensive income (loss) attributable to PBF Holding Company LLC	$413,118	$(852,587)	$58,981	$793,606	$413,118

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW

(UNAUDITED)

	Nine Months Ended September 30, 2016
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$148,148	$(1,064,415)	$(58,639)	$1,123,054	$148,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,828	144,011	7,726	—	162,565
Stock-based compensation	—	12,658	—	—	12,658
Change in fair value of catalyst lease obligations	—	4,556	—	—	4,556
Deferred income taxes	—	—	27,813	—	27,813
Change in non-cash lower of cost or market inventory adjustment	(320,833)	—	—	—	(320,833)
Non-cash change in inventory repurchase obligations	29,317	—	—	—	29,317
Pension and other post retirement benefit costs	5,249	20,645	—	—	25,894
Loss (gain) on sale of assets	2,418	97	8,866	—	11,381
Equity in earnings of subsidiaries	1,123,054	—	—	(1,123,054)	—
Equity (income) loss in investee	—	—	(1,621)	—	(1,621)
Changes in current assets and current liabilities:
Accounts receivable	(205,816)	3,695	7,223	—	(194,898)
Due to/from affiliates	(1,624,741)	1,588,690	44,245	—	8,194
Inventories	56,792	—	(2,740)	—	54,052
Prepaid expenses and other current assets	(6,330)	(11,768)	(2,105)	—	(20,203)
Accounts payable	37,074	16,943	(5,126)	1,406	50,297
Accrued expenses	661,974	(353,030)	(897)	—	308,047
Deferred revenue	6,559	—	1,470	—	8,029
Other assets and liabilities	(7,573)	(14,210)	(97)	—	(21,880)

Net cash (used in) provided by operating activities	(83,880)	347,872	26,118	1,406	291,516
Cash flows from investing activities:
Acquisition of Torrance refinery and related logistics assets	(971,932)	—	—	—	(971,932)
Expenditures for property, plant and equipment	(16,244)	(172,174)	675	—	(187,743)
Expenditures for deferred turnaround costs	—	(138,936)	—	—	(138,936)
Expenditures for other assets	—	(27,735)	—	—	(27,735)
Investment in subsidiaries	12,800	—	—	(12,800)	—
Chalmette Acquisition working capital settlement	—	(2,659)	—	—	(2,659)
Proceeds from sale of assets	—	—	13,030	—	13,030

Net cash provided by (used in) investing activities	(975,376)	(341,504)	13,705	(12,800)	(1,315,975)
Cash flows from financing activities:
Proceeds from catalyst lease	—	7,927	—	—	7,927
Contributions from PBF LLC related to TVPC	175,000	—	—	—	175,000
Distribution to Parent	—	—	(12,800)	12,800	—
Distribution to members	(92,503)	—	—	—	(92,503)
Proceeds from affiliate notes payable	635	—	—	—	635
Repayments of affiliate notes payable	(517)	—	—	—	(517)
Proceeds from revolver borrowings	550,000	—	—	—	550,000
Repayments of Rail Facility revolver borrowings	—	—	(11,457)	—	(11,457)

Net cash provided by (used in) financing activities	632,615	7,927	(24,257)	12,800	629,085
Net increase in cash and cash equivalents	(426,641)	14,295	15,566	1,406	(395,374)
Cash and cash equivalents, beginning of period	882,820	6,236	28,968	(3,275)	914,749

Cash and cash equivalents, end of period	$456,179	$20,531	$44,534	$(1,869)	$519,375

PBF HOLDING COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT UNIT, BARREL AND PER BARREL DATA)

14. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS OF PBF HOLDING

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW

(UNAUDITED)

	Nine Months Ended September 30, 2015
	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Combining and Consolidating Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$411,803	$(852,587)	$58,981	$793,606	$411,803
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,085	130,513	2,377	—	145,975
Stock-based compensation	—	6,329	—	—	6,329
Change in fair value of catalyst lease obligations	—	(8,982)	—	—	(8,982)
Non-cash change in inventory repurchase obligations	—	53,370	—	—	53,370
Change in non-cash lower of cost of market inventory adjustment	(2,091)	83,238	—	—	81,147
Pension and other post retirement benefit costs	5,769	13,571	—	—	19,340
Equity income in investee	—	—	—	—	—
Gain on sale of assets	(251)	(232)	(650)	—	(1,133)
Equity in earnings of subsidiaries	793,606	—	—	(793,606)	—
Changes in current assets and current liabilities:
Accounts receivable	149,427	7,589	(1,371)	—	155,645
Due to/from affiliates	(729,595)	818,461	(76,300)	—	12,566
Inventories	(34,187)	(54,258)	(22,385)	—	(110,830)
Prepaid expenses and other current assets	(17,976)	(5,019)	—	—	(22,995)
Accounts payable	(113,856)	(654)	(8,404)	166	(122,748)
Accrued expenses	(206,906)	(27,197)	(108,678)	—	(342,781)
Deferred revenue	2,947	—	—	—	2,947
Other assets and liabilities	(3,430)	(18,276)	(178)	—	(21,884)

Net cash provided by (used in) operating activities	268,345	145,866	(156,608)	166	257,769
Cash flows from investing activities:
Expenditures for property, plant and equipment	(188,364)	(99,567)	—	—	(287,931)
Expenditures for refinery turnarounds costs	—	(39,725)	—	—	(39,725)
Expenditures for other assets	—	(7,275)	—	—	(7,275)
Investment in subsidiaries	5,000	—	—	(5,000)	—
Proceeds from sale of assets	60,902	—	107,368	—	168,270

Net cash provided by (used in) investing activities	(122,462)	(146,567)	107,368	(5,000)	(166,661)
Cash flows from financing activities:
Proceeds from members’ capital contributions	—	—	5,000	(5,000)	—
Distributions to Parent	—	—	(10,000)	10,000	—
Proceeds from affiliate notes payable	29,773	—	—	—	29,773
Proceeds from Rail Facility revolver borrowings	—	—	102,075	—	102,075
Repayments of Rail Facility revolver borrowing	—	—	(71,938)	—	(71,938)

Net cash provided by financing activities	29,773	—	25,137	5,000	59,910
Net increase (decrease) in cash and cash equivalents	175,656	(701)	(24,103)	166	151,018
Cash and cash equivalents, beginning of period	185,381	704	34,334	(2,016)	218,403

Cash and cash equivalents, end of period	$361,037	$3	$10,231	$(1,850)	$369,421

Torrance Refinery & Associated

Logistics Business

Unaudited Combined Financial Statements as of and for the

period ended June 30, 2016

Torrance Refinery & Associated Logistics Business

Index

Page(s)
Combined Balance Sheets (unaudited) June 30, 2016 and December 31, 2015	F-149
Combined Statement of Income (unaudited) Six Months Ended June 30, 2016 and 2015	F-150
Combined Statement of Changes in Net Parent Investment (unaudited) June 30, 2016 and June 30, 2015	F-151
Combined Statement of Cash Flows (unaudited) Six Months Ended June 30, 2016 and 2015	F-152
Notes to the Unaudited Combined Financial Statements	F-153 - F-158

Torrance Refinery & Associated Logistics Business

Combined Balance Sheets

	June 30, 2016	December 31, 2015
	(in thousands of dollars) (unaudited)
ASSETS
Current Assets
Affiliates accounts receivable (net)	45,814	289,194
Inventories	540,185	465,521

Total Current Assets	585,999	754,715

Non Current Assets
Property, plant and equipment (net)	867,309	876,908

Total Non Current Assets	867,309	876,908

Total Assets	1,453,308	1,631,623

LIABILITIES AND NET PARENT INVESTMENT
Current Liabilities
Other current liabilities	217,224	170,685

Total Current Liabilities	217,224	170,685

Non Current Liabilities
Deferred income tax	224,523	248,258
Environmental liabilities	15,154	12,736

Total Non Current Liabilities	239,677	260,994

Total Liabilities	456,901	431,679

Commitments and Contingencies (see Note 9)
Equity
Net parent investment	996,407	1,199,944

Total liabilities and net parent investment	1,453,308	1,631,623

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Income

	Six Months Ended June 30,
	2016	2015
	(in thousands of dollars) (unaudited)
REVENUES
Sales—related party	1,078,816	1,794,621
Other revenue	195	34

Total Revenues	1,079,011	1,794,655
COST AND EXPENSES
Cost of sales excluding depreciation expense—related party	1,000,845	1,724,466
Operating expenses	349,460	455,620
Selling, general and administrative expenses	52,778	45,972
Depreciation expense	34,722	36,293

Total Cost and Expenses	1,437,805	2,262,351
Income / (Loss) before Income Tax Expense	(358,794)	(467,696)

INCOME TAX EXPENSE
Current income tax benefit / (expense)	120,201	185,066
Deferred income tax benefit / (expense)	23,735	5,502

Total Income Tax Benefit / (Expense)	143,936	190,568

Net Income / (Loss)	(214,858)	(277,128)

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Changes in Net Parent Investment

Net Parent Investment
(in thousands of dollars) (unaudited)
Balance as of December 31, 2014	1,098,216

Net loss	(277,128)
Net change in parent investment	239,909

Balance as of June 30, 2015	1,060,997

Balance as of December 31, 2015	1,199,944
Net loss	(214,858)
Net change in parent investment	11,321

Balance as of June 30, 2016	996,407

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Combined Statements of Cash Flows

	Six Months Ended June 30,
	2016	2015
	(in thousands of dollars) (unaudited)
Cash flows from operating activities:
Net Income / (Loss)	(214,858)	(277,128)
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation expense	34,722	36,293
Deferred income taxes	(23,735)	(5,502)
Inventory market valuation charge	60,311	70,940
Changes in assets and liabilities:
Affiliates accounts receivable, net	243,380	67,290
Inventory	(134,975)	(207,045)
Affiliates accounts payable, net	—	23,842
Other current liabilities	46,539	69,847
Other non-current liabilities	2,418	2,449

Net Cash (used) provided by operating activities	13,802	(219,014)

Cash flows from investing activities:
Capital expenditures	(25,123)	(20,895)

Net cash (used) by investing activities	(25,123)	(20,895)

Cash flows from financing activities:
Net capital contribution from / (distribution to) parent	11,321	239,909

Net cash provided (used) by financing activities	11,321	239,909

Net increase (decrease) in Cash & Cash equivalents	—	—
Cash and Cash equivalents at the beginning of year	—	—

Cash and Cash equivalents at the end of year	—	—

Supplemental non-cash transactions:
Change in environmental liabilities	2,418	2,449

The accompanying notes are an integral part of these combined financial statements.

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

1. Description and Nature of the Business and Basis of Presentation

Description and Nature of the Business

Torrance Refinery & Associated Logistics Business (collectively the “Company”) operates a refinery (the “Refinery”) owned by ExxonMobil Oil Corporation (referred to as the “Seller”) in Torrance, California, including the Torrance Terminal, the refinery process units, fuel process and handling units, above ground and underground storage tanks and piping, utilities, office buildings and other structures, fixtures and tangible property. The Refinery covers 750 acres, and has a processing capacity of 155,000 barrels of crude oil per day. Additionally, the Company operates the pipeline systems (the “Pipelines”) used to transport crude oil to the Refinery.

The Company has historically consolidated its transactions within its parent company, Exxon Mobil Corporation (referred to as “ExxonMobil”).

On September 29, 2015, ExxonMobil Oil Corporation and Mobil Pacific Pipeline Company signed an agreement with PBF Holding Company LLC for the sale of the Company (hereafter referred to as the “Transaction”). Per the terms of the agreement, PBF Holding Company LLC will acquire one hundred percent of the Company for an aggregate purchase price of $537.5 million plus other final working capital adjustments determined at the time of closing. The Transaction closed on July 1, 2016.

Basis of Presentation

These unaudited Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of ExxonMobil. The accompanying unaudited Combined Financial Statements and related notes present the combined financial position, results of operations, cash flows and changes in net parent investment of the Company. These unaudited Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying Combined Statements of Operations also include expense allocations for certain functions historically performed by ExxonMobil, including allocations of general corporate services, such as treasury, accounting, human resources and legal services. These allocations were based on direct usage when identifiable, the percentage of operating expenses, the percentage of production capacity or headcount. We believe the assumptions underlying the accompanying Combined Financial Statements, including the assumptions regarding the allocation of expenses from ExxonMobil, are reasonable. Nevertheless, the accompanying Combined Financial Statements may not include all of the expenses that would have been incurred and may not reflect our combined financial position, results of operations, and cash flows had we been a stand-alone company during the periods presented. The Company does not have any components of comprehensive income and, as such, comprehensive income is equal to net income. The combined financial position, results of operations and cash flows of the Company may not be indicative of the Company had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what the Company’s combined financial position, results of operations and cash flows may be in the future.

These unaudited Combined Financial Statements have not been audited by independent accountants. In the opinion of management, these unaudited Combined Financial Statements reflect all adjustments necessary to fairly state the Company’s financial position at June 30, 2016 and December 31, 2015 and its results of operations and cash flows for the six months ended June 30, 2016 and 2015. All such adjustments are of a normal recurring nature. The results of interim periods are not necessarily indicative of annual results.

Certain disclosures have been omitted from these unaudited Combined Financial Statements. Accordingly, these unaudited Combined Financial Statements should be read in conjunction with the audited Combined Financial Statements and related notes for the year ended December 31, 2015.

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

The accompanying unaudited Combined Financial Statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results can differ from those estimates.

2. Recently Issued Accounting Standards

In August 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. ASU 2014-09 establishes a single revenue recognition model for all contracts with customers, eliminates industry specific requirements, and expands disclosure requirements. The standard is required to be adopted beginning January 1, 2018.

“Sales” on the accompanying Combined Statements of Income includes sales, excise and value-added taxes on sales transactions. When the Company adopts the standard, revenue will exclude sales-based taxes collected on behalf of third parties. This change in reporting will not impact earnings. The Company continues to evaluate other areas of the standard and its effect on the Company’s Combined Financial Statements.

In August 2014, the FASB issued an accounting standards update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management will be required to assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The accounting standards update will be effective for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The Company does not expect application of this standard to have an impact on its Combined Financial Statements.

In July 2015, the FASB issued changes related to the simplification of the measurement of inventory. The changes require entities to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The changes do not apply to inventories that are measured using either the last-in, first-out method or the retail inventory method. The change is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company does not believe the standard will have a material effect on its Combined Financial Statements.

In November 2015, the FASB issued an accounting standards update to simplify the balance sheet classification of deferred taxes. The update requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The update does not change the existing requirement that only permits offsetting within a jurisdiction. The change is effective for fiscal years and interim

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

periods within those fiscal years beginning after December 15, 2016. The guidance may be applied either prospectively or retrospectively with early adoption permitted. The Company does not believe the standard will have a material effect on its Combined Financial Statements.

In February 2016, the FASB issued an update that requires companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those assets. The standard is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted for financial statements of fiscal years or interim periods that have not been previously issued. The Company is assessing the impact of the standard on its Combined Financial Statements.

3. Related Party Transactions

The Company is part of the consolidated operations of ExxonMobil and all of its transactions are derived from transactions with ExxonMobil. All revenues include amounts earned for the sale of crude oil and petroleum products to ExxonMobil at market based transfer prices. Cost of sales includes amounts paid for crude oil products and other petroleum feedstocks at market based transfer prices. Operating expenses include freight, energy and operating expenses charged by ExxonMobil to the Company based upon usage. The payment terms related to these transactions are 30 days.

Additionally, ExxonMobil provides the Company substantial labor and overhead support. The accompanying Combined Financial Statements include general corporate services expense allocations for support functions provided by ExxonMobil to the Company, which are recorded as selling, general, and administrative expenses. These support functions include direct labor and benefits as well as centralized corporate support services that include but are not limited to treasury, accounting, payroll, human resources, facilities management, information technology and legal services. Allocations are based on direct usage when identifiable, the percentage of operating expenses, the percentage of production capacity or headcount. Management believes that these allocations are reasonable and reflect the utilization of services provided and benefits received, but may differ from the costs that would have been incurred had the Company operated as a stand-alone company for the periods presented.

4. Affiliates accounts receivable, net and Affiliates accounts payable, net

The Company records its affiliate accounts receivable and affiliate accounts payable balances as net on the Combined Balance Sheets. These accounts are as follows:

	June 30, 2016	December 31, 2015
	(in thousands of dollars)
Affiliates accounts receivable	268,404	563,968
Affiliates accounts payable	(222,590)	(274,774)

Affiliate accounts receivable, net	45,814	289,194

The affiliates accounts receivable balances included an income tax benefit of $120 million and $355 million at June 30, 2016 and December 31, 2015, respectively. The carrying value of the Company’s account receivables with affiliated entities approximates fair value due to their short-term nature.

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

5. Inventory

Inventories at June 30, 2016 and December 31, 2015 consist of the following:

	June 30, 2016	December 31, 2015
	(in thousands of dollars)
Crude oil	104,890	70,256
Petroleum products and other feedstock	173,559	138,483
Certificates and emissions credits	214,876	210,693
Material and supplies	31,633	29,295
Catalysts inventory	15,227	16,794

Total Inventory	540,185	465,521

Net loss included a loss of $60 million and $71 million, for the period ended June 30, 2016 and 2015 respectively, attributable to the effects of lower of cost or market valuation adjustments for the Company’s crude oil and petroleum products and other feedstocks inventory. These losses are included in ‘Cost of sales excluding depreciation expense’ for each respective year.

6. Property, plant and equipment

Property, plant, and equipment at June 30, 2016 and December 31, 2015 consists of the following:

	June 30, 2016	December 31, 2015
	(in thousands of dollars)
Machinery and equipment	2,505,377	2,470,504
Buildings	49,105	43,820
Incomplete construction	27,522	41,545
Land	19,477	19,477

Total Property, plant and equipment	2,601,481	2,575,346

Less: Accumulated depreciation	(1,734,172)	(1,698,438)

Property, plant and equipment, net	867,309	876,908

7. Biofuels certificates and carbon emissions credits

Biofuels certificates

The U.S. Environmental Protection Agency (“EPA”) Renewable Fuel Standard program was implemented in 2005 and amended by the Energy Independence and Security Act of 2007, requires the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, the Seller purchases biofuel certificates to meet those obligations. The Company is allocated all of its biofuel certificates from the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The Company charges cost of sales and records a liability for its allocated portion of the expected overall biofuels blending obligation of the Seller based on its actual production of motor fuels as a percentage of the Seller’s total U.S. refining actual production of motor fuels. The purchase price of the biofuel certificates allocated to the Company is based on prevailing market prices with third parties and is equal to the actual cost the

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

Seller paid for biofuel certificates to meet the Seller’s obligation for the compliance year. As of June 30, 2016 and December 31, 2015 the Company recognized a liability for outstanding biofuel obligations of $63 million and $52 million, respectively.

Biofuel certificates purchased and held by the Seller and allocated to the Company are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balances related to biofuel certificates included in the inventory balance as of June 30, 2016 and December 31, 2015 were $61 million and $57 million, respectively.

Carbon emissions credits

The EPA and the State of California have promulgated multiple regulations to control greenhouse gas emissions under the Federal Clean Air Act and California Assembly Bill 32 (“AB 32”). These regulations require the Company to purchase greenhouse gas cap and trade emissions credits. The Company charges cost of revenues when emissions credits are required to be purchased and records a liability for the obligation to purchase those emissions credits as an other current liability. The purchase price of the emissions credits is based on prevailing market prices with third parties and is equal to the actual cost the Company paid for emissions credits to meet its obligation for the compliance year. As of June 30, 2016 and December 31, 2015 the Company recognized emissions obligations of $149 million and $106 million, respectively.

Carbon emissions credits purchased on behalf of the Company by the Seller are recorded as inventory until they are required to be surrendered to government regulators. The Company’s balances related to emissions credits included in the inventory balance as of June 30, 2016 and December 31, 2015 were $154 million and $154 million, respectively.

8. Income Taxes

The Company is not subject to income tax as it is not a stand-alone entity. The current federal and state income taxes included in these Combined Financial Statements represent the Company’s estimated share of ExxonMobil’s current federal and state income taxes. Deferred federal and state income taxes are recognized for the estimated future tax consequences and benefits attributable to differences between the financial statement carrying amounts of assets and liabilities and their tax basis, as if tax returns were filed for the Company as a stand-alone entity.

The Company’s effective tax rate was 40.1% and 40.7% for the periods presented resulting in a tax benefit for the six months ended June 30, 2016 and 2015 of $144 million and $191 million, respectively. The tax benefit is composed of both Federal and State income tax. The Company incurred non-deductible regulatory expenses of $6 million which have been treated as permanent differences for the six months period ended June 30, 2016. There were no discrete items for the six months period ended June 30, 2015.

The net losses, incurred by the Company for the periods ended June 30, 2016 and 2015, resulted in the Company generating net operating losses resulting in tax benefits recorded as Affiliate Accounts Receivable, discussed in Note 4. As these net operating losses are expected to be utilized by the ultimate tax paying entity, a valuation allowance has not been recorded against Affiliate Accounts Receivable under the benefits-for-loss method.

Similarly, there has been no valuation allowance for the gross deferred tax assets as these are expected to be utilized by the ultimate tax paying entity.

Torrance Refinery & Associated Logistics Business

Notes to the Unaudited Combined Financial Statements

Period Ended June 30, 2016

9. Commitments and Contingencies

Environmental obligations. We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required.

Litigation. The Company can be subject to claims and complaints that may arise in the ordinary course of business. Management has regular litigation reviews, including updates from ExxonMobil, to assess the need for accounting recognition or disclosure of these contingencies. The Company would accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company would not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Company would disclose the nature of the contingency and, where feasible, an estimate of the possible loss. For purposes of the contingency disclosures, “significant” includes material matters as well as other matters which management believes should be disclosed.

Commitments. The Company leases office space and equipment under operating lease agreements that expire on various dates through 2020 and beyond. The commitments under these agreements are not recorded in the accompanying unaudited Combined Balance Sheets. There are no events or uncertainties beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

Based on the Sales and Purchase agreement between ExxonMobil Oil Corporation and Shell Trading (US) Company (collectively the “Buyers”) and Aera Energy LLC (“Aera” or the “Seller”), a majority of Aera’s crude oil produced from its properties in the San Joaquin Valley will be sold and delivered to the Torrance refinery. Subsequent to the sale transaction between ExxonMobil and PBF Holding Company LLC as disclosed in Note 1, Aera will continue to supply the refinery for future years with the volumes purchased as part of this agreement.

10. Subsequent Events

On July 1, 2016, ExxonMobil completed the sale of Torrance Refinery and Associated Logistics Business to PBF Holding Company LLC.

We have evaluated subsequent events through the date that this report was available to be issued, September 13, 2016, and determined that there were no subsequent events requiring recognition or disclosure in our accompanying unaudited Combined Financial Statements and notes to the unaudited Combined Financial Statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2015 and 2014

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$177,291	$158,373
Receivables (note 3)	92,327	120,617
Inventories	252,841	242,802
Prepaid expenses	127,971	69,794

Total current assets	650,430	591,586

Noncurrent assets:
Property, plant, and equipment- net	325,876	749,101
Other assets	4,517	4,124

Total noncurrent assets	330,393	753,225

Total	$980,823	$1,344,811

Liabilities and Members’ Deficit
Current liabilities:
Payables to affiliates (note 3)	$945,153	$1,216,763
Accounts payable and accrued expenses	249,536	189,771

Total current liabilities	1,194,689	1,406,534

Other	1,565	1,601

Total noncurrent liabilities	1,565	1,601

Total liabilities	$1,196,254	$1,408,135

Members’ deficit:
ExxonMobil	(107,111)	(32,873)
ExxonMobil Pipeline	(3,085)	(947)
PDV Chalmette	(110,197)	(33,820)

Total Chalmette Refining L.L.C. and Subsidiaries’ deficit	(220,393)	(67,640)
Noncontrolling interests	4,962	4,316

Total deficit	(215,431)	63,324)

Total	$980,823	$1,344,811

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Operations

Nine months ended September 30, 2015 and 2014

(Unaudited)

(In thousands)

	September 30, 2015	September 30, 2014
Revenues:
Sales (note 3)	$3,388,258	$5,383,848
Interest income	109	217

Total revenue	3,388,367	5,384,065

Cost of sales and expenses:
Cost of sales and operating expenses	2,961,695	5,259,082
Selling, general, and administrative expenses	134,438	132,678
Depreciation and amortization	38,934	37,450
Impairment of property, plant, and equipment	405,408

Total cost of sales and expenses	3,540,475	5,429,210

Net loss	(152,107)	(45,145)
Less net income attributable to noncontrolling interests	646	667

Net loss attributable to Chalmette Refining L.L.C. and Subsidiaries	$(152,753)	$(45,812)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Nine months ended September 30, 2015 and 2014

(Unaudited)

(In thousands)

	September 30, 2015	September 30, 2014
Cash flows from operating activities:
Net loss	$(152,107)	$(45,145)
Adjustments to reconcile net income to net cash provided by (used in) by operating activities:
Depreciation and amortization	38,934	37,450
Impairment of property, plant and equipment	405,408
Other noncurrent liabilities	(36)	(48)
Changes in operating assets and liabilities:
Receivables	28,290	(2,821)
Inventory	(10,039)	(14,548)
Prepaid expenses	(58,177)	(47,636)
Payables to affiliates	(271,610)	(98,120)
Accounts payable and accrued expenses	60,090	131,496
Other assets	(393)	2,803

Net cash provided by (used in) operating activities	40,360	(36,569)

Cash flows from investing activities:
Capital expenditures	(21,442)	(41,295)

Net cash used in investing activity	(21,442)	(41,295)

Net increase (decrease) in cash and cash equivalents	18,918	(77,864)
Cash and cash equivalents, beginning of period	158,373	310,180

Cash and cash equivalents, ending of period	$177,291	$232,316

Noncash transactions:
Change in capital expenditures included in accounts payable and accrued expenses	$—	$413
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$16,854	$13,683

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (Unaudited)

(1) Significant Accounting Policies

(a) Basis of Presentation

Certain information and note disclosures normally in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted; however, management believes the disclosures that are made are adequate to make the information presented not misleading. These financial statements and notes should be read in conjunction with the consolidated financial statements and notes thereto included in Chalmette Refining, L.L.C.’s consolidated financial statements for the year ended December 31, 2014.

(b) Organization

Chalmette Refining, L.L.C. was formed as a limited liability company on June 17, 1997, by PDV Chalmette, Inc., a Delaware corporation (PDV Chalmette), which is a wholly owned subsidiary of PDV Holding, Inc., a Delaware corporation, which is a wholly owned subsidiary of Petroleos de Venezuela S.A. (PDVSA); ExxonMobil Oil Corporation; a New York corporation (ExxonMobil); and Mobil Pipe Line Company, a Delaware corporation (EMPLC), both of which are wholly owned subsidiaries of Exxon Mobil Corporation, a Delaware corporation. In accordance with the amended and restated Limited Liability Company Agreement dated October 28, 1997 (the L.L.C. Agreement), the members’ liability is limited to the maximum amount permitted under the laws of the state of Delaware and the limited liability status expires on the occurrence of events specified in the L.L.C. Agreement. PDV Chalmette, ExxonMobil, and EMPLC are collectively referred to as the members.

The accompanying consolidated financial statements have been prepared assuming Chalmette Refining, L.L.C. and its wholly and majority-owned subsidiaries (collectively, the Company) will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Under the terms of the Company’s L.L.C. Agreement, if at any time the Company’s Executive Committee determines that the Company requires additional capital, it shall notify the members of the amount of additional capital required to enable the Company to realize its assets and discharge its liabilities in the normal course of business. The L.L.C. Agreement also allows for additional alternatives for funding the Company pursuant to which the members have agreed to defer payments of amounts otherwise currently due and payable to the members for Company purchases of crude oil and petroleum intermediate feedstocks. Such deferred payables, which are included in “payables to affiliates” in the accompanying consolidated balance sheet, bear interest at 30-day LIBOR plus 6% (6.19% at September 30, 2015 and 6.15% at December 31, 2014) and aggregated $667 million at September 30, 2015 and $913 million at December 31, 2014. Changes in deferred payables to affiliates are reflected as operating activities in the accompanying consolidated statements of cash flows. Interest expense on the deferred payables to affiliates for the period ended September 30, 2015 and 2014 is $37 million and $36 million, respectively. The interest expense is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company.

The Company operates a crude oil and petrochemical refinery (the Refinery) located in Chalmette, Louisiana and related pipeline and storage facilities.

F-163

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (Unaudited)

In conjunction with the terms of the Asset Contribution Agreement (the Agreement) entered into on October 28, 1997, the members contributed the following net assets to the Company in exchange for membership interests in the Company:

Percentage Interests—The relative ownership interests of the members, as defined in the L.L.C. Agreement, shall be equal to their percentage interests that are PDV Chalmette—50%; ExxonMobil—48.6%; and EMPLC—1.4%.

Profit and Loss Allocation—Profits and losses, adjusted for any differences between the distribution value and book value on any property that is distributed in kind to any member, shall be allocated according to the L.L.C. Agreement among the members in accordance with their percentage interests.

Distributions—One hundred percent of operating cash, as defined in the L.L.C. Agreement, shall be distributed to the members in accordance with their percentage interests. There were no distributions in the nine-month period ended September 30, 2015 or for the year ended December 31, 2014.

(c) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chalmette Refining, L.L.C and its wholly and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(d) Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations could be influenced by domestic and international political, legislative, regulatory, and legal environments. In addition, significant changes in the prices or availability of crude oil could have a significant impact on the Company’s results of operations for any particular year.

(e) Biofuel Obligations

Government regulations require the Company to blend a certain percentage of  biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, it purchases biofuel certificates to meet those obligations. The Company purchases all of its biofuel certificates from ExxonMobil, a related party. The purchase price of the biofuel certificates is based on a contract with ExxonMobil and is equal to the average price ExxonMobil paid for biofuel certificates to meet the Company’s obligation for the compliance year. The purchase price is set by the reporting date but may be lowered in the following period if ExxonMobil has available carryover certificates from a prior year at a lower average price. As of September 30, 2015 and December 31, 20I4, the Company recognized outstanding biofuel obligations of $202.2 million and $145.2 million, respectively.

F-164

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (Unaudited)

As of the date of this report, government regulators have not issued the 2014 applicable standards, which have delayed the surrendering of the biofuel certificates related to 2013 compliance. Accordingly, those certificates are recorded as other inventory at their historic costs of $79.5 million at September 30, 2015. The Company prepaid $122.8 million to ExxonMobil as of September 30, 2015 and $65.7 million as of December 31, 2014 for its 2014 and 2015 compliance certificates.

On October 30, 2015 ExxonMobil and PBF Energy, Inc. agreed that effective with the closing of the sale discussed in note 2, ExxonMobil will assume the 2014 and 2015 biofuel obligations up to November 1, 2015.

(f) Income Taxes

Chalmette Refining, L.L.C. has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members. As a result, the consolidated financial statements include no provision for federal or state income taxes relating to Chalmette Refining, L.L.C. Certain subsidiaries of Chalmette Refining, L.L.C. are subject to taxation, and income taxes have been provided in the accompanying consolidated financial statements for such entities. Income tax expense and related liabilities are not material.

(g) Subsequent Events

The Company evaluated events of which its management was aware subsequent to September 30, 2015, through the date that this report was available to be issued, which is October 30, 2015.

(2) Impairment

On June 17, 2015, the members signed an agreement with PBF Energy Inc. for the sale of the Company’s outstanding members’ interests. Per the terms of the sale agreement, PBF Energy will acquire one hundred percent of the Company including it’s wholly and majority-owned subsidiaries. The transaction is expected to close on November 1, 2015. Management concluded the signing of the sale agreement was a triggering event and recorded an impairment charge of $405.4 million to reduce the carrying amount of property, plant, and equipment to its fair value.

(3) Related Parties

In accordance with the Operating Agreement, entered into by ExxonMobil and the Company, ExxonMobil provides all managerial personnel, operating personnel, technical personnel, and support personnel, and services to operate the Company. For the nine months ended September 30, 2015 and 2014, the Company was charged approximately $87 million and $86 million, respectively, for such personnel and services under the terms of the Operating Agreement. The balance payable to ExxonMobil and/or its affiliates was approximately $10 million at September 30, 2015 and $8 million at December 31, 2014.

The Company was also charged various other operating expenses from ExxonMobil and/or its affiliates ($83 million for the nine months ended September 30, 2015 and $99 million for the nine months ended September 30, 2014) and PDVSA and/or its affiliates ($23 million for the nine months ended September 30, 2015 and $28 million for the nine months ended September 30, 2014). The balance payable to ExxonMobil and/or its affiliates was approximately $15 million and $12 million at September 30, 2015 and December 31, 2014, respectively. The balance payable to PDVSA and/or its affiliates was approximately $17 million and $71 million at September 30, 2015 and December 31, 2014, respectively.

F-165

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (Unaudited)

A majority of the Company’s purchases of crude oil and petroleum intermediate feedstocks were from Exxon Mobil and/or its affiliates ($1,855 million and $3,760 million for the nine months ended September 30, 2015 and 2014, respectively) and PDVSA and/or its affiliates ($776 million and $1,129 million for the nine months ended September 30, 2015 and 2014, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $456 million and $604 million at September 30, 2015 and December 31, 2014, respectively. The balance payable to PDVSA and/or its affiliates was approximately $448 million at September 30, 2015 and $522 million at December 31, 2014. Prior to 2000, substantially all such purchases were made from ExxonMobil pursuant to the terms of a nonassociation Crude Oil Supply Agreement (NA-COSA), wherein the purchase price was dependent upon several factors including the product acquired, the method of acquisition, the location of the acquisition, and current market prices. In 2000, the Company began to make significant purchases of crude oil under the terms of the Association Oil Supply Agreement in addition to continuing purchases under the NA-COSA. Under the terms of the Association Oil Supply Agreement, dated November 1, 1997, affiliates of ExxonMobil and PDVSA are required to sell their respective percentage interest of extra-heavy oil to the Company at prices dependent upon several factors including the product acquired and current market prices. The term of the Association Oil Supply Agreement is dependent upon production of Cerro Negro crude from the Venezuela area known as Orinoco Belt and is anticipated to be produced over a period of approximately 35 years.

As of January 1, 2008, the NA-COSA was terminated. Sales of nonassociation crude oil have continued, and will continue until further notice, on a spot basis pursuant to written agreements that generally follow the basic terms and conditions of the NA-COSA. Additionally, due to changes in ExxonMobil and PDV Chalmette affiliates’ interests in the upstream Cerro Negro project, the Association Oil Supply Agreement has also been terminated. The sale and purchase of Cerro Negro crude (Morichal 16) from PDV Chalmette affiliates continues on a spot basis and in accordance with PDVSA standard terms and conditions, as amended by the Company. The Company will continue to entertain the development of replacement agreements with its owners/suppliers. Management does not anticipate a material adverse effect on the Company’s financial position, results of operations, or cash flows resulting from the continued supply of crude using spot sales or potential future negotiations regarding supply framework agreements.

For the nine months ended September 30, 2015 and 2014, a substantial portion of the Company’s sales were to ExxonMobil (approximately $3,369 million and $5,335 million, respectively). The receivable balance due from Exxon Mobil was approximately $87 million and $117 million at September 30, 2015 and December 31, 2014, respectively. Sales of gasoline and distillates are made under the terms of sales agreements, which were effective November 1, 1997, and are renewable on an annual basis at the expiration of their initial terms. The sales price is based upon a percentage of published prices for the respective product and is dependent upon the method of delivery. Furthermore, the terms of the sales agreements are such that ExxonMobil has the contractual obligation to purchase 100% of the Company’s gasoline and distillate products, with PDV Chalmette having the option to purchase up to 50% of such production. PDV Chalmette did not exercise this option in 2015. Sales of gasoline and distillates represented approximately 88% of total sales for both the nine months ended September 30, 2015 and 2014. Other products are sold, to affiliates, under various agreements having varying terms and pricing methods.

Effective with the closing of the sale discussed in note 2, all material related party agreements will terminate.

F-166	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2015 and 2014 (Unaudited)

(4) Inventories

Inventories consisted of the following (in thousands):

	September 30, 2015	December 31, 2014
Petroleum and chemical products	$81,872	$83,342
Crude oil	60,478	54,049
Materials and supplies	25,240	25,945
Other	85,251	79,466
	$252,841	$242,802

Crude oil and petroleum and chemical product inventories are stated at the lower of cost or market, and cost is determined using the last-in, first-out (LIFO) method. At September 30,2015 and December 31,2014, the ending inventory replacement cost was approximately $252 million and $319 million, respectively. Materials and supplies are valued primarily using the moving average cost method. Other inventories include biofuels certificates required to satisfy the Company’s compliance obligation valued at cost of acquisition.

(5) Property, Plant, and Equipment- Net

Property, plant, and equipment consisted of the following (in thousands):

	September 30, 2015	December 31, 2014
Land	$15,136	$15,136
Buildings	23,725	23,713
Machinery and equipment	1,345,649	1,342,427
Construction in progress	38,608	23,533

Total property, plant, and equipment	1,423,118	1,404,809
Accumulated depreciation and amortization	(1,097,242)	(655,708)

Property, plant, and equipment- net	$325,876	$749,101

Depreciation and amortization expense for the nine-month periods ended September 30, 2015 and 2014 was $39 million and $37 million, respectively.

(6) Contingencies

The Company is subject to claims and complaints that have arisen in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

F-167

PBF HOLDING COMPANY LLC

PBF FINANCE CORPORATION

Offer to Exchange

Up To $500,000,000 of

7.00% Senior Secured Notes due 2023

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $500,000,000 of

7.00% Senior Secured Notes due 2023

That Have Been Registered Under

The Securities Act of 1933

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Limited Liability Company Registrants

PBF Holding Company LLC and the co-registrant subsidiary guarantors are limited liability companies organized under the laws of the State of Delaware.

The Delaware Limited Liability Company Act, or the DLLCA, provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, the DLLCA prohibits such agreement from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The Limited Liability Company Agreements of Chalmette Refining, L.L.C., Delaware City Refining Company LLC, Paulsboro Natural Gas Pipeline Company LLC, Paulsboro Refining Company LLC, PBF Holding Company LLC, PBF Investments LLC, PBF Power Marketing LLC, PBF Services Company LLC, Toledo Refining Company LLC, PBF Energy Western Region LLC, Torrance Refining Company LLC and Torrance Logistics Company LLC provide that each company shall indemnify the directors, members or officers of each such company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the directors, members or officers of each such company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the directors, members or officers in connection with each such company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the directors, members or officers of each such company.

Delaware Corporation Registrant

PBF Finance Corporation is incorporated under the laws of the State of Delaware.

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

PBF Finance Corporation’s certificate of incorporation and bylaws contains provisions that provide for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL.

As permitted by Section 102(b)(7) of the DGCL, PBF Finance Corporation’s certificate of incorporation contains a provision eliminating the personal liability of a director to PBF Finance Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this Registration Statement.

Number	Description

2.1	Sale and Purchase Agreement by and between PBF Holding Company LLC and ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company as of September 29, 2015. (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated October 1, 2015 (File No. 001-35764))

2.2	Sale and Purchase Agreement by and between PBF Holding Company LLC, ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C. as of June 17, 2015. (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated June 17, 2015 (File No. 001-35764))

2.3	Contribution Agreement dated as of August 31, 2016 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

3.1	Certificate of Formation of PBF Holding Company LLC (Incorporated by reference to Exhibit 3.1 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.2	Limited Liability Company Agreement of PBF Holding Company LLC (Incorporated by reference to Exhibit 3.2 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.3	Certificate of Incorporation of PBF Finance Corporation (Incorporated by reference to Exhibit 3.3 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.4	Bylaws of PBF Finance Corporation (Incorporated by reference to Exhibit 3.4 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.5	Certificate of Formation of PBF Services Company LLC (Incorporated by reference to Exhibit 3.5 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

Number	Description

3.6*	Amended and Restated Limited Liability Company Agreement of PBF Services Company LLC

3.7	Certificate of Formation of PBF Power Marketing LLC (Incorporated by reference to Exhibit 3.7 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.8	Limited Liability Company Agreement of PBF Power Marketing LLC (Incorporated by reference to Exhibit 3.8 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.9	Certificate of Formation of Paulsboro Natural Gas Pipeline Company LLC; Certificate of Conversion into Paulsboro Natural Gas Pipeline Company LLC (Incorporated by reference to Exhibit 3.9 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.10	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Natural Gas Pipeline Company LLC (Incorporated by reference to Exhibit 3.10 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.11	Certificate of Formation of Paulsboro Refining Company LLC; Certificate of Conversion into Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 3.11 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.12	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 3.12 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.13	Certificate of Formation of Toledo Refining Company LLC (Incorporated by reference to Exhibit 3.13 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.14	Limited Liability Company Agreement of Toledo Refining Company LLC (Incorporated by reference to Exhibit 3.14 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.15	Certificate of Formation of Delaware City Refining Company LLC (Incorporated by reference to Exhibit 3.15 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.16	Limited Liability Company Agreement of Delaware City Refining Company LLC (Incorporated by reference to Exhibit 3.16 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.17*	Certificate of Formation of Chalmette Refining, L.L.C.

3.18*	Second Amended and Restated Limited Liability Company Agreement of Chalmette Refining, L.L.C.

3.19	Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC, changing the name to PBF Investments LLC (Incorporated by reference to Exhibit 3.19 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.20	Second Amended and Restated Limited Liability Company Agreement of PBF Investments LLC (Incorporated by reference to Exhibit 3.20 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

Number	Description

3.21*	Certificate of Formation of PBF Energy Western Region LLC

3.22*	Limited Liability Company Agreement of PBF Energy Western Region LLC

3.23*	Certificate of Formation of Torrance Refining Company LLC

3.24*	Limited Liability Company Agreement of Torrance Refining Company LLC

3.25*	Certificate of Formation of Torrance Logistics Company LLC

3.26*	Limited Liability Company Agreement of Torrance Logistics Company LLC

4.1	Indenture dated as of November 24, 2015, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors named on the signature pages thereto, Wilmington Trust, National Association, as Trustee and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar, Transfer Agent, Authenticating Agent and Notes Collateral Agent and Form of 7.00% Senior Secured Note (included as Exhibit A) (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated November 30, 2015 (File No. 001-35764))

4.2

First Supplemental Indenture, dated as of July 29, 2016, among PBF Western Region LLC, Torrance Refining Company LLC, Torrance Logistics Company LLC, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

4.3	Registration Rights Agreement dated November 24, 2015, among PBF Holding Company LLC and PBF Finance Corporation, the Guarantors named therein and UBS Securities LLC, as Representative of the several Initial Purchasers (Incorporated by reference to Exhibit 4.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated November 30, 2015 (File No. 001-35764))

4.4	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

4.5	First Supplemental Indenture, dated as of November 13, 2015, among Chalmette Refining, L.L.C., Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.4 filed with PBF Holding’s Annual Report on Form 10-K dated March 24, 2016 (File No. 333-186007))

4.6	Second Supplemental Indenture, dated as of November 16, 2015, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors named on the signature page thereto and Wilmington Trust, National Association (Incorporated by reference to Exhibit 4.5 filed with PBF Holding’s Annual Report on Form 10-K dated March 24, 2016 (File No. 333-186007))

4.7

Third Supplemental Indenture, dated as of July 29, 2016, by and among PBF Holding Company LLC, the Guarantors named on the signature page thereto and Wilmington Trust, National Association (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

5.1*	Opinion of Stroock & Stroock & Lavan LLP
8.1*	Opinion of Stroock & Stroock & Lavan LLP

10.1.1	Third Amended and Restated Employment Agreement between PBF Investments LLC and Thomas D. O’Malley, Executive Chairman of the Board of Directors of PBF Energy Inc. as of September 8, 2015. (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 11, 2015 (File No. 001-35764))

Number	Description

10.1.2	Consulting Agreement between PBF Investments LLC and Thomas D. O’Malley effective July 1, 2016 (Incorporated by reference to Exhibit 10.1 to PBF Energy Inc.’s Current Report on Form 8-K dated May 24, 2016 (File No. 001-35764))

10.2	Contribution Agreement dated as of May 5, 2015 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 5, 2015 (File No. 001-35764))

10.3

Fourth Amended and Restated Omnibus Agreement dated as of August 31, 2016 among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.4

Fourth Amended and Restated Operation and Management Services and Secondment Agreement dated as of August 31, 2016 among PBF Holding Company LLC, Delaware City Refining Company LLC, Toledo Refining Company LLC, Torrance Refining Company LLC, Torrance Logistics Company LLC, PBF Logistics GP LLC , PBF Logistics LP, Delaware City Terminaling Company LLC, Delaware Pipeline Company LLC, Delaware City Logistics Company LLC, Toledo Terminaling Company LLC and PBFX Operating Company LLC (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.5	Delaware Pipeline Services Agreement dated as of May 15, 2015 among PBF Holding Company LLC and Delaware Pipeline Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 12, 2015 (File No. 001-35764))

10.6	Delaware City Truck Loading Services Agreement dated as of May 15, 2015 among PBF Holding Company LLC and Delaware City Logistics Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 12, 2015 (File No. 001-35764))

10.7	Employment Agreement dated as of September 4, 2014 between PBF Investments LLC and Thomas O’Connor (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.‘s Annual Report on Form 10-K (File No. 001-35764))

10.8†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.‘s June 30, 2015 Form 10-Q (File No. 001-35764))

10.9†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Delaware City Refining Company LLC (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.‘s June 30, 2015 Form 10-Q (File No. 001-35764))

10.10	Consulting Services Agreement dated as of January 31, 2015 between PBF Investments LLC and Michael D. Gayda (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s March 31, 2015 Form 10-Q (File No. 001-35764))

10.11	Third Amended and Restated Revolving Credit Agreement, dated as of August 15, 2014, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC and UBS Securities LLC (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.‘s September 30, 2014 Form 10-Q (File No. 001-35764))

10.12	Revolving Credit Agreement, dated as of March 26, 2014, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s March 31, 2014 Form 10-Q (File No. 001-35764))

Number	Description

10.13	First Amendment to Loan Agreement dated as of April 29, 2015, by and among PBF Rail Logistics Company LLC + Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated April 29, 2015 (File No. 001-35764))

10.14	Second Amendment to Loan Agreement dated as of July 15, 2016, by and among PBF Rail Logistics Company LLC + Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.15	Joinder Agreement to the Amended and Restated ABL Security Agreement dated as of July 1, 2016, among Torrance Refining Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.16	Joinder Agreement to the Amended and Restated ABL Security Agreement dated as of July 1, 2016, among PBF Western Region LLC, Torrance Logistics Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.17	Joinder Agreement to the Third Amended and Restated Revolving Credit Agreement dated as of July 1, 2016, among PBF Holding Company LLC, the Guarantors named on the signature pages thereto including Torrance Refining Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.12 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.18	Joinder Agreement to the Third Amended and Restated Revolving Credit Agreement dated as of July 1, 2016, among PBF Holding Company LLC, the Guarantors named on the signature pages thereto including PBF Western Region LLC, Torrance Logistics Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.13 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764))

10.19	Contribution, Conveyance and Assumption Agreement dated as of May 14, 2014 by and among PBF Logistics LP, PBF Logistics GP LLC, PBF Energy Inc., PBF Energy Company LLC, PBF Holding Company LLC, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC and Toledo Refining Company LLC (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 14, 2014 (File No. 001-35764))

10.20	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014 (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 14, 2014 (File No. 001-35764))

10.21	Amended and Restated Toledo Truck Unloading & Terminaling Agreement effective as of June 1, 2014 (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.‘s June 30, 2014 Form 10-Q (File No. 001-35764))

10.21.1	Assignment and Amendment of Amended and Restated Toledo Truck Unloading & Terminaling Agreement dated as of December 12, 2014 by and between PBF Holding Company LLC, PBF Logistics LP and Toledo Terminaling Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Logistics LP’s Current Report on Form 8-K filed on December 16, 2014 (File No. 001-36446))

10.22	Contribution Agreement, dated as of September 16, 2014 among PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 19, 2014 (File No. 001-35764))

Number	Description

10.23	Delaware City West Ladder Rack Terminaling Services Agreement, dated as of October 1, 2014 among PBF Holding Company LLC and Delaware City Terminaling Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated October 2, 2014 (File No. 001-35764))

10.24	Contribution Agreement, dated as of December 2, 2014 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 5, 2014 (File No. 001-35764))

10.25	Storage and Terminaling Services Agreement dated as of December 12, 2014 among PBF Holding Company LLC and Toledo Terminaling Company LLC (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 16, 2014 (File No. 001-36446))

10.26	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.27	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.28	Employment Agreement dated as of April 1, 2014 between PBF Investments LLC and Erik Young. (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.‘s March 31, 2014 Form 10-Q (File No. 001-35764))

10.29	PBF Energy Inc. Amended and Restated 2012 Equity Incentive Plan (Incorporated by reference to Appendix A of PBF Energy Inc.’s Proxy Statement on Schedule 14A dated March 21, 2016 (File No. 001-35764))

10.30	Form of Restricted Stock Award Agreement for Directors under the PBF Energy Inc. 2012 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s September 30, 2014 Form 10-Q (File No. 001-35764))

10.31	Form of Non-Qualified Stock Option Agreement under the PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933))

10.32	Form of Restricted Stock Agreement for Employees, under PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.33	Form of Restricted Stock Agreement for Employees, under PBF Energy Inc. Amended and Restated 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K filed on October 28, 2016 (File No. 001-35764)).

10.34	Transportation Services Agreement dated as of August 31, 2016 among PBF Holding Company LLC and Torrance Valley Pipeline Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.35	Pipeline Service Order dated as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

Number	Description

10.36	Pipeline Service Order dated as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.37	Dedicated Storage Service Order dated as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.38	Throughput Storage Service Order dated as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

12.1*	Calculation of Ratios of Earnings to Fixed Charges

21.1*	Subsidiaries of PBF Holding Company LLC
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of KPMG LLP
23.4*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)
23.5*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on signature page)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 7.00% Senior Secured Notes due 2023
99.1*	Form of Letter of Transmittal for Holders of Global Notes
99.2*	Form of Letter of Transmittal for Holders of Definitive Notes
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4*	Form of Letter to Clients
99.5*	Form of Notice of Guaranteed Delivery

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF HOLDING COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young, and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ JEFFREY DILL Jeffrey Dill	Director	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF FINANCE CORPORATION

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young, and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF SERVICES COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF POWER MARKETING LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PAULSBORO REFINING COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

TOLEDO REFINING COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

CHALMETTE REFINING, L.L.C.

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young, and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF INVESTMENTS LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

PBF ENERGY WESTERN REGION LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ JEFFREY DILL Jeffrey Dill	Director	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

TORRANCE REFINING COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ JEFFREY DILL Jeffrey Dill	Director	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on November 15, 2016.

TORRANCE LOGISTICS COMPANY LLC

By:	/s/ Trecia M. Canty

Name:	Trecia M. Canty
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Trecia M. Canty, Matthew C. Lucey and Erik Young, and each of them individually, our true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities (including, as applicable, our capacities as directors of the Registrant), to sign for us any and all amendments to this registration statement (including post-effective amendments) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS J. NIMBLEY Thomas J. Nimbley	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/S/ ERIK YOUNG Erik Young	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 15, 2016

/S/ JOHN BARONE John Barone	Chief Accounting Officer (Principal Accounting Officer)	November 15, 2016

/S/ JEFFREY DILL Jeffrey Dill	Director	November 15, 2016

/S/ MATTHEW C. LUCEY Matthew C. Lucey	Director	November 15, 2016

/S/ TRECIA M. CANTY Trecia M. Canty	Director	November 15, 2016

EXHIBIT INDEX

Number	Description

2.1	Sale and Purchase Agreement by and between PBF Holding Company LLC and ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company as of September 29, 2015. (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated October 1, 2015 (File No. 001-35764))

2.2	Sale and Purchase Agreement by and between PBF Holding Company LLC, ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, L.L.C. as of June 17, 2015. (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated June 17, 2015 (File No. 001-35764))

2.3	Contribution Agreement dated as of August 31, 2016 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 2.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

3.1	Certificate of Formation of PBF Holding Company LLC (Incorporated by reference to Exhibit 3.1 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.2	Limited Liability Company Agreement of PBF Holding Company LLC (Incorporated by reference to Exhibit 3.2 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.3	Certificate of Incorporation of PBF Finance Corporation (Incorporated by reference to Exhibit 3.3 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.4	Bylaws of PBF Finance Corporation (Incorporated by reference to Exhibit 3.4 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.5	Certificate of Formation of PBF Services Company LLC (Incorporated by reference to Exhibit 3.5 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.6*	Amended and Restated Limited Liability Company Agreement of PBF Services Company LLC

3.7	Certificate of Formation of PBF Power Marketing LLC (Incorporated by reference to Exhibit 3.7 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.8	Limited Liability Company Agreement of PBF Power Marketing LLC (Incorporated by reference to Exhibit 3.8 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.9	Certificate of Formation of Paulsboro Natural Gas Pipeline Company LLC; Certificate of Conversion into Paulsboro Natural Gas Pipeline Company LLC (Incorporated by reference to Exhibit 3.9 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.10	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Natural Gas Pipeline Company LLC (Incorporated by reference to Exhibit 3.10 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.11	Certificate of Formation of Paulsboro Refining Company LLC; Certificate of Conversion into Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 3.11 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.12	Second Amended and Restated Limited Liability Company Agreement of Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 3.12 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

Number	Description

3.13	Certificate of Formation of Toledo Refining Company LLC (Incorporated by reference to Exhibit 3.13 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.14	Limited Liability Company Agreement of Toledo Refining Company LLC (Incorporated by reference to Exhibit 3.14 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.15	Certificate of Formation of Delaware City Refining Company LLC (Incorporated by reference to Exhibit 3.15 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.16	Limited Liability Company Agreement of Delaware City Refining Company LLC (Incorporated by reference to Exhibit 3.16 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.17*	Certificate of Formation of Chalmette Refining, L.L.C.

3.18*	Second Amended and Restated Limited Liability Company Agreement of Chalmette Refining, L.L.C.

3.19	Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC; Certificate of Amendment to Certificate of Formation of PBLR Investments LLC, changing the name to PBF Investments LLC (Incorporated by reference to Exhibit 3.19 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.20	Second Amended and Restated Limited Liability Company Agreement of PBF Investments LLC (Incorporated by reference to Exhibit 3.20 filed with PBF Holding Company LLC’s Registration Statement on Form S-4 (Registration No. 333-186007))

3.21*	Certificate of Formation of PBF Energy Western Region LLC

3.22*	Limited Liability Company Agreement of PBF Energy Western Region LLC

3.23*	Certificate of Formation of Torrance Refining Company LLC

3.24*	Limited Liability Company Agreement of Torrance Refining Company LLC

3.25*	Certificate of Formation of Torrance Logistics Company LLC

3.26*	Limited Liability Company Agreement of Torrance Logistics Company LLC

4.1	Indenture dated as of November 24, 2015, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors named on the signature pages thereto, Wilmington Trust, National Association, as Trustee and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar, Transfer Agent, Authenticating Agent and Notes Collateral Agent and Form of 7.00% Senior Secured Note (included as Exhibit A) (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated November 30, 2015 (File No. 001-35764))

4.2

First Supplemental Indenture, dated as of July 29, 2016, among PBF Western Region LLC, Torrance Refining Company LLC, Torrance Logistics Company LLC, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

4.3	Registration Rights Agreement dated November 24, 2015, among PBF Holding Company LLC and PBF Finance Corporation, the Guarantors named therein and UBS Securities LLC, as Representative of the several Initial Purchasers (Incorporated by reference to Exhibit 4.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated November 30, 2015 (File No. 001-35764))

Number	Description

4.4	Indenture, dated as of February 9, 2012, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors party thereto, Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.2 filed with PBF Energy Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-177933))

4.5	First Supplemental Indenture, dated as of November 13, 2015, among Chalmette Refining, L.L.C., Wilmington Trust, National Association and Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 4.4 filed with PBF Holding’s Annual Report on Form 10-K dated March 24, 2016 (File No. 333-186007))

4.6	Second Supplemental Indenture, dated as of November 16, 2015, among PBF Holding Company LLC, PBF Finance Corporation, the Guarantors named on the signature page thereto and Wilmington Trust, National Association (Incorporated by reference to Exhibit 4.5 filed with PBF Holding’s Annual Report on Form 10-K dated March 24, 2016 (File No. 333-186007))

4.7

Third Supplemental Indenture, dated as of July 29, 2016, by and among PBF Holding Company LLC, the Guarantors named on the signature page thereto and Wilmington Trust, National Association (Incorporated by reference to Exhibit 4.1 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

5.1*	Opinion of Stroock & Stroock & Lavan LLP

8.1*	Opinion of Stroock & Stroock & Lavan LLP

10.1.1	Third Amended and Restated Employment Agreement between PBF Investments LLC and Thomas D. O’Malley, Executive Chairman of the Board of Directors of PBF Energy Inc. as of September 8, 2015. (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 11, 2015 (File No. 001-35764))

10.1.2	Consulting Agreement between PBF Investments LLC and Thomas D. O’Malley effective July 1, 2016 (Incorporated by reference to Exhibit 10.1 to PBF Energy Inc.’s Current Report on Form 8-K dated May 24, 2016 (File No. 001-35764)

10.2	Contribution Agreement dated as of May 5, 2015 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 5, 2015 (File No. 001-35764))

10.3

Fourth Amended and Restated Omnibus Agreement dated as of August 31, 2016 among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.4

Fourth Amended and Restated Operation and Management Services and Secondment Agreement dated as of August 31, 2016 among PBF Holding Company LLC, Delaware City Refining Company LLC, Toledo Refining Company LLC, Torrance Refining Company LLC, Torrance Logistics Company LLC, PBF Logistics GP LLC , PBF Logistics LP, Delaware City Terminaling Company LLC, Delaware Pipeline Company LLC, Delaware City Logistics Company LLC, Toledo Terminaling Company LLC and PBFX Operating Company LLC (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.5	Delaware Pipeline Services Agreement dated as of May 15, 2015 among PBF Holding Company LLC and Delaware Pipeline Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 12, 2015 (File No. 001-35764))

10.6	Delaware City Truck Loading Services Agreement dated as of May 15, 2015 among PBF Holding Company LLC and Delaware City Logistics Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 12, 2015 (File No. 001-35764))

Number	Description

10.7	Employment Agreement dated as of September 4, 2014 between PBF Investments LLC and Thomas O’Connor (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.‘s Annual Report on Form 10-K (File No. 001-35764))

10.8†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Paulsboro Refining Company LLC (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.‘s June 30, 2015 Form 10-Q (File No. 001-35764))

10.9†	Inventory Intermediation Agreement dated as of May 29, 2015 (as amended) between J. Aron & Company and PBF Holding Company LLC and Delaware City Refining Company LLC (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.‘s June 30, 2015 Form 10-Q (File No. 001-35764))

10.10	Consulting Services Agreement dated as of January 31, 2015 between PBF Investments LLC and Michael D. Gayda (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s March 31, 2015 Form 10-Q (File No. 001-35764))

10.11	Third Amended and Restated Revolving Credit Agreement, dated as of August 15, 2014, among PBF Holding Company LLC, Delaware City Refining Company LLC, Paulsboro Refining Company LLC, Toledo Refining Company LLC and UBS Securities LLC (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.‘s September 30, 2014 Form 10-Q (File No. 001-35764))

10.12	Revolving Credit Agreement, dated as of March 26, 2014, by and among PBF Rail Logistics Company LLC and Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s March 31, 2014 Form 10-Q (File No. 001-35764))

10.13	First Amendment to Loan Agreement dated as of April 29, 2015, by and among PBF Rail Logistics Company LLC + Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated April 29, 2015 (File No. 001-35764))

10.14	Second Amendment to Loan Agreement dated as of July 15, 2016, by and among PBF Rail Logistics Company LLC + Credit Agricole Corporate and Investment Bank (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.15	Joinder Agreement to the Amended and Restated ABL Security Agreement dated as of July 1, 2016, among Torrance Refining Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.16	Joinder Agreement to the Amended and Restated ABL Security Agreement dated as of July 1, 2016, among PBF Western Region LLC, Torrance Logistics Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.11 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.17	Joinder Agreement to the Third Amended and Restated Revolving Credit Agreement dated as of July 1, 2016, among PBF Holding Company LLC, the Guarantors named on the signature pages thereto including Torrance Refining Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.12 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.18	Joinder Agreement to the Third Amended and Restated Revolving Credit Agreement dated as of July 1, 2016, among PBF Holding Company LLC, the Guarantors named on the signature pages thereto including PBF Western Region LLC, Torrance Logistics Company LLC and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by reference to Exhibit 10.13 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764))

Number	Description

10.19	Contribution, Conveyance and Assumption Agreement dated as of May 14, 2014 by and among PBF Logistics LP, PBF Logistics GP LLC, PBF Energy Inc., PBF Energy Company LLC, PBF Holding Company LLC, Delaware City Refining Company LLC, Delaware City Terminaling Company LLC and Toledo Refining Company LLC (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 14, 2014 (File No. 001-35764))

10.20	Delaware City Rail Terminaling Services Agreement, dated as of May 14, 2014 (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated May 14, 2014 (File No. 001-35764))

10.21	Amended and Restated Toledo Truck Unloading & Terminaling Agreement effective as of June 1, 2014 (Incorporated by reference to Exhibit 10.10 filed with PBF Energy Inc.‘s June 30, 2014 Form 10-Q (File No. 001-35764))

10.21.1	Assignment and Amendment of Amended and Restated Toledo Truck Unloading & Terminaling Agreement dated as of December 12, 2014 by and between PBF Holding Company LLC, PBF Logistics LP and Toledo Terminaling Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Logistics LP’s Current Report on Form 8-K filed on December 16, 2014 (File No. 001-36446))

10.22	Contribution Agreement, dated as of September 16, 2014 among PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 19, 2014 (File No. 001-35764))

10.23	Delaware City West Ladder Rack Terminaling Services Agreement, dated as of October 1, 2014 among PBF Holding Company LLC and Delaware City Terminaling Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated October 2, 2014 (File No. 001-35764))

10.24	Contribution Agreement, dated as of December 2, 2014 by and between PBF Energy Company LLC and PBF Logistics LP (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 5, 2014 (File No. 001-35764))

10.25	Storage and Terminaling Services Agreement dated as of December 12, 2014 among PBF Holding Company LLC and Toledo Terminaling Company LLC (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on December 16, 2014 (File No. 001-36446))

10.26	Amended and Restated Employment Agreement dated as of December 17, 2012, between PBF Investments LLC and Thomas J. Nimbley (Incorporated by reference to Exhibit 10.8 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.27	Second Amended and Restated Employment Agreement, dated as of December 17, 2012, between PBF Investments LLC and Matthew C. Lucey (Incorporated by reference to Exhibit 10.9 filed with PBF Energy Inc.’s Current Report on Form 8-K dated December 18, 2012 (File No. 001-35764))

10.28	Employment Agreement dated as of April 1, 2014 between PBF Investments LLC and Erik Young. (Incorporated by reference to Exhibit 10.2 filed with PBF Energy Inc.‘s March 31, 2014 Form 10-Q (File No. 001-35764))

10.29	PBF Energy Inc. Amended and Restated 2012 Equity Incentive Plan (Incorporated by reference to Appendix A of PBF Energy Inc.’s Proxy Statement on Schedule 14A dated March 21, 2016 (File No. 001-35764))

10.30	Form of Restricted Stock Award Agreement for Directors under the PBF Energy Inc. 2012 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.‘s September 30, 2014 Form 10-Q (File No. 001-35764))

10.31	Form of Non-Qualified Stock Option Agreement under the PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.28 filed with PBF Energy Inc.’s Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-177933))

Number	Description

10.32	Form of Restricted Stock Agreement for Employees, under PBF Energy Inc. 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s September 30, 2016 Form 10-Q (File No. 001-35764)).

10.33	Form of Restricted Stock Agreement for Employees, under PBF Energy Inc. Amended and Restated 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with PBF Energy Inc.’s Current Report on Form 8-K filed on October 28, 2016 (File No. 001-35764)).

10.34	Transportation Services Agreement dated as of August 31, 2016 among PBF Holding Company LLC and Torrance Valley Pipeline Company LLC (Incorporated by reference to Exhibit 10.3 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.35	Pipeline Service Order dated as of August 31, 2016 by and between Torrance Valley Pipeline Company LLC, and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.4 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.36	Pipeline Service Order dated as of August 31, 2016 by and between Torrance Valley Pipeline Company LLC, and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.5 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.37	Dedicated Storage Service Order dated as of August 31, 2016 by and between Torrance Valley Pipeline Company LLC, and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.6 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

10.38	Throughput Storage Service Order dated as of August 31, 2016 by and between Torrance Valley Pipeline Company LLC, and PBF Holding Company LLC (Incorporated by reference to Exhibit 10.7 filed with PBF Energy Inc.’s Current Report on Form 8-K dated September 7, 2016 (File No. 001-35764))

12.1*	Calculation of Ratios of Earnings to Fixed Charges

21.1*	Subsidiaries of PBF Holding Company LLC

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of KPMG LLP

23.4*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)

23.5*	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association with respect to the Indenture governing the 7.00% Senior Secured Notes due 2023

99.1*	Form of Letter of Transmittal for Holders of Global Notes

99.2*	Form of Letter of Transmittal for Holders of Definitive Notes

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients
99.5*	Form of Notice of Guaranteed Delivery

Number	Description

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
†	Confidential treatment has been granted by the SEC as to certain portions, which portions have been omitted and filed separately with the SEC.